Exhibit 10.22

EXECUTION VERSION

SECOND LIEN CREDIT AGREEMENT

DATED AS OF APRIL 12, 2007

AMONG

STEALTH ACQUISITION CORP.

(to be merged with and into

SAFENET, INC.),

as Company,

VECTOR STEALTH HOLDINGS II, L.L.C.,

as Holdings,

THE FINANCIAL INSTITUTIONS LISTED HEREIN,

as Lenders,

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent and Collateral Agent,

CITIBANK, N.A.,

as Syndication Agent,

and

DEUTSCHE BANK SECURITIES INC.

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

(212) 701-3000

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-ii-

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EXHIBITS

I	FORM OF NOTICE OF BORROWING

II	FORM OF NOTICE OF CONVERSION/CONTINUATION

III	[RESERVED]

IV	FORM OF NOTICE OF PREPAYMENT

V	FORM OF NOTE

VI	[RESERVED]

VII	[RESERVED]

VIII	FORM OF COMPLIANCE CERTIFICATE

IX	FORM OF OPINION OF COMPANY COUNSEL

X	FORM OF ASSIGNMENT AGREEMENT

XI	FORM OF SOLVENCY CERTIFICATE

XII	FORM OF SECOND LIEN GUARANTY

XIII	FORM OF SECOND LIEN SECURITY AGREEMENT

XIV	FORM OF INTERCREDITOR AGREEMENT

XV	FORM OF LANDLORD ACCESS AGREEMENT

XVI	VECTOR EQUITY COMMITMENT LETTER

SCHEDULES

A	EXISTING INDEBTEDNESS TO BE REPAID

B	TRANSACTION COSTS

2.1	LOAN COMMITMENTS

5.1	ORGANIZATIONAL CHART; SUBSIDIARIES OF COMPANY; INACTIVE SUBSIDIARIES

5.3	FINANCIAL CONDITION

5.5B	REAL PROPERTY

5.5C	INTELLECTUAL PROPERTY

5.6	LITIGATION

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5.11E	MULTIEMPLOYER PLANS; WITHDRAWAL LIABILITIES

5.19	INSURANCE

7.1	CERTAIN EXISTING INDEBTEDNESS

7.2	CERTAIN EXISTING LIENS

7.3	CERTAIN EXISTING INVESTMENTS

7.8	TRANSACTIONS WITH AFFILIATES

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SAFENET, INC.

SECOND LIEN CREDIT AGREEMENT

This SECOND LIEN CREDIT AGREEMENT is dated as of April 12, 2007 and entered into by and among STEALTH ACQUISITION CORP., a Delaware corporation (“Merger Sub” and, prior to the Merger (as defined below), “Company”) to be merged with and into SAFENET, INC., a Delaware corporation (prior to the Merger, “Target” and, after the Merger “Company”), VECTOR STEALTH HOLDINGS II, L.L.C., a Delaware limited liability company (“Holdings”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”), DEUTSCHE BANK SECURITIES, INC. and CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arrangers and Joint Bookrunners (the “Arrangers”), DEUTSCHE BANK TRUST COMPANY AMERICAS (“DB”), as administrative agent for Lenders (in such capacity, “Administrative Agent”) and as collateral agent for Lenders (in such capacity, the “Collateral Agent”), and CITIBANK, N.A., as syndication agent.

R E C I T A L S

WHEREAS, pursuant to and in connection with the Merger Agreement (with such term and each other capitalized term used in these recitals having the meaning assigned thereto in subsection 1.1), on the Closing Date Merger Sub will be merged with and into the Target with the Target continuing as the surviving corporation of the Acquisition and a wholly owned subsidiary of Holdings; and

WHEREAS, Lenders have agreed to extend certain credit facilities to Company, the proceeds of which will be used together with the proceeds of loans under the First Lien Credit Agreement and the Equity Contributions, to fund the Acquisition Financing Requirements.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders, Administrative Agent and Collateral Agent agree as follows:

Section 1.	DEFINITIONS

1.1	Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Acquisition” means the Merger and the Tender Offer and the other transactions contemplated by the Merger Agreement and the Offer to Purchase to occur substantially concurrently with the Merger and consummation of the Tender Offer, respectively.

“Acquisition Financing Requirements” means the aggregate of all amounts necessary (i) to finance the payment of the consideration payable under (x) the Merger Agreement in respect of (A) Target’s Capital Stock that has been converted into the right to receive cash pursuant to the Merger Agreement and (B) the purchase by Merger Sub of Target’s Capital Stock as a result of the exercise of the “Top-Up Option” (as such term is defined in the Merger Agreement) in accordance with the terms of the Merger Agreement and (y) the Offer to Purchase in respect of Target’s Capital Stock validly tendered for purchase pursuant to the Tender Offer, (ii) to refinance all Existing Indebtedness to Be Repaid, and (iii) to pay Transaction Costs.

“Additional Lender” has the meaning assigned to that term in subsection 2.10C.

“Additional Mortgaged Property” has the meaning assigned to that term in subsection 6.9.

“Additional Mortgages” has the meaning assigned to that term in subsection 6.9.

“Additional Required Equity Contributions” means any contributions to Holdings and Company required by the Vector Equity Commitment Letter.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

“Affiliate,” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Affiliated Funds” means Funds that are administered or managed by (i) a single entity or (ii) an Affiliate of such entity.

“Agents” means Administrative Agent and Collateral Agent.

“Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.5.

“Agreement” means this Second Lien Credit Agreement dated as of April 12, 2007.

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” has the meaning assigned to that term in the introduction to this Agreement.

“Asset Sale” means the sale by any Loan Party or any of their Subsidiaries to any Person (other than (x) in the case of any sale by Company or any Guarantor, a sale to Company or a Guarantor or (y) in the case of any sale by any Subsidiary that is not a Guarantor, a sale to another Subsidiary that is not a Guarantor) of (i) any of the stock of any of Company’s Subsidiaries (including any issuance of stock by such Subsidiaries), (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory or services sold or licenses granted in the ordinary course of business, (b) Cash or Cash Equivalents, (c) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of compromise or collection, (d) any other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $5,000,000 or less, (e) the making of Investments permitted by subsection 7.3 and (f) sales and other dispositions of assets permitted by subsection 7.6 (other than clause (iv) thereof)).

“Assignment Agreement” means an Assignment and Assumption in substantially the form of Exhibit X annexed hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is  1/2 of 1% in excess of the Federal Funds Effective Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change. Administrative Agent will give notice promptly to Company and the Lenders of changes in the Base Rate; provided that the failure to give such notice shall not affect the Base Rate in effect after such change.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Base Rate Margin” means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A.

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease,” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock of or other equity interests in a Person.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) time deposits, certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or former Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that has capital, surplus and undivided profits in excess of not less than $100,000,000; (v) shares of any money market mutual fund that (a) have investment guidelines that require at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; and (vi) in the case of any Foreign Subsidiary, short term investments believed in good faith by Company to be of comparable credit quality and tenure to those described in clauses (i) through (v) above.

“Certificate of Merger” means the Certificate of Merger dated as of the Closing Date, in the form delivered to Administrative Agent as such agreement may be amended from time to time thereafter to the extent permitted under subsection 7.10.

“CFC” has the meaning assigned to such term in subsection 6.8B.

“Change in Control” means:

(i) prior to the consummation of an IPO, Permitted Holders shall cease to beneficially own and control issued and outstanding shares of capital stock of Holdings constituting a majority of the voting power of the capital stock of Holdings with the power to vote to elect the members of the Governing Body of Holdings;

(ii) at any time after the consummation of an IPO, (A)(I) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Capital Stock of Holdings with more than thirty-five percent (35%) of the voting power of all outstanding Capital Stock of Holdings with the power to vote generally on matters submitted to a vote of the stockholders of Holdings and (II) the Permitted Holders shall beneficially own and control Capital Stock of Holdings with a lesser percentage of the voting power of all outstanding Capital Stock of Holdings or (B) the occurrence of a change in the composition of the Governing Body of Holdings such that a majority of the members of any such Governing Body are not Continuing Members; or

(iii) at any time, all of the capital stock of Company ceasing to be directly or indirectly owned by Holdings.

As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning assigned to that term in the Exchange Act and the rules and regulations promulgated thereunder.

“Change in Control Offer” means a notice delivered to the Administrative Agent (which will promptly furnish such notice to the Lenders) stating:

(i) that a Change in Control has occurred and that such Lender has the right to require the Borrowers to prepay all or a portion of such Lender’s Loans at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of prepayment;

(ii) the circumstances and relevant facts regarding such Change in Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change in Control);

(iii) the Change in Control prepayment date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered) (the “Change in Control Prepayment Date”);

(iv) Lenders electing to have any Loans prepaid pursuant to a Change in Control Offer will be required to notify the Administrative Agent prior to the close of business on the third Business Day preceding the Change in Control Prepayment Date; and

(v) that Lenders will be entitled to withdraw their election to require the Borrowers to prepay their Loans; provided that the Administrative Agent receives, not later than the close of business on the last day of the offer period, a notice setting forth the name of the Lender, the principal amount of Loans tendered for prepayment, and a statement that such Lender is withdrawing its election to have such Loans prepaid.

“Change in Control Prepayment Date” has the meaning assigned to that term in the definition of Change in Control Offer.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation, treaty or order, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Government Authority, (iii) any determination of a court or other Government Authority or (iv) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Government Authority.

“Closing Date” means the date on which the Loans are made.

“Collateral” means, collectively, all of the real, personal and mixed property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” means DB, in its capacity as collateral agent for Secured Parties pursuant to the Collateral Documents.

“Collateral Documents” means the Security Agreement, the Foreign Pledge Agreements, the Mortgages, the Control Agreements and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any other agreements or documents in order to grant to Collateral Agent, on behalf of Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

“Commitment Letter” means the commitment letter agreement dated March 5, 2007 by and among Vector Stealth Holdings II, L.L.C., Deutsche Bank Securities Inc., Citigroup Global Markets, Inc. and DB.

“Commitments” means the commitment of a Lender to make a Loan to Company pursuant to subsection 2.1A in an amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1, as the same may be adjusted to give effect to any assignment of such Commitment pursuant to subsection 10.1B, and “Commitments” means such commitments of all Lenders in the aggregate. The aggregate amount of the Commitments on the Closing Date is $125,000,000.

“Communications” has the meaning assigned to that term in subsection 10.8.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit VIII annexed hereto.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries but excluding:

(a) capitalized interest,

(b) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding any Loan Party or any of their Subsidiaries) and for which neither any Loan Party nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(c) any expenditure made (i) with Asset Sale proceeds not required to be applied to repay Loans, (ii) to restore, replace or rebuild property following any damage, loss, destruction or condemnation of such property, (iii) to the extent constituting a Permitted Acquisition or (iv) to the extent made as part of the Acquisition.

For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs).

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding the current portions of each of Funded Debt and Capital Leases.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) other non-cash items (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period), including, without limitation, any non-cash charges for (a) goodwill write offs and write downs, (b) employee compensation plans, (c) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in conformity with GAAP purchase accounting rules, and (d) any extraordinary, unusual or nonrecurring losses, (vii) Transaction Costs and costs and expenses incurred in connection with Permitted Acquisitions, (viii) fees paid pursuant to the

Management Agreement and permitted under subsection 7.8(vii), (ix) to the extent covered by insurance proceeds, losses in connections with casualty events, and (x) out-of-pocket expenses incurred in connection with the Restatement and Related Matters, but only, in the case of clauses (ii)-(x), to the extent deducted in the calculation of Consolidated Net Income, less non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period) and extraordinary, unusual or nonrecurring gains, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA, (b) the Consolidated Working Capital Adjustment and (c) extraordinary, unusual or nonrecurring cash gains deducted from Consolidated EBITDA minus (ii) the sum, without duplication, of the amounts for such period of (a) scheduled repayments of Consolidated Total Debt (excluding (x) repayments of revolving loans except to the extent the related revolving loan commitment is permanently reduced in connection with such repayments, and (y) any such repayment out of the proceeds of refinancing Indebtedness and (z) for the avoidance of doubt, any repayment of Loans pursuant to 2.4B) and repayments of term loans under the First Lien Credit Agreement made with internally generated funds of the Company and the Subsidiaries, (b) internally generated funds of Company and its Subsidiaries used to make Consolidated Capital Expenditures (and any amounts that would be included as Consolidated Capital Expenditures but for the operation of clause (c)(ii) of the definition thereof (except in the case of clause (c)(ii), to the extent made out of Net Insurance/Condemnation Proceeds)), (c) Consolidated Cash Interest Expense, (d) current taxes based on income of Company and its Subsidiaries and paid in cash (or expected to be paid in cash prior to the date that is 180 days after the end of the Fiscal Year) with respect to such period; provided, that any amounts referred to in this clause (d) that were expected to be paid within 180 days after the end of such Fiscal Year are not so paid within such time period shall be included in determining Consolidated Excess Cash Flow in such next Fiscal Year, (e) internally generated funds of Company and its Subsidiaries used during such period to finance Permitted Acquisitions, (f) any other amount paid from internally generated funds of Company and its Subsidiaries during such period which was added back to Consolidated Net Income in determining Consolidated EBITDA pursuant to clauses (vii) and (viii) of the definition of Consolidated EBITDA, (g) any amount applied to any required repurchase of Capital Stock of Company during such period permitted by subsection 7.4(ii), (h) any amount distributed during such period as a Restricted Junior Payment permitted by subsection 7.4(v) and (i) capitalized technology costs included as intangible assets on the consolidated balance sheet of Company and its Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense net of interest income (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt as at such date to (ii) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such date.

“Consolidated Net Income” means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company), except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) except as contemplated by subsection 1.2, the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales outside the ordinary course of business or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period; provided that, in each case such amounts shall be increased or decreased by any non-cash purchase accounting adjustment contemplated by clause (vi)(c) of the definition of Consolidated EBITDA.

“Continuing Member” means, as of any date of determination any member of the Governing Body of Company who was (i) (x) a member of such Governing Body on the Closing Date or (y) nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body on the Closing Date or whose nomination or election was previously so approved or (ii) appointed by the Permitted Holders.

“Contractual Obligation,” as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” means an agreement, reasonably satisfactory in form and substance to Administrative Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which, and subject to the rights of the First Lien Collateral Agent and the provisions of the Intercreditor Agreement, such financial institution or securities intermediary confirms and acknowledges Collateral Agent’s security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with entitlement orders or instructions originated by Collateral Agent as to disposition of funds in such account, without further consent by Company or the applicable Guarantor.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“DB” has the meaning assigned to that term in the introduction to this Agreement.

“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by Company or a Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate of Company delivered to the Administrative Agent at or prior to the time of such Asset Sale, setting forth the basis of such valuation.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Company that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans in the ordinary course including insurance companies, mutual funds and lease financing companies; provided that neither Company nor any Affiliate of Company shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (i) which is currently maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates; (ii) with respect to plans subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, which was at any time during the last six years maintained, contributed to or terminated by Company, its Subsidiaries or any of their respective ERISA Affiliates, including any Person which was at such time an ERISA Affiliate of Company; or (iii) with respect to which there is any potential or outstanding liability of Company its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive, by any Government Authority or any other Person with respect to any Real Property Asset, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged ability under any Environmental Law.

“Environmental Laws” means the common law any and all current or future statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, or (ii) occupational safety and health or the protection of the environment or human health (to the extent relating to exposure to Hazardous Materials), applicable to Company or any of its Subsidiaries or any Facility.

“Equity Contributions” means, collectively, (a) the contribution by the Investors of an aggregate amount of cash of not less than $239,000,000 to Holdings or one or more direct or indirect holding company parents of Holdings, and (b) the further contribution to Company of such cash contribution proceeds.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate,” as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412 of the Internal Revenue Code); (iii) the failure to make by its due date a required contribution under Section 412(m) of the Internal Revenue Code (or Section 430(j) of the Internal Revenue Code, as amended by the Pension Protection Act of 2006) with respect to any Pension Plan or the failure to make any required contribution to any Multiemployer Plan; (iv) the filing pursuant to Section 412 of the Internal Revenue Code of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (v) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (vi) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan or Multiemployer Plan or the termination of any such Pension Plan resulting in liability under Title IV of ERISA; (vii) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (viii) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (ix) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (x) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (xi) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xii) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Rate” means, for any Interest Rate Determination Date, with respect to any Eurodollar Rate Loan for any Interest Period, the rate per annum obtained by dividing (i) the rate per annum determined by Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rate for deposits in Dollars (as set forth by any service selected by Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition the “Eurodollar Rate” shall be the interest rate per annum determined by Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D). Each determination by Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

“Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in subsection 2.2A.

“Eurodollar Rate Margin” means the margin over the Eurodollar Rate used in determining the rate of interest of Eurodollar Rate Loans pursuant to subsection 2.2A.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Company hereunder, inclusive in each case of all interest, additions to Tax, penalties and other liabilities with respect thereto, (i) Taxes that are imposed on the overall net income (however denominated), franchise Taxes and any similar Taxes imposed in lieu thereof by a jurisdiction (or any political subdivision thereof) as a result of such recipient being organized or having its principal office or, in the case of any Lender, maintaining its applicable lending office in, or otherwise doing business in, such jurisdiction (other than a business arising or deemed to arise out of any of the transactions contemplated by this Agreement), (ii) any branch profits Taxes or any similar Taxes imposed on a recipient by a jurisdiction described in clause (i), and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request of Company under subsection 2.9), any U.S. federal withholding or backup withholding Tax that (x) is imposed on amounts payable to such Foreign Lender at the time such Lender becomes a party hereto (or designates a new lending office) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Company with respect to such withholding tax pursuant to subsection 2.7B or (y) is attributable to such Foreign Lender’s failure (or unreasonable delay) to comply with its obligations under subsection 2.7B(iv).

“Existing Indebtedness to Be Repaid” means all Indebtedness listed on Schedule A.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

“Fee Letter” means the fee letter agreement dated March 5, 2007 by and among Vector Stealth Holdings II, L.L.C., Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and DB.

“Financial Plan” has the meaning assigned to that term in subsection 6.1(xii).

“First Lien Administrative Agent” means DB, as administrative agent under the First Lien Credit Agreement, and any successor administrative agent thereunder.

“First Lien Collateral Agent” means DB, as collateral agent under the First Lien Credit Agreement, and any successor collateral agent thereunder.

“First Lien Credit Agreement” means the First Lien Credit Agreement, dated as of the Closing Date, by and among Holdings, Company, the lenders party thereto and First Lien Administrative Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time thereafter to the extent permitted under subsection 7.1(viii) and any other agreement relating to Permitted Refinancing First Lien Indebtedness.

“First Lien Indebtedness” means all Obligations (as that term is defined in the First Lien Credit Agreement) of Company and its Subsidiaries under the First Lien Credit Agreement.

“First Lien Term Loan Discharge” means the repayment in full of all outstanding term loans under the First Lien Credit Agreement as well as all interest, fees and other amounts related thereto; provided that the First Lien Term Loan Discharge shall not be deemed to have occurred if such payments were made with proceeds of other term loans under the First Lien Credit Agreement that constitute an exchange, replacement or refinancing of such term loan.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

“Flood Hazard Property” means an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Foreign Plan” means any employee benefit plan maintained by Company or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Government Authority other than the United States, any state thereof or any other political subdivision thereof.

“Foreign Pledge Agreement” means each pledge agreement or similar instrument governed by the laws of a country other than the United States, executed on the Closing Date or from time to time thereafter in accordance with subsection 6.8 by Company or any Guarantor that owns Capital Stock of one or more Foreign Subsidiaries organized in such country, in form and substance reasonably satisfactory to Administrative Agent.

“Foreign Subsidiary” means any Subsidiary of Company that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt,” as applied to any Person, means all Indebtedness of that Person (including any current portions thereof) which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of that Person to a date more than one year from (including an option of that Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.

“Funding and Payment Account” means the account specified in the payment instructions appearing below Administrative Agent’s signature herein or at the account designated as such in any other written notice delivered by Administrative Agent to Company and each Lender.

“Funding and Payment Office” means the office of Administrative Agent located at 90 Hudson Street MS YO5-0511, Jersey City, New Jersey 073026, or such other office of Administrative Agent as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.

“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Government Authority.

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Government Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property Asset, facility, establishment or business, or notification, registration or filing to or with any Government Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property Asset, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property Asset, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Granting Lender” has the meaning assigned to such term in subsection 10.1B(iv).

“Guarantor” means Holdings and any Subsidiary of Company that executes and delivers a counterpart of the Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.

“Guaranty” means the Second Lien Guaranty executed and delivered by Holdings and existing Domestic Subsidiaries of Company (other than Inactive Subsidiaries) on the Closing Date and to be executed and delivered by additional Subsidiaries of Company from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XII annexed hereto.

“Hazardous Materials” means: (i) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substances,” or any other term intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated under any Environmental Law.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

“Holdings” has the meaning assigned to that term in the introduction to this Agreement.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary designated as such in writing by Company that (i) contributed 2.5% or less of Consolidated EBITDA for the period of four Fiscal Quarters most recently ended more than forty-five (45) days prior to the date of determination and (ii) had consolidated assets representing 2.5% or less of Total Assets on the last day of the most recent Fiscal Quarter ended more than forty-five (45) days prior to the date of determination; provided that for purposes of subsections 8.6, 8.7 and 8.8 only, in determining whether an Event of Default has occurred with respect to a Material Subsidiary, if all Subsidiaries that are individually “Immaterial Subsidiaries” as to which a condition specified in any such subsection applies have (i) an aggregate contribution in excess of 10% of Consolidated EBITDA for the period of four Fiscal Quarters most recently ended more than forty-five (45) days prior to the date of determination and (ii) aggregate consolidated assets representing 10% or more or more of Total Assets on the last day of the most recent Fiscal Quarter ended more than forty-five (45) days prior to the date of determination, then, in either case, such condition shall be deemed to exist with respect to a Material Subsidiary.

“Inactive Subsidiary” has the meaning assigned to that term in subsection 5.1E.

“Incremental Amendment” has the meaning assigned to that term in subsection 2.10C.

“Incremental Facility Closing Date” has the meaning assigned to that term in subsection 2.10C.

“Incremental Loans” has the meaning assigned to that term in subsection 2.10A.

“Indebtedness,” as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument (excluding in each case trade accounts payable and accrued obligations incurred in the ordinary course of business), (v) Synthetic Lease Obligations, (vi) all reimbursement obligations of such Person under letters of credit, (vii) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (viii) all obligations of such Person under Hedge Agreements, and (ix) any guarantee of such Person in respect of obligations of the kind referred to in clauses (i) through (viii) above. Any Capital Stock of Holdings or Company constituting a Specified Equity Issuance shall not be deemed to be Indebtedness. The amount of any Indebtedness that is only recourse to specific assets of Holdings, Company and/or its Subsidiaries (and not to Holdings, Company or any Subsidiary generally) shall be deemed to be equal to the lesser of (x) the principal amount of such Indebtedness and (y) the fair market value of the assets of Holdings, Company and/or its Subsidiaries to which such Indebtedness has recourse.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning assigned to that term in subsection 10.3.

“Insurance Policies” means the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Additional Mortgaged Property with respect to the applicable Additional Mortgaged Property pursuant to subsection 6.4 and all renewals and extensions thereof.

“Insurance Requirements” means, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Additional Mortgaged Property and applicable to the Additional Mortgaged Property or any use or condition thereof.

“Intellectual Property” means all patents, trademarks, trade names, copyrights, technology, software, proprietary know-how and proprietary processes used in the conduct of the business of the Loan Parties and their Subsidiaries.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Closing Date, by and among Collateral Agent and First Lien Collateral Agent, substantially in the form of Exhibit XIV annexed hereto.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, the last Business Day of each of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or a multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Interest Rate Determination Date,” with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) [Reserved,] (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any or its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements or (v) any guarantee by Holdings or any of its Subsidiaries of any obligations of any other Person (including obligations of Holdings or any of its Subsidiaries). The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“Investors” means the Vector Entities and certain other investors.

“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

“IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in the United States in which filings are necessary or, in the reasonable opinion of Administrative Agent, desirable in order to create or perfect Liens on, or evidence the interest of Collateral Agent and Secured Parties in, any IP Collateral.

“IPO” means the issuance by Holdings of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Landlord Access Agreement” means a Landlord Access Agreement, substantially in the form of Exhibit XV, or such other form as may reasonably be acceptable to Collateral Agent.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1.

“Lien” means any lien, mortgage, pledge, assignment (only for the purposes of creating a security interest), security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof) and solely in the case of securities, any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” or “Loans” means one or more of the loans made by Lenders to Company pursuant to subsection 2.1A.

“Loan Documents” means this Agreement, the Notes, the Intercreditor Agreement, the Guaranty, the Collateral Documents, the Vector Equity Commitment Letter, the Commitment Letter and the Fee Letter.

“Loan Exposure”, with respect to any Lender, means, as of any date of determination, the sum of (i) such Lender’s Commitments at such time and (ii) without duplication, the outstanding principal amount of Loans held by such Lender at such time.

“Loan Party” means each of Company or Holdings and each other Guarantor from time to time, and “Loan Parties” means all such Persons, collectively.

“Management Agreement” means the Operating Agreement dated as of the Closing Date, between Vector Capital Partners III, L.L.C., Vector Capital III, L.P. and certain other investors.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Acquisition” means the Acquisition and any other acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Loan Parties and their Subsidiaries in excess of $1,000,000.

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, properties, assets or financial condition of Holdings and its Subsidiaries taken as a whole or (ii) the impairment of the ability of any Loan Party to perform, or of Administrative Agent, Collateral Agent or Secured Parties to enforce, the Obligations or its rights and remedies under the Loan Documents.

“Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to Holdings or any of its Subsidiaries in excess of $1,000,000.

“Material Subsidiary” means any Subsidiary of Company that is not an Immaterial Subsidiary.

“Maturity Date” means April 12, 2015.

“Merger” means the merger of Merger Sub with and into Target in accordance with the terms of the Merger Agreement and the Certificate of Merger, with Target being the surviving corporation.

“Merger Agreement” means that certain Agreement and Plan of Merger by and among Target, Holdings and Merger Sub dated as of March 5, 2007.

“Merger Documents” means the Merger Agreement and the Certificate of Merger.

“Merger MAC” means any event or effect (each, an “Event”) that is materially adverse to the business or financial condition or results of operations of Company and its Subsidiaries, taken as a whole, but shall not include: (a) an Event to the extent resulting from (i) changes in general economic or political conditions or the securities, credit or financial markets in general, except to the extent the effects of such changes on Company and its Subsidiaries, taken as a whole, are disproportionate to the effects on other non-governmental participants in the industries in which Company and its Subsidiaries conduct their business, (ii) an Event generally affecting the industries in which Company and its Subsidiaries operate, including general changes in law or regulation across such industries, except to the extent the effect of such Event on Company and its Subsidiaries, taken as a whole, is disproportionate to the effect on other non-governmental participants in the industries in which Company and its Subsidiaries conduct their business, (iii) the announcement of the Merger Agreement or the pendency or consummation of the Merger, (iv) the identity of Holdings or any of its affiliates as the acquiror of Company, (v) the taking of any specific action expressly required by the Merger Agreement, (vi) any acts of terrorism or war, except to the extent such act of terrorism or war has a disproportionate effect on Company and its Subsidiaries, taken as a whole, relative to other non-governmental participants in the industries in which Company and its Subsidiaries conduct their businesses, (vii) changes in generally accepted accounting principles or the interpretation thereof, or (viii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to this Agreement or the transactions contemplated hereby; (b) (i) actions, claims, audits, arbitrations, mediations, investigations, suits, litigation, proceedings (public or private), criminal prosecutions, Securities and Exchange Commission “Wells” processes or investigations by or before any Person, Government Authority or any national securities exchange (including the NASDAQ) (in each case whether threatened, pending or otherwise), (ii) penalties, sanctions, fines, remedies, injunctive relief, remediation, delisting from any national securities exchange (including the

NASDAQ), or any other civil or criminal sanction (in each case whether threatened, pending, deferred or otherwise, and whether financial or otherwise), or (iii) facts, circumstances, changes, effects, outcomes, results, occurrences and eventualities (whether or not known, contemplated or foreseeable, and whether financial or otherwise), in each case with respect to (b)(i) through (iii), resulting from, relating to or arising out of: (1) (A) Company’s pending restatement of its historical consolidated financial statements for Fiscal Year 2005, Fiscal Year 2004, Fiscal Year 2003, Fiscal Year 2002, Fiscal Year 2001 and Fiscal Year 2000 or Company’s pending restatement of the unaudited financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, or (B) Company’s failure to file in a timely manner its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006 and its Annual Report on Form 10-K for the year 2006, but only, in the case of this clause (1), to the extent resulting from or relating to the matters referred to in clause (2) or (3) below; (2) Company’s historical stock-based compensation practices to the extent both (I) resulting from or relating to (x) the extent to which compensation, tax, disclosure, accounting and grant practices complied with GAAP, applicable law, applicable stock option plans or the Internal Revenue Code or (y) issues concerning selecting, documenting, accounting for, recording of and disclosing grant and measurement dates, stock option expenses, and any other related items thereto and (II) materially consistent with (A) Company’s public statements and with its filings with and submissions and statements to the Securities and Exchange Commission disclosed to Holdings prior to the date of the Merger Agreement or (B) information provided to Holdings or its affiliates and representatives prior to the date hereof and identified in Section 4.1(3)(II) of the Company Disclosure Schedule (as defined in the Merger Agreement); or (3) the additional accounting adjustments to the extent disclosed in Section 4.4(e) of the Company Disclosure Schedule (all of the matters mentioned in clause (b) hereof, including all subsections of clause (b), the “Restatement and Related Matters”); except in the case of Restatement and Related Matters to the extent that any such Event results in a suspension or debarment from bidding on contracts or subcontracts with any Government Authority thereof or otherwise results in any material limitation, restriction or prohibition on Company and its Subsidiaries’ ability to do business with a Government Authority; or (c) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period, it being understood that any Event contributing to such failure may be considered in determining whether there has been a Merger MAC.

“Merger Sub” has the meaning assigned to that term in the introduction to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, in such form as may be approved by Administrative Agent in its reasonable discretion, in each case with such changes thereto as may be necessary or appropriate in the Administrative Agent’s or its local counsel’s judgment to conform such instrument to applicable local laws or customary local mortgage or deed of trust practices.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds,” with respect to any Asset Sale, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct fees, costs and expenses incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable as a result of any gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (a) secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (b) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party or of any Affiliate of a Loan Party and net of any amounts provided as a reserve, in accordance with GAAP, against any liabilities (contingent or otherwise) associated with such Asset Sale (including reserves for indemnities) and (iii) attorneys’ fees, accountants’ fees, investment banking fees, and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith. Net Asset Sale Proceeds shall not include any Cash payments held in escrow until such time as such amounts are released from escrow.

“Net Foreign Equity Investment Amount” has the meaning assigned to such term in subsection 7.3(viii).

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds actually received by Holdings or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented fees, costs and expenses incurred by Holdings or any of its Subsidiaries in connection with the collection, adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, including (a) income taxes reasonably estimated to be actually payable as a result of any gain recognized in connection with such loss, taking, condemnation or sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (x) secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such loss, taking, condemnation or sale and (y) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party or of any Affiliate of a Loan Party and (c) any amounts provided as a reserve, in accordance with GAAP, against any liabilities (contingent or otherwise) associated with such loss, taking, condemnation or sale (including reserves for indemnities).

“Net Securities Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other fees, costs and expenses actually incurred in connection therewith, including legal fees and expenses) from the incurrence of Indebtedness by Holdings or any of its Subsidiaries.

“Non-Consenting Lender” has the meaning assigned to that term in subsection 2.9.

“Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Loans of any Lenders, substantially in the form of Exhibit V annexed hereto.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto.

“Notice of Prepayment” means a notice substantially in the form of Exhibit IV annexed hereto.

“Obligations” means (a) obligations of Company and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the

Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Company and the other Loan Parties under this Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Company and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“Offer to Purchase” means the Offer to Purchase by Merger Sub to purchase Capital Stock of Target, dated March 12, 2007.

“Officer” means the president, chief executive officer, chief financial officer, treasurer, assistant treasurer, controller, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Officer’s Certificate,” as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Organizational Documents” means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Other Taxes” means all present or future stamp or documentary taxes or any excise, property or similar taxes, charges, fees, expenses or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document and any interest, penalties or additions to tax related thereto.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

“Participant Register” has the meaning assigned to that term in subsection 10.1C(2).

“Patriot Act” means the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act) Act of 2001.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is covered by Title IV of ERISA or is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, and, for purposes of subsection 8.10, any Foreign Plan.

“Permitted Acquisition” means any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; (b) acquisition of a majority of the Capital Stock of any Person, and otherwise causing such Person to become a Subsidiary of such Person; or (c) merger or consolidation or any other combination with any Person, if each of the following conditions is met:

(i) the Board of Directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(ii) all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law in all material respects;

(iii) any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business or substantially related or complementary to such line of business in which Company and/or its Subsidiaries are engaged as of the Closing Date;

(iv) if the purchase price exceeds $5,000,000, at least 10 Business Days prior to the proposed date of consummation of the transaction, Company shall have delivered to Administrative Agent an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction would not reasonably be expected to result in a Material Adverse Effect; and

(v) except in the case of a Permitted Acquisition for which the purchase price does not exceed $10,000,000, subject to confidentiality arrangements, Company shall have delivered to Administrative Agent any information reasonably requested by Administrative Agent (but only to the extent consistent with confidentiality obligations of Company).

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

(i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(ii) statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue by more than 30 days or (b) for amounts that are overdue by more than 30 days are being contested in good faith by appropriate proceedings, so long as in the case of this clause (b), (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any material portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any material portion of the Collateral on account of such Lien;

(iii) (a) pledges and deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof and (b) pledges and deposits in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (a) of this clause (iii);

(iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

(v) licenses (with respect to Intellectual Property and other property), leases or subleases granted to other Persons that do not violate any applicable terms of the Collateral Documents and do not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

(vi) easements, rights-of-way, restrictions, encroachments and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

(vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b);

(viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x) any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property;

(xi) Liens granted pursuant to the Loan Documents;

(xii) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Holdings or any of its Subsidiaries;

(xiii) bankers’ or brokers’ Liens, rights of set-off and other similar Liens existing solely with respect to Cash and Cash Equivalents or investment property on deposit in one or more accounts maintained by Holdings or any of its Subsidiaries (including any restriction on the use of such Cash and Cash Equivalents or investment property), in each case granted in the ordinary course of business in favor of the bank or banks or brokers with which such accounts are maintained, securing amounts owing to such bank or banks or brokers with respect to cash management and operating account arrangements and brokerage or commodities accounts, including those involving pooled accounts and netting arrangements;

(xiv) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection or (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; and

(xv) with respect to each Additional Mortgaged Property, Permitted Encumbrances other than those described in clauses (iii), (ix), (xiii) and (xiv).

“Permitted Holders” means the Vector Entities.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

“Platform” has the meaning assigned to such term in subsection 10.8.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Prime Rate” means the rate that DB announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. DB or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“pro forma basis” has the meaning assigned to that term in subsection 1.2B.

“Pro Rata Share” means (a) with respect to any borrowings under the Commitments, the percentage obtained by dividing (x) the Commitment of any Lender by (y) the Commitments of all Lenders, (b) with respect to any payments under the Loans, the percentage obtained by dividing (x) the Loans of such Lender by (y) the Loans of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender is set forth opposite the name of that Lender in the Register.

“Real Property Asset” means, at any time of determination, any and all right, title an interest (including and fee, leasehold or other estate) then owned, leased, operated or otherwise used by any Loan Party (other than any Foreign Subsidiary) in any real property.

“Reference Period” means any period of four consecutive Fiscal Quarters.

“Refinanced Term Loans” has the meaning assigned to that term in subsection 10.6C.

“Refinancing First Lien Indebtedness” has the meaning assigned to that term in subsection 7.1(viii).

“Register” has the meaning assigned to that term in subsection 2.1D.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Agreement” means the First Lien Credit Agreement.

“Related Parties” has the meaning assigned to that term in subsection 9.1A.

“Release” means any spilling, emitting, leaking, pumping, pouring, injecting, escaping, disposing, discharging, dumping or leaching of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Replacement Term Loans” has the meaning assigned to that term in subsection 10.6C.

“Requirements of Law” means, collectively, any and all requirements of any Government Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Requisite Lenders” means, at any time of determination, Lenders having or holding more than 50% of the aggregate Loan Exposure of all Lenders.

“Restatement and Related Matters” has the meaning assigned to that term in the definition of Merger MAC.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or Company now or hereafter outstanding, except a dividend payable solely in shares of stock constituting a Specified Equity Issuance, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or Company now or hereafter outstanding, and (iv) any prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“S&P” means Standard & Poor’s.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to clauses (i), (ii), (iii), (iv) and (v) of subsection 7.2A) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2A) to which such Collateral is subject.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, each other Agent and the Lenders.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization” has the meaning assigned to such term in subsection 10.19.

“Security Agreement” means the Second Lien Security Agreement executed and delivered on the Closing Date, substantially in the form of Exhibit XIII annexed hereto.

“Solvent,” with respect to any Person on a consolidated basis, means that as of the date of determination both (i) (a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning assigned to such term in subsection 10.1B(iv).

“Specified Equity Amount” means, at any time (the “Reference Time”), an amount equal to:

(a) the net proceeds from any Specified Equity Issuance (other than an Additional Required Equity Contribution) by Holdings from and including the Business Day immediately following the Closing Date through and including the Reference Time that are contributed to the common equity capital of Company, minus

(b) the sum, without duplication, of:

(i) the aggregate amount of Investments made pursuant to subsection 7.3(xi)(y) following the Closing Date and prior to the Reference Time;

(ii) the aggregate amount of Restricted Junior Payments pursuant to subsection 7.4(iv)(y) following the Closing Date and prior to the Reference Time; and

(iii) the aggregate amount of Consolidated Capital Expenditures pursuant to the second paragraph of subsection 7.7 following the Closing Date and prior to the Reference Time.

“Specified Equity Issuance” means any equity security (i) having no mandatory redemption, repurchase or similar requirements (including at the option of the holders thereof) prior to 91 days after the last stated maturity date of the Loans and payment in full of all Obligations (unless such equity security by its terms provides that such equity security shall not be required to be repurchased unless permitted by this Agreement or unless the Loans or payment in full of all Obligations, as the case may be, have been repaid in full at least 91 days prior to the date of such required repurchase), and (ii) upon which all dividends or distributions (if any) required to be paid shall, prior to 91 days after the last maturity date of the Loans and payment in full of all Obligations, at the option of the issuer, be payable solely in additional shares of such equity security (or other equity securities meeting the conditions specified in clauses (i) and (ii)).

“Specified Representations” means the representations and warranties contained in subsections 5.1A, 5.1B, 5.2A, 5.2D, 5.9, 5.10 and 5.16B hereof.

“Subject Lender” has the meaning assigned to that term in subsection 2.9.

“Subordinated Indebtedness” means any Indebtedness of any Loan Party incurred from time to time and contractually subordinated in right of payment to the Obligations.

“Subsidiary” with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Supplemental Collateral Agent” has the meaning assigned to that term in subsection 9.1B.

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by subsection 4.1J or (b) otherwise reasonably acceptable to the Collateral Agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” has the meaning assigned to that term in the introduction to this Agreement.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, fee, assessment, deduction, withholding or other charge of any nature and whatever called, imposed by any Government Authority including any interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Tender Offer” has the meaning assigned to such term in the Offer to Purchase.

“Title Company” means one or more title insurance companies reasonably satisfactory to Administrative Agent.

“Title Policy” has the meaning assigned to that term in subsection 6.9.

“Total Assets” means the total amount of all assets of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP as determined from the most recent balance sheet of Company.

“Transaction Costs” means the fees, costs and expenses payable by Company (x) on or prior to the Closing Date or (y) to the extent of the types and not in excess of the amounts set forth on Schedule B, within 12 months following the Closing Date, in each case, in connection with the transactions contemplated by the Loan Documents and the Related Agreement.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for the principal of and interest on, and fees relating to, any Indebtedness) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“Vector Entities” means, collectively, Vector Capital III, L.P., its Affiliates (other than other portfolio companies) and any investment funds advised or managed by any of the foregoing.

“Vector Equity Commitment Letter” means the letter agreement substantially in the form of Exhibit XVII annexed hereto.

“Wholly Owned Foreign Subsidiary” means any Wholly Owned Subsidiary of Company that is a Foreign Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, all of the Capital Stock of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law, including requirements of foreign ownership) is owned by such Person or another Wholly Owned Subsidiary of such person.

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement; Financial Determinations.

A. Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Except as otherwise provided in this Agreement, financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (ii), (iii) and (xii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1(v).

B. As of any date of determination, for purposes of determining the Consolidated Leverage Ratio (and any financial calculations required to be made or included within such ratios), the calculation of such ratios and other financial calculations shall include or exclude, as the case may be, the effect of any Material Acquisitions and Material Dispositions by Company or any of its Subsidiaries pursuant to the terms hereof (including through mergers or consolidations) occurring as of or prior to such date of determination, as determined by Company on a pro forma basis in accordance with GAAP, which determination may, include one-time adjustments or reductions in costs, if any, directly attributable to any such Material Disposition or Material Acquisition, as the case may be, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Staff of the Securities and Exchange Commission (except that cost savings may be calculated to give effect to actions taken or to be taken by Company and its Subsidiaries within twelve months after the date of such Material Acquisition or Material Disposition and based on Company’s good faith estimates of the impact of such actions; provided that (i) such actions have been disclosed in writing to Administrative Agent pursuant to an Officer’s Certificate, (ii) such actions are actually taken no later than twelve months following the date of such Material Acquisition or Material Disposition), giving effect to any such Material Acquisition or Material Disposition as if it had occurred on the first day of such Reference Period and (iii) such cost savings are reasonably identifiable and factually supportable. “Pro forma basis” means, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to (a) any Material Acquisition, (b) any Material Disposition or (c) any incurrence of Indebtedness using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold (to the extent available) and the consolidated financial statements of Company and its Subsidiaries, which shall be reformulated as if such Material Acquisition or Material Disposition, and all other Material Acquisitions or Material Dispositions that have been consummated during the period, and any Indebtedness or other liabilities to be incurred or repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

C. For purposes of subsection 7.1, subsection 7.2 and subsection 7.3, in determining the amount of any Indebtedness, obligation secured by a Lien or Investment, in each case, that is outstanding in any currency other than Dollars, the amount of such Indebtedness, obligation or Investments (and the amount of all other Indebtedness, obligations secured by Liens and Investments) shall be calculated based on the date of incurrence thereof and Company and its Subsidiaries shall not be deemed to have violated any covenant set forth in Section 7 solely as a result of currency fluctuations occurring after the date any Investment is made, Lien is granted or Indebtedness is incurred if such action was permitted on the date taken.

1.3	Other Definitional Provisions and Rules of Construction.

A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C. The use in any of the Loan Documents of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D. Unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto.

E. When the performance of any covenant (other than covenants measuring financial performance), duty or obligation is required on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing fees.

F. Any provision of this agreement requiring that Company or any Subsidiary to use “commercially reasonable efforts” (or any substantially similar standard) to achieve an objective shall in no event be construed to require Company or any Subsidiary to pay any consent fees or to surrender any material contractual rights to achieve such objective.

Section 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1	Commitments; Making of Loans; the Register; Optional Notes.

A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender that has a Commitment severally agrees to lend to Company on the Closing Date an amount equal to its Pro Rata Share of the aggregate amount of the Commitments to be used for the purposes identified in subsection 2.5A. Each Lender’s Commitment shall expire immediately and without further action on the Closing Date at 5:00 p.m. (New York City time) if the Loans are not made on or before that date. Company may make only one borrowing under the Commitments. Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

B. Borrowing Mechanics. Loans made as Base Rate Loans on the Closing Date shall be in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount. Loans made as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount. Company shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the Closing Date. Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering a Notice of Borrowing, Company may give Administrative Agent, as applicable, telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent on or before the Closing Date.

Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by

Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the Closing Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the Closing Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable and Company shall be bound to make a borrowing in accordance therewith.

C. Disbursement of Funds. The Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the amount of the Commitment of any Lender to make Loans requested or Pro Rata Share of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender of the proposed borrowing. Each such Lender shall make the amount of its Loan available to Administrative Agent at the Funding and Payment Office not later than 12:00 Noon (New York City time) on the Closing Date, in same day funds in Dollars. Upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 and 4.2, Administrative Agent shall make the proceeds of such Loans available to Company on the Closing Date by causing an amount of same day funds in Dollars, equal to the proceeds of all such Loans received by Administrative Agent from Lenders, to be credited to the account designated by Company in the Notice of Borrowing.

Unless Administrative Agent shall have been notified by any Lender prior to the Closing Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on the Closing Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Closing Date and Administrative Agent may, in its sole discretion, but shall not be obligated to (subject to any separate obligation to fund under the Commitment Letter), make available to Company a corresponding amount on the Closing Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

D. The Register. Administrative Agent, acting for these purposes solely as an agent of Company (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Company and Lenders upon reasonable prior notice at reasonable times, provided that a Lender shall only be entitled to inspect its own entry in the Register and not that of any other Lender) at its address referred to in subsection 10.8 a copy of each Assignment Agreement delivered to it and accepted by it as provided in subsection 10.1B(ii) and a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Commitment and Loans of each Lender from time to time (the “Register”). Company, Administrative Agent and Lenders shall, absent manifest error, deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, notwithstanding notice to the contrary; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be prima facie evidence of the matters recorded, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records. Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

E. Optional Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the second Business Day preceding the Closing Date, promptly after Company’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Loan, substantially in the form of Exhibit V annexed hereto with appropriate insertions.

2.2	Interest on the Loans.

A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made to, but excluding, maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Eurodollar Rate. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B (subject to the last sentence of subsection 2.1B), and the basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to subsection 2.2D (subject to the last sentence of subsection 2.1B). If on any day a Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i) Subject to the provisions of subsections 2.2A(ii), 2.2E, 2.2G and 2.7, the Loans shall bear interest through maturity as follows:

(a) if a Base Rate Loan, then at the sum of the Base Rate plus 5.00% per annum; or

(b) if a Eurodollar Rate Loan, then at the sum of the Eurodollar Rate plus 6.00% per annum.

(ii) Notwithstanding the foregoing, the interest rates applicable to the Loans as provided by subsection 2.2A(i) shall be increased by an additional (x) 0.25%, if for any reason audited financial statements for Company and its Subsidiaries for Fiscal Year 2006, certified by Ernst & Young LLP (or another nationally recognized auditing firm) without material qualification, are not delivered to Administrative Agent on or prior to December 31, 2007, and (y) an additional 0.25%, if such certified audited financial statements have not been delivered to the Administrative Agent on or prior to June 1, 2008; provided that any increases pursuant to this subsection 2.2A(ii) shall cease to apply at such later date, if any, upon which such audited financial statements for Fiscal Year 2006 have in fact been delivered to Administrative Agent.

B. Interest Periods. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/ Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, either a one, two, three or six-month period or, to the extent available to all Lenders, a nine or twelve month period; provided that:

(i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Closing Date, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

(ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v) no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date;

(vi) there shall be no more than five Interest Periods outstanding at any time;

(vii) in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month; and

(viii) notwithstanding the foregoing, until the earlier to occur of (x) the 30th day following the Closing Date or (y) completion of the “successful syndication” of the Loans (as described in the Fee Letter), except with respect to Eurodollar Rate Loans made on the Closing Date and unless otherwise agreed by the Administrative Agent, Eurodollar Rate Loans shall be restricted to a single one week Interest Period at all times, with the first such Interest Period to begin not sooner than three Business Days after the Closing Date and with any subsequent Interest Periods to begin on the last day of the prior one week Interest Period theretofore in effect.

C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

D. Conversion or Continuation. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Loans equal to $1,000,000 and multiples of $500,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

Company shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). In lieu of delivering a Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable and Company shall be bound to effect a conversion or continuation in accordance therewith.

E. Default Rate. If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or other amounts owing under this Agreement shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest or such other amount, to the extent permitted by applicable law, the rate described in subsection 2.2A plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

F. Computation of Interest. Interest on the Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues; provided that, in the case of interest on Base Rate Loans determined by reference to the Prime Rate, interest shall be computed based on the number of days elapsed in a year of 365 or 366 days, as appropriate. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest

Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G. Maximum Rate. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3	Fees.

Company agrees to pay to Administrative Agent, Collateral Agent and Arrangers such fees in the amounts and at the times separately agreed upon between Company and Administrative Agent, Collateral Agent and Arrangers, respectively.

2.4	Repayments and Prepayments; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranty.

A. Scheduled Payments of Loans. The Loans and all other amounts owed hereunder with respect to the Loans shall be paid by Company in full no later than the Maturity Date.

B. Prepayments.

(i) Voluntary Prepayments. Subject to subparagraph (ii) below, Company may, upon not less than one Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay the Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and multiples of $500,000 in excess of that amount. All written notices delivered pursuant to this subsection 2.4B(i) shall be in the form of a Notice of Prepayment and all notices whether written or telephonic delivered pursuant to this subsection 2.4B(i) shall be irrevocable, and once given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein; provided that if notice is given in connection with the refinancing of the Loans with the proceeds of Indebtedness (other than the Loans) or in connection with a transaction that would result in a Change in Control and, in either case, such transaction does not close, such notice shall be revocable and the amounts specified therein shall not be due and payable except for any amounts payable as a result thereof pursuant to subsection 2.6D. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

(ii) Prepayment Premium. In the event that the Loans are voluntarily prepaid or refinanced in whole or in part on or prior to the second anniversary of the Closing Date, Company shall pay Lenders a prepayment premium equal to the percentage set forth below opposite the period in which prepayment shall occur multiplied by the principal amount of the Loans being prepaid. Loans may be prepaid without prepayment premium after the second anniversary of the Closing Date.

Period	Percentage

On or prior to the first anniversary of the Closing Date	2.00%

Following the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date	1.00%

(iii) Mandatory Prepayments. On and after the First Lien Term Loan Discharge (but only so long as no Potential Event of Default or Event of Default (each as defined in the First Lien Credit Agreement) shall have occurred and be continuing with respect to the Revolving Loans (as defined in the First Lien Credit Agreement)), subject to Section 2.4B(iii)(e), the Loans shall be prepaid in the amounts and under the circumstances (including the giving of the Notice of Prepayment and Officer’s Certificate required by subsection 2.4B(iii)(e)), set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4D:

(a) Prepayments from Net Asset Sale Proceeds. No later than the third Business Day after the date of receipt by any Loan Party or any Subsidiary of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall (1) prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds less the amount reinvested pursuant to clause (2) below or (2) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, reinvest all or a portion of such Net Asset Sale Proceeds in equipment or other productive assets used in the business of any of the Loan Parties within 365 days of such date of receipt. In addition, Company shall, no later than 365 days after any Loan Party’s receipt of such Net Asset Sale Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make an additional prepayment of the Loans in the full amount of all such Net Asset Sale Proceeds; provided that, if Company shall have contractually committed to reinvest any Net Asset Sale Proceeds during such 365 day period, Company shall have until the latter of (x) 365 days from the date of receipt of Net Asset Sale Proceeds and (y) 180 days from the date of such contractual commitment, to reinvest such Net Asset Sale Proceeds and Company shall make an additional prepayment of Loans, with any Net Asset Sale Proceeds not reinvested as of such date; provided further that, in the case of a disposition by a Foreign Subsidiary, to the extent that Company has determined in good faith that repatriation of any of or all the Net Asset Sale Proceeds of any disposition of a Foreign Subsidiary would have a material adverse tax consequence with respect to such Net Asset Sale Proceeds, the Net Asset Sale Proceeds so affected may be retained by the applicable Foreign Subsidiary so long as on or before the date on which any Net Asset Sale Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this subsection 2.4B(iii)(a), (x) Company applies an amount equal to such Net Asset Sale Proceeds to such reinvestments or prepayments as if such Net Asset Sale Proceeds had been received by Company rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Asset Sale Proceeds had been repatriated (or, if less, the Net Asset Sale Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Asset Sale Proceeds are applied to the repayment of Indebtedness of a Foreign Subsidiary.

(b) Prepayments from Net Insurance/Condemnation Proceeds. No later than the third Business Day following the date of receipt by Administrative Agent or by any Loan Party or any Subsidiary of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans pursuant to the provisions of subsection 6.4C, Company shall (1) prepay the Loans in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds less the amount reinvested pursuant to clause (2) below or (2) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, reinvest such Net

Insurance/Condemnation Proceeds in equipment or other productive assets used in the business of any of the Loan Parties, within 365 days of such date of receipt. In addition, Company shall, no later than 365 days after any Loan Party’s or any Subsidiary’s receipt of such Net Insurance/Condemnation Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make an additional prepayment of the Loans in the full amount of all such Net Insurance/Condemnation Proceeds; provided that, if Company shall have contractually committed to reinvest any Net Insurance/Condemnation Proceeds during such 365 day period, Company shall have until the latter of (x) 365 days from the date of receipt of Net Insurance/Condemnation Proceeds and (y) 180 days from the date of such contractual commitment to reinvest such Net Insurance/Condemnation Proceeds and Company shall make an additional prepayment of Loans with any Net Insurance/Condemnation Proceeds not reinvested as of such date.

(c) Prepayments Due to Issuance of Indebtedness. No later than the third Business Day after the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of Holdings or any of its Subsidiaries after the Closing Date, other than Indebtedness permitted pursuant to subsection 7.1, Company shall prepay the Loans in an aggregate amount equal to such Net Securities Proceeds.

(d) Prepayments from Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2008), Company shall, no later than 90 days after the end of such Fiscal Year, prepay the Loans in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow; provided that, so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, during any period in which the Consolidated Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to subsection 6.1(iv) calculating the Consolidated Leverage Ratio) shall be less than 4.50:1.00 but greater than or equal to 3.00:1.00, Company shall only be required to make the prepayments otherwise required hereby in an amount equal to 25% of such Consolidated Excess Cash Flow, and during any period in which the Consolidated Leverage Ratio shall be less than 3.00:1.00, Company shall no longer be required to make the prepayments otherwise required by this subsection 2.4B(iii)(d). Notwithstanding the foregoing, the amount of Loans required to be repaid pursuant to this clause (d) for any Fiscal Year shall be reduced on a dollar for dollar basis by the amount of optional prepayments of Loans made pursuant to subsection 2.4B during such Fiscal Year (or, without duplication of any amount which would reduce the amount of Loans required to be repaid pursuant to this clause (d) for the next Fiscal Year, any prepayments of Loans made pursuant to subsection 2.4B following the last day of such Fiscal Year and prior to that date of required prepayment pursuant to this clause (d) for such Fiscal Year).

(e) Prepayment Events Under the First Lien Credit Agreement; Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations. If amounts required to be prepaid pursuant to clauses (a)-(d) of this subsection 2.4B(iii) are also required to be applied to prepay First Lien Indebtedness under the First Lien Credit Agreement (including, without limitation, because a default or event of default is continuing thereunder, whether or not a First Lien Term Loan Discharge has occurred), then the amount of the mandatory prepayment required by this subsection 2.4B(iii) shall be reduced by the amount so used to prepay First Lien Indebtedness. Company shall provide Administrative Agent with not less than one Business Day’s prior written notice by delivery of a Notice of Prepayment or prior telephonic notice promptly confirmed in writing by the delivery of a Notice of Prepayment, of any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(d). Such written or telephonic notice shall be irrevocable and Company shall be bound to make the mandatory prepayment referenced in such notice on the date indicated in such notice; provided that if notice is given in connection with the refinancing of the Loans with the proceeds of Indebtedness (other than the Loans) or in connection with a transaction that would result in a Change in Control and, in either case, such transaction does not close, such notice shall be revocable and the amounts specified therein shall not be due and payable. Administrative Agent shall promptly notify each Lender of such prepayment and of the amount of the prepayment proposed to be applied to such Lender’s Loans. Concurrently with any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(d), Company shall deliver to Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, or Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment. In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer’s Certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional amount resulting in such excess.

(f) Change in Control Prepayment. Company shall (x) concurrently with the occurrence of a Change in Control, make an offer to all Lenders to prepay all Loans pursuant to a Change in Control Offer at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of prepayment and (y) on the Change in Control Payment Date prepay all the Loans of all Lenders properly accepting such offer of prepayment in accordance with such Change in Control Offer at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of prepayment.

(iv) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

C. General Provisions Regarding Payments.

(i) Manner and Time of Payment. All payments by Company of principal, interest, prepayment premiums, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New York City time) on the date due at the Funding and Payment Account for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, prepayment premiums, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid and any prepayment premium thereon, and all such payments shall be applied to the payment of interest before application to principal.

(iii) Apportionment of Payments. Aggregate principal and interest and prepayment premium payments (including prepayments) in respect of Loans shall be apportioned among all outstanding Loans to which such payments relate proportionately to Lenders’ respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent when received by Administrative Agent. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next preceding Business Day.

D. Application of Proceeds of Collateral and Payments after Event of Default. Subject to the provisions of the Intercreditor Agreement, upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 8, (a) all payments received by Administrative Agent or Collateral Agent, whether from Company or any Guarantor or otherwise, and (b) all proceeds received by Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Collateral Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Collateral Agent, in each case in the following order of priority:

(i) to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent and Collateral Agent in connection therewith, and all amounts for which Administrative Agent and Collateral Agent are entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent and Collateral Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents in its capacity as Administrative Agent and Collateral Agent, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(ii) thereafter, pro rata to the payment of all other Obligations; and

(iii) thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5	Use of Proceeds.

A. Loans. The proceeds of the Loans shall be applied by Company to fund in part the Acquisition Financing Requirements.

B. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6	Special Provisions Governing Eurodollar Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

A. Determination of Applicable Interest Rate. On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each applicable Lender.

B. Inability To Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

C. Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date (i) any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law that would be complied with generally by similarly situated banks acting reasonably even though the failure to comply therewith would not be unlawful) or (ii) Administrative Agent is advised by the Requisite Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (the “Affected Lenders”) of making or maintaining their Loans for such Interest Period. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above. Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

D. Compensation For Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds but excluding any loss of anticipated profits) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a Notice of Prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

E. Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its Eurodollar Rate Loans had been funded in such manner.

G. Eurodollar Rate Loans After Event of Default. After the occurrence of and during the continuation of an Event of Default, at the election of Administrative Agent or the Requisite Lenders, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by Company.

2.7	Increased Costs; Taxes; Capital Adequacy.

A. Compensation for Increased Costs. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any Change in Law:

(i) subjects such Lender to any additional tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or any of its obligations hereunder or thereunder or any payments to such Lender of principal, interest, fees or any other amount payable hereunder or thereunder (except for the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);

(ii) imposes, modifies or holds applicable, in the opinion of such Lender, any material reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate); or

(iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder and any tax incurred or payable by such Lender as a result of the obligation of Company to pay such additional amounts. Company shall not be required to compensate a Lender pursuant to this subsection 2.7A for any increased cost or reduction in respect of a period occurring more than nine months prior to the date on which such Lender notifies Company of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within nine months from the date on which the applicable Government Authority informed such Lender of such Change in Law.

B. Taxes.

(i) Payments To Be Free and Clear. Except as otherwise required by law, any and all payments by or on account of any obligation of any Loan Party under this Agreement and any other Loan Documents shall be made free and clear of, and without any deduction or withholding on account of, any Indemnified Taxes or Other Taxes.

(ii) Grossing-up of Payments. If a Loan Party is required by law to make any deduction or withholding on account of any Indemnified Tax or Other Tax from any sum paid or payable by a Loan Party to Administrative Agent or any Lender under any of the Loan Documents:

(a) the applicable Loan Party shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as the applicable Loan Party becomes aware of it;

(b) the applicable Loan Party shall make such deductions or withholdings and timely pay any such amount deducted to the relevant Government Authority when such amount is due, in accordance with applicable law;

(c) the sum payable by the applicable Loan Party shall be increased to the extent necessary to ensure that, after making the required deductions or withholdings (including deductions applicable to additional sums payable under this subsection 2.7B), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to the sum it would have received had no such deduction or withholding been required or made; and

(d) within 30 days or, if not possible, as soon as reasonably practicable, after any payment of any Indemnified Tax or Other Tax, Company shall deliver to Administrative Agent the original or a certified copy of an official receipt issued by the relevant Government Authority evidencing such payment or other document reasonably satisfactory to the other affected parties to evidence the payment and its remittance to the relevant Government Authority.

(iii) Indemnification by Company. Company shall indemnify Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this subsection 2.7B) payable by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability, including a copy of the receipt or other reasonably satisfactory evidence of its demand, delivered to Company by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Company shall not be obligated to make payment to the Administrative Agent or a Lender pursuant to this Section 2.7B(iii) in respect of any penalties, “excess” interest (i.e., interest in excess of the applicable U.S. federal underpayment rate(s)) or expenses attributable to any Indemnified Taxes or Other Taxes, to the extent such penalties, excess interest or expenses would not have been imposed or incurred but for (i) the failure of the Administrative Agent or such Lender to notify the Company within 180 days after the Administrative Agent or such Lender actually receives notice of the imposition of such taxes or (ii) the gross negligence or willful misconduct of the Administrative Agent or such Lender.

(iv) Tax Status of Lenders. Unless not legally entitled to do so:

(a) any Foreign Lender shall deliver such forms or other documentation prescribed by applicable law or reasonably requested by Company or Administrative Agent as will enable Company or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(b) any Foreign Lender that is entitled to an exemption from or reduction of withholding of any Indemnified Tax with respect to payments hereunder or under any other Loan Document shall deliver to Company (with a copy to Administrative Agent), on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter if reasonably requested by Company or Administrative Agent), such properly completed and duly executed forms or other documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding;

(c) without limiting the generality of the foregoing, any Foreign Lender shall deliver to Company and Administrative Agent (in such number of original copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter if reasonably requested by Company or Administrative Agent), whichever of the following is applicable:

(1) properly completed and duly executed original copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income Tax treaty to which the United States is a party,

(2) properly completed and duly executed original copies of Internal Revenue Service Form W-8ECI,

(3) in the case of a Foreign Lender claiming the benefits of the exemption “portfolio interest” under Section 881(c) of the Internal Revenue Code, (a) a duly executed certificate to the effect that such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) a ten-percent shareholder, within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, of Company or (iii) a controlled foreign corporation described in Section 881(c)(3)(C) of the Internal Revenue Code and (b) properly completed and duly executed original copies of Internal Revenue Service Form W-8BEN, or

(4) properly completed and duly executed original copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax, together with such supplementary documentation as may be prescribed by applicable law to permit Company and Administrative Agent to determine the withholding or deduction required to be made, if any;

(d) without limiting the generality of the foregoing, any Foreign Lender that does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender) shall deliver to Administrative Agent and Company (in such number of original copies as shall be requested by the recipient), on or prior to the date such Foreign Lender becomes a Lender, or on such later date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable (and from time to time thereafter, if reasonably requested by Company or Administrative Agent):

(1) any duly executed and properly completed original copies of the forms and statements required to be provided by such Foreign Lender under clause (c) of subsection 2.7B(iv), to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account and may be entitled to an exemption from or a reduction of United States federal withholding tax, and

(2) original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Foreign Lender, together with information, if any, such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations thereunder, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender;

(e) without limiting the generality of the foregoing, any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of Company and Administrative Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Internal Revenue

Code and the United States Treasury Regulations thereunder) shall deliver to Company and Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the reasonable request of Company or Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9; and

(f) without limiting the generality of the foregoing, each Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, that such Lender shall promptly (1) deliver to Administrative Agent and Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in United States federal withholding tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

(v) If Administrative Agent, a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes with respect to which Company has paid additional amounts pursuant to this Section, it shall pay to Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Company under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Government Authority with respect to such refund); provided that Company, upon the request of Administrative Agent or such Lender agrees to repay the amount paid over to Company (plus any penalties, interest or other charges imposed by the relevant Government Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Government Authority; provided that in no event will the Administrative Agent nor any Lender be required to return any portion of a refund that would place such party in a worse net after Tax position than if the Indemnified Tax or Other Tax giving rise to such refund had never been imposed in the first instance. Nothing contained in this Section shall require Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential to Company or any other person.

(vi) If Company determines in good faith that a reasonable basis exists for contesting an Indemnified Tax or Other Tax with respect to which Company has paid an additional or indemnification amount under this Section, Administrative Agent or the applicable Lender shall cooperate with Company (but shall have no obligation to disclose any confidential information, unless reasonably satisfactory arrangements have been made to preserve the confidential nature of such information) in challenging such Indemnified Tax or Other Tax at Company’s expense if requested by Company; provided that the Administrative Agent or applicable Lender shall have no obligation to cooperate under this clause (vi) if such party reasonably determines that such cooperation (or challenge) would be materially disadvantageous to such party (it being understood and agreed that none of Administrative Agents or any Lender shall have any obligation to contest, or any responsibility for contesting any Tax).

(vii) Payment of Other Taxes by Company. Without limiting the other provisions of subsection 2.7B, Company shall timely pay any Other Taxes to the relevant Government Authorities in accordance with applicable law.

C. Capital Adequacy Adjustment. If any Lender shall have determined in good faith that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in subsection 2.8A, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction, increased to the extent necessary to take into account any tax incurred or payable by such Lender as a result of the obligation of Company to pay such additional amounts. Company shall not be required to compensate a Lender pursuant to this subsection 2.7C for any reduction in respect of a period occurring more than nine months prior to the date on which such Lender notifies Company of such Change in Law and such Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such reduction is retroactive, no such time limitation shall apply so long as such Lender requests compensation within nine months from the date on which the applicable Government Authority informed such Lender of such Change in Law.

2.8	Statement of Lenders; Obligation of Lenders To Mitigate.

A. Statements. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement but such Lender shall not be required to disclose any confidential or proprietary information therein, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B. Mitigation. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under subsection 2.7, it will use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans of such Lender through another lending office of such Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7 would be materially reduced, and (ii) as determined by such Lender in its reasonable discretion, such action would not otherwise be disadvantageous to such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 2.8B unless Company agrees to pay all reasonable incremental expenses incurred by such Lender as a result of utilizing such other lending office as described above.

2.9	Replacement of a Lender.

If Company receives a statement of amounts due pursuant to subsection 2.8A from a Lender, a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected and which receives the consent of Requisite Lenders or a Lender becomes an Affected Lender (any such Lender, a “Subject Lender”), so long as (i) no Potential Event of Default or Event of Default shall have occurred and be continuing and Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and all other obligations of the Subject Lender hereunder and (ii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Company pursuant to subsection 2.8A and/or is unwilling to consent to such amendment, modification or waiver, Company may require the Subject

Lender to assign all of its Loans to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B (with such assignment being deemed a voluntary prepayment for purposes of subsection 2.4B(ii)); provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, prepayment premiums, fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent by Company or such assignee, (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (not to be unreasonably withheld or delayed) (if required) and the receipt by Administrative Agent of an Assignment Agreement executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such subject Lender) and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans. A Lender that has assigned its Loans and Commitments pursuant to this subsection 2.9 shall continue to be entitled to the benefits of subsections 2.6, 2.7 and 2.8 with respect to the periods during which such Person was a Lender.

2.10	Incremental Loans.

A. Company may at any time or from time to time after the Closing Date, by notice to Administrative Agent (whereupon Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans (the “Incremental Loans”), provided that (A) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Potential Event of Default or Event of Default shall exist and at the time that any such Incremental Loan is made (and after giving effect thereto) no Potential Event of Default or Event of Default shall exist and (B) after giving effect on a pro forma basis in accordance with subsection 1.2B to the incurrence of such Indebtedness, the Consolidated Leverage Ratio as of the end of the most recently ended Fiscal Quarter is less than 5.00 to 1.00. Each tranche of Incremental Loans shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence).

B. The Incremental Loans (i) shall rank pari passu in right of payment and of security with the Loans, (ii) shall not mature earlier than the Maturity Date with respect to the Loans, (iii) shall not have a weighted average life to maturity that is shorter than the weighted average life to maturity with respect to the Loans and (iv) except as set forth above, shall be treated substantially the same as the Loans (in each case, including with respect to mandatory and voluntary prepayments), provided that (A) the terms and conditions applicable to Incremental Loans may be materially different from those of the Loans to the extent such differences are reasonably acceptable to Administrative Agent and (B) the interest rates and amortization schedule applicable to the Incremental Loans shall be determined by Company and the lenders thereof and shall not require consent of any other Person.

C. Each notice from Company pursuant to this subsection 2.10 shall set forth the requested amount and proposed terms of the relevant Incremental Loans. Incremental Loans may be made by any existing Lender (it being understood that no existing Lender shall have any obligation to make a portion of any Incremental Loan unless it shall otherwise agree) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”); provided that Administrative Agent and Company shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Loans if such consent would be required under subsection 10.1 for an assignment of Loans to such Lender or Additional Lender. Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Company, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and Company, to effect the provisions of this subsection. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in subsection 4.2 (it being understood that all references to “Closing Date” or similar language in such subsection 4.2 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. Company will use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

D. This subsection 2.10 shall supersede any provisions in subsection 10.1 or 10.5 to the contrary.

Section 3.	[RESERVED]

Section 4.	CONDITIONS TO LOANS

The obligations of Lenders to make Loans hereunder are subject to the satisfaction or waiver of the following conditions.

4.1	Closing Date Conditions.

The obligations of Lenders to make the initial Loans on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction or waiver of the following conditions:

A. Loan Party Documents. On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Administrative Agent the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

(i) Copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization, dated a recent date prior to the Closing Date;

(ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; and

(iv) Executed Loan Documents to which such Person is to be a party on the Closing Date.

B. Fees. Company shall have paid to Administrative Agent the fees payable on the Closing Date referred to in subsection 2.3.

C. Performance of Agreements. Company shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance reasonably satisfactory to Administrative Agent, to the effect that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date.

D. Financial Statements; Projections. Each Arranger and the Lenders shall have received (1) the Section 6.12(b) Statements (as defined in the Merger Agreement) for Target’s 2006 fiscal year, (2) unaudited consolidated balance sheets and related statements of income and cash flows of Target and its Subsidiaries (which (x) need not include any information or notes not required by GAAP to be included in interim financial statements, (y) are subject to normal year-end adjustments and (z) need not have been reviewed by Target’s independent auditing firm as provided in Statement on Auditing Standards No. 100) for each fiscal quarter of Target ended after the close of its most recent fiscal year for which financial statements are provided pursuant to the preceding clause (1) and at least 45 days prior to the Closing Date, (3) pro forma consolidated balance sheets and related statements of income of Company and its Subsidiaries (including Target) for the Fiscal Year described in clause (1) above, and for any quarters ended thereafter for which unaudited financial statements are required to be delivered pursuant to clause (2) above, in each case prepared as if the transactions contemplated by this Agreement had been consummated on the last day of the respective period (in the case of balance sheets) or on the first day of the respective period (in the case of income statements) covered thereby, and (4) detailed projected consolidated financial statements of Company and its Subsidiaries for the five Fiscal Years ended after the Closing Date, which projections shall (x) reflect the forecasted consolidated financial condition of Company and its Subsidiaries after giving effect to the transactions contemplated by this Agreement and the related financing thereof and (y) be prepared and approved by Company. It is understood and agreed that the unaudited financial statements required to be delivered pursuant to this subsection 4.1D shall be subject to the Restatement and Related Matters and any impact that any such matters may have on the information set forth in such financial statements except to the extent that any such financial statements are delivered after the date Target has filed with the Securities Exchange Commission restated audited financial statements for its fiscal years ended December 31, 2000 through December 31, 2006.

E. Opinions of Counsel to Loan Parties. Lenders shall have received copies of one or more written opinions of O’Melveny & Myers LLP, counsel for the domestic Loan Parties, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit IX annexed hereto (this Agreement constituting a written request by Company to such counsel to deliver such opinions to Lenders).

F. Solvency Certificates. On the Closing Date, Administrative Agent and Lenders shall have received an Officer’s Certificate of Company dated the Closing Date, substantially in the form of Exhibit XI annexed hereto.

G. Evidence of Insurance. Administrative Agent shall have received a certificate from Company’s insurance broker or other evidence reasonably satisfactory to it of Company’s insurance.

H. Equity Contributions and Commitments. Company shall have received directly or indirectly from the Investors the full amount of the Equity Contributions. One of the Vector Entities shall have executed and delivered to Administrative Agent the Vector Equity Commitment Letter.

I. Security Interests in Personal and Mixed Property. Company shall have caused the following actions to be taken:

(i) Stock Certificates and Instruments. Delivery to Collateral Agent (or its bailee) of (a) certificates, if any (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank), representing all certificated Capital Stock pledged pursuant to the Security Agreement and (b) all promissory notes or other instruments (duly endorsed, where appropriate) evidencing any Collateral and required to be delivered under the Security Agreement;

(ii) Lien Searches and UCC Termination Statements. Delivery to Administrative Agent of (a) the results of UCC financing statements and fixture filings and judgment and tax lien filings reasonably required by Administrative Agent and (b) duly completed UCC termination statements reasonably requested by Administrative Agent;

(iii) UCC Financing Statements and Fixture Filings. Delivery to Administrative Agent of duly completed UCC financing statements in appropriate form with respect to each Loan Party;

(iv) Intellectual Property Filings, etc. Delivery to Administrative Agent of all documents or instruments to be filed with any IP Filing Office reasonably requested by Administrative Agent in order to create or perfect Liens in respect of any IP Collateral, together with releases duly executed (if necessary) of security interests by all applicable Persons for filing in all applicable jurisdictions as may be reasonably requested by Administrative Agent in order to terminate any effective filings in any IP Filing Office in respect of any IP Collateral; and

(v) Security Agreement Documents. Delivery to Administrative Agent of all other documents required to be delivered pursuant to the Security Agreement.

J. Matters Relating to Existing Indebtedness of Company and Its Subsidiaries. On the Closing Date substantially concurrent with the borrowing of the Loans hereunder, Holdings, Company and its Subsidiaries shall have (a) repaid in full all Existing Indebtedness to Be Repaid, if any, (b) terminated any commitments to lend or make other extensions of credit thereunder, and (c) delivered to Administrative Agent all documents or instruments reasonably requested by Administrative Agent in order to release all Liens securing Indebtedness or other obligations of Company and its Subsidiaries thereunder.

K. Related Agreement and Merger Documents. Administrative Agent shall have received (or there shall be arrangements satisfactory for Administrative Agent to receive) a fully executed or conformed copy of the Related Agreement and each Merger Document and any documents executed in connection therewith requested by Administrative Agent, and the Related Agreement and Merger Document shall be in full force and effect and no provision thereof shall have been modified or waived in any manner materially and adverse to the interests of the Lenders, in each case without the consent of Lenders.

L. Consummation of Acquisition, Tender Offer and Merger.

(i) There has not occurred since June 30, 2006 a Merger MAC;

(ii) On or prior to the Closing Date, the Tender Offer shall have been consummated, with shares of common stock of Target sufficient to satisfy the “Minimum Condition” (as defined in the Offer to Purchase) having been validly tendered and accepted in the Tender Offer and, if such shares tendered represent less than 90% of the voting power of such common stock entitled to vote in the election of directors, Merger Sub shall have been issued such additional shares of such common stock pursuant to exercise of the Top-Up Option (as defined in the Merger Agreement) such that Merger Sub shall have acquired shares representing 90% or more of the voting power of such common stock entitled to vote in the election of directors;

(iii) On the Closing Date, the Merger shall have become effective, or substantially simultaneously with the making of the initial Loan under this Agreement shall become effective, in accordance with the terms of the Merger Agreement, the Certificate of Merger and the laws of the State of Delaware; and

(iv) Administrative Agent shall have received an Officer’s Certificate of Company to the effect set forth in clauses (i)-(iii) above.

M. First Lien Credit Agreement and Intercreditor Agreement. Concurrently with the initial borrowings hereunder, the First Lien Credit Agreement and the Intercreditor Agreement shall be fully executed and delivered, and not less than $225,000,000 shall be borrowed under the First Lien Credit Agreement, to be applied, along with the proceeds of the Loans hereunder, to fund the Acquisition Financing Requirements.

N. Patriot Act Compliance. Administrative Agent and the Lenders shall have received all documentation and other information reasonably requested by them under the applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

O. Margin Regulations. All extensions of credit pursuant to this Agreement (and all guaranties thereof and security therefor), as well as the other transactions contemplated by this Agreement and the consummation thereof, shall be in compliance with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board.

4.2	Conditions to All Loans.

The obligation of each Lender to make its Loans on the Closing Date is subject to the following further conditions precedent:

A. Administrative Agent shall have received before the Closing Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of Company.

B. In the case of Loans made on the Closing Date, (i) as of the Closing Date (a) the Specified Representations shall be true, correct and complete in all material respects on and as of that Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty, for purposes of this condition and (b) the representations of Target in the Merger Agreement that are material to the interests of the Lenders and solely to the extent to which Company has the right to terminate its obligations as a result of the breach thereof, are true and correct as of the Closing Date, as though made on and as of the Closing Date; (ii) in the case of Incremental Loans, the representations and warranties contained herein (other than the representations and warranties contained in subsection 5.8) and in the other Loan Documents shall be true, correct and complete in all material respects on and as of the date of the funding of such Incremental Loans to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty, for purposes of this condition.

C. No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default.

Section 5.	REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, each of Holdings and Company represents and warrants to each Lender:

5.1	Organization, Powers, Corporate Structure, Qualification, Good Standing, Business and Subsidiaries.

A. Organization, Powers and Corporate Structure. Company is a corporation and Holdings is a limited liability company, each duly organized, validly existing and in good standing under the laws of the State of Delaware. Company and Holdings have all requisite power and authority to own and operate their respective properties, to carry on their business as now conducted and as proposed to be conducted, to enter into the Loan Documents and the Related Agreement to which they are a party and to carry out the transactions contemplated thereby. As of the Closing Date, the corporate organizational structure of Holdings, Company and their Subsidiaries after giving effect to the Merger is set forth on Schedule 5.1.

B. Qualification and Good Standing. Holdings and Company are qualified to do business and in good standing in every jurisdiction wherever necessary to carry out their business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

C. Conduct of Business. Holdings, Company and their Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.9.

D. Subsidiaries. All of the Subsidiaries of Company and their jurisdictions of organization are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xiv). The Capital Stock of each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued and does not constitute Margin Stock. No material assessment with respect to any Capital Stock owned by any Loan Party is outstanding that has not been disclosed to Administrative Agent. Each of the Subsidiaries of Company identified in Schedule 5.1 annexed hereto (as so supplemented), other than the Inactive Subsidiaries, is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect. Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

E. Inactive Subsidiaries. Each of the Subsidiaries identified on Schedule 5.1 annexed hereto as “Inactive Subsidiaries” (“Inactive Subsidiaries”) is an Immaterial Subsidiary, is not the owner of any registered United States Intellectual Property or any application therefor, and does not conduct any activity other than those incidental to such Inactive Subsidiary’s existence and, except as set forth on Schedule 5.1, holding Capital Stock of other Inactive Subsidiaries.

5.2	Authorization of Borrowing, etc.

A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents and the Related Agreement have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

B. No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreement to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Related Agreement do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, the Organizational Documents of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Holdings or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Collateral Agent on behalf of Secured Parties and Liens created pursuant to the First Lien Credit Agreement securing First Lien Indebtedness), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and except, in the case of clauses (i) through (iv), to the extent such violation, conflict, Lien or failure to obtain such approval or consent could not reasonably be expected to result in a Material Adverse Effect.

C. Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreement to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Related Agreement do not and will not require any Governmental Authorization, except as have been obtained or where the failure to obtain could not reasonably be expected to result in a Material Adverse Effect.

D. Binding Obligation. Each of the Loan Documents and the Related Agreement has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3	Financial Condition.

Company has heretofore delivered to Lenders, at Lenders’ request, (i) the unaudited consolidated balance sheet of Company and its Subsidiaries for Fiscal Year 2006 and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, (ii) the unaudited consolidated balance sheet of Company and its Subsidiaries for the Fiscal Quarters ended March 31, June 30, September 30 and December 31, 2006, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for each such Fiscal Quarter, and (iii) the other financial statements and information described in subsection 4.1D. Except as described on Schedule 5.3, all such statements consisting of historical financial information were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended; provided, that such unaudited financial statements, (A) do not include any information or notes not required by GAAP to be included in interim financial statements, (B) in the case of such quarterly financial statements are subject to normal year-end adjustments (which are not expected to be material), (C) need not have been reviewed by Company’s independent accounting firm as provided in Standards No. 100 or include information described in Item 303 or Item 305 of Regulation S-K of the Securities Act with respect to quarterly periods to the extent such information would otherwise be required to be filed in a quarterly report on Form 10-Q, and (D) are subject to the effects of the Restatement and Related Matters. Except as described on Schedule 5.3 and the Company Disclosure Schedule (as defined in the Merger Agreement) and subject to the Restatement and Related Matters, Company and its Subsidiaries have no liabilities or obligations which are not described on the latest of such historical financial statements, except for liabilities or obligations which could not reasonably be expected to have a Material Adverse Effect.

5.4	No Material Adverse Change.

Since June 30, 2006, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect.

5.5	Title to Properties; Liens; Real Property; Intellectual Property.

A. Title to Properties; Liens. Holdings and its Subsidiaries (i) have good, sufficient and legal title to (in the case of fee interests in real property), (ii) have valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) own or have rights in (in the case of all other personal property), all of their respective material properties and assets, except for any defects therein which do not have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

B. Real Property. As of the Closing Date, Schedule 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.5B annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Holdings does not have knowledge of any default that has occurred and is continuing thereunder except for any default that could not reasonably be expected to result in a Material Adverse Effect, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles) except where any lack of validity of enforceability of such agreement against such Loan Party could not reasonably be expected to result in a Material Adverse Effect.

C. Intellectual Property. Except as set forth in Schedule 5.5C annexed hereto, as of the Closing Date, Holdings and its Subsidiaries own or have the right to use all Intellectual Property used in the conduct of their business as currently conducted, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 5.5C annexed hereto, no claim has been asserted and is pending by any Person against Holdings or any of its Subsidiaries challenging or questioning the use of any such Intellectual Property or the validity of any such Intellectual Property, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 5.5C annexed hereto, to the knowledge of Holdings, the use of such Intellectual Property by Holdings and its Subsidiaries does not infringe on the rights of any Person, except for such infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.6	Litigation; Adverse Facts.

Except as set forth in Schedule 5.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Holdings, threatened against or affecting Holdings or any of its Subsidiaries or, to the knowledge of Holdings, any property of Holdings or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 5.6 annexed hereto, neither Holdings nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7	Payment of Taxes.

A. All Tax returns of Holdings, Company and each of their respective Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all other Taxes that are due and payable by each such entity have been timely paid, and each such entity has made adequate provisions in accordance with GAAP for taxes not yet due and payable, except for those failures to do any of the foregoing which could not, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. None of Holdings, Company nor any of their respective Subsidiaries are aware of any proposed Tax assessments that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Holdings, Company and each of their respective Subsidiaries have complied with all their withholding Tax obligations, except for those failures to do so which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

B. None of Holdings, Company nor any of their respective Subsidiaries has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Internal Revenue Code or within the meaning of Section 6111(c) or Section 6111(d) of the Internal Revenue Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

5.8	Merger Document Representations.

The representations in the Merger Agreement that (A) are material to the interests of the Lenders and solely to the extent that Holdings has the right to terminate its obligations as a result of the breach thereof, are true and correct as of the date of the Merger Agreement and as of the Closing Date, as though made on and as of the Closing Date, and (B) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “Material Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially” set forth in such representations and warranties) does not have and would not reasonably be expected to have, individually or in the aggregate, a Merger MAC.

5.9	Governmental Regulation.

Neither Holdings nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10	Securities Activities.

Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

5.11	Employee Benefit Plans.

A. Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except in each case for failures which could not reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a determination letter from the Internal Revenue Service that the plan is so qualified, and to the best of Holdings’ knowledge the plan has not been operated in any way that would result in the plan no longer being so qualified, except in each case where failures could not reasonably be expected to result in a Material Adverse Effect.

B. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

C. The accumulated postretirement benefit obligation of health and welfare benefits for retired and former employees of Holdings, its Subsidiaries and any of their ERISA Affiliates, as defined by Statement of Financial Accounting Standards 106, could not reasonably be expected to result in a Material Adverse Effect.

D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), could not reasonably be expected to result in a Material Adverse Effect.

E. Except as set forth on Schedule 5.11E, as of the Closing Date neither Holdings, its Subsidiaries nor any of their ERISA Affiliates contribute to, or within the past six years has been obligated to contribute to, any Multiemployer Plan. Neither Holdings, its Subsidiaries nor any of their ERISA Affiliates has any potential liability for withdrawal from a Multiemployer Plan within the meaning of Section 4203 of ERISA that could reasonably be expected to result in a Material Adverse Effect.

F. Except as could not reasonably be expected to result in a Material Adverse Effect, as of the date hereof, Holdings and its Subsidiaries have made full payment when due of all required contributions to any Foreign Plan.

5.12	Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13	Environmental Compliance.

(i) Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(ii) Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law that could reasonably be expected to result in a Material Adverse Effect;

(iii) There are and, to Holdings’ knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(iv) Neither Holdings nor any of its Subsidiaries nor, to Holdings’ knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating material Hazardous Materials treatment activity at any Facility that would reasonably be expected to result in a Material Adverse Effect; and

(v) Compliance with all current Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

5.14	Employee Matters.

There is no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

5.15	Solvency.

Holdings and its Subsidiaries on a consolidated basis are and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

5.16	Matters Relating to Collateral.

A. Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Collateral Agent for the benefit of the Secured Parties pursuant to any of the Collateral Documents or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by the Collateral Documents and except as may be required, in connection with the disposition of any Collateral, by laws generally affecting the offering and sale of securities.

B. Margin Regulations. The pledge of the Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

C. Mortgages. Each Additional Mortgage, if any, is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable Second Priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Additional Mortgaged Properties thereunder and the proceeds thereof, and when such Second Priority Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of subsection 6.9), the Additional Mortgages shall constitute fully perfected Second Priority Liens on, and Second Priority security interests in, all right, title and interest of the Loan Parties in the Additional Mortgaged Properties and the proceeds thereof.

5.17	Disclosure.

No representation or warranty made by Holdings or any of its Subsidiaries in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement, when taken as a whole, and excluding any projected financial information or general industry data contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

5.18	First Lien Credit Agreement.

A. Delivery. Company has delivered to Administrative Agent complete and correct copies of the First Lien Credit Agreement, all exhibits and schedules thereto as of the date hereof, and all “Loan Documents” as defined therein.

B. Representations and Warranties. Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Loan Party in the First Lien Credit Agreement is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates).

5.19	Insurance.

Schedule 5.19 sets forth a true, complete and correct description of all insurance maintained by the Holdings and its Subsidiaries as of the Closing Date. All insurance maintained by Holdings and its Subsidiaries is in full force and effect, all premiums have been duly paid, neither Holdings nor any of its Subsidiaries has received notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement except in each case where failures could not reasonably be expected to result in a Material Adverse Effect. Each of Holdings and its Subsidiaries has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

Section 6.	COMPANY’S AFFIRMATIVE COVENANTS

Holdings and Company covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations), unless Requisite Lenders shall otherwise give prior written consent, Holdings and Company shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 6.

6.1	Financial Statements and Other Reports.

Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver (which delivery, subject to subsection 10.8, may be made electronically) to Administrative Agent (which Administrative Agent shall promptly distribute to the Lenders):

(i) Events of Default, etc.: promptly upon any Officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, or (c) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(ii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and (b) a written analysis or narrative report describing the operations of Company and its Subsidiaries in form to be agreed upon by Administrative Agent and Company and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter; provided that, prior to the delivery of the audited year-end financial statements for Fiscal Year 2006, the financial statements provided for in this clause (ii) shall be subject to the Restatement and Related Matters;

(iii) Year-End Financials: (A) in the case of such financial statements for Fiscal Year 2006, as soon as available by exercise of commercially reasonable efforts by Company and its Subsidiaries, (B) in the case of such financial statements for Fiscal Year 2007, as soon as available and in any event no later than the later of (x) 120 days after the end of such Fiscal Year and (y) the date on which such financial statements have been delivered for Fiscal Year 2006, and (C) in the case of such financial statements for Fiscal Year 2008 and any Fiscal Year thereafter, as soon as available and in any event within 90 days after the end of such Fiscal Year, (a) the consolidated balance sheet of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year (provided that, for the purposes of such comparison only, in the case of Fiscal Year 2007, such figures shall not include purchase accounting adjustments) and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a written analysis or narrative report describing the operations of Company and its Subsidiaries in form reasonably satisfactory to Administrative Agent, and (c) in the case of such consolidated financial statements, a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Company, which report shall be unqualified, shall express no doubts, assumptions or qualifications concerning the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iv) Pricing and Compliance Certificates: together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, (a) an Officer’s Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, as applicable; in addition, on or before the 45th day following the end of each Fiscal Quarter, an Officer’s Certificate demonstrating in reasonable detail the calculation of the Consolidated Leverage Ratio as of the end of the four-Fiscal Quarter period then ended;

(v) Reconciliation Statements: if, as a result of any material change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Company and its Subsidiaries, delivered pursuant to subdivisions (ii), (iii) or (xii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection 6.1 following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection 6.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences which would have resulted if such financial statements had been prepared without giving effect to such change;

(vi) Accountants’ Certification: together with each delivery of consolidated financial statements pursuant to subdivision (iii) above, to the extent generally available from Company’s independent certified public accountants, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the normal course of their audit examination and such statements may be limited to the extent required by accounting rules or guidelines, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

(vii) Accountants’ Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

(viii) SEC Filings and Press Releases: At any time after consummation of an IPO, promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders or by any Subsidiary of Company to its security holders other than Company or another Subsidiary of

Company, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

(ix) Litigation or Other Proceedings: promptly upon any Officer of Company obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries not previously disclosed in writing by Company to Lenders or (2) any material development in any Proceeding that, in any case:

(x) if adversely determined, has a reasonable possibility after giving effect to the coverage and policy limits of insurance policies issued to Company and its Subsidiaries of giving rise to a Material Adverse Effect; or

(y) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the Acquisition, the Tender Offer, the Merger, or the making of the Loans hereunder or under the Second Lien Credit Agreement;

written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

(x) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that, alone, or together with any other ERISA Events, could reasonably be expected to result in a Material Adverse Effect, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(xi) ERISA Notices: with reasonable promptness, copies of such documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(xii) Financial Plans: as soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the “Financial Plan” for such Fiscal Year), including (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year and (b) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each Fiscal Quarter of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based;

(xiii) Insurance: as soon as practicable after any material change in insurance coverage maintained by Company and its Subsidiaries notice thereof to Administrative Agent specifying the changes and reasons therefor;

(xiv) New Subsidiaries: together with each delivery of the Officer’s Certificate and Compliance Certificate pursuant to subsection 6.1(iv), with respect to any Person becoming a Subsidiary of Company since the date of the immediately preceding Officer’s Certificate and

Compliance Certificate delivered pursuant to subsection 6.1(iv), a written notice setting forth (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement);

(xv) First Lien Credit Agreement: promptly upon execution and delivery thereof, copies of any material amendment, restatement, supplement or other modification to or waiver of the First Lien Credit Agreement or collateral documents related thereto entered into after the date hereof;

(xvi) Patriot Act, etc.: with reasonable promptness, information to confirm compliance with the representations contained in subsection 5.18 reasonably requested by any Lender through Administrative Agent;

(xvii) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender; and

(xviii) Net Asset Sale Proceeds and Net Insurance/Condemnation Proceeds: at the time of delivery of the financial statements referred to in clauses (ii) and (iii) above, a brief description of any event giving rise to the receipt of Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds by Company, Holdings or their Subsidiaries and a statement describing the general proposed application of such proceeds.

6.2	Existence, etc.

Except as permitted under subsection 7.6 and except for Inactive Subsidiaries (but subject to subsection 6.13), Holdings and Company each will, and will cause each of their respective Subsidiaries to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 5.1 and all rights and franchises to its business; provided, however, that neither Company, Holdings nor any of their Subsidiaries shall be required to preserve any such right or franchise where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.3	Payment of Taxes and Claims; Tax.

Except to the extent failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Company and Holdings will, and will cause each of their Subsidiaries to, (a) pay all Taxes, that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax need be paid if it is being contested in good faith, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of such a Tax which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim, and (b) timely file all of its Tax returns.

6.4	Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds.

A. Maintenance of Properties. Except to the extent failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Company and

Holdings will, and will cause each of their Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty or condemnation events excepted, all properties used or useful in the business of Company, Holdings and their Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof in the ordinary course of business. Except to the extent failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Company and Holdings will, and will cause each of their Subsidiaries to, maintain the registrations and applications for registrations of the Intellectual Property owned by Company, Holdings or their Subsidiaries.

B. Insurance. Company and Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company, Holdings and their Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Company and Holdings will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as shall be customary for corporations similarly situated in the industry. Each such policy of insurance shall (a) name Collateral Agent for the benefit of Secured Parties as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent for the benefit of Secured Parties as the loss payee thereunder for any covered loss and provides for at least 30 days prior written notice to Collateral Agent of any modification or cancellation of such policy. In connection with the renewal of each such policy of insurance, Company promptly shall deliver to Collateral Agent a certificate from Company’s insurance broker or other evidence satisfactory to Collateral Agent that Collateral Agent on behalf of Secured Parties has been named as additional insured and/or loss payee thereunder.

C. Application of Net Insurance/Condemnation Proceeds. Upon receipt by Holdings or any of its Subsidiaries or by Collateral Agent as loss payee of any Net Insurance/Condemnation Proceeds:

(i) so long as no Event of Default shall have occurred and be continuing, Collateral Agent, if it received such Net Insurance/Condemnation Proceeds, shall deliver them to Company, and Company or Holdings shall, or shall cause one or more of their Subsidiaries to, apply any such Net Insurance/Condemnation Proceeds to reinvest in assets in accordance with subsection 2.4B, and to the extent not so applied within the time periods set forth in subsection 2.4B, if such Net Insurance/Condemnation Proceeds not so applied exceed $10,000,000, to prepay the Loans as provided in subsection 2.4B; and

(ii) if at any time an Event of Default shall have occurred and be continuing, Collateral Agent, if it holds such Net Insurance/Condemnation Proceeds, is hereby authorized by Company to, and Company or Holdings, if it or one of their Subsidiaries holds such Net Insurance/Condemnation Proceeds, shall, apply such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in subsection 2.4B and subsection 2.4D.

6.5	Inspection Rights; Lender Meeting.

A. Inspection Rights. Company and Holdings shall, and shall cause each of their Subsidiaries to, permit any authorized representatives designated by any Secured Party (on a coordinated basis) to visit and inspect any of the properties of Company, Holdings or of any of their Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours up to one time per year or at any time or from time to time following the occurrence and during the continuation of an Event of Default.

B. Lender Meeting. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s principal offices (or at such other location as may be agreed to by Company and Administrative Agent) or by conference call at such time as may be agreed to by Company and Administrative Agent (it being understood that, notwithstanding anything to the contrary contained in this Agreement, Company shall not be required to reimburse any Lender for its cost of attending any such meeting).

6.6	Compliance with Laws, etc.

Company and Holdings shall comply, and shall cause each of their Subsidiaries and use reasonable efforts to cause all other Persons on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

6.7	Environmental Matters.

A. Environmental Disclosure. Company will deliver to Administrative Agent and Lenders:

(i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all final environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Government Authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(ii) Notice of Certain Releases, Remedial Actions, etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any material Release required to be reported to any Government Authority under any applicable Environmental Laws, (b) any remedial action taken by Company or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (c) Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws.

(iii) Written Communications Regarding Environmental Claims, Releases, etc. As soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (b) any material Release required to be reported to any Government Authority.

(iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (1) cause Company or any of its Subsidiaries to incur an Environmental Claim that would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) cause the Holdings or any of its Subsidiaries to be unable to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Holdings or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

B. Company’s Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

(i) Remedial Actions Relating to Hazardous Materials Activities. Company and Holdings shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of their Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws which violation could reasonably be expected to have a Material Adverse Effect or that presents a risk arising from an Environmental Claim that could reasonably be expected to result in a Material Adverse Effect, provided, however, that Company shall not be precluded from contesting in good faith any such alleged violation of Environmental Law or Environmental Claim.

(ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. Company and Holdings shall promptly take, and shall cause each of their Subsidiaries promptly to take, any and all actions necessary to (i) cure any material violation of applicable Environmental Laws by Holdings or its Subsidiaries and (ii) make an appropriate response to any Environmental Claim against Holdings or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, provided, however, that Company shall not be precluded from contesting in good faith any such alleged violation of Environmental Law or Environmental Claim.

6.8	Execution of Guaranty and Personal Property Collateral Documents After the Closing Date.

A. Execution of Guaranty and Personal Property Collateral Documents. In the event that (x) any Person becomes a Domestic Subsidiary of Company after the date hereof or (y) with respect to any Inactive Subsidiary which is not dissolved or merged with a Loan Party with such Loan Party surviving within 60 days of the Closing Date, Company will promptly notify (and, in any event, within 30 days) Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of the Guaranty and Security Agreement and promptly thereafter (and, in any event, within 45 days unless Administrative Agent shall have consented to a longer period in its sole discretion) take all actions to perfect the Collateral Agent’s security interest in all assets of such Domestic Subsidiary pledged under the Security Agreement to the extent required thereby. In addition, as provided in the Security Agreement, Company shall, or shall cause each Guarantor that owns the Capital Stock of such Person to, execute and deliver to Administrative Agent a supplement to the Security Agreement and to deliver to Collateral Agent (or its bailee) all certificates representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank) and pledged debt instruments.

B. Foreign Subsidiaries. Notwithstanding the provisions of subsection 6.8A, no Capital Stock of (i) a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code (a “CFC”) or (ii) a Domestic or Foreign Subsidiary which stock is owned directly or indirectly by a CFC shall be required to be pledged pursuant to the provisions of any Security Document; provided that Capital Stock of a CFC which stock is not owned directly or indirectly by another CFC may be pledged as long as the aggregate amount of such CFC’s Capital Stock so pledged does not exceed (a) voting Capital Stock possessing 65% of the aggregate voting power of all of such CFC’s Capital Stock and (b) 100% of such CFC’s non-voting Capital Stock; provided, further, that a Foreign Pledge Agreement shall only be required in connection with any such pledge of the Capital Stock of a Foreign Subsidiary that is a Material Subsidiary and so long as Administrative Agent reasonably determines that the costs of the Loan Parties associated with the execution, delivery and performance of such Foreign Pledge Agreement do not exceed the value to the Lenders of such Foreign Pledge Agreement.

C. Subsidiary Organizational Documents, Legal Opinions, etc. (x) At the time a Subsidiary of Company becomes a Material Subsidiary or (y) with respect to any Inactive Subsidiary which is not dissolved or merged with a Loan Party with such Loan Party surviving within 90 days of the Closing Date, Company shall deliver to Administrative Agent (i) certified copies of such Subsidiary’s Organizational Documents, together with, if such Subsidiary is a Domestic Subsidiary, a good standing certificate from the Secretary of State of the jurisdiction of its organization, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iii) if requested by Administrative Agent, a favorable opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to (a) valid existence and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to Administrative Agent and its counsel.

6.9	Matters Relating to Additional Real Property Collateral.

A. Additional Mortgages, etc. From and after the Closing Date, in the event that (i) Company or any Guarantor acquires any fee ownership interest in real property, together with any Improvements thereon with a value in excess of $5,000,000 or (ii) at the time any Person becomes a Guarantor, such Person owns or holds any fee ownership interest in real property with a value in excess of $5,000,000, in the case of clause (ii) above excluding any such Real Property Asset the encumbrancing of which requires the consent of any then-existing senior lienholder, where Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such senior lienholder’s consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an “Additional Mortgaged Property”), Company or such Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Guarantor (and, in any event, within 30 days of the acquisition thereof and such Person becoming a Guarantor), as the case may be, a fully executed and notarized Mortgage (an “Additional Mortgage”) (which Additional Mortgage shall be expressly subject to the Intercreditor Agreement), in proper form for recording in all appropriate offices in all applicable jurisdictions, encumbering the ownership interest of such Loan Party in such Additional Mortgaged Property; and Administrative Agent shall have received from Company or such applicable Guarantor:

(i) Opinions of Local Counsel. An opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which an Additional Mortgaged Property is located with respect to the enforceability of the form(s) of Additional Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

(ii) Consents, etc. With respect to each Additional Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the transactions contemplated by the Loan Documents or as shall reasonably be deemed necessary by Administrative Agent in order for the owner or holder of the fee ownership interest constituting such Additional Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Additional Mortgaged Property;

(iii) Title Insurance. With respect to each Additional Mortgage, a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Additional Mortgage as a valid Second Priority mortgage Lien on the Additional Mortgaged Property and fixtures described therein in the amount equal to not less than 115% of the fair market value of such Additional Mortgaged Property and fixtures, which policy (or such marked-up commitment) (each, a “Title Policy”) shall be reasonably acceptable to Administrative Agent;

(iv) With respect to each Additional Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(v) Evidence reasonably acceptable to Administrative Agent of payment by Company of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Additional Mortgages and issuance of the Title Policies referred to above;

(vi) with respect to each Additional Mortgaged Property, copies of all leases in which Company or any Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any;

(vii) with respect to each Additional Mortgaged Property, each Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Additional Mortgaged Property;

(viii) Matters Relating to Flood Hazard Properties. (a) Evidence, which may be in the form of a completed Federal Emergency Management Agency Standard Flood Hazard Determination, as to whether (1) any Additional Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if there are any such Flood Hazard Properties, such Loan Party’s written acknowledgement of receipt of written notification from Administrative Agent (1) as to the existence of each such Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event any such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and

(ix) Surveys with respect to each Additional Mortgaged Property.

B. Real Estate Appraisals. Company shall, and shall cause each of its Subsidiaries to, permit an independent real estate appraiser satisfactory to Administrative Agent, upon reasonable notice during Company’s or its Subsidiaries’ normal business hours, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property if reasonably required in order for Administrative Agent or Lenders to comply with any applicable laws and regulations (in each case to the extent required under such laws and regulations as reasonably determined by Administrative Agent).

6.10	Interest Rate Protection.

Within 90 days after the Closing Date, Company shall enter into one or more Interest Rate Agreements (including Interest Rate Agreements entered into in accordance with the preceding sentence) in an aggregate notional principal amount of not less than 50% of the sum of the aggregate principal amounts of the then outstanding Loans and the term loans under the First Lien Credit Agreement, for a term of at least 3 years from the Closing Date, each such Interest Rate Agreement to be in form and substance reasonably satisfactory to Administrative Agent. Company shall maintain in effect each such Interest Rate Agreement during its term.

6.11	Deposit Accounts and Securities Accounts.

From and after 60 days after the Closing Date (or such later date as the Collateral Agent may agree), Company shall not permit any of its or its Domestic Subsidiaries’ Deposit Accounts and Securities Accounts at any time to have a principal balance in excess of $1,000,000 (excluding (a) any account used solely for payroll, payroll taxes and other employee wage and benefit payments and (b) any account located outside the United States so long as the aggregate principal balance of all such accounts does not exceed $5,000,000 at any time) unless Company or such Domestic Subsidiary, as the case may be, has (i) executed and delivered to Collateral Agent (or its bailee) a Control Agreement, and (ii) taken all other steps necessary or, in the opinion of Collateral Agent, desirable to ensure that Collateral Agent has a perfected security interest in such account; provided that, if Company or such Domestic Subsidiary is unable to obtain a Control Agreement from the financial institution at which the Deposit Account or Securities Account is maintained, Company shall, or shall cause such Domestic Subsidiary to, transfer all amounts in the applicable account to an account maintained at a financial institution from which Company or such Domestic Subsidiary has obtained a Control Agreement. From and after 60 days after the Closing Date (or such later date as the Collateral Agent may agree), Company shall not permit the aggregate amount on deposit in all Deposit Accounts of Company and of its Domestic Subsidiaries (other than (a) Deposit Accounts maintained with Administrative Agent or subject to a Control Agreement, (b) any account used solely for payroll, payroll taxes and other employee wage and benefit payments and (c) any account located outside the United States so long as the aggregate principal balance of all such accounts does not exceed $5,000,000 at any time) at any time to exceed $5,000,000.

6.12	Ratings.

Company shall use commercially reasonable efforts to obtain a facility rating by each of Moody’s and S&P with respect to this Agreement and the Loans hereunder and to obtain a corporate or family rating, as the case may be, by each of Moody’s and S&P with respect to Company and its Subsidiaries; provided that such obligation shall not apply to ratings by Moody’s until 45 days after the date on which audited financial statements for Company and its Subsidiaries for Fiscal Year 2006 are available.

6.13	Post Closing Matters.

To the extent such items have not been delivered as of the Closing Date, Company shall deliver to Administrative Agent, the following:

A. Foreign Subsidiary Analysis.

(i) Within 10 Business Days after the Closing Date, unless waived or extended by Administrative Agent in its sole discretion, information with respect to the portion of Consolidated EBITDA and Total Assets allocable to each direct Foreign Subsidiary of Company and its Domestic Subsidiaries;

(ii) Within 30 days after the Closing Date, unless waived or extended by Administrative Agent in its sole discretion, with respect to any direct Foreign Subsidiary of Company and its Domestic Subsidiaries that Administrative Agent reasonably determines to be a Material Subsidiary, (A) such amendments to the Security Agreement, such separate security agreements or such other documents as Administrative Agent deems necessary in order to grant to the Collateral Agent, for the benefit of the Secured Parties, perfected security interests in the Capital Stock of such Foreign Subsidiary that is owned by Borrower or any of its Domestic Subsidiaries (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such Foreign Subsidiary be required to be so pledged), (B) the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Domestic Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens of the Collateral Agent thereon and (C) a favorable opinion of counsel to such Foreign Subsidiary, in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to (a) valid existence and good standing of such Foreign Subsidiary, (b) the due authorization, execution and delivery by such Foreign Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Foreign Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in the Capital Stock of such Foreign Subsidiary pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to Administrative Agent and its counsel; and

(iii) Within 30 days after the Closing Date, unless waived or extended by Administrative Agent in its sole discretion, with respect to any direct Foreign Subsidiary of the Company and its Domestic Subsidiaries, (x) the certificates, if any, representing the Capital Stock of such Foreign Subsidiary, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Domestic Subsidiary or (y) if no such certificates representing such Capital Stock exist, an uncertificated securities control agreement, executed by a duly authorized officer of such Foreign Subsidiary (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such Foreign Subsidiary be required to be so pledged).

B. Landlord Access Agreement. Within 30 days after the Closing Date, unless waived or extended by Administrative Agent in its sole discretion, a landlord access agreement reasonably satisfactory in form and substance to Administrative Agent with respect to Company’s leased property at 4690 Millennium Drive, Belcamp, Maryland, executed by Manekin LLC or its successor.

Section 7.	COMPANY’S NEGATIVE COVENANTS

Holdings and Company covenant and agree that, until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations), unless Requisite Lenders shall otherwise give prior written consent, Holdings and Company shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 7.

7.1	Indebtedness.

Holdings and Company shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i) Holdings and its Subsidiaries may become and remain liable with respect to the Obligations;

(ii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness including purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond, and similar financings) (x) in respect of Capital Leases or (y) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and modifications, extensions, renewals, refundings, replacements and extensions of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (A) in the case of clause (y), such Indebtedness is incurred prior to or within 210 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this subsection 7.1(ii) shall not exceed $18,000,000 at any time outstanding;

(iii) (A) Company may become and remain liable with respect to Indebtedness to any Subsidiary Guarantor, and any Subsidiary Guarantor may become and remain liable with respect to Indebtedness to Company or any Subsidiary Guarantor; provided that (a) a security interest in all such intercompany Indebtedness shall have been granted to Collateral Agent for the benefit of Lenders and (b) if such intercompany Indebtedness is evidenced by a promissory note or other instrument, such promissory note or instrument shall have been pledged to Administrative Agent pursuant to the Security Agreement, (B) any Subsidiary that is not a Subsidiary Guarantor may become and remain liable with respect to Indebtedness to any other Subsidiary that is not a Subsidiary Guarantor and (C) Company and any Subsidiary Guarantor may become and remain liable with respect to Indebtedness to any Subsidiary that is not a Subsidiary Guarantor; provided that all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that is in any such case reasonably satisfactory to the Administrative Agent;

(iv) Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto and, except in the case of Existing Indebtedness to Be Repaid, become and remain liable with respect to any modifications, refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof or changing the obligors thereunder);

(v) any Person that becomes a Subsidiary of Company as a result of a Permitted Acquisition may remain liable with respect to Indebtedness existing on the date of such acquisition and become and remain liable with respect to any modifications, refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof or changing the obligors thereunder); provided that such Indebtedness is not created in anticipation of such acquisition and no more than $18,000,000 of Indebtedness shall have been incurred in reliance on this subsection 7.1(v) since the Closing Date;

(vi) (A) Foreign Subsidiaries may become and remain liable with respect to Indebtedness to Company or any Subsidiary Guarantor in an aggregate principal amount outstanding not to exceed $12,500,000 minus the Net Foreign Equity Investment Amount and (B) Indebtedness of any Wholly Owned Foreign Subsidiary to Company or any Subsidiary Guarantor representing the deferred payment of the purchase price for the sale of Capital Stock of a Foreign Subsidiary to such Wholly Owned Foreign Subsidiary; provided that (a) such Indebtedness shall be evidenced by a promissory note and shall be pledged pursuant to the Pledge Agreement and (b) 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of such Wholly Owned Foreign Subsidiary or the “first tier” holding company thereof that is a Wholly Owned Foreign Subsidiary shall be pledged pursuant to a Foreign Pledge Agreement;

(vii) Foreign Subsidiaries of Company may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $6,000,000 at any time outstanding;

(viii) the Loan Parties may become and remain liable with respect to First Lien Indebtedness pursuant to the First Lien Credit Agreement and, subject to the limitations set forth in the Intercreditor Agreement, Indebtedness incurred to refinance, extend, renew, restructure or replace, or in exchange for, such First Lien Indebtedness, in whole or in part (“Refinancing First Lien Indebtedness”), in an aggregate principal amount not to exceed $305,000,000 plus reasonable fees, costs and expenses in connection with any such refinancing, extension, renewal, restructuring or replacement thereof or exchange therefor; provided that (i) such Refinancing First Lien Indebtedness is permitted under the terms of the Intercreditor Agreement and (ii) the maximum amount of any First Lien Indebtedness permitted by this clause (viii) shall be reduced on a dollar for dollar basis by the aggregate amount of the principal of term loans prepaid thereunder pursuant to Section 2.4B(iii) of the First Lien Credit Agreement and scheduled amortization of term loans under the First Lien Credit Agreement (other than in connection with a refinancing of First Lien Indebtedness permitted under this clause (viii));

(ix) Company and the Subsidiary Guarantors may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $12,000,000 at any time outstanding;

(x) Company and the Subsidiary Guarantors may become and remain liable with respect to (x) Indebtedness, in respect of performance bonds, surety bonds, appeal bonds, completion guarantees or like instruments or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business and (y) letters of credit supporting obligations described in subclause (x);

(xi) the Loan Parties may become and remain liable with respect to Indebtedness under Hedge Agreements required under subsection 6.10 or otherwise entered into in the ordinary course of business and not for speculative purposes;

(xii) Company and its Subsidiaries may become and remain liable with respect to customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets;

(xiii) (x) Company and the Subsidiary Guarantors may become and remain liable with respect to guarantee obligations in respect of any Indebtedness of Company or any Subsidiary Guarantor permitted by subsection 7.1 and (y) any Subsidiary that is not a Guarantor may become and remain liable with respect to guarantee obligations in respect of any Indebtedness of any Subsidiary that is not a Guarantor permitted by subsection 7.1;

(xiv) [Reserved];

(xv) Company and its Subsidiaries may become and remain liable for Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts in the ordinary course of business; and

(xvi) Company and the Subsidiary Guarantors may incur other Indebtedness; provided that (w) no Potential Event of Default or Event of Default shall have occurred and be continuing, (x) such Indebtedness does not mature prior to 91 days after the last stated maturity date of the Loans, (y) after giving effect on a pro forma basis in accordance with subsection 1.2B to the incurrence of such Indebtedness, the Consolidated Leverage Ratio as of the end of the most recently ended Fiscal Quarter is less than 5.00:1.00 and (z) such Indebtedness has mandatory prepayment, repurchase or redemption, covenant and default provisions customary for such Indebtedness and, in any event, no more restrictive than those set forth in this Credit Agreement.

7.2	Liens and Related Matters.

A. Prohibition on Liens. Holdings and Company shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(i) Permitted Encumbrances;

(ii) Liens securing Indebtedness permitted pursuant to subsection 7.1(ii); provided that (x) such Liens attach at all times only to the assets so financed except for accessions to the property that is affixed or incorporated into the property covered by such Lien or financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (y) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(iii) Liens on assets of a Person that becomes a direct or indirect Subsidiary of Company or that are acquired by Company or a Subsidiary after the date of this Agreement in a

Permitted Acquisition, provided, however, that such Liens (x) exist at the time such Person becomes a Subsidiary or at the time such assets are acquired, (y) attach only to specific assets acquired in such Permitted Acquisition (and the proceeds or products thereof) and (z) were not created in anticipation of such acquisition and, in any event, do not in the aggregate secure Indebtedness in excess of $5,000,000 at any time;

(iv) Liens described in Schedule 7.2 annexed hereto and extensions, renewals and replacements thereof;

(v) Liens securing the First Lien Indebtedness;

(vi) Other Liens securing obligations in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(vii) Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries otherwise permitted under subsection 7.1;

(viii) [Reserved]; and

(ix) Liens in favor of Company or a Guarantor securing Indebtedness permitted under subsection 7.1(iii).

B. No Further Negative Pledges. Neither Holdings, Company nor any of their Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its material properties or assets, whether now owned or hereafter acquired, to secure Indebtedness under any senior credit facility, including this Agreement, other than (i) the First Lien Credit Agreement or any agreement prohibiting only the creation of Liens securing Subordinated Indebtedness, (ii) any agreement evidencing Indebtedness secured by Liens permitted by subsection 7.2A(ii), (iii), (iv), (vi) and (vii) as to the assets securing such Indebtedness, (iii) agreements that are customary restrictions on leases, subleases, licenses or permits so long as such restrictions relate to the property subject thereto, (iv) agreements that are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (v) agreements that are customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business and (vi) any agreement evidencing an asset sale, as to the assets being sold.

C. No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries. Holdings and Company will not, and will not permit any of their Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Holdings or any of its Subsidiaries, (iii) make loans or advances to Holdings or any of its Subsidiaries, or (iv) transfer any of its property or assets to Holdings or any of its Subsidiaries, except (a) as provided in this Agreement and the First Lien Credit Agreement, (b) as to transfers of assets, as may be provided in an agreement with respect to a sale of such assets, (c) encumbrances or restrictions existing under or by reason of agreements binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of Company, so long as such agreements were not entered into in contemplation of such Person becoming a Subsidiary of Company, (d) encumbrances or restrictions existing under or by reason of agreements that are customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures permitted under subsection 7.3 and applicable solely to such joint venture, (e) encumbrances or restrictions existing under or by reason of agreements that are customary restrictions on leases, subleases, licenses or permits so long as such restrictions relate to the property subject thereto, (f) encumbrances or restrictions existing under or by reason of agreements that are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (g) encumbrances or restrictions existing under or by reason of agreements that are customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business, (h) as to Foreign Subsidiaries, restrictions which do not have a material adverse effect on the ability of Company to repay the Obligations when due and which are contained in agreements relating to Indebtedness permitted under clauses (iv) and (vii) of subsection 7.1, (i) encumbrances or restrictions existing under or by reason of any agreements governing any purchase money Liens or obligations under Capital Leases otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the property financed thereby; provided that individual agreements governing purchase money Liens or obligations under Capital Leases provided by a Person (or its Affiliates) may be cross-collateralized to other such agreements governing purchase money Liens or obligations under Capital Leases provided by such Person (or its Affiliates)), (j) encumbrances or restrictions existing under or by reason of applicable law and (k) encumbrances or restrictions on the transfer of any property subject to Liens permitted by subsection 7.2A.

7.3	Investments; Acquisitions.

Holdings and Company shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock of, any Person, or any division or line of business of any Person except:

(i) Holdings and its Subsidiaries may make and own Investments in Cash and Cash Equivalents;

(ii) the Loan Parties may make and own Investments in Company and the Guarantors may make and own Investments in Company and other Guarantors and Subsidiaries that are not Guarantors may make and own Investments in Company and Subsidiaries that are not Guarantors;

(iii) Company and its Subsidiaries may make intercompany loans and advances to the extent permitted under subsections 7.1(iii) and 7.1(vi);

(iv) Holdings and its Subsidiaries may consummate the Merger and make related Investments in accordance with the terms and conditions of the Merger Agreement;

(v) Company and its Subsidiaries may make Consolidated Capital Expenditures permitted by the First Lien Credit Agreement;

(vi) Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto, including any modification, replacement, renewal or extension thereof which does not increase the amount thereof;

(vii) Company and its Subsidiaries may make Permitted Acquisitions; provided that (a) no Potential Event of Default or Event of Default shall have occurred and be continuing at the time such acquisition occurs or after giving effect thereto, (b) Company shall be in Pro Forma Compliance (as defined in the First Lien Credit Agreement as in effect on the Closing Date without giving effect to any waiver by lenders under the First Lien Credit Agreement of covenants in the First Lien Credit Agreement on which Pro Forma Compliance is based) after giving effect thereto, (c) Company and Holdings shall, and shall cause their Subsidiaries to, comply with the requirements of subsections 6.8 and 6.9 with respect to each such acquisition that results in a Person becoming a Subsidiary and (d) the aggregate fair market value of all direct and indirect Investments in Persons that do not become Guarantors resulting from all such acquisitions shall not exceed in the aggregate $12,500,000;

(viii) Company and the Subsidiary Guarantors may make and own equity Investments in their respective wholly owned Foreign Subsidiaries; provided that the amount of all such Investments constituting equity Investments made from and after the Closing Date minus the amount of all cash dividends, distributions and other payments actually received by Company or any of the Subsidiary Guarantors in respect of such equity investments after the Closing Date (the “Net Foreign Equity Investment Amount”) shall not at any time exceed the excess of (x) $12,500,000, minus (y) the aggregate principal amount of Indebtedness outstanding under subsection 7.1(vi);

(ix) Holdings and Company may acquire and hold obligations of one or more officers or other employees of Holdings or its Subsidiaries in connection with such officers’ or employees’ acquisition of shares of its Capital Stock, so long as no cash is actually advanced by Holdings or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(x) Company and its Subsidiaries may receive and hold promissory notes and other noncash consideration received in connection with any Asset Sale permitted by subsection 7.6;

(xi) Company and the Subsidiary Guarantors may make and own other Investments in an aggregate amount not to exceed at any time (x) $18,000,000 plus (y) the Specified Equity Amount;

(xii) Company and its Subsidiaries may make and own Investments in connection with the workout, bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(xiii) Company and its Subsidiaries may make and own Investments consisting of lease, utility and other deposits or advances in the ordinary course of business;

(xiv) [Reserved];

(xv) Company and its Subsidiaries may make and own Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(xvi) Holdings and its Subsidiaries may enter into Hedge Agreements as permitted under subsection 7.1(xi);

(xvii) Company and its Subsidiaries may make and own Investments in the ordinary course of business consisting of indorsements for collection or deposit;

(xviii) Holdings and its Subsidiaries may make and own Investments consisting of loans and advances of payroll payments to employees in the ordinary course of business; and

(xix) Company and its Subsidiaries may acquire and hold any Investment existing at the time a Person becomes a Subsidiary of Company or any Subsidiary pursuant to subsection 7.6(viii).

7.4	Restricted Junior Payments.

Holdings and Company shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (i) Holdings and its Subsidiaries may make regularly scheduled payments of interest in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, as such indenture or other agreement may be amended from time to time, (ii) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom, Holdings may make, and Company may make Restricted Junior Payments to Holdings sufficient to fund, any redemption or repurchase of Capital Stock that is required pursuant to the terms of any “qualified stock bonus plan” under Section 401(a) of the Internal Revenue Code that complies in all material respects with the applicable provisions of Section 404, 409 and 415 of the Internal Revenue Code shall be permitted; provided that such repurchases shall not exceed $2,000,000 in any Fiscal Year, (iii) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom, Holdings and its Subsidiaries make any payment or prepayment of principal of, premium, if any, or interest on, or redeem, purchase, retire, defease (including in-substance or legal defeasance), create a sinking fund or make a similar payment with respect to, Subordinated Indebtedness of Company with the proceeds of any refinancing Indebtedness of Company permitted by subsection 7.1 so long as such refinancing Indebtedness is Subordinated Indebtedness of Company and subordinated to at least the same extent as debt refinanced, (iv) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Holdings and Company may make other Restricted Junior Payments after the Closing Date equal to (x) $12,500,000 plus (y) the Specified Equity Amount and (v) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or be caused thereby, Holdings and Company may make additional Restricted Junior Payments to any Person (including, without limitation, any Vector Entity or any of its Affiliates) after the Closing Date in an aggregate amount, when taken together with payments made pursuant to subsection 7.8(viii), not to exceed $12,000,000 plus interest accruing thereon from and after the Closing Date at the applicable federal rate; provided, that all such Restricted Junior Payments made pursuant to this subsection 7.4(v) shall have been funded with amounts deposited in a segregated account on the Closing Date.

7.5	[Reserved].

7.6	Restriction on Fundamental Changes; Asset Sales.

Holdings and Company shall not, and shall not permit any of their Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i) any Subsidiary of Company may be merged with or into Company or any Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Subsidiary Guarantor; provided that, in the case of such a merger, Company or such Subsidiary Guarantor shall be the continuing or surviving Person;

(ii) Company and its Subsidiaries may sell or otherwise dispose of inventory in the ordinary course of business;

(iii) Company and its Subsidiaries may dispose of obsolete, worn out or surplus assets or of assets no longer used or useful in the conduct of the business of Company and its Subsidiaries, in each case, in the ordinary course of business;

(iv) Company and its Subsidiaries may make Asset Sales of assets having a fair market value not in excess of the greater of (x) $31,000,000 and (y) 6% of Total Assets; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof and (b) the consideration received shall be 75% cash; provided that for purposes of this subclause (b) any Designated Noncash Consideration in an amount not to exceed the greater of (x) $5,000,000 and (y) 1% of Total Assets in the aggregate for all Asset Sales following the Closing Date (provided that for purposes of this proviso any Designated Noncash Consideration which has subsequently been sold for, or otherwise converted to cash, shall not be counted against such limitation to the extent of the cash received) shall be deemed to be cash;

(v) in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

(vi) Company or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law;

(vii) the Merger and the Tender Offer may occur in accordance with the terms and conditions of the Merger Agreement and the Offer to Purchase Agreement;

(viii) any Person may be merged with or into Company or any Subsidiary if the acquisition of the Capital Stock of such Person by Company or such Subsidiary would have been permitted pursuant to subsection 7.3; provided that (a) in the case of Company, Company shall be the continuing or surviving Person, (b) in the case of a Subsidiary, if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and complies with the provisions of subsection 6.8 and (c) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto;

(ix) any Foreign Subsidiary of Company may be merged with or into any other Foreign Subsidiary of Company, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Foreign Subsidiary of Company;

(x) Company or any Subsidiary may lease, sublease, license or sublicense property (and surrender and terminate leases and other occupancy agreements) in the ordinary course of business and which do not materially interfere with the business of Company and its Subsidiaries or adversely affect the Collateral;

(xi) Company or any Subsidiary may abandon Intellectual Property which, in the reasonable good faith determination of Company or any Subsidiary, is uneconomical, negligible, obsolete or otherwise not material in the conduct of the business of Company or such Subsidiary;

(xii) Company or any Subsidiary may dispose of any asset subject to any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding; provided that the Net Insurance/Condemnation Proceeds received by Company or such Subsidiary shall be applied as required by subsection 2.4(B)(iii)(b);

(xiii) Company or any Subsidiary may dispose of Investments in joint ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties in, joint venture agreements and similar binding arrangements; and

(xiv) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof.

7.7	[Reserved].

7.8	Transactions with Shareholders and Affiliates.

Holdings and Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of equity Securities of Holdings or with any Affiliate of Company or Holdings or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Company and any of its Subsidiaries or between any of its Subsidiaries, (ii) reasonable and customary fees paid to members of the Governing Bodies of Company and its Subsidiaries, (iii) Restricted Junior Payments permitted by subsection 7.4, (iv) employment and severance arrangements between Company and the Subsidiaries and their respective officers and employees in the ordinary course of business, (v) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of Company and the Subsidiaries in the ordinary course of business, (vi) the payment of fees, expenses, indemnities or other payments pursuant transactions pursuant to the other permitted agreements in existence on the Closing Date and set forth on Schedule 7.8 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (vii) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or be caused thereby, payments of up to $2,000,000 per Fiscal Year of management and monitoring fees provided for in the Management Agreement, as in effect on the Closing Date and (viii) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or be caused thereby, Holdings and Company may pay additional fees, expenses, costs or other payments to any Person (including, without limitation, any Vector Entity or any of its Affiliates) after the Closing Date in an aggregate amount, when taken together with Restricted Junior Payments made pursuant to subsection 7.4(v), not to exceed $12,000,000 plus interest accruing thereon from and after the Closing Date at the applicable federal rate; provided, that all such payments made pursuant to this subsection 7.8(viii) shall have been funded with amounts deposited in a segregated account on the Closing Date.

7.9	Conduct of Business.

A. Conduct of Business of Company and Its Subsidiaries. From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar or related or incidental businesses.

B. Conduct of Business of Holdings. Notwithstanding the foregoing in this Section 7, from and after the Closing Date, Holdings shall not conduct, transact or otherwise engage in any business or operations or incur Indebtedness or consensual Liens other than those incidental to (i) its ownership of the Capital Stock of Company, (ii) the maintenance of its legal existence, (iii) the performance of the Loan Documents and the Merger Documents, (iv) any public offering of its common stock or any other issuance of its Capital Stock not prohibited by Section 7.

7.10	Amendments or Waivers of Certain Agreements.

A. Amendments or Waivers of Certain Agreements. Neither Company nor any of its Subsidiaries will agree to any material amendment to, or waive any of its material rights under, any Merger Document (other than any agreement evidencing or governing any Subordinated Indebtedness) after the Closing Date if such amendment or waiver is adverse to the interests of the Lenders without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver.

B. Layering Amendment of First Lien Credit Agreement. Company shall not, and shall not permit any of its Subsidiaries to, amend the First Lien Credit Agreement or any Loan Document (as such term is defined in the First Lien Credit Agreement) or otherwise change the terms of the First Lien Indebtedness, if the effect of such amendment or change is to subordinate in right of payment any of First Lien Indebtedness or subordinate the lien on all or any portion of the Collateral securing the First Lien Obligations (other than in respect of Liens permitted under the First Lien Credit Agreement (as in effect on the Closing Date) or in connection with a DIP Financing permitted under the Intercreditor Agreement.

7.11	Fiscal Year.

Company shall not change its Fiscal Year-end from December 31.

7.12	Ownership of Subsidiaries.

Holdings and Company shall not permit any Domestic Subsidiary to be a non-Wholly Owned Subsidiary, except (i) as a result of or in connection with a dissolution, liquidation, merger, consolidation or disposition of a Subsidiary permitted by subsection 7.6 or an Investment in any Person permitted under subsection 7.3 in which such Domestic Subsidiary ceases to be a Subsidiary or (ii) so long as such Subsidiary continues to be a Guarantor.

Section 8.	EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1	Failure To Make Payments When Due.

Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or failure by Company to pay any interest on any Loan, prepayment premium on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2	Default in Other Agreements.

(i) Failure of any Loan Party or any of their Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or amounts due in respect of the early termination of Hedge Agreements in an individual principal amount of $6,000,000 or more or with an aggregate principal amount of $6,000,000 or more, in each case beyond the end of any grace period provided therefor; or

(ii) Breach or default by any Loan Party or any of their Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness in the individual or aggregate amounts referred to in clause (i) above, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that if such breach or default is under First Lien Indebtedness, such breach or default shall not constitute an Event of Default unless and until the earlier of (x) the expiration of 90 days after the occurrence of such breach or default (whether a breach is with respect to all First Lien Indebtedness or only with respect to revolving loans under such First Lien Indebtedness) and (y) the date that the holders of such First Lien Indebtedness shall have caused such First Lien Indebtedness to become due prior to its stated maturity as a result thereof; or

8.3	Breach of Certain Covenants.

(i) Failure of Holdings or Company to perform or comply with any term or condition contained in subsection 2.5 or 6.2 or Section 7 of this Agreement; or

(ii) Failure of Company to comply with the covenant contained in subsection 6.1(i)(a) or (b) and the continuance thereof for a period of 5 days; or

8.4	Breach of Warranty.

Any representation, warranty, certification or other statement made by Holdings or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Holdings or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5	Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or

8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings, Company or any of their Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii) An involuntary case shall be commenced against Holdings, Company or any of their Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, Company or any of their Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, Company or any of their Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings, Company or any of their Material Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.

(i) Holdings, Company or any of their Material Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings, Company or any of their Material Subsidiaries shall make any assignment for the benefit of creditors; or

(ii) Holdings, Company or any of their Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Holdings, Company or any of their Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8	Judgments and Attachments.

Any final non-appealable money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $6,000,000 or (ii) in the aggregate at any time an amount in excess of $6,000,000, in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be entered or filed against Holdings, Company or any of their Material Subsidiaries or any of their respective assets and shall remain unpaid, undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9	Dissolution.

Any order, judgment or decree shall be entered against Holdings, Company or any of their Material Subsidiaries decreeing the dissolution or split up of Holdings, Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10	Employee Benefit Plans.

There shall occur one or more ERISA Events or similar events in respect of any Foreign Plans, that individually or in the aggregate could reasonably be expected to result in a liability of Holdings or any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $6,000,000 during the term of this Agreement; or there shall exist, as of any valuation date for a Pension Plan, an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which could reasonably be expected to result in a Material Adverse Effect, and there has been a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any such Pension Plan; or

8.11	[Reserved].

8.12	Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) Collateral Agent shall not have or shall cease to have a valid and perfected Second Priority Lien in any Collateral purported to be covered by the Collateral Documents having a fair market value, individually or in the aggregate, exceeding $6,000,000, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof or the validity, perfection or priority of any Lien on any Collateral purported to be covered by the Collateral Documents having a fair market value, individually or in the aggregate, exceeding $6,000,000, in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party; or

8.13	Failure To Consummate Merger.

The Merger shall not be consummated in accordance with this Agreement and the Related Agreement concurrently with the making of the initial Loans, or the Merger shall be unwound, reversed or otherwise rescinded in whole or in part for any reason:

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7 with respect to Company, each of (a) the unpaid principal amount of and accrued interest on the Loans and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (b) above to be, and the same shall forthwith become, immediately due and payable.

Section 9.	ADMINISTRATIVE AGENT

9.1	Appointment.

A. Appointment of Administrative Agent and Collateral Agent. DB is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and

DB hereby accepts such appointment (references to Administrative Agent in this Agreement and the other Loan Documents shall be deemed to include Administrative Agent in the capacity of Collateral Agent). Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. DB agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact appointed by Administrative Agent in its sole discretion. Administrative Agent and any such sub-agent may perform any and all of the duties of Administrative Agent and exercise the rights and powers of Administrative Agent by or through their respective Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates (“Related Parties”). The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent.

B. Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

C. Control. Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

9.2	Powers and Duties; General Immunity.

A. Powers; Duties Specified. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B. No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of Company to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

C. Exculpatory Provisions. No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

D. Agents Entitled To Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3	Independent Investigation by Lenders; No Responsibility for Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4	Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Company (and without limiting Company’s obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or such other Person in exercising the powers, rights and remedies of an Agent or performing duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting solely from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5	Resignation of Agents; Successor Administrative Agent and Collateral Agent.

Any Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Company. Upon any such notice of resignation by Administrative Agent or Collateral Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Agent; provided that in the case of a successor Administrative Agent, Company shall have consented thereto (which consent shall not be unreasonably withheld or delayed and shall not be required if an Event of Default has occurred and is continuing). If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, the retiring Agent may, on behalf of Lenders, appoint a successor Agent. If such Agent shall notify Lenders and Company that no Person has accepted such appointment as successor Agent, such resignation shall nonetheless become effective in accordance with such Agent’s notice and (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, except that any Collateral held by Collateral Agent will continue to be held by it until a Person shall have accepted the appointment of successor Collateral Agent, and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Agent in accordance with this subsection 9.5. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above). After any retiring Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

9.6	Collateral Documents; Guaranty and Intercreditor Agreement.

Each Lender hereby further authorizes Administrative Agent and Collateral Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and the Intercreditor Agreement, and to be the agent for and representative of Lenders under each Guaranty. Each Lender agrees to be bound by the terms of each Collateral Document, the Intercreditor Agreement and the Guaranty; provided that Collateral Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document, the Intercreditor Agreement or the Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement, the Intercreditor Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Collateral Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral (i) that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders (or such greater number of Lenders as may be required pursuant to subsection 10.6) have otherwise consented or (ii) that is required pursuant to the Intercreditor Agreement, (b) release any Guarantor from the Guaranty if the Capital Stock of such Guarantor is sold to any Person (other than an Affiliate of Company) such that it no longer constitutes a Subsidiary pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have (or such greater number of Lenders as may be required by subsection 10.6) otherwise consented or that is required pursuant to the Intercreditor Agreement or (c) subordinate the Liens of Collateral Agent, on behalf of Lenders, to any Liens permitted by clauses (ii) and (iii) of subsection 7.2A; provided that, in the case of a sale of such item of Collateral or stock referred to in subdivision (a) or (b), the requirements of subsection 10.14 are satisfied. Further, each Lender acknowledges that certain rights and remedies under the Loan Documents are subject to the terms of the Intercreditor Agreement. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Guaranty or the Intercreditor Agreement, it being understood and agreed that all powers, rights and remedies under the Collateral Documents, the Intercreditor Agreement and the Guaranty may be exercised solely by Administrative Agent and/or Collateral Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

9.7	Duties of Other Agents.

To the extent that any Lender is identified in this Agreement as a co-agent, documentation agent or syndication agent, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8	Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Company or any of the Subsidiaries of Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3, 10.2 and 10.3) allowed in such judicial proceeding, and

(ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3, 10.2 and 10.3.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.	MISCELLANEOUS

10.1	Successors and Assigns; Assignments and Participations in Loans.

A. General. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1). Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void). Except as specified in subsection 10.22, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B. Assignments.

(i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of Loan Exposure of the assigning Lender and the assignee subject to each such assignment shall not be less than $1,000,000 (aggregating concurrent assignments to or by two or more Affiliated Funds for the purposes of determining such minimum amount), unless each of Administrative Agent and, so long as no Potential Event of Default or Event of Default has occurred and is continuing, Company otherwise consents (each such consent not to be unreasonably withheld or delayed), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or Commitments assigned, (c) the parties to each assignment shall (A) electronically execute and deliver to Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to Administrative Agent or (B) manually execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required, and provided that only one such processing and recordation fee shall be required in connection with concurrent assignments to or by two or more Affiliated Funds), and the Eligible Assignee, if it shall not already be a party to this Agreement, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including an administrative questionnaire and such forms, certificates or other evidence, if any, with respect to United States federal income Tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv) and with respect to information requested under the Patriot Act, and (d) (1) Administrative Agent and (2) if no Potential Event of Default or Event of Default has occurred and is continuing, Company, shall have consented thereto (which consents shall not be unreasonably withheld or delayed); provided that no consent of Company shall be required (I) in the case of any assignment to a Lender, any Affiliate of a Lender or any Approved Fund of a Lender and (II) in connection with any assignment relating to the primary allocation or syndication of the Loans and Commitments by DB to Persons that are either organized under the laws of the United States or are qualified to do business in one or more states of the United States so long as such assignment is made in consultation with Company; provided, further, that no consent of Administrative Agent shall be required in the case of any assignment of Loans to a Lender, any Affiliate of a Lender or any Approved Fund of a Lender.

Upon acceptance and recording by Administrative Agent pursuant to clause (ii) below, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and shall be deemed to have made all of the agreements of a Lender contained in the Loan Documents arising out of or otherwise related to such rights and obligations and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto. The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit V annexed hereto with appropriate insertions, to reflect the amounts of the outstanding Loans of the assignee and/or the assigning Lender. Other than as provided in subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

(ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income Tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iv), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment) and (b) record the information contained therein in the Register. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (ii).

(iii) Deemed Consent by Company. If the consent of Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Company shall be deemed to have given its consent five Business Days after the date written notice thereof has been delivered by the assigning Lender (through Administrative Agent or the electronic settlement system used in connection with any such assignment) unless such consent is expressly refused by Company prior to such fifth Business Day.

(iv) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Company, the option to provide to Company all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Company pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Nothing in this clause (iv) shall relieve the Granting Lender from its obligations under the Loan Documents except to the extent any such obligation is fully performed by the SPC. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this subsection 10.1B(iv), any SPC may (i) with notice to, but without the prior written consent of, Company and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Company and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. Company agrees that each SPC shall be entitled to the benefits of subsection 2.7 (subject to the requirements and limitations of that subsection) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. A SPC shall not be entitled to receive any greater payment under subsection 2.7 than the applicable Lender would have been entitled to receive with respect to the interest granted to such SPC unless the grant of the interest to such SPC is made with Company’s prior written consent or the right to a greater payment results from a change in law after the SPC acquires its interest. This subsection 10.1B(iv) may not be amended without the written consent of the SPC.

C. Participations.

(1) Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Company or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) an extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation. Subject to the further provisions of this subsection 10.1C, Company agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 (subject to the requirements and limitations of those subsections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Company’s prior written consent or the right to a greater payment results from a change in law after the Participant becomes a Participant.

(2) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Company, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by Administrative Agent at any reasonable time and from time to time upon reasonable prior notice.

D. Pledges and Assignments. Any Lender may, without the consent of Company or Administrative Agent, at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank and, in the case of any Lender that is a Fund, any pledge or assignment to any holders of obligations owed, or securities issued by such Lender, including to any trustee for, or any other representative of, such holders; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E. Information. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

F. Agreements of Lenders. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase its Loans for its own account in the ordinary course and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall also be deemed to represent that such Assignment Agreement constitutes a legal, valid and binding obligation of such Lender, enforceable against such Lender in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

G. Ineligible Assignees. Notwithstanding the foregoing or any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Section 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.

10.2	Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly: (i) all reasonable costs and expenses of the Administrative Agent, including reasonable attorney’s fees (including allocated costs of internal counsel) in connection with the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all costs and expenses of furnishing all opinions by counsel for Company (including any opinions requested by Agents or Lenders as to any legal matters arising hereunder) and of Company’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable fees, expenses and disbursements of counsel to Administrative Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all costs and expenses of creating and perfecting Liens in favor of Collateral Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent, Collateral Agent and of counsel providing any opinions that Administrative Agent, Collateral Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all costs and expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any appraisals and any environmental audits or reports provided for under subsection 6.9; (vi) all reasonable costs and expenses incurred by Administrative Agent or Collateral Agent in connection with the custody or preservation of any of the Collateral; (vii) all other reasonable costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments; (viii) all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent, Collateral Agent and its counsel relating to efforts to (a) during the continuance of any Event of Default evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; and (ix) all costs and expenses, including attorneys’ fees (including allocated costs of internal counsel), fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent, Collateral Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

10.3	Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Agents and Lenders and the officers, directors, trustees, employees, agents, advisors and Affiliates of Agents and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence, bad faith or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel (including allocated costs of internal counsel) for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement, the other Loan Documents or the Related Agreement or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4	Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each of Lenders and their Affiliates is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of Company or any other Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.5	Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (a) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (b) the foregoing provisions shall not apply to (1) any payment made by Company pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 10.1B. Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6	Amendments and Waivers.

A. No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(a) each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Requisite Lenders) (1) reduce or forgive the principal amount of any Loan, (2) postpone the scheduled final maturity date of any Loan, (3) postpone the date or reduce the amount of any scheduled reduction of the Commitments, (4) postpone the date on which any interest or any fees or prepayment premiums are payable, (5) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of fees or prepayment premiums payable hereunder or (6) increase the maximum duration of Interest Periods permitted hereunder; or

(b) each Lender adversely affected thereby, (1) change in any manner the definition of “Pro Rata Share” or the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Commitments or Loans approved by Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders or all affected Lenders, (3) release any Lien granted in favor of Collateral Agent with respect to all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guaranty, in each case other than in accordance with the terms of the Loan Documents or the Intercreditor Agreement, or (4) change in any manner or waive the provisions contained in subsection 2.4B(iv), subsection 2.4D, subsection 8.1, subsection 10.5 or this subsection 10.6.

B. In addition, no amendment, modification, termination or waiver of any provision (i) of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, and (iii) that increases the amount of a Commitment of a Lender shall be effective without the consent of such Lender.

C. Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Requisite Lenders, the Administrative Agent and Company (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Requisite Lenders.

In addition, notwithstanding the foregoing this Agreement may be amended with the written consent of the Administrative Agent, Company and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Loans (“Refinanced Term Loans”), with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans, shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Base Rate Margin and Eurodollar Rate Margin for such Replacement Term Loans shall not be higher than such Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans, shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans, at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans) and (d) all other terms applicable to such Replacement Term Loans, shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans, than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.

D. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

10.7	Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8	Notices; Effectiveness of Signatures.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent and Collateral Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Company, Administrative Agent and Collateral Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information as provided in subsection 6.1. Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Company hereby agrees, unless directed otherwise by Administrative Agent or unless the electronic mail address referred to below has not been provided by Administrative Agent to Company, that it will, or will cause its Subsidiaries to, provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent pursuant to the Loan Documents, or to the Lenders under subsection 6.1, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) is or relates to a Notice of Borrowing, a Notice of Conversion/Continuation or a Notice of Prepayment, (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any Potential Event of Default or Event of Default under this Agreement or any other Loan Document or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or the Loans (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to Administrative Agent to patricia.mcgowan@db.com (or at such other electronic mail address as directed by Administrative Agent). In addition, Company agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by Administrative Agent.

Company further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile and by signatures delivered in ‘PDF’ format by electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

10.9	Survival of Representations, Warranties and Agreements.

A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans.

B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 10.2, 10.3, 10.4, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5 and 10.18 shall survive the payment of the Loans and the termination of this Agreement.

10.10	Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11	Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12	Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

10.14	Release of Security Interest or Guaranty.

Upon the proposed sale or other disposition of any Collateral to any Person that is permitted by this Agreement or to which Requisite Lenders (or such greater number of Lenders as may be required pursuant to subsection 10.6) have otherwise consented, or the sale or other disposition of the Capital Stock of a Guarantor to such that such Guarantor ceases to be a Subsidiary or to which Requisite Lenders (or such greater number of Lenders as may be required pursuant to subsection 10.6) have otherwise consented, such Loan Party shall deliver an Officer’s Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Loan Party’s expense, so long as Administrative Agent (a) has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral or such Guaranty, as may be reasonably requested by such Loan Party.

10.15	Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

10.16	Construction of Agreement; Nature of Relationship.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.17	Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

(IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18	Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON

THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.19	Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by Company in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Company that in any event a Lender may make disclosures (a) to its and its Affiliates’ directors, officers, trustees, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee pursuant to subsection 10.1D or (iii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Company, (g) with the consent of Company, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Company, (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder, (j) to a Person that is an investor or prospective investor in a Securitization (as defined below) that agrees that its access to information regarding Company and the Loans is solely for purposes of evaluating an investment in such Securitization (as defined below), or (k) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization (as defined below) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries. In addition, Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated or otherwise made available in electronic form) of its choice at its own expense. For purposes hereof, “Securitization” means a public or private offering by an Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans and the Loan Documents.

10.20	Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

Notwithstanding anything herein to the contrary, information required to be treated as confidential by reason of the foregoing shall not include, and Administrative Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to United States federal income tax treatment and United States federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Administrative Agent or such Lender relating to such tax treatment and tax structure.

10.21	USA Patriot Act.

Each Lender hereby notifies Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

10.22	Intercreditor Agreement.

REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER (A) ACKNOWLEDGES THAT IT HAS RECEIVED A COPY OF THE INTERCREDITOR AGREEMENT, (B) CONSENTS TO THE SUBORDINATION OF LIENS PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (C) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (D) AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS COLLATERAL AGENT AND ON BEHALF OF SUCH LENDER. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THE FIRST LIEN CREDIT AGREEMENT TO EXTEND CREDIT TO COMPANY AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

STEALTH ACQUISITION CORP.

By:	/s/ Alexander Slusky
	Name:	Alexander Slusky
	Title:	Chief Executive Officer

HOLDINGS:

VECTOR STEALTH HOLDINGS II, L.L.C.

By:	/s/ Alexander Slusky
	Name:	Alexander Slusky
	Title:	Chief Executive Officer

As of and upon effectiveness of the Merger, the undersigned hereby acknowledges and agrees that it will succeed to all of the rights and obligations of Company set forth herein and that all references herein to Company shall thereupon deemed to be references to the undersigned.

SAFENET, INC.

By:	/s/ John Frederick
	Name:	John Frederick
	Title:	Chief Financial Officer

Notice Address:

SafeNet, Inc.
4690 Millennium Drive
Belcamp, Maryland 21017
Attention:	Kevin Hicks, Esq.
Telephone:	(443) 327-1262
Facsimile:	(443) 283-4046

with a copy to:

AGENTS:

DEUTSCHE BANK TRUST COMPANY AMERICAS, individually and as Administrative Agent and Collateral Agent

By:	/s/ Carin Keegan
	Name:	Carin Keegan
	Title:	Vice President

By:	/s/ Paul O’Leary
	Name:	Paul O’Leary
	Title:	Vice President

Notice Address for the Administrative Agent or the Collateral Agent (to be used for all notices other than notices from Company pursuant to Section 2):

60 Wall Street
M.S. NYC60-0208
New York, NY 10005
Attention:	Carin Keegan
Telephone:	(212) 250-6083
Facsimile:	(212) 797-5690

Notice Addresses for the Administrative Agent (to be used solely for notices from Company pursuant to Section 2):

100 Plaza One, 8th Floor
Jersey City, New Jersey 07311
Attention:	Jonathan Cohen, GTO-Investment
Banking Operations
Telephone:	(201) 593-2366
Facsimile:	(201) 593-2314

LENDERS:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:	/s/ Carin Keegan
	Name:	Carin Keegan
	Title:	Vice President

By:	/s/ Paul O’Leary
	Name:	Paul O’Leary
	Title:	Vice President

Notice Address:

100 Plaza One, 8th Floor
Jersey City, New Jersey 07311
Attention:	Jonathan Cohen, GTO-Investment
Banking Operations
Telephone:	(201) 593-2366
Facsimile:	(201) 593-2314

SYNDICATION AGENT AND LENDER:

CITIBANK, N.A., as Syndication Agent and a Lender

By:	/s/ DAVID J. WIRDNAM
	Name:	DAVID J. WIRDNAM
	Title:	Managing Director

Notice Address:

390 Greenwich Street, 1st Floor
New York, NY 10013
Attention:	Carl Cho, Global Portfolio Management
Telephone:	(212) 732-9295
Facsimile:	(866) 492-5916

[Second Lien Credit Agreement]

ARRANGERS AND BOOKRUNNERS:

DEUTSCHE BANK SECURITIES INC., as Joint
Lead Arranger and Joint Bookrunner

By:	/s/ Mark Funk
	Name:	Mark Funk
	Title:	Managing Director

By:	Illegible
	Name:	Illegible
	Title:	Managing Director

[Second Lien Credit Agreement]

CITIGROUP GLOBAL MARKETS INC., as Joint
Lead Arranger and Joint Bookrunner

By:	/s/ DAVID J. WIRDNAM
	Name:	DAVID J. WIRDNAM
	Title:	Managing Director

[Second Lien Credit Agreement]

EXHIBIT I

[FORM OF] NOTICE OF BORROWING

Pursuant to that certain Second Lien Credit Agreement dated as of April 12, 2007, as amended, supplemented or otherwise modified to the date hereof (said Second Lien Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Stealth Acquisition Corp., a Delaware corporation (which on the Closing Date will be merged with and into SafeNet, Inc., a Delaware corporation) (“Company”), Vector Stealth Holdings II, L.L.C., a Delaware limited liability company (“Holdings”), the financial institutions listed therein as Lenders (“Lenders”), and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent for Lenders, this represents Company’s request to borrow as follows:

1. Date of borrowing:                     ,

2. Amount of borrowing: $

3. Lender(s): Lenders, in accordance with their applicable Pro Rata Shares

4. Type of Loans: Loans

5. Interest rate option:

[    ] a. Base Rate Loan(s)

[    ] b. Eurodollar Rate Loans with an initial Interest Period of                      month(s)

The proceeds of such Loans are to be deposited in Company’s account at                                     .

The undersigned officer, to the best of his or her knowledge, certifies on behalf of Company that:

(i) The Specified Representations contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date; provided that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition;

(ii) The representations in the Merger Agreement that (A) are material to the interests of the Lenders and solely to the extent that Holdings has the right to terminate its obligations as a result of the breach thereof, are true and correct as of the date of the Merger Agreement and as of the Closing Date, as though made on and as of the Closing Date, and (B) are made as of a specific date shall be true and correct as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “Material

I-1
Notice of Borrowing

Adverse Effect”, “in all material respects”, “in any material respect”, “material” or “materially” set forth in such representations and warranties) does not have and would not reasonably be expected to have, individually or in the aggregate, a Merger MAC; and

(iii) No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default.

DATED:	[STEALTH ACQUISITION CORP. (to be merged with and into SAFENET, INC.),

By:
Name:
Title:][1]

[SAFENET, INC.

By:
Name:
Title:][2]

[1]	To be executed by Stealth Acquisition Corp, with respect to Borrowings on the Closing Date.
[2]	To be executed by SafeNet, Inc. with respect to Borrowings after the Closing Date.

I-2

Notice of Borrowing

EXHIBIT II

[FORM OF] NOTICE OF CONVERSION/CONTINUATION

Pursuant to that certain Second Lien Credit Agreement dated as of April 12, 2007, as amended, supplemented or otherwise modified to the date hereof (said Second Lien Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among SafeNet, Inc., a Delaware corporation (as successor in interest to Stealth Acquisition Corp.) (“Company”), Vector Stealth Holdings II, L.L.C., a Delaware limited liability company, the financial institutions listed therein as Lenders, and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent for Lenders, this represents Company’s request to convert or continue Loans as follows:

1. Date of conversion/continuation:                     ,

2. Amount of Loans being converted/continued: $

3. Nature of conversion/continuation:

[    ] a. Conversion of Base Rate Loans to Eurodollar Rate Loans

[    ] b. Conversion of Eurodollar Rate Loans to Base Rate Loans

[    ] c. Continuation of Eurodollar Rate Loans as such

4. If Loans are being continued as or converted to Eurodollar Rate Loans, the duration of the new Interest Period that commences on the conversion/continuation date:                      month(s)

In the case of a conversion to or continuation of Eurodollar Rate Loans, the undersigned officer, to the best of his or her knowledge, certifies on behalf of the Company that no Event of Default has occurred and is continuing under the Credit Agreement.

II-1

Notice of Conversion/Continuation

DATED:	SAFENET, INC.

By:
Name:
Title:

I-2

Notice of Borrowing

EXHIBIT III

[Reserved]

III-1

Request for Issuance

EXHIBIT IV

[FORM OF] NOTICE OF PREPAYMENT

Pursuant to that certain Second Lien Credit Agreement dated as of April 12, 2007, as amended, supplemented or otherwise modified to the date hereof (said Second Lien Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among SafeNet, Inc., a Delaware corporation (as successor in interest to Stealth Acquisition Corp.) (“Company”), Vector Stealth Holdings II, L.L.C., a Delaware limited liability company (“Holdings”), the financial institutions listed therein as Lenders (“Lenders”), and Deutsche Bank Trust Company Americas, as administrative agent and collateral agent for Lenders, this represents Company’s notice of prepayment as follows:

1.	Date of Notice: ,

2.	Type of Prepayment/Reduction/Termination:

	[ ] a.	Voluntary prepayment of Loans

	[ ] b.	Mandatory prepayment of Loans (specify the circumstance requiring said prepayment and/or reduction by checking the appropriate box below):

		[ ] i.	Receipt of Net Asset Sale Proceeds that will not be reinvested

		[ ] ii.	Receipt of Net Insurance/Condemnation Proceeds that will not be reinvested

		[ ] iii.	Receipt of Net Securities Proceeds from the issuance of Indebtedness of Holdings or any of its Subsidiaries

		[ ] iv.	Consolidated Excess Cash Flow

3.	Amount of Prepayment (as applicable): Voluntary/mandatory prepayment:[1] $

4.	If applicable, specify desired application of voluntary prepayment:[2]

5.	Date of prepayment: ,

[1]	This option should be selected for all voluntary and mandatory prepayments of the Loans.
[2]	Irrespective of any application specified by Company, voluntary prepayments shall first be applied as specified in subsection 2.4B(iv)(a) of the Credit Agreement.

IV-1

Notice of Prepayment

6.	Attached hereto is (if applicable) an Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, or Consolidated Excess Cash Flow, as the case may be, that gave rise to a mandatory prepayment.

IN WITNESS WHEREOF, the undersigned authorized officer of Company has executed this notice as of the date set forth above.

SAFENET, INC.

By:
Name:
Title:

IV-2

Notice of Prepayment

EXHIBIT V

[FORM OF] NOTE

SAFENET, INC.

$ [1]	_______________[2]
[ ],2007

FOR VALUE RECEIVED, SAFENET, INC., a Delaware corporation (as successor in interest to Stealth Acquisition Corp.) (“Company”), promises to pay to                                  3 (“Payee”) or its registered assigns the principal amount of                                  4 ($[                                ]). The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon.

Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Second Lien Credit Agreement dated as of April 12, 2007 by and among Company, Vector Stealth Holdings II, L.L.C., a Delaware limited liability company, the financial institutions listed therein as Lenders, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent (said Second Lien Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is one of Company’s “Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loan evidenced hereby. Payee hereby agrees, by its acceptance hereof,

[1]	Insert amount of Lender’s Loan in numbers.
[2]	Insert place of delivery of Note.
[3]	Insert Lender’s name in capital letters.
[4]	Insert amount of Lender’s Loan in words.

Note

that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW. THIS NOTE INCORPORATES BY REFERENCE, AND COMPANY AND PAYEE HEREBY AGREE TO BE SUBJECT TO, THE PROVISIONS SET FORTH IN SUBSECTION 10.17 OF THE CREDIT AGREEMENT.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

Note

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

SAFENET, INC.

By:
Name:
Title:

Note

EXHIBIT VI

[Reserved]

VI-1

Revolving Note

EXHIBIT VII

[Reserved]

VII-1

Swing Line Note

EXHIBIT VIII

[FORM OF] COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

(1) We are the duly elected [Title] and [Title] of SafeNet, Inc., a Delaware corporation (“Company”);

(2) We have reviewed the terms of that certain Second Lien Credit Agreement dated as of April 12, 2007 as amended, supplemented or otherwise modified to the date hereof (said Second Lien Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Company, Vector Stealth Holdings II, L.L.C., a Delaware limited liability company, the financial institutions listed therein as Lenders, and Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, and the terms of the other Loan Documents, and we have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements; and

(3) The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event:                                                                  ].

VIII-1

Compliance Certificate

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this              day of             ,          pursuant to subsection 6.1(iv) of the Credit Agreement.

SAFENET, INC.

By:
Name:
Title:

By:
Name:
Title:

VIII-2

Compliance Certificate

ATTACHMENT NO. 1

TO COMPLIANCE CERTIFICATE1

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of                     ,          and pertains to the period from                     ,          to                     ,         . Subsection references herein relate to subsections of the Credit Agreement.2

A.	Consolidated Excess Cash Flow (for the Fiscal Year ended )
	1.	Consolidated EBITDA:	$

	2.	Consolidated Working Capital Adjustment:	$

	3.	Extraordinary, unusual or nonrecurring cash gains deducted from Consolidated EBITDA:	$

	4.	Scheduled repayments of Consolidated Total Debt (excluding (x) repayments of revolving loans except to the extent the related revolving loan commitment is permanently reduced in connection with such repayments, and (y) any such repayment out of the proceeds of refinancing Indebtedness and (z) for the avoidance of doubt, any repayment of Loans pursuant to 2.4B) and repayments of term loans under the First Lien Credit Agreement made with internally generated funds of the Company and the Subsidiaries:	$

	5.	Internally generated funds of Company and its Subsidiaries used to make Consolidated Capital Expenditures (and any amounts that would be included as Consolidated Capital Expenditures but for the operation of clause (c)(ii) of the definition thereof (except in the case of clause (c)(ii), to the extent made out of Net Insurance/Condemnation Proceeds)):	$

	6.	Consolidated Cash Interest Expense:	$

	7.	Current taxes based on income of Company and its Subsidiaries and paid in cash (or expected to be paid in cash prior in cash prior to the date that is 180 days after the end of the Fiscal Year) with respect to such period:	$

8.

Taxes from prior Fiscal Year based on income of Company and its Subsidiaries that were expected to have been paid in cash within 180 days after the end of such Fiscal Year that were not so paid within such time period:

$

	9.	Internally generated funds of Company and its Subsidiaries used during such period to finance Permitted Acquisitions:	$

[1]	Subject to finalization of relevant Credit Agreement provisions.
[2]	In the event of any conflict or inconsistency between the provisions of this Compliance Certificate and the Credit Agreement, the provisions of the Credit Agreement shall control.

VIII-3

Compliance Certificate

10.	Any other amount paid from internally generated funds of Company and its Subsidiaries during such period which was added back to Consolidated Net Income in determining Consolidated EBITDA pursuant to clauses (vii) and (viii) of the definition of Consolidated EBITDA:	$

11.	Any amount applied to any required repurchase of Capital Stock of Company during such period permitted by subsection 7.4(ii):	$

12.	Any amount distributed during such period as a Restricted Junior Payment permitted by subsection 7.4(v)	$

13.	Capitalized technology costs included as intangible assets on the consolidated balance sheet of Company and its Subsidiaries in accordance with GAAP	$

14.	Consolidated Excess Cash Flow ((1+2+3)-(4+5+6+7+8+9+10+11+12+13)):	$

VIII-4

Compliance Certificate

EXHIBIT IX

OPINION OF COMPANY COUNSEL

April 12, 2007	OUR FILE NUMBER
890,755-16

To the Lenders and Agents party to the

Credit Agreement referred to below

Re:	Vector Stealth Holdings II, L.L.C. - Second Lien Credit Agreement

Ladies and Gentlemen:

We have acted as special counsel to Vector Stealth Holdings II, L.L.C., a Delaware limited liability company (“Holdings”) and Stealth Acquisition Corp., a Delaware corporation (“Merger Sub”), in connection with the Second Lien Credit Agreement (the “Credit Agreement”) dated as of the date hereof among Holdings, Merger Sub (after giving effect to the merger with and into SafeNet, Inc., a Delaware corporation, the “Company”), the financial institutions listed as parties thereto (the “Lenders”), Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, Deutsche Bank Trust Company Americas, as administrative agent (in such capacity, “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”), and Citibank, N.A., as syndication agent. We are providing this opinion to you at the request of each Loan Party (as hereinafter defined) pursuant to Section 4.1E of the Credit Agreement. Except as otherwise indicated, capitalized terms used in this opinion and defined in the Credit Agreement will have the meanings given in the Credit Agreement.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate, including the following:

(a)	the Credit Agreement;

(b)	the guaranty dated as of the date hereof among Holdings, Mykotronx, Inc., a California corporation (“Mykotronx”), SafeNet-Mexico, Inc., a Delaware corporation (“SafeNet-Mexico”), 353 Patent LLC, a Delaware limited liability company (“353 Patent”), Artemco Acquisition Corporation, a Delaware corporation (“Artemco”), MediaSentry, Inc., a Georgia corporation (“MediaSentry”), RNBO Corporation, a Nevada corporation (“RNBO”), and Administrative Agent (the “Guaranty”) (Holdings together with Mykotronx, SafeNet-Mexico, 353 Patent, Artemco, MediaSentry, RNBO and the Company, each being referred to herein as a “Loan Party” and collectively, the “Loan Parties”);

IX-1

O’MELVENY & MYERS LLP

(c)	the security agreement dated as of the date hereof among Holdings, the Company, each of the grantors party thereto and Collateral Agent (such security agreement being referred to herein as the “Security Agreement”);

(d)	the Trademark Security Agreement dated as of the date hereof, among the Company and Collateral Agent (the “Trademark Security Agreement”);

(e)	the Patent Security Agreement dated as of the date hereof among the Company and Collateral Agent (the “Patent Security Agreement”, and together with the Credit Agreement, the Guaranty and the Trademark Security Agreement, the “Loan Documents”);

(f)	unfiled copies of UCC-1 Financing Statements naming each Delaware Party (as defined in Schedule I hereto) as debtor and Administrative Agent as secured party, which we understand will be filed with the Secretary of State of the State of Delaware; and

(g)	an unfiled copy of a UCC-1 Financing Statement naming the California Party (as defined in Schedule I hereto) as debtor and Administrative Agent as secured party, which we understand will be filed with the Secretary of State of the State of California.

As to relevant factual matters, we have relied upon, among other things, each Loan Party’s factual representations in the certificate by such Loan Party (each, a “Loan Party Certificate”). In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. To the extent each Loan Party’s obligations depend on the enforceability of the Loan Documents against other parties to the Loan Documents, we have assumed that the Loan Documents are enforceable against such other parties.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(1)	Each of the Delaware LLC Parties (as defined in Schedule I hereto) is a limited liability company validly existing under the laws of the State of Delaware, with the power under the current Delaware Limited Liability Company Act (the “LLC Act”) and its limited liability company agreement (“LLC Agreement”) to enter into the Loan Documents to which it is a party, and to perform its obligations under such Loan Documents.

O’MELVENY & MYERS LLP

(2)	Each of the Delaware Corporate Parties (as defined in Schedule I hereto) is a corporation validly existing under the laws of the State of Delaware, with corporate power to enter into the Loan Documents to which it is a party, and to perform its obligations under such Loan Documents.

(3)	The California Party (as defined in Schedule I hereto) is a corporation validly existing under the laws of the State of California, with corporate power to enter into the Loan Documents to which it is a party, and to perform its obligations under such Loan Documents.

(4)	The execution, delivery and performance by each Delaware LLC Party of the Loan Documents to which it is a party have been duly authorized by all necessary action under the LLC Act and the LLC Agreement on the part of such Delaware LLC Party, and such Loan Documents have been duly executed and delivered by such Delaware LLC Party.

(5)	The execution, delivery and performance by each of the Delaware Corporate Parties of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action on the part of such Delaware Corporate Parties, and such Loan Documents have been duly executed and delivered by the such Delaware Corporate Parties.

(6)	The execution, delivery and performance by each California Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action on the part of such California Party, and such Loan Documents have been duly executed and delivered by such California Party.

(7)	The execution and delivery by each Delaware Party of each Loan Document to which it is a party do not, and each Delaware Party’s performance of its obligations under each Loan Document to which it is a party will not, violate such Delaware Party’s certificate of incorporation, by-laws or LLC Agreement, as applicable. The execution and delivery by each California Party of each Loan Document to which it is a party do not, and such California Party’s performance of its obligations under each Loan Document to which it is a party will not, violate such California Party’s articles of incorporation or by-laws. The execution and delivery by each Loan Party of each Loan Document to which it is a party do not, and each Loan Party’s performance of its obligations under each Loan Document to which it is a party will not, (i) violate, breach or result in a default under any agreement listed in Annex A to each Loan Party Certificate, or (ii) breach or otherwise violate any existing obligation of or restriction on such Loan Party under any order, judgment or decree of any New York, California, Delaware or federal court or governmental authority binding on such Loan Party listed in Annex B to each Loan Party Certificate.

O’MELVENY & MYERS LLP

(8)	The execution and delivery by each Loan Party of the Loan Documents to which it is a party do not, and the performance by such Loan Party of its obligations under the Loan Documents to which it is a party will not, violate the current LLC Act, the current Delaware General Corporation Law, the current California General Corporations Law or any current New York or federal statute, rule or regulation that we have, in the exercise of customary professional diligence, recognized as applicable to such Loan Party or to transactions of the type contemplated by the Loan Documents.

(9)	Each of the Loan Documents constitutes the legally valid and binding obligation of each Loan Party party thereto, enforceable against each Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(10)	No order, consent, permit or approval of any New York or federal governmental authority that we have, in the exercise of customary professional diligence, recognized as applicable to any Loan Party or to transactions of the type contemplated by the Loan Documents is required on the part of such Loan Party for the execution and delivery of, and performance of its obligations under, the Loan Documents to which it is a party, except for such as have been obtained.

(11)	The Security Agreement is effective to create in favor of Collateral Agent, for the benefit of the Secured Parties, a security interest in the Collateral (as defined in the Security Agreement) of each Loan Party in which a security interest may be created under Article 9 of the Uniform Commercial Code as in effect in the State of New York (the “NY Code”).

(12)	Upon the filing of the Delaware Financing Statements with the Secretary of State of the State of Delaware, the Collateral Agent for the benefit of the Secured Parties will have a perfected security interest in the interest of the applicable Delaware Party in the Collateral in which a security interest may be perfected under Delaware Article 9 (as defined below) by the filing of a financing statement in Delaware in the office of the Secretary of State.

(13)	Upon the filing of the California Financing Statement with the Secretary of State of the State of California, the Collateral Agent for the benefit of the Secured Parties will have a perfected security interest in the interest of the applicable

O’MELVENY & MYERS LLP

California Party in the Collateral in which a security interest may be perfected under Article 9 of the Uniform Commercial Code in effect in the State of California, as set forth in Uniform Laws Annotated, Uniform Commercial Code (2002) and Supp. (2005) (“California Article 9”) by the filing of a financing statement in California in the office of the Secretary of State.

(14)	Upon delivery of the security certificate representing the Certificated Security (as defined below) identified on Schedule II attached hereto to First Lien Collateral Agent for the benefit of and on behalf of Collateral Agent, pursuant to the Intercreditor Agreement dated the date hereof between First Lien Collateral Agent and Collateral Agent, in the State of New York, effectively endorsed to First Lien Collateral Agent or in blank, Collateral Agent for the benefit of the Secured Parties will acquire a perfected security interest in such Certificated Security. For purposes of this paragraph, “Certificated Security” means “certificated security” as defined in Section 8-102 of the NY Code.

(15)	None of the Loan Parties is an investment company required to register under the Investment Company Act of 1940, as amended.

(16)	Neither the extension of credit not the use of proceeds provided in the Credit Agreement will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System. For purposes of this opinion, we have assumed that none of the Lenders is a “creditor” as defined in Regulation T.

For purposes of our opinion in paragraph 9 above, we have assumed that each of MediaSentry and RNBO (i) is a corporation existing and in good standing under the laws of its jurisdiction of organization, (ii) has the corporate power and authority to execute and deliver, and perform its obligations under, each of the Loan Documents to which it is a party and consummate the transactions contemplated thereby, (iii) has taken all requisite corporate action to authorize the execution, delivery and performance of each of the Loan Documents to which it is a party and the transactions contemplated thereby and (iv) has duly executed and delivered each of the Loan Documents to which it is a party.

Our opinion in paragraph 9 above as to the enforceability of the Loan Documents is subject to:

(i) public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification against its own negligence, willful misconduct or unlawful conduct;

(ii) the unenforceability under certain circumstances of broadly or vaguely stated waivers or waivers of rights granted by law where the waivers are against public policy or prohibited by law;

(iii) the unenforceability under certain circumstances of provisions imposing penalties, liquidated damages or other economic remedies; and

O’MELVENY & MYERS LLP

(iv) the unenforceability under certain circumstances of provisions appointing one party as trustee for an adverse party or provisions for the appointment of a receiver.

We express no opinion as to the effect of non-compliance by you with any state or federal laws or regulations applicable to the transactions contemplated by the Loan Documents because of the nature of your business.

We express no opinion as to any provision of the Loan Documents insofar as it purports to grant a right of setoff in respect of any Loan Party’s assets to any person other than a creditor of such Loan Party.

We advise you that Section 10.15 of the Credit Agreement, which provides for non-exclusive jurisdiction of the courts of the State of New York and federal courts sitting in the State of New York, may not be binding on the federal courts sitting in the State of New York (or any federal appellate court).

We express no opinion regarding any provision of the Security Agreement that purports to permit Collateral Agent or any other person to sell or otherwise dispose of any Collateral subject thereto except in compliance with the NY Code, any other applicable federal and state laws and any agreement governing such Collateral, or to impose on Collateral Agent standards of care of Collateral in Collateral Agent’s possession other than as provided in Section 9-207 of the NY Code. We advise you that federal and state securities laws may limit the right to transfer or dispose of Collateral that may constitute securities under such laws. We advise you that if an action based on the Loan Documents were commenced in a federal or state court in New York, a judgment for money relating to the Loan Documents ordinarily would be enforced only in United States dollars. The method used to determine the rate of conversion of foreign currency into United States dollars will depend on various factors.

Our opinion in paragraph 9 is subject to the qualification that certain rights, remedies, waivers and other provisions of the Loan Documents may not be enforceable, but such unenforceability will not, subject to the other exceptions, qualifications and limitations set forth herein, render the Loan Documents invalid as a whole or substantially interfere with the substantial realization of the principal benefits or security, or both, that the Loan Documents purports to provide (except for the economic consequences of procedural or other delay).

For purposes of the opinions expressed in paragraphs 7, 8 and 10, we have assumed that no Loan Party will in the future take any discretionary action (including a decision not to act) permitted by the Loan Documents that would cause the performance of the Loan Documents to violate any New York or federal statute, rule or regulation, or constitute a violation or breach of or default under any of the agreements, orders, judgments or decrees referred to in paragraph 7, or require an order, consent, permit or approval to be obtained from a New York or federal governmental authority.

O’MELVENY & MYERS LLP

Our opinions in paragraphs 11-14 are (i) limited to Articles 8 and 9 of the NY Code and, in the case of paragraph 12, Delaware Article 9 and, in the case of paragraph 13, California Article 9, and do not address (A) laws of jurisdictions other than New York (and as to our opinion in paragraph 12 only, Delaware, and as to our opinion in paragraph 13 only, California), (B) collateral not subject to Article 9 of the NY Code (including by reason of Section 9-109(c) or (d) thereof), or (C) under Sections 9-301 through 9-306 of the Uniform Commercial Code as in effect in any jurisdiction, or otherwise, what law governs the perfection of the security interests granted in the collateral covered by those opinion paragraphs, and (ii) subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and to the effect of general principles of equity.

We express no opinion with respect to:

(i) the priority of any security interest; and

(ii) Collateral consisting of real property, copyrights, farm products, consumer goods, as-extracted collateral, commercial tort claims, cooperative interests (as such terms are defined in the NY Code) and timber to be cut.

In rendering the opinions in paragraphs 11-14, we have assumed that:

(i) each Loan Party has, or will have at the relevant time, rights in the Collateral in which such Loan Party has granted a security interest to Collateral Agent within the meaning of Section 9-203(b)(2) of the NY Code at all times relevant to this opinion;

(ii) the Collateral is reasonably identified in the description of collateral set forth in the Security Agreement; and

(iii) at all times relevant to this opinion, value has been given within the meaning of Section 9-203(b)(l) of the NY Code.

We advise you that:

(i) we have not made or undertaken to make any investigation as to the existence of or state of title to the Collateral and we express no opinion as to the existence, condition, or location of the Collateral; and

(ii) our opinion in paragraph 12 with respect to the State of Delaware is based solely upon a review of Article 9 of the Uniform Commercial Code in effect in the State of Delaware, as set forth in Uniform Laws Annotated, Uniform Commercial Code (2002) and Supp. (2006) (“Delaware Article 9”), and excludes any review of official decisions interpreting Delaware Article 9 or any other review.

O’MELVENY & MYERS LLP

The law covered by this opinion is limited to the present federal law of the United States, the present law of the State of New York, the present laws of the State of California, the present Delaware General Corporation Law, the current LLC Act and Delaware Article 9. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. We express no opinion concerning (i) federal or state securities laws or regulations, (ii) federal or state antitrust, unfair competition or trade practice laws or regulations, (iii) pension and employee benefit laws and regulations, (iv) compliance with fiduciary requirements, (v) federal or state environmental laws and regulations, (vi) federal or state land use or subdivision laws or regulations, (vii) the Trading with the Enemy Act, as amended, the foreign assets control regulations of the United States Treasury Department, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, as amended, Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, as amended, and any enabling legislation, rules, regulations or executive orders relating thereto, or (viii) federal or state laws and regulations concerning filing requirements and filing requirements under the Uniform Commercial Code to the extent referred to in paragraphs 12 and 13.

O’MELVENY & MYERS LLP

This opinion is furnished by us as counsel for the Loan Parties and may be relied upon by you only in connection with the Loan Documents. It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent. You may, however, deliver a copy of this opinion to your accountants, attorneys, and other professional advisors, to governmental regulatory agencies having jurisdiction over you, to permitted assignees of the Loans in connection with such assignment and to participants in connection with their purchase of a participation interest in the Loans. At your request, we hereby consent to reliance on this opinion by such assignees (but not such participants) to the same extent as the addressees hereof as if this opinion were addressed and had been delivered to them on the date of this opinion, on the condition and understanding that we assume no responsibility or obligation to consider the applicability or correctness of this opinion to any person other than its addressee(s). This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

SCHEDULE I

Loan Parties

Merger Sub (as defined in the opinion letter)

Vector Stealth Holding II, L.L.C.

SafeNet, Inc.

Mykotronx, Inc.

SafeNet-Mexico, Inc.

353 Patent LLC

MediaSentry, Inc.

Artemco Acquisition Corporation

RNBO Corporation

Merger Sub, SafeNet, Inc., SafeNet-Mexico, Inc., and Artemco Acquisition Corporation, are collectively referred to in the opinion letter as the “Delaware Corporate Parties” and each such entity is individually referred to in the opinion letter as a “Delaware Corporate Party”.

Vector Stealth Holding II, L.L.C. and 353 Patent LLC are collectively referred to in the opinion letter as the “Delaware LLC Parties”, each such entity is individually referred to in the opinion letter as a “Delaware LLC Party”, and the Delaware LLC Parties, together with the Delaware Corporate Parties, are collectively referred to in the opinion letter as the “Delaware Parties.”

Mykotronx, Inc. is referred to in the opinion letter as the “California Party.”

SCHEDULE II

Pledged Certificated Securities

Issuer	Certificate No.	Percent Pledged
1. SafeNet,Inc.	1. 1	1. 100%

Loan Parties’ Officer’s Certificate

April 12, 2007

Reference is made to the Second Lien Credit Agreement, dated as of the date hereof (the “Second Lien Credit Agreement”), among Stealth Acquisition Corp., a Delaware corporation, as predecessor-in-interest to SafeNet, Inc., a Delaware corporation, Vector Stealth Holdings II, L.L.C., a Delaware limited liability company, the financial institutions listed as parties thereto, Deutsche Bank Securities, Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners, Deutsche Bank Trust Company Americas, as administrative agent and as collateral agent, and Citibank, N.A., as syndication agent. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Second Lien Credit Agreement.

I am a Responsible Officer of each of the corporations and the limited liability company listed above my signature below (the “Loan Parties”). I hereby certify on behalf of the Loan Parties, solely in my capacity as a Responsible Officer, as follows:

1. Opinion Letter. This Certificate is being delivered in connection with the opinions to be delivered on the date hereof by O’Melveny & Myers LLP and the law firms listed on Exhibit A hereto (the “Opinion Letters”) in connection with the Second Lien Credit Agreement and the transactions contemplated therein (“Transactions”). I am authorized by the Loan Parties to deliver this certificate to O’Melveny & Myers LLP.

2. Consent. I consent to the delivery of the Opinion Letters.

3. Reliance. O’Melveny & Myers LLP and the law firms listed on Exhibit A hereto are authorized to rely on the statements in this Certificate in preparing and delivering the Opinion Letters.

4. Knowledge or Investigation of Facts. I am familiar with the business of the Loan Parties and the Transactions. I have personal knowledge of the facts certified in this Certificate or have consulted with others at the Loan Parties who have such personal knowledge and have confirmed such facts to me.

5. Certificate of Incorporation. Attached as Exhibit B is an accurate and complete copy of the Certificate or Articles of Incorporation of the Company and of each Loan Party that is a corporation, including all amendments to the date hereof, each as certified by the Secretary of State of Delaware, California, Georgia and Nevada, respectively.

6. Bylaws. Attached as Exhibit C is an accurate and complete copy of the Bylaws of the Company and of each Loan Party that is a corporation, including all amendments to the date hereof. Each such Bylaws continue in full force and effect on the date hereof in the form attached.

7. Certificate of Formation and Limited Liability Company Agreement. Attached as Exhibit D is an accurate and complete copy of the Certificate of Formation and Limited Liability Company Agreement of Loan Party that is a limited liability company, including all amendments to the date hereof. Such Certificate of Formation is certified by the

Secretary of State of Delaware, California, Georgia and Nevada, respectively. The Limited Liability Company Agreement is in full force and effect on the date hereof in the form attached.

8. Dissolution. No dissolution proceedings have been commenced relating to any Loan Party, and no actions have been taken relating to, or anticipating or contemplating, the commencement of dissolution proceedings involving any Loan Party.

9. Resolutions. Attached as Exhibit E are accurate and complete copies of (i) all resolutions adopted by each of the Board of Directors of the Loan Parties that are corporations, with respect to approving the Transactions and (ii) the resolutions adopted by each of the members of the Loan Party that is a limited liability company, with respect to approving the Transactions. None of such resolutions or minutes have been modified or rescinded as of the date hereof.

10. Signatures. Each person who signed the Transaction Documents (as defined in the Opinion Letters) executed or delivered by each Loan Party was, at the time of such signing, duly authorized, qualified, and acting on behalf of such Loan Party. Such persons’ signatures appearing on such Transaction Documents are genuine, and such persons’ titles are correctly stated. Each director of each of the Loan Parties that is a corporation who signed the resolutions, was duly elected prior to, and serving on the Board of Directors as of, the date he or she signed the resolutions. Each person signing on behalf of the member of the Loan Party that is a limited liability company was duly authorized, qualified and acting on behalf of such members at the time the resolutions were signed.

11. Other Agreements. Attached as Annex A is a list of certain agreements and instruments to which one or more of the Loan Parties are party (collectively, as amended, supplemented or otherwise modified through the date of this Certificate, the “Specified Agreements”). The Loan Parties have provided an accurate and complete copy of each such Specified Agreement to O’Melveny & Myers LLP.

12. Orders. Judgments and Decrees. Attached as Annex B hereto is a complete list of all orders, judgments and decrees of any New York, Delaware, California or federal court or governmental authority binding on any Loan Party. The Loan Parties have provided true, correct and complete copies of each such order, judgment and decree (including all amendments) to O’Melveny & Myers LLP.

13. Investment Company Act. None of the Loan Parties is and none of the Loan Parties holds itself out as being engaged primarily, nor do any of the Loan Parties propose to engage primarily, in the business of investing, reinvesting or trading in securities. None of the Loan Parties is engaged in, and none of the Loan Parties proposes to engage in, the business of issuing face-amount certificates of the installment type, nor have any of the Loan Parties been engaged in such business and have any such certificate outstanding. None of the Loan Parties owns or proposes to acquire investment securities, having a value exceeding 40% of the value of each such Loan Party’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. For purposes of this paragraph, (a) “investment securities” includes all securities except government securities, securities issued by employees’ securities companies, and securities issued by majority-owned subsidiaries of a Loan Party that are not investment companies, as defined in the Investment Company Act of 1940; (b) “government securities” means securities issued or guaranteed as to principal or interest by the United States or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States; or any certificate of deposit for any of the foregoing; and (c) “company” means a corporation, a partnership, an association, a joint-stock company, a trust, a fund, or any organized group of persons whether incorporated or not; or any receiver, trustee in bankruptcy or similar official or any liquidating agent for any of the foregoing, in his capacity as such.

IN WITNESS WHEREOF, I have executed and delivered this certificate as of the date Second written above.

SAFENET, INC.

By:	/s/ Kevin Hicks
Name: Kevin Hicks, Esq.
Title: Secretary

MYKOTRONX, INC.

By:	/s/ Kevin Hicks
Name: Kevin Hicks, Esq.
Title: Secretary

SAFENET-MEXICO, INC.

By:	/s/ Kevin Hicks
Name: Kevin Hicks, Esq.
Title: Secretary

353 PATENT LLC

By:	/s/ Kevin Hicks
Name: Kevin Hicks, Esq.
Title: Secretary

MEDIASENTRY, INC.

By:	/s/ Kevin Hicks
Name: Kevin Hicks, Esq.
Title: Secretary

[Back-Up Certificate - Second Lien]

RNBO CORPORATION

By:	/s/ Kevin Hicks
Name: Kevin Hicks, Esq.
Title: Secretary

ARTEMCO ACQUISITION CORPORATION

By:	/s/ Kevin Hicks
Name: Kevin Hicks, Esq.
Title: Secretary

[Back-Up Certificate - Second Lien]

VECTOR STEALTH HOLDINGS II, L.LC.

By:	/s/ Alexander Slusky
Name: Alexander Slusky
Title: Chief Executive Officer

[Back-Up Certificate - Second Lien]

STEALTH ACQUISITION CORP.

By:	/s/ Alexander Slusky
Name: Alexander Slusky
Title: Chief Executive Officer

[Back-Up Certificate - Second Lien]

Annex A to

Loan Parties’ Officer’s Certificate

Specified Agreements

None.

Annex B to

Loan Parties’ Officer’s Certificate

Orders, Judgments and Decrees

None.

Exhibit A

Law Firms

O’Melveny & Myers LLP

Exhibit B

Certificate or Articles of Incorporation

Exhibit C

Bylaws

Exhibit D

Certificate of Formation

Exhibit E

Resolutions

EXHIBIT X

[FORM OF ASSIGNMENT AGREEMENT]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]1 Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each]2 Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or modified, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including without limitation any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language,
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Assignment Agreement

claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]

3.	Borrower(s):

4.	Administrative Agent: Deutsche Bank Trust Company Americas, as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Second Lien Credit Agreement dated as of April 12, 2007 among SafeNet, Inc., a Delaware corporation (as successor in interest to Stealth Acquisition Corp.) (“Company”), Vector Stealth Holdings II, L.L.C., a Delaware limited liability company, the Lenders parties thereto, Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, and the other agents parties thereto

Assignment Agreement

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned	Aggregate Amount of Loans for all Lenders[7]	Amount of Loans Assigned[8]	Percentage Assigned of Loans[8]	CUSIP Number
		Loan	$	$	%
		Loan	$	$	%
		Loan	$	$	%

[7.	Trade Date: ][9]

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Assignment Agreement

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][11]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[10]	Add additional signature blocks as needed.
[11]	Add additional signature blocks as needed.

Assignment Agreement

Consented to and Accepted:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:
Title:

By:
Title:

[Consented to:][12]

SAFENET, INC.

By:
Title:

¹²	To be added only if the consent of Company and/or other parties is required by the terms of the Credit Agreement. Add additional signature blocks as needed.

Assignment Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement (and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to subsection 6.1 thereof, as applicable), the Intercreditor Agreement and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender and (iii) it will be bound by the provisions of the Intercreditor Agreement.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

X-ANNEX 1-1
Assignment Agreement

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

X-ANNEX 1-2
Assignment Agreement

EXHIBIT XI

FORM OF SOLVENCY CERTIFICATE

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Second Lien Credit Agreement dated as of April 12, 2007 (the “Credit Agreement”) by and among SafeNet, Inc., a Delaware corporation (as successor in interest to Stealth Acquisition Corp.) (“Company”), Vector Stealth Holdings II, L.L.C., a Delaware limited liability company (“Holdings”), the financial institutions referred to therein as Lenders (“Lenders”) and Deutsche Bank Trust Company Americas, as Administrative Agent (“Administrative Agent”) and Collateral Agent. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

This Certificate is being delivered pursuant to subsection 4.1F of the Credit Agreement. The undersigned is the Chief Financial Officer of Company and hereby further certifies as of the date hereof, in [his] [her] capacity as an officer of Company, and not individually, as follows:

1. I have responsibility for (a) the management of the financial affairs of Company and the preparation of financial statements of Company, and (b) reviewing the financial and other aspects of the transactions contemplated by the Credit Agreement.

2. I have carefully prepared and/or reviewed the contents of this Certificate and have conferred with counsel for Company for the purpose of discussing the meaning of any provisions hereof that I desired to have clarified.

3. In preparation for the consummation of the transactions contemplated by the Credit Agreement, I have prepared and/or reviewed a pro forma balance sheet as at                 , 2007 and pro forma income projections and pro forma cash flow projections for each fiscal year during the term of the Credit Agreement for Company and its Subsidiaries on a consolidated basis, in each case after giving effect to the consummation of the transactions contemplated by the Credit Agreement and the Related Agreements, including the Merger Agreement and the Certificate of Merger. The pro forma balance sheet, pro forma income projections and pro forma cash flow projections are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

4. Based upon the foregoing and upon the best of my knowledge after due diligence, I have concluded as follows:

a. the “fair saleable value” of the property of Company and its Subsidiaries on a consolidated basis is both (A) greater than the total amount of liabilities (including contingent liabilities) of Company and its Subsidiaries on a consolidated basis, and (B) not less than the amount that will be required to pay the probable liabilities on Company’s and its Subsidiaries’ existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to Company and its Subsidiaries.

b. Company and its Subsidiaries do not intend to incur, or believe (nor do they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due.

XI-1
Solvency Certificate

c. Company and its Subsidiaries do not have an unreasonably small amount of capital in relation to their business or any contemplated or undertaken transaction.

In computing the amount of such contingent liabilities as of the date hereof, such liabilities have been computed at the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

I understand that Administrative Agent and Lenders are relying on this Certificate in extending credit to Company pursuant to the Credit Agreement.

This certificate is being executed and delivered by the undersigned in [his/her] capacity as an officer of Company and no personal liability will attach to [him/her] in connection with the execution and delivery of this Certificate.

XI-2
Solvency Certificate

The undersigned has executed this Certificate, in [his] [her] capacity as an officer of Company and not individually, as of the day          of                     , 200    .

SAFENET, INC.

By:
Name:
Title:

XI-3
Solvency Certificate

EXHIBIT XII

[FORM OF] SECOND LIEN GUARANTY

This SECOND LIEN GUARANTY (this “Guaranty”) is entered into as of April 12, 2007 (as of and upon effectiveness of the Merger (as defined in the Credit Agreement referenced below)) by the undersigned (each a “Guarantor”, and together with any future Subsidiaries of Company that becomes a party hereto pursuant to Section 15 hereof, being collectively referred to herein as the “Guarantors”) in favor of and for the benefit of DEUTSCHE BANK TRUST COMPANY AMERICAS, as agent for and representative of (in such capacity herein called “Guarantied Party”) the financial institutions (“Lenders” and together with the Guarantied Party, the “Beneficiaries”) party to the Credit Agreement referred to below, and in favor of and for the benefit of the other Beneficiaries (as hereinafter defined).

RECITALS

A. SafeNet, Inc., a Delaware corporation (as successor in interest to Stealth Acquisition Corp.) (“Company”), has entered into that certain Second Lien Credit Agreement dated as of April 12, 2007 with Vector Stealth Holdings II, L.L.C., a Delaware limited liability company, Lenders and Guarantied Party, as Administrative Agent and Collateral Agent for Lenders (said Second Lien Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

B. A portion of the proceeds of the Loans may be advanced to other Guarantors that are Subsidiaries of Company, and thus the Guarantied Obligations (as hereinafter defined) are being incurred for and will inure to the benefit of Guarantors (which benefits are hereby acknowledged).

C. It is a condition precedent to the making of the Loans under the Credit Agreement that Company’s obligations thereunder be guarantied by Guarantors.

D. Guarantors are willing irrevocably and unconditionally to guaranty such obligations of Company.

NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders and Guarantied Party to enter into the Credit Agreement and to make Loans and other extensions of credit thereunder, Guarantors hereby agree as follows:

1. Guaranty.

(a) Guarantors jointly and severally irrevocably and unconditionally guaranty, as primary obligors and not merely as sureties, the due and punctual payment in full of all Guarantied Obligations (as hereinafter defined) when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code). The term “Guarantied Obligations” is used herein in its most comprehensive sense and includes any and all Obligations of Company, now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Credit Agreement, this Guaranty and the

XII-1
Subsidiary Guaranty

other Loan Documents, including those arising under successive borrowing transactions under the Credit Agreement which shall either continue such obligations of Company or from time to time renew them after they have been satisfied.

Each Guarantor acknowledges that a portion of the Loans may be advanced to it and that the Guarantied Obligations are being incurred for and will inure to its benefit.

Any interest on any portion of the Guarantied Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceeding had not been commenced) shall be included in the Guarantied Obligations because it is the intention of each Guarantor and Guarantied Party that the Guarantied Obligations should be determined without regard to any rule of law or order that may relieve Company of any portion of such Guarantied Obligations.

In the event that all or any portion of the Guarantied Obligations is paid by Company, the obligations of each Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from Guarantied Party or any other Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guarantied Obligations.

Subject to the other provisions of this Section 1, upon the failure of Company to pay any of the Guarantied Obligations when and as the same shall become due, each Guarantor will upon demand pay, or cause to be paid, in cash, to Guarantied Party for the ratable benefit of Beneficiaries, an amount equal to the aggregate of the unpaid Guarantied Obligations.

(b) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty and the other Loan Documents shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x) in respect of intercompany indebtedness to Company or other affiliates of Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of Subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 1(b), pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement.

(c) Each Guarantor under this Guaranty, and each guarantor under other guaranties, if any, relating to the Credit Agreement (the “Related Guaranties”) that contain a contribution provision similar to that set forth in this Section 1(c), together desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty and the Related Guaranties. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty or a guarantor under a Related Guaranty, each such Guarantor or

XII-2

Guaranty

such other guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the maximum amount permitted by law so as to maximize the aggregate amount of the Guarantied Obligations paid to Beneficiaries.

2. Guaranty Absolute; Continuing Guaranty. The obligations of each Guarantor hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees that: (a) this Guaranty is a guaranty of payment when due and not of collectibility; (b) Guarantied Party may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default under the Credit Agreement notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such event; (c) the obligations of each Guarantor hereunder are independent of the obligations of Company under the Loan Documents and the obligations of any other guarantor of obligations of Company and a separate action or actions may be brought and prosecuted against each Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions; and (d) a payment of a portion, but not all, of the Guarantied Obligations by one or more Guarantors shall in no way limit, affect, modify or abridge the liability of such or any other Guarantor for any portion of the Guarantied Obligations that has not been paid. This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its successors and assigns, and each Guarantor irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.

3. Actions by Beneficiaries. Any Beneficiary may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of any Guarantor’s liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person with respect to the Guarantied Obligations, (e) enforce and apply any security now or hereafter held by or for the benefit of any Beneficiary in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Guarantied Party or the other Beneficiaries, or any of them, may have against any such security, as Guarantied Party in its discretion may determine consistent with the Credit Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and (f) exercise any other rights available to Guarantied Party or the other Beneficiaries, or any of them, under the Loan Documents.

4. No Discharge. This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Guarantied Obligations), including without limitation the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations, (b) any

XII-3

Guaranty

waiver or modification of, or any consent to departure from, any of the terms or provisions of the Credit Agreement, any of the other Loan Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, (c) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (d) the application of payments received from any source to the payment of indebtedness other than the Guarantied Obligations, even though Guarantied Party or the other Beneficiaries, or any of them, might have elected to apply such payment to any part or all of the Guarantied Obligations, (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations, (f) any defenses, set-offs or counterclaims which Company may assert against Guarantied Party or any Beneficiary in respect of the Guarantied Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (g) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of a Guarantor as an obligor in respect of the Guarantied Obligations.

5. Waivers. Each Guarantor waives, for the benefit of Beneficiaries: (a) any right to require Guarantied Party or the other Beneficiaries, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any other guarantor of the Guarantied Obligations or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company from any cause other than payment in full of the Guarantied Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Guarantied Party’s or any other Beneficiary’s errors or omissions in the administration of the Guarantied Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Credit Agreement, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Sections 3 and 4 and any right to consent to any thereof; and (g) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

6. Guarantors’ Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations. Until the Guarantied Obligations (other than Unasserted Obligations) shall have been paid in full and the Commitments shall have terminated, each Guarantor shall withhold exercise of (a) any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under

XII-4

Guaranty

contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary and (b) any right of contribution such Guarantor now has or may hereafter have against any other guarantor of any of the Guarantied Obligations. Each Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Guarantied Party or the other Beneficiaries may have against Company, to all right, title and interest Guarantied Party or the other Beneficiaries may have in any such collateral or security, and to any right Guarantied Party or the other Beneficiaries may have against such other guarantor.

Any indebtedness of Company now or hereafter held by any Guarantor is subordinated in right of payment to the Guarantied Obligations, and any such indebtedness of Company to a Guarantor collected or received by such Guarantor after an Event of Default has occurred and is continuing, and any amount paid to a Guarantor on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph when all Guarantied Obligations have not been paid in full, shall be held in trust for Guarantied Party on behalf of Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations.

7. Expenses. Guarantors jointly and severally agree to pay, or cause to be paid, on demand, and to save Guarantied Party and the other Beneficiaries harmless against liability for, (i) any and all costs and expenses (including fees, costs of settlement, and disbursements of counsel and allocated costs of internal counsel) incurred or expended by Guarantied Party or any other Beneficiary in connection with the enforcement of or preservation of any rights under this Guaranty and (ii) any and all costs and expenses (including those arising from rights of indemnification) required to be paid by Guarantors under the provisions of any other Loan Document.

8. Financial Condition of Company. No Beneficiary shall have any obligation, and each Guarantor waives any duty on the part of any Beneficiary, to disclose or discuss with such Guarantor its assessment, or such Guarantor’s assessment, of the financial condition of Company or any matter or fact relating to the business, operations or condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations.

9. Representations and Warranties. Each Guarantor makes, for the benefit of Beneficiaries, each of the representations and warranties made in the Credit Agreement by Company as to such Guarantor, its assets, financial condition, operations, organization, legal status, business and the Loan Documents to which it is a party.

10. Covenants. Each Guarantor agrees that, so long as any part of the Guarantied Obligations (other than Unasserted Obligations) shall remain unpaid, any Lender shall have any Commitment, such Guarantor will, unless Requisite Lenders (as such term is defined in Section 17(a)) shall otherwise consent in writing, perform or observe, and cause its Subsidiaries to perform or observe, all of the terms, covenants and agreements that the Loan Documents state that Company is to cause a Guarantor and such Subsidiaries to perform or observe.

XII-5

Guaranty

11. Set Off. In addition to any other rights any Beneficiary may have under law or in equity, if any amount shall at any time be due and owing by a Guarantor to any Beneficiary under this Guaranty, such Beneficiary is authorized at any time or from time to time while an Event of Default shall have occurred and be continuing, without notice (any such notice being expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including but not limited to indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness of such Beneficiary owing to a Guarantor and any other property of such Guarantor held by a Beneficiary to or for the credit or the account of such Guarantor against and on account of the Guarantied Obligations and liabilities of such Guarantor to any Beneficiary under this Guaranty.

12. Discharge of Guaranty Upon Sale of Guarantor. If any Guarantor or any of its successors in interest under this Guaranty shall be sold or otherwise shall cease to be a Subsidiary in a transaction not prohibited by the Credit Agreement or otherwise consented to by Requisite Lenders (as such term is defined in Section 17(a)), such Guarantor or such successor in interest, as the case may be, may request Guarantied Party to execute and deliver documents or instruments necessary to evidence the release and discharge of such Guarantor from this Guaranty as provided in subsection 10.14 of the Credit Agreement.

13. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall in any event be effective without the written concurrence of Guarantied Party and, in the case of any such amendment or modification, Guarantors. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

14. Miscellaneous. It is not necessary for Beneficiaries to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

The rights, powers and remedies given to Beneficiaries by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiaries by virtue of any statute or rule of law or in any of the Loan Documents or any agreement between one or more Guarantors and one or more Beneficiaries or between Company and one or more Beneficiaries. Any forbearance or failure to exercise, and any delay by any Beneficiary in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF GUARANTORS, GUARANTIED PARTY AND THE OTHER BENEFICIARIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

XII-6

Guaranty

This Guaranty shall inure to the benefit of Beneficiaries and their respective successors and assigns.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY EACH GUARANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS GUARANTY. Each Guarantor agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Guarantor at its address set forth below its signature hereto, such service being acknowledged by such Guarantor to be sufficient for personal jurisdiction in any action against such Guarantor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Guarantied Party or any Beneficiary to bring proceedings against such Guarantor in the courts of any other jurisdiction.

EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH (I) ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR SUCH GUARANTOR AND GUARANTIED PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH GUARANTOR AND GUARANTIED PARTY HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTY OR ACCEPTING THE BENEFITS THEREOF, AS THE CASE MAY BE, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS, AND (II) FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS GUARANTY. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

15. Additional Guarantors. The initial Guarantor(s) hereunder shall be such of the Subsidiaries of Company as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, Subsidiaries of Company may become parties hereto, as additional Guarantors (each an “Additional Guarantor”) as required under subsection 6.8 of the Credit Agreement, by executing a counterpart of this Guaranty. A form of such a counterpart is attached as Exhibit A. Upon delivery of

XII-7

Guaranty

any such counterpart to Guarantied Party, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of the Guarantied Party not to cause any Subsidiary of Company to become an Additional Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

16. Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. This Guaranty shall become effective as to each Guarantor upon the execution of a counterpart hereof by such Guarantor (whether or not a counterpart hereof shall have been executed by any other Guarantor) and receipt by the Guaranteed Party of written or telephonic notification of such execution and authorization of delivery thereof.

17. Guarantied Party as Agent.

(a) Guarantied Party has been appointed to act as Guarantied Party hereunder by Lenders. Guarantied Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and the Credit Agreement; provided that Guarantied Party shall exercise, or refrain from exercising, any remedies under or with respect to this Guaranty in accordance with the instructions of Requisite Lenders.

(b) Guarantied Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Guarantied Party under this Guaranty; and appointment of a successor Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Guarantied Party under this Guaranty, Upon the acceptance of any appointment as Administrative Agent under subsection 9.5 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Guarantied Party under this Guaranty, and the retiring Guarantied Party under this Guaranty shall promptly (i) transfer to such successor Guarantied Party all sums held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Guarantied Party under this Guaranty, and (ii) take such other actions as may be necessary or appropriate in connection with the assignment to such successor Guarantied Party of the rights created hereunder, whereupon such retiring Guarantied Party shall be discharged from its duties and obligations under this Guaranty. After any retiring Guarantied Party’s resignation hereunder as Guarantied Party, the provisions of this Guaranty shall inure to its benefits as to any actions taken or omitted to be taken by it under this Guaranty while it was Guarantied Party hereunder.

[Remainder of page intentionally left blank.]

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Guaranty

IN WITNESS WHEREOF, each Guarantor, solely for the purposes of the waiver of the right to jury trial contained in Section 14, and Guarantied Party have caused this Guaranty to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

VECTOR STEALTH HOLDINGS II, L.L.C.

By:
Name:
Title:
Address:

As of and upon the effectiveness of the Merger, each of the undersigned hereby acknowledges and agrees to assume the rights and obligations of a Guarantor as set forth herein and that all references herein to Guarantor shall thereupon deemed to be references to each of the undersigned.

353 PATENT LLC

By:
Name:
Title:
Address:

ARTEMCO ACQUISITION CORPORATION

By:
Name:
Title:
Address:

MEDIASENTRY, INC.

By:
Name:
Title:

XII-S-6

Address:

MYKOTRONX, INC.

By:
Name:
Title:
Address:

RNBO CORPORATION

By:
Name:
Title:
Address:

SAFENET-MEXICO, INC.

By:
Name:
Title:
Address:

XII-2

Guaranty

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Guarantied Party

By:
Name:
Title:

By:
Name:
Title:

Address:

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Guaranty

EXHIBIT A

[FORM OF] COUNTERPART FOR ADDITIONAL GUARANTORS

REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT DATED AS OF APRIL 12, 2007 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”), AMONG COMPANY, HOLDINGS, CERTAIN SUBSIDIARIES OF COMPANY PARTY THERETO AND DEUTSCHE BANK TRUST COMPANY AMERICAS, AS FIRST LIEN COLLATERAL AGENT (AS DEFINED THEREIN) AND DEUTSCHE BANK TRUST COMPANY AMERICAS, AS SECOND LIEN COLLATERAL AGENT (AS DEFINED THEREIN). NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THIS COUNTERPART AND THE GUARANTY ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND THIS COUNTERPART OR THE GUARANTY, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL CONTROL.

This COUNTERPART (this “Counterpart”), dated                     , 20    , is delivered pursuant to Section 15 of the Guaranty referred to below. The undersigned hereby agrees that this Counterpart may be attached to the Second Lien Guaranty, dated as of April 12, 2007 (as it may be from time to time amended, modified or supplemented, the “Guaranty”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among the Guarantors named therein and Deutsche Bank Trust Company Americas, as Guarantied Party. The undersigned, by executing and delivering this Counterpart, hereby becomes an Additional Guarantor under the Guaranty in accordance with Section 15 thereof and agrees to be bound by all of the terms thereof.

IN WITNESS WHEREOF, the undersigned has caused this Counterpart to be duly executed and delivered by its officer thereunto duly authorized as of                     , 20    .

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:
Address:

XII-A-1

Subsidiary Guaranty

EXHIBIT XIII

EXECUTION VERSION

SECOND LIEN SECURITY AGREEMENT

among

STEALTH ACQUISITION CORP.,

(to be merged with and into

SAFENET, INC.),

as Company

VECTOR STEALTH HOLDINGS II, L.L.C.,

as Holdings

and

EACH OF THE GRANTORS PARTY HERETO,

as Grantors

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Collateral Agent

dated as of April 12, 2007

XIII-1

-i-

SCHEDULE 4.1	—	GENERAL INFORMATION

SCHEDULE 4.2	—	LOCATION OF EQUIPMENT AND INVENTORY

SCHEDULE 4.4	—	INVESTMENT RELATED PROPERTY

SCHEDULE 4.6	—	DESCRIPTION OF LETTERS OF CREDIT

SCHEDULE 4.7	—	INTELLECTUAL PROPERTY — EXCEPTIONS

SCHEDULE 4.8	—	COMMERCIAL TORT CLAIMS

ANNEX I	—	JOINDER AGREEMENT

EXHIBIT A	—	PLEDGE SUPPLEMENT

EXHIBIT B	—	UNCERTIFICATED SECURITIES CONTROL AGREEMENT

-ii-

This SECOND LIEN SECURITY AGREEMENT, dated as of April 12, 2007 (this “Agreement”), is made by (a) STEALTH ACQUISITION CORP., a Delaware corporation (which on the Closing Date will be merged with and into SAFENET, INC., a Delaware corporation) (“Company”), (b) VECTOR STEALTH HOLDINGS II, L.L.C., a Delaware limited liability company (“Holdings”), (c) as of and upon effectiveness of the Merger (as defined in the Credit Agreement referenced below) THE UNDERSIGNED DIRECT AND INDIRECT SUBSIDIARIES of Company (each of the undersigned Subsidiaries being a “Subsidiary Grantor” and collectively “Subsidiary Grantors”) and (d) each ADDITIONAL GRANTOR that may become a party hereto after the date hereof in accordance with Section 5.3 hereof (each of Holdings, Company, each Subsidiary Grantor, and each Additional Grantor being a “Grantor” and collectively the “Grantors”), in favor of DEUTSCHE BANK TRUST COMPANY AMERICAS, as collateral agent for the Secured Parties (together with its successors and assigns in its capacity as collateral agent, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is made to that certain Second Lien Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Company, Holdings, the financial institutions from time to time party thereto in the capacity of lenders, Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, Citibank, N.A., as Syndication Agent, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. (“CGMI”), as joint lead arrangers and joint bookrunners, and each of the other agents and arrangers from time to time party thereto;

WHEREAS, Company has also entered into that certain First Lien Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”), by and among Company, Holdings, the financial institutions from time to time party thereto in the capacity of lenders, Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent (the “First Lien Collateral Agent”), Citibank, N.A., as Syndication Agent, Deutsche Bank Securities Inc. and CGMI, as joint lead arrangers and joint bookrunners, and each of the other agents and arrangers from time to time party thereto;

WHEREAS, the Grantors have also executed a First Lien Security Agreement, dated as of the date hereof (the “First Lien Security Agreement”) in favor of the First Lien Collateral Agent on behalf of those secured parties under the First Lien Credit Agreement (the “First Lien Secured Parties”);

WHEREAS, the Grantors, the Collateral Agent and the Second Lien Collateral Agent have entered into that certain Intercreditor Agreement dated as of the date hereof (the “Intercreditor Agreement”) that governs the relative rights and priorities of the Secured Parties and the Second Lien Secured Parties with respect to the Collateral and the proceeds thereof.

WHEREAS, in consideration of the extensions of credit and other accommodations of Secured Parties as set forth in the Credit Agreement, each Grantor has agreed to secure such Grantor’s obligations under the Loan Documents as set forth herein; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Collateral Agent agree as follows:

AGREEMENT:

Section 1. DEFINITIONS; GRANT OF SECURITY.

1.1 General Definitions. In this Agreement, the following terms shall have the following meanings:

“Account Debtor” shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.

“Accounts” shall mean all “accounts” as defined in Article 9 of the UCC.

“Additional Grantors” shall have the meaning given in Section 5.3.

“Agreement” shall have the meaning given in the preamble.

“Assigned Agreements” shall mean all agreements and contracts to which such Grantor is a party as of the date hereof, or to which such Grantor becomes a party after the date hereof, as each such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Company” shall have the meaning given in the preamble.

“Cash Proceeds” shall have the meaning given in Section 7.7.

“Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the UCC, including, without limitation, “electronic chattel paper” or “tangible chattel paper”, as each term is defined in Article 9 of the UCC.

“Collateral” shall have the meaning given in Section 2.1 and shall not include Excluded Collateral.

“Collateral Account” shall mean any account established by the Collateral Agent.

“Collateral Agent” shall have the meaning given in the preamble.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commercial Tort Claims” shall mean all “commercial tort claims” as defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed on Schedule 4.8.

“Commodities Accounts” (i) shall mean all “commodity accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4 under the heading “Commodities Accounts.”

“Copyright Licenses” shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(B).

“Copyrights” shall mean all United States and foreign copyrights (including Community designs), including but not limited to copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule 4.7(A), (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) all rights to sue for past, present and future infringements thereof, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Credit Agreement” shall have the meaning given in the recitals.

“Credit Date” shall mean each date on which a Loan (including any Incremental Loan) is made.

“Deposit Accounts” (i) shall mean all “deposit accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4 under the heading “Deposit Accounts.”

“Discharge of First Lien Obligations” shall have the meaning given such term by the Intercreditor Agreement.

“Documents” shall mean all “documents” as defined in Article 9 of the UCC.

“Equipment” shall mean: (i) all “equipment” as defined in Article 9 of the UCC, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.

“Excluded Collateral” shall have the meaning given in Section 2.2,

“First Lien Collateral Agent” shall have the meaning given in the recitals.

“First Lien Credit Agreement” shall have the meaning given in the recitals.

“First Lien Secured Parties” shall have the meaning given in the recitals.

“First Lien Security Agreement” shall have the meaning given in the recitals.

“General Intangibles” (i) shall mean all “general intangibles” as defined in Article 9 of the UCC, including “payment intangibles” also as defined in Article 9 of the UCC, and (ii) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations, all Assigned Agreements and all Intellectual Property (in each case, regardless of whether characterized as general intangibles under the UCC).

“Goods” (i) shall mean all “goods” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).

“Grantor” shall have the meaning given in the preamble.

“Holdings” shall have the meaning given in the preamble.

“Instruments” shall mean all “instruments” as defined in Article 9 of the UCC.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intercreditor Agreement” shall have the meaning given in the recitals.

“Intellectual Property” shall mean, collectively, all rights, priorities and privileges of any Grantor with respect to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Inventory” shall mean (i) all “inventory” as defined in Article 9 of the UCC and (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor’s business; all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Grantor, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).

“Investment Accounts” shall mean the Collateral Account, Securities Accounts, Commodities Accounts and Deposit Accounts.

“Investment Related Property” shall mean: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Annex I.

“Lender” shall have the meaning given in the recitals.

“Letter of Credit Right” shall mean “letter-of-credit right” as defined in Article 9 of the UCC.

“Money” shall mean “money” as defined in the UCC.

“Negotiable Document” shall have the meaning given in Section 4.2(a)(ii).

“Non-Assignable Contract” shall mean any agreement, contract or license to which any Grantor is a party that by its terms purports to restrict or prevent the assignment or granting of a security interest therein (either by its terms or by any federal or state statutory prohibition or otherwise irrespective of whether such prohibition or restriction is enforceable under Section 9-406 through 409 of the UCC).

“Patent Licenses” shall mean all agreements providing for the granting of any right in or to Patents (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(D).

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application referred to in Schedule 4.7(C), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, and (vii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Permitted Liens” shall mean Liens permitted by subsection 7.2 of the Credit Agreement.

“Pledge Supplement” shall mean any supplement to this agreement in substantially the form of Exhibit A, together with all supplements to schedules thereto.

“Pledged Debt” shall mean all Indebtedness owed to such Grantor, including, without limitation, all Indebtedness described on Schedule 4.4(A) under the heading “Pledged Debt,” issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests.

“Pledged LLC Interests” shall mean all interests in any limited liability company owned by such Grantor, including, without limitation, all limited liability company interests listed on Schedule 4.4(A) under the heading “Pledged LLC Interests,” and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.

“Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership owned by such Grantor, including, without limitation, all partnership interests listed on Schedule 4.4(A) under the heading “Pledged Partnership Interests,” and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.

“Pledged Stock” shall mean all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 4.4(A) under the heading “Pledged Stock,” and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Pledged Trust Interests” shall mean all interests in a Delaware business trust or other trust owned by such Grantor, including, without limitation, all trust interests listed on Schedule 4.4(A) under the heading “Pledged Trust Interests,” and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.

“Proceeds” shall mean: (i) all “proceeds” as defined in Article 9 of the UCC, (ii) dividends, payments or distributions made with respect to any Investment Related Property and (iii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Quarterly Update Date” shall mean (i) the date on which a Compliance Certificate is delivered din connection with the quarterly financial statements delivered pursuant to subsection 6.1(ii) of the Credit Agreement and (ii) the date that is no later than 45 days after the end of each Fiscal Year.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

“Record” shall have the meaning specified in Article 9 of the UCC.

“second priority” shall mean, with respect to any Lien (other than Permitted Liens) purported to be created in any Collateral pursuant to this Agreement that such Lien is second in priority only to the Liens securing the First Lien Obligations (as such term is defined in the Intercreditor Agreement).

“Secured Obligations” shall have the meaning given in Section 3.1.

“Securities Accounts” (i) shall mean all “securities accounts” as defined in Article 8 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4(A) under the heading “Securities Accounts.”

“Subsidiary Grantor” shall have the meaning given in the preamble.

“Supporting Obligation” shall mean all “supporting obligations” as defined in Article 9 of the UCC.

“Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(F).

“Trademarks” shall mean all United States, and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to: (i) the registrations and applications referred to in Schedule 4.7(E), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(G).

“Trade Secrets” shall mean all trade secrets and all other confidential information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

1.2 Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement or, if not defined therein, in the UCC. The rules of construction set forth in Sections 1.2 and 1.3 of the Credit Agreement shall be applicable to this Agreement mutatis mutandis. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC. Except as expressly specified otherwise herein, any reference herein to any Exhibit or Schedule to this Agreement shall be deemed to refer to such Exhibit or Schedule as amended or supplemented from time to time.

Section 2. GRANT OF SECURITY.

2.1 Grant of Security Interest by Grantors. Each Grantor assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all property of such Grantor including, without limitation, the following property, in each case whether now owned or existing or hereafter acquired or arising and wherever located, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration of otherwise) of the Secured Obligations (collectively, the “Collateral”):

(a) Accounts;

(b) Chattel Paper;

(c) Documents;

(d) General Intangibles;

(e) Goods;

(f) Instruments;

(g) Insurance;

(h) Intellectual Property (except as provided in Section 2.2(g));

(i) Investment Related Property;

(j) Letter of Credit Rights;’

(k) Money;

(l) Receivables and Receivable Records;

(m) Commercial Tort Claims;

(n) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(o) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the security interest granted under Section 2.1 attach to any of the following property or assets (collectively, the “Excluded Collateral”): (a) any lease, license, contract, property rights or agreement to which any Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity), provided however that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above; (b) in any of the outstanding capital stock of a Foreign Subsidiary in excess of 65% of the voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote; (c) assets sold to a Person which is not a Grantor in compliance with the Credit Agreement; (d) assets to the extent owned by a Guarantor after the release of the guarantee of such Guarantor in accordance with the Subsidiary Guaranty; (e) assets subject to a Lien permitted by subsections 7.2(ii) and 7.2(iii) of the Credit Agreement, in each case, to the extent the documents related to such Lien prohibit the attachment of a security interest under this Agreement; (f) any Vehicles and (g) any application for registration for a Trademark filed with the United States Patent and Trademark Office on an intent-to-use basis until such time (if any) as a Statement of Use or Amendment to Allege Use is filed, at which time such Trademark shall automatically become part of the Collateral and subject to the security interest pledged.

Section 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1 Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code (and any successor provision thereof)), of all Obligations with respect to each Grantor (collectively, the “Secured Obligations”).

3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

3.3 Second Priority Nature of Liens. Notwithstanding anything herein to the contrary, prior to the Discharge of First Lien Obligations, the requirements of this Agreement to deliver Collateral to the Collateral Agent or register the Collateral Agent as the registered owner of any Collateral shall be deemed satisfied by delivery of such Collateral to, or the registration of such Collateral in the name of, the First Lien Collateral Agent.

Section 4. REPRESENTATIONS AND WARRANTIES AND COVENANTS.

4.1 Generally.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

(i) such Grantor owns each item of the Grantor Collateral and Grantor owns the Grantor Collateral free and clear of any and all Liens or claims, in each case except for Permitted Liens or as set forth on Schedule 5.5C to the Credit Agreement;

(ii) it has indicated on Schedule 4.1(A): (w) the type of organization of such Grantor, (x) the jurisdiction of organization of such Grantor, (y) its organizational identification number (if any) and (z) the jurisdiction where the chief executive office or its sole place of business is (or the principal residence if such Grantor is a natural person), and for the one-year period preceding the date hereof has been, located;

(iii) the full legal name of such Grantor is as set forth on Schedule 4.1(A) and it has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule 4.1(B);

(iv) except as described on Schedule 4.1(C), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business (or principal residence if such Grantor is a natural person) or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five (5) years;

(v) it has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated other than the agreements identified on Schedule 4.1(D);

(vi) with respect to each agreement identified on Schedule 4.1(D), it has indicated on Schedules 4.1(A) and (B) the information required pursuant to Sections 4.1(a)(ii), (iii) and (iv) with respect to the debtor under such agreement;

(vii) (A) upon the filing of all UCC financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 4.1(E) and other filings delivered by each such Grantor, (B) upon delivery of all Instruments, Chattel Paper and certificated Pledged Equity Interests and Pledged Debt required to be delivered hereby, (C) upon sufficient identification of Commercial Tort Claims required to be identified hereby, (D) upon execution of a control agreement establishing the Collateral Agent’s “control” (within the meaning of Section 9-806,9-106 or 9-104 of the UCC, as applicable) with respect to any Investment Account required to be subject to Collateral Agent’s control, (E) upon consent of the issuer with respect to Letter of Credit Rights required hereby, and (F) to the extent not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in Patents, Trademarks and Copyrights in the applicable intellectual property registries, including but not limited to the United States Patent and Trademark Office and the United States Copyright Office, the security interests granted to the Collateral Agent hereunder constitute valid and perfected second priority Liens (subject to Permitted Liens) on all of the Collateral (upon which such action was taken as required hereby) under the laws of the United States of America, any state thereof or the District of Columbia;

(viii) all actions and consents, including all filings, notices, registrations and recordings reasonably necessary or desirable for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect of the Collateral have been made or obtained, other than federal and state securities laws (with respect only to the exercise of remedies) and consents required in connection with nonassignable contracts;

(ix) other than the financing statements filed in favor of the Collateral Agent, no authorized and effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which proper termination statements have been delivered to the Collateral Agent for filing and (y) financing statements filed in connection with Permitted Liens;

(x) no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings and approvals contemplated by clause (vii) above and (B) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities;

(xi) all information supplied by any Grantor with respect to the Collateral (taken as a whole) is accurate and complete in all material respects;

(xii) except as described on Schedule 4.1(D), no Grantor has become bound as a debtor, either by contract or by operation of law, by a security agreement previously entered into by another Person; and

(xiii) each Grantor has been duly organized as an entity of the type as set forth opposite such Grantor’s name on Schedule 4.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 4.1(A) and, except as disclosed from time to time to the Collateral Agent as required by this Agreement, remains duly existing as such, and no such Grantor has filed any certificates of domestication, transfer or continuance in any other jurisdiction.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that, except as otherwise permitted pursuant to the Credit Agreement:

(i) except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, except Permitted Liens;

(ii) it shall not change such Grantor’s name, identity, corporate structure (e.g., by merger, consolidation, change in corporate form or otherwise), mailing address, type of organization or jurisdiction of organization unless it shall have (a) notified the Collateral Agent in writing, by executing and delivering to the Collateral Agent a completed Pledge Supplement at least ten (10) days prior to any such change or establishment, identifying such new proposed name, identity, corporate structure or jurisdiction of organization and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) within 15 days of such change, taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby;

(iii) it shall pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith; provided, such Grantor shall in any event pay such taxes, assessments, charges, levies or claims not later than five (5) days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against such Grantor or any of the Collateral as a result of the failure to make such payment; and

(iv) it shall not sell, transfer or assign (by operation of law or otherwise) any Collateral except as otherwise in accordance with the Credit Agreement.

4.2 Equipment and Inventory.

(a) Representations and Warranties. Each Grantor represents and warrants, on the Closing Date and on each Credit Date, that, as of the last Quarterly Update Date:

(i) Except with respect to property having a value of less than $1,000,000 in the aggregate, all of the Equipment and Inventory included in the Collateral is kept only at the locations specified in Schedule 4.2; and

(ii) Except with respect to property having a value of less than $ 1,000,000 in the aggregate, none of the Equipment or Inventory is in the possession of an issuer of a warehouse receipt, bill of lading or other document of title that is “negotiable” (as described in Section 7-104 of the UCC) (a “Negotiable Document”) therefor or otherwise in the possession of a bailee or a warehouseman, except to the extent such Grantor shall be in compliance with Section 4.2(b)(iii) with respect to such Equipment or Inventory.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that, except as otherwise permitted pursuant to the Credit Agreement:

(i) except with respect to property having a value of less than $ 1,000,000 in the aggregate, they shall keep the Equipment, Inventory and any Documents evidencing any Equipment and Inventory in the locations specified on Schedule 4.2 unless it shall have (a) notified the Collateral Agent in writing, by executing and delivering to the Collateral Agent a completed Pledge Supplement on or before the next Quarterly Update Date after any change in locations, identifying such new locations and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby, or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder, with respect to such Equipment and Inventory;

(ii) it shall not deliver any Negotiable Document evidencing any Equipment and Inventory having a value in excess of $500,000 individually or $1,000,000 in the aggregate to any Person other than the issuer of such Negotiable Document to claim the Goods evidenced therefor or the Collateral Agent; and

(iii) except for Equipment or Inventory having a value of less than $500,000 individually or $1,000,000 in the aggregate, if any Equipment or Inventory is in possession or control of any third party, each Grantor shall join with the Collateral Agent in notifying the third party of the Collateral Agent’s security interest.

4.3 Receivables.

(a) Covenants and Agreements: Each Grantor hereby covenants and agrees that, except as otherwise permitted pursuant to the Credit Agreement:

(i) it shall keep and maintain at its own cost and expense proper books of record and account in accordance with subsection 6.1 of the Credit Agreement;

(ii) other than in the ordinary course of its business (as determined by the Grantor in good faith), and except as otherwise provided in subsection (iii) below, during the continuance of an Event of Default, such Grantor shall not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon;

(iii) except as otherwise provided in this Section 4.3(a), each Grantor shall continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation at its own expense and in accordance with customary practice in the information-technology security industry. Notwithstanding the foregoing, at any time following the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have the right at any time to (1) notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation; (2) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent; (3) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent; and (4) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in the Collateral Account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon; and

(iv) it shall use its reasonable efforts to keep in full force and effect any Supporting Obligation or Collateral Support relating to any Receivable in excess of $500,000.

(b) Delivery and Control of Receivables. With respect to any Receivables (other than Receivables in an amount no greater than $500,000 individually or $1,000,000 in the aggregate) that are evidenced by, or constitute, Chattel Paper or Instruments, each Grantor shall cause each originally executed copy thereof to be delivered to the Collateral Agent (or its agent or designee) appropriately indorsed to the Collateral Agent or indorsed in blank: (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Receivables hereafter arising, on or before the immediately succeeding Quarterly Update Date. With respect to any Receivables (other than Receivables in an amount no greater than $500,000 individually or $1,000,000 in the aggregate) which would constitute “electronic chattel paper” under Article 9 of the UCC, each Grantor shall take all steps necessary to give the Collateral Agent control over such Receivables (within the meaning of Section 9-105 of the UCC): (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Receivables hereafter arising, on or before the immediately succeeding Quarterly Update Date. Any Receivable not otherwise required to be delivered or subjected to the control of the Collateral Agent in accordance with this subsection (b) shall be delivered or subjected to such control upon the reasonable request of the Collateral Agent.

4.4 Investment Related Property.

4.4.1 Investment Related Property Generally

(a) Covenants and Agreements. Each Grantor hereby covenants and agrees that, except as otherwise permitted pursuant to the Credit Agreement:

(i) except with respect to Investment Related Property having a value of less than $500,000 individually or $1,000,000 in the aggregate in the event it acquires rights in any Investment Related Property after the date hereof, it shall deliver to the Collateral Agent, on the Quarterly Update Date immediately following any such acquisition, a completed Pledge Supplement reflecting such new Investment Related Property and all other Investment Related Property. Notwithstanding the foregoing, it is understood and agreed that, except with respect to Investment Related Property having a value of less than $500,000 individually or $1,000,000 in the aggregate, the security interest of the Collateral Agent shall attach to all Investment Related Property immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a supplement to Schedule 4.4 as required hereby;

(ii) except as provided in the next sentence and subject to the Grantors’ rights to make any Restricted Junior Payments in accordance with the Credit Agreement, in the event such Grantor receives any dividends, interest or distributions on any Investment Related Property, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any Investment Related Property, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) such Grantor shall immediately take all steps, if any, necessary or advisable to ensure the validity, perfection, priority and, if applicable, control of the Collateral Agent over such Investment Related Property, except with respect to Investment Related Property having a value of less than $500,000 individually or $1,000,000 in the aggregate, (including, without limitation, delivery thereof to the Collateral Agent) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Collateral Agent. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent authorizes each Grantor to retain all ordinary cash dividends and distributions paid in the normal course of the business of the issuer and consistent with the prudent business practice of the issuer and all scheduled payments of interest; and

(iii) each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property to the Collateral Agent.

(b) Delivery and Control. Except for any Investment Related Property having a value of less than $500,000 individually or $1,000,000 in the aggregate, with respect to any Investment Related Property that is represented by a certificate or that is an “instrument” it shall cause such certificate or instrument to be delivered to the Collateral Agent, indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC), regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC. Except for any Investment Related Property having a value of less than $500,000 individually or $1,000,000 in the aggregate, with respect to any Investment Related Property that is an “uncertificated security” for purposes of the UCC (other than any “uncertificated securities” credited to a Securities Account), it shall cause the issuer of such uncertificated security to either (A) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (B) execute an agreement substantially in the form of Exhibit B, pursuant to which such issuer agrees to comply with the Collateral Agent’s instructions with respect to such uncertificated security without further consent by such Grantor. Notwithstanding the foregoing, with respect to Pledged Equity Interests of Foreign Subsidiaries, Grantors shall (x) deliver certificates or instruments to the Collateral Agent, indorsed in blank as required above, evidencing such Pledged Equity Interests and (y) if requested by the Collateral Agent, enter into local pledge agreements and make any other filings required to perfect the Collateral Agent’s security interest in such Pledged Equity Interests in the applicable jurisdiction.

(c) Voting and Distributions.

(i) So long as no Event of Default shall have occurred and be continuing:

(1) each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not in violation with the terms of this Agreement or the Credit Agreement; and

(2) the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor all proxies, and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to clause (1) above;

(ii) Upon the occurrence and during the continuation of an Event of Default:

(1) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right, subject to the terms of the Intercreditor Agreement, to exercise such voting and other consensual rights; and

(2) in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 6.1.

4.4.2 Pledged Equity Interests

(a) Representations and Warranties. Each Grantor hereby represents and warrants that:

(i) as of the Closing Date and the most recent Quarterly Update Date, Schedule 4.4(A) sets forth under the headings “Pledged Stock,” “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule 4.4(A);

(ii) as of the Closing Date and the most recent Quarterly Update Date, except as set forth on Schedule 4.4(B), it has not acquired all or substantially all the assets of another entity in a single transaction, or series of related transactions, for an aggregate purchase price in excess of $1,000,000 within the past five (5) years;

(iii) it is the record and beneficial owner of the Pledged Equity Interests free of all Liens other than Liens created pursuant to the First Lien Security Agreement; and

(iv) without limiting the generality of Section 4.1(a)(v), no consent of any Person (other than has already been obtaining in form and substance satisfactory to the Collateral Agent) including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in connection with the creation, perfection or second priority status of the security interest of the Collateral Agent in any Pledged Equity Interests or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that, except as otherwise permitted in the Credit Agreement:

(i) without the prior written consent of the Collateral Agent, it shall not vote to enable or take any other action to, except as expressly permitted by the Credit Agreement, amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that adversely affects the validity, perfection or priority of the Collateral Agent’s security interest;

(ii) in the event that any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof become treated as securities for purposes of the UCC, the applicable Grantor shall (A) notify the Collateral Agent in writing of such treatment on the next Quarterly Update Date and (B) take all steps necessary or advisable to establish the Collateral Agent’s “control” of such Pledged Partnership Interests or Pledged LLC Interests, as applicable;

(iii) except for mergers and other transactions expressly permitted by the Credit Agreement, without the prior written consent of the Collateral Agent, it shall not permit any issuer of any Pledged Equity Interest to merge or consolidate unless (A) such issuer creates a security interest that is perfected by a filed financing statement (that is not effective solely under section 9-508 of the UCC) in collateral in which such new debtor has or acquires rights, and (B) all the outstanding capital stock or other equity interests of the surviving or resulting corporation, limited liability company, partnership or other entity is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding equity interests of any other constituent Grantor; and

(iv) each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property (subject to the limits set forth herein) to the Collateral Agent and, without limiting the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Collateral Agent or its nominee following an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

4.4.3 Pledged Debt

(a) Representations and Warranties. Each Grantor hereby represents and warrants, (i) as of the Closing Date and the immediately preceding Quarterly Update Date, that Schedule 4.4 sets forth under the heading “Pledged Debt” all of the Pledged Debt owned by any Grantor and (ii) all of its Pledged Debt has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof and is not in default.

4.4.4 Investment Accounts

(a) Representations and Warranties. Each Grantor hereby represents and warrants that:

(i) except with respect to Securities Accounts and Commodities Accounts with a maximum balance of less than $500,000 individually or $1,000,000 in the aggregate at all times, as of the Closing Date and the immediately preceding Quarterly Update Date, Schedule 4.4 sets forth under the headings “Securities Accounts” and “Commodities Accounts,” respectively, all of the Securities Accounts and Commodities Accounts in which each Grantor has an interest;

(ii) each Grantor is the sole entitlement holder of each of its Securities Accounts and Commodity Accounts, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto or the First Lien Collateral Agent) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or securities or other property credited thereto;

(iii) except with respect to Deposit Accounts with a maximum balance of less than $500,000 individually or $1,000,000 in the aggregate at all times, as of the Closing Date and the immediately preceding Quarterly Update Date, Schedule 4.4 sets forth under the headings “Deposit Accounts” all of the Deposit Accounts in which each Grantor has an interest;

(iv) except for Permitted Liens, each Grantor is the sole account holder of each of its Deposit Accounts and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto and the applicable depository institution or the First Lien Collateral Agent) having either sole dominion and control (within the meaning of common law) or “control” (within the meanings of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein; and

(v) except with respect to Investment Related Property having a value of less than $500,000 individually or $1,000,000 in the aggregate, to the extent required by subsection 6.11 of the Credit Agreement, each Grantor has taken all actions (within the time requirements specified by the Credit Agreement to the extent expressly provided therein) necessary or desirable, including those specified in Section 4.4.4(b), to: (A) establish Collateral Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Investment Related Property constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities

Entitlements or Commodities Accounts (each as defined in the UCC); (B) establish the Collateral Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts; and (C) deliver all Instruments to the Collateral Agent.

(b) Delivery and Control.

(i) To the extent required by subsection 6.11 of the Credit Agreement, with respect to any Investment Related Property consisting of Securities Accounts or Securities Entitlements (except with respect to Securities Accounts and Securities Entitlements with a maximum balance of less than $500,000 individually or $1,000,000 in the aggregate at all times), it shall cause the securities intermediary maintaining such Securities Account or Securities Entitlement to enter into an agreement in a form acceptable to the securities intermediary and the Collateral Agent which is effective to establish “control” under the UCC), pursuant to which it shall agree to comply with the Collateral Agent’s “entitlement orders” without further consent by such Grantor. To the extent required by subsection 6.11 of the Credit Agreement, with respect to any Investment Related Property that is a “Deposit Account” (except with respect to Deposit Accounts with a maximum balance of less than $500,000 individually or $1,000,000 in the aggregate at all times), it shall cause the depositary institution maintaining such account to enter into an agreement in a form acceptable to the depositary institution and the Collateral Agent which is effective to establish “control” under the UCC, pursuant to which the Collateral Agent shall have both sole dominion and control over such Deposit Account (within the meaning of the common law) and “control” (within the meaning of Section 9-104 of the UCC) over such Deposit Account. To the extent required by subsection 6.11 of the Credit Agreement (except with respect to Securities Accounts, Securities Entitlements and Deposit Accounts with a maximum balance of less than $500,000 individually or $1,000,000 in the aggregate at all times), each Grantor shall have entered into such control agreement or agreements with respect to: (A) any Securities Accounts, Securities Entitlements or Deposit Accounts that exist on the Closing Date, as of or prior to the Closing Date and (B) any Securities Accounts, Securities Entitlements or Deposit Accounts that are created or acquired after the Closing Date, as of or prior to the deposit or transfer of any such Securities Entitlements or funds, whether constituting moneys or investments, into such Securities Accounts or Deposit Accounts. In the case of any Deposit Account, so long as no Event of Default has occurred and is continuing, the Collateral Agent agrees that it shall not give any orders or instructions to the applicable depositary institution concerning or directing the disposition, transfer, withdrawal or disbursement of any funds in or credited to such Deposit Account.

(ii) In addition to the foregoing, if any issuer of any Investment Related Property (other than Investment Related Property having a value of less than $500,000 individually or $1,000,000 in the aggregate at all times) is located in a jurisdiction outside of the United States, each Grantor shall promptly notify the Collateral Agent thereof and take upon the reasonable request of the Collateral Agent such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or advisable, under the laws of such issuer’s jurisdiction to insure the validity, perfection and priority of the security interest of the Collateral Agent. Upon the occurrence of an Event of Default, the Collateral Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Investment Related Property to its name or the name of its nominee or agent. In addition, the Collateral Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Related Property for certificates or instruments of smaller or larger denominations.

4.5 [Reserved.]

4.6 Letter of Credit Rights.

(a) Representations and Warranties. Each Grantor hereby represents and warrants that:

(i) as of the Closing Date and the immediately preceding Quarterly Update Date, all letters of credit in excess of $500,000 to which such Grantor has rights are listed on Schedule 4.6 (provided that the aggregate value of any such Letters of Credit not identified on Schedule 4.6 does not exceed $1,000,000); and

(ii) it has obtained the consent of each issuer of any letter of credit in excess of $50,000 to the assignment of the proceeds of the letter of credit to the Collateral Agent.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that, except as otherwise permitted pursuant to the Credit Agreement, with respect to any letter of credit in excess of $1,000,000 hereafter arising it shall use its commercially reasonable efforts to obtain the consent of the issuer thereof to the assignment of the proceeds of the letter of credit to the Collateral Agent and shall deliver to the Collateral Agent a completed Pledge Supplement.

4.7 Intellectual Property.

(a) Representations and Warranties. Except as disclosed in Schedule 4.7(H), each Grantor hereby represents and warrants that:

(i) as of the Closing Date and the immediately preceding Quarterly Update Date, Schedule 4.7 sets forth a true and complete list of (A) all United States and state registrations of and applications for Patents, Trademarks, and Copyrights owned by each Grantor (the “Registered Intellectual Property”) and (B) all Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses material to the business of such Grantor and deemed to be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K);;

(ii) as of the Closing Date and the immediately preceding Quarterly Update Date, it owns all Intellectual Property listed on Schedule 4.7(A), and, except to the extent not reasonably likely to have a Material Adverse Effect, to each Grantor’s knowledge, Grantor owns or has the valid right to use all other Intellectual Property used in or necessary to conduct its business, free and clear of all Liens, claims, encumbrances and licenses, except for Permitted Liens, any other non-exclusive licenses of intellectual property and the licenses set forth on Schedules 4.7(B), (D), (F) and (G);

(iii) except to the extent not material to its business, all Registered Intellectual Property owned by Grantor and listed on Schedule 4.7 is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and each Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Registered Intellectual Property in full force and effect;

(iv) except to the extent not reasonably likely to have a Material Adverse Effect, (A) all Registered Intellectual Property is, to the knowledge of the Grantor, valid and enforceable, (B) no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of, such Grantor’s right to register, or such Grantor’s rights to own or use, any Intellectual Property owned by Grantor and (C) no such action or proceeding is pending or, to the best of such Grantor’s knowledge, threatened;

(v) all registrations and applications for United States Copyrights, United States Patents and United States Trademarks material to Company and its Subsidiaries taken as a whole are standing in the name of each Grantor;

(vi) except to the extent not reasonably likely to have a Material Adverse Effect, each Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with the use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights;

(vii) except as set forth on Schedule 5.5C to the Credit Agreement and to the extent not reasonably likely to have a Material Adverse Effect, to each Grantor’s knowledge, (a) the conduct of such Grantor’s business does not infringe upon or otherwise violate any trademark, patent, copyright, trade secret or other intellectual property right owned or controlled by a third party and (b) no claim has been made in writing in the three (3) years prior to the date of this Agreement, that the use of any Intellectual Property owned or used by Grantor violates the Intellectual Property rights of any third party;

(viii) except to the extent not reasonably likely to have a Material Adverse Effect, to the best of each Grantor’s knowledge, no third party is infringing upon or otherwise violating any rights in any Intellectual Property owned by such Grantor; and

(ix) except to the extent not reasonably likely to have a Material Adverse Effect, no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by Grantor (or to which Grantor is bound) in connection with the resolution of outstanding litigation will adversely affect Grantor’s rights to own or use any Intellectual Property.

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees, except as otherwise permitted pursuant to the Credit Agreement,:

(i) except to the extent not material to its business, it shall not do any act or omit to do any act whereby any of the Registered Intellectual Property may lapse, or become abandoned, dedicated to the public, or unenforceable;

(ii) it shall take, all commercially reasonable steps to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by any Grantor and material to its business which is now or shall become included in the Intellectual Property including, but not limited to, those items on Schedules 4.7(A), (C) and (E);

(iii) to the extent deemed prudent (as determined by the Grantor in good faith) in the event Grantor becomes aware that any Intellectual Property owned by or exclusively licensed to any Grantor that is material to its business is infringed, misappropriated, or diluted by a third party, such Grantor shall promptly take all commercially reasonable actions to stop such infringement, misappropriation, or dilution and protect its rights in such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages if the initiation of such suit is commercially reasonable;

(iv) it shall report to the Collateral Agent (i) the filing of any application to register any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or any state registry or foreign counterpart of the foregoing (whether such application is filed by such Grantor or through any agent, employee, licensee, or designee thereof) and (ii) the registration of any Intellectual Property by any such office, in each case by executing and delivering to the Collateral Agent a completed Pledge Supplement; and

(v) it shall, promptly upon the reasonable request of the Collateral Agent, execute and deliver to the Collateral Agent any document required to acknowledge, confirm, register, record, or perfect the Collateral Agent’s interest in any part of the Intellectual Property, whether now owned or hereafter acquired. Notwithstanding anything contained herein or in any other Loan Document to the contrary the parties hereto agree that in no event shall any Grantor be required to perfect the security interest of the Lenders in the Grantor’s Intellectual Property under the law of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

4.8 Commercial Tort Claims.

(a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that Schedule 4.8 sets forth all Commercial Tort Claims of each Grantor in excess of $500,000 individually and $1,000,000 in the aggregate; and

(b) Covenants and Agreements. Each Grantor hereby covenants and agrees that, except as otherwise permitted pursuant to the Credit Agreement, with respect to any Commercial Tort Claim hereafter arising it shall deliver to the Collateral Agent a completed Pledge Supplement identifying such new Commercial Tort Claims in excess of $500,000 individually and $1,000,000 in the aggregate.

4.9 Perfection of De Minimis Collateral. Notwithstanding anything to the contrary in this Section 4, the Grantors shall not be required to perfect any security interest granted to the Collateral Agent as to which the Collateral Agent has determined in its reasonable discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein.

Section 5. ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.

5.1 Access; Right of Inspection. The Collateral Agent shall have the inspection rights set forth in subsection 6.5 of the Credit Agreement.

5.2 Further Assurances.

(a) Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i) file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;

(ii) take all actions necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which said Intellectual Property is registered or in which an application for registration is pending including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, and the foreign counterparts on any of the foregoing;

(iii) at any reasonable time, upon request by the Collateral Agent, assemble the Collateral and allow inspection of the Collateral by the Collateral Agent, or persons designated by the Collateral Agent; and

(iv) at the Collateral Agent’s request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Collateral Agent’s security interest in all or any part of the Collateral.

(b) Each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.” Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

5.3 Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Joinder Agreement, together with a Pledge Supplement and any other attachments, all in form and substance reasonably satisfactory to the Collateral Agent. Upon delivery of any such Joinder Agreement to the Collateral Agent, notice of which is hereby waived by the other Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any other Subsidiary of Company to become an Additional Grantor hereunder. This Agreement shall be fully effective as to each Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

Section 6. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

6.1 Power of Attorney. Each Grantor irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

(b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e) to prepare and file any UCC financing statements against such Grantor as debtor;

(f) to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as debtor;

(g) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(h) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

6.2 No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

Section 7. REMEDIES.

7.1 Generally.

(a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor, and each such Grantor to the same extent hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

(iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b) The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree so long as such event is commercially reasonable. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, each Grantor shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section 7.1(b) will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section 7.1(b) shall in any way alter the rights of the Collateral Agent hereunder. Notwithstanding any provision in this Agreement to the contrary, the Grantor shall not be liable for any of the Obligations and there shall be no recourse to the Grantor or any officer, director, member, shareholder or employee thereof, except to the Collateral pledged by the Grantor under this Agreement.

(c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) The Collateral Agent shall have no obligation to marshal any of the Collateral.

(e) Nothing in this Agreement waives any duty of the Collateral Agent or any right of the Grantors which cannot be waived under Section 9-602 of the UCC or other mandatory provisions of applicable law.

7.2 Application of Proceeds. Except as expressly provided elsewhere in this Agreement, and subject to the Intercreditor Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral and (to the extent that the application thereof is not otherwise provided for in any other Loan Document) all other cash or proceeds received by the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties shall be applied in full or in part by the Collateral Agent pursuant to subsection 2.4(D) of the Credit Agreement.

7.3 Sales on Credit. If Collateral Agent sells any of the Collateral upon credit, the applicable Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and such Grantor shall be credited with proceeds of the sale.

7.4 Deposit Accounts. If any Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Agent.

7.5 Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, to the extent permitted by applicable law, each Grantor agrees that any such private sale, to the extent permitted by applicable law, shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

7.6 Intellectual Property.

(a) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default:

(i) the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any Intellectual Property, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 10 in connection with the exercise of its rights under this Section 7.6, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section 7.6, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor’s rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation;

(ii) upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to the Intellectual Property and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property;

(iv) within ten (10) Business Days after written notice from the Collateral Agent, each Grantor shall make available to the Collateral Agent, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of such Event of Default as the Collateral Agent may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with the Trademarks, Trademark Licenses, such persons to be available to perform their prior functions on the Collateral Agent’s behalf and to be compensated by the Collateral Agent at such Grantor’s expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default; and

(v) the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(vi) all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 7.7; and

(vii) other than in the ordinary course of business, no Grantor shall adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon without Collateral Agent’s prior written consent.

(b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided, further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

(c) Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 7 and at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, to the extent it has the right to do so, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located.

7.7 Cash Proceeds. In addition to the rights of the Collateral Agent specified in Section 4.3 with respect to payments of Receivables, during the continuance of an Event of Default, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other non-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, unless otherwise provided pursuant to Section 4.4(a)(ii), be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account. Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise) may, in the sole discretion of the Collateral Agent, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations then due and owing.

Section 8. COLLATERAL AGENT.

The Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. Subject to the provisions of the Intercreditor Agreement, the Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement. In furtherance of the foregoing provisions of this Section 8, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section 8. Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and each Grantor, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to each Grantor and Collateral Agent signed by the Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement, and the retiring or removed Collateral Agent under this Agreement shall promptly (a) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement, and (b) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent hereunder.

Section 9. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations (other than contingent indemnification obligations) and the cancellation or termination of the Commitments, be binding upon each Grantor and each of their respective successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations (other than contingent indemnification obligations) and the cancellation or termination of the Commitments, the security interest granted hereby shall terminate hereunder and of record and all rights to the Collateral shall revert to the applicable Grantors. Upon any such termination the Collateral Agent shall, at the Grantors’ expense, execute and deliver to any Grantor such documents as such Grantor shall reasonably request to evidence such termination.

Section 10. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under subsection 10.02 of the Credit Agreement.

Section 11. MISCELLANEOUS.

11.1 General. Any notice, request or demand required or permitted to be given under this Agreement shall be given in accordance with subsection 10.8 of the Credit Agreement; provided that any such notice, request or demand to any Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 4.1. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and the Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

11.2 Waivers by Grantors. Each Grantor hereby waives, for the benefit of Secured Parties:

(a) any right to require any Secured Party, as a condition of payment or performance by such Grantor, to (i) proceed against Company, any other Grantor or any other Person, (ii) proceed against or exhaust any security held from Company, any other Grantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever;

(b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company including any defense based on or arising out of the lack of validity or the unenforceability of any of the Secured Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company from any cause other than payment in full of all Obligations under the Credit Agreement and the other Loan Documents;

(c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(d) any defense based upon any Secured Party’s administrative errors or omissions, except behavior which amounts to bad faith;

(e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of such Grantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Grantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto;

(f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Agreement, notices of default under the Credit Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Secured Obligations or any agreement related thereto and notices of any extension of credit to Company; and

(g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement.

11.3 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAWS).

11.4 Conflicts; Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Company, each other Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

VECTOR STEALTH HOLDINGS II, L.L.C.

By:	/s/ Alexander Slusky
Name: Alexander Slusky
Title: Chief Executive Officer

STEALTH ACQUISITION CORP.

By:	/s/ Alexander Slusky
Name: Alexander Slusky
Title: Chief Executive Officer

[Second Lien Security Agreement]

As of and upon effectiveness of the Merger, the undersigned hereby acknowledges and agrees that it will succeed to all of the rights and obligations of Company set forth herein and that all references herein to Company shall thereupon deemed to be references to the undersigned.

SAFENET, INC.

By:	/s/ John Frederick
Name: John Frederick
Title: Chief Financial Officer

[Second Lien Security Agreement]

As of and upon effectiveness of the Merger, each of the undersigned hereby acknowledges and agrees that it will assume to all of the rights and obligations of a Subsidiary Grantor set forth herein and that all references herein to Subsidiary Grantor shall thereupon deemed to be references to each of the undersigned.

MYKOTRONX, INC.

By:	/s/ John Frederick
Name: John Frederick
Title: Chief Financial Officer

SAFENET-MEXICO, INC.

By:	/s/ John Frederick
Name: John Frederick
Title: Chief Financial Officer

353 PATENT LLC

By:	/s/ John Frederick
Name: John Frederick
Title: Chief Financial Officer

MEDIASENTRY, INC.

By:	/s/ John Frederick
Name: John Frederick
Title: Chief Financial Officer

[Second Lien Security Agreement]

RNBO CORPORATION

By:	/s/ Kevin Hicks, Esq.
Name: Kevin Hicks, Esq.
Title: Secretary

ARTEMCO ACQUISITION CORPORATION

By:	/s/ Kevin Hicks, Esq.
Name: Kevin Hicks, Esq.
Title: Secretary

[Second Lien Security Agreement]

Schedule 4.1 – General Information

(A) – Organizational Information of Grantors

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	State of Formation	Location of Chief Executive Office

Vector Stealth Holdings II, L.L.C.	Limited liability company	Yes	4310457	20-8651186	Delaware	San Francisco County, California

SafeNet, Inc.	Corporation	Yes	2177038	52-1287752	Delaware	Harford County, Maryland

SafeNet-Mexico, Inc.	Corporation	Yes	4240749	N/A	Delaware	Harford County, Maryland

Mykotronx, Inc.	Corporation	Yes	C1403668	33-0229757	California	Harford County, Maryland

353 Patent LLC	Limited liability company	Yes	3808800	N/A	Delaware	Harford County, Maryland

MediaSentry, Inc.	Corporation	Yes	0131347	22-3820991	Georgia	Harford County, Maryland

Artemco Acquisition Corporation	Corporation	Yes	3504199	N/A	Delaware	Harford County, Maryland

RNBO Corporation	Corporation	Yes	C16803-1994	88-0345528	Nevada	Harford County, Maryland

(B) – Prior Names of Grantors

None.

(C) – Name or Organizational Changes

Grantor	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years
SafeNet, Inc.	Cylink Corporation	Merged	12/28/2005	CA	None.

SafeNet, Inc.	Datakey, Inc.	Merged	12/28/2005	MN	None.

Security Agreement Schedules (Second Lien)

1

Grantor	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years
SafeNet, Inc.	Rainbow Technologies, Inc.	Merged	12/28/2005	DE	None.

SafeNet, Inc.	Rainbow Technologies North America, Inc.	Merged	12/28/2005	CA	None.

SafeNet, Inc.	Raqia Acquisition Corp.	Merged	12/28/2005	CA	None.

SafeNet, Inc.	Wyatt River Software, Inc.	Merged	12/28/2005	CA	None.

Mykotronx, Inc.	IAS, L.L.C.	Merged	02/23/2007	CA	None.

(D) – Existing Security Agreements

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number
Datakey, Inc.	Minnesota SOS	UCC-1	United Leasing, Inc.	Leased Equipment	02/26/2004	200410733733

MediaSentry, Inc.	Georgia, Barrow County	UCC-1	Citicorp Leasing, Inc.	Leased Equipment	02/09/2005	007-2005-002020

MediaSentry, Inc.	Georgia, Barrow County	UCC-1	Citicorp Leasing, Inc.	Leased Equipment	04/08/2005	007-2005-005343

MediaSentry, Inc.	Georgia, Barrow County	UCC-1	Citicorp Leasing, Inc.	Leased Equipment	05/05/2005	007-2005-006801

MediaSentry, Inc.	Georgia, Barrow County	UCC-1	Citicorp Leasing, Inc.	Leased Equipment	06/09/2005	007-2005-008679

MediaSentry, Inc.	Georgia, Barrow County	UCC-1	Citicorp Leasing, Inc.	Leased Equipment	06/28/2005	007-2005-009647

SafeNet Inc.	Delaware SOS	UCC-1	IOS Capital	Leased Equipment	01/22/2004	40391971

SafeNet Inc.	Delaware SOS	UCC-1	IOS Capital	Leased Equipment	01/22/2004	40392128

SafeNet, Inc.	Delaware SOS	UCC-1	TRS-RenTelco	Leased Equipment	08/16/2004	42334953

SafeNet Inc.	Delaware SOS	UCC-1	IOS Capital	Leased Equipment	02/17/2005	50642224

Security Agreement Schedules (Second Lien)

2

(E) – UCC Filing Offices

Type of Filing	Entity	Applicable Collateral Document	Jurisdictions
UCC-1	Vector Stealth Holdings II, L.L.C.	Security Agreement	DE

UCC-1	SafeNet, Inc.	Security Agreement	DE

UCC-1	SafeNet-Mexico, Inc.	Security Agreement	DE

UCC-1	Mykotronx, Inc.	Security Agreement	CA

UCC-1	353 Patent LLC	Security Agreement	DE

UCC-1	MediaSentry, Inc.	Security Agreement	GA

UCC-1	Artemco Acquisition Corporation	Security Agreement	DE

UCC-1	RNBO Corporation	Security Agreement	NV

Patent Security Agreement	SafeNet, Inc.	Second Lien Patent Security Agreement	Federal (USPTO)

Trademark Security Agreement	SafeNet, Inc.	Second Lien Trademark Security Agreement	Federal (USPTO)

Security Agreement Schedules (Second Lien)

3

Schedule 4.2 – Location of Equipment and Inventory

Schedule 5.5 to the Credit Agreement is hereby incorporated by reference.

Name of person in possession of Equipment and Inventory	Address of person in possession of Equipment and Inventory	Grantor
SCI Technology, Inc.	13000 South Memorial Parkway, P.O. Box 1000 Huntsville, AL 35803	Mykotronx, Inc.
Bulova Technology, L.L.C.	101 North Queen St., P.O. Box 4787, Lancaster, PA 17604-4787	Mykotronx, Inc.
CTS Electronic Manufacturing Solutions	200 Science Drive, Moorpark, CA 93021-2003	Mykotronx, Inc.

Security Agreement Schedules (Second Lien)

4

Schedule 4.4 – Investment Related Property

(A) – Pledged Equity Interests; Pledged Debt; Securities Accounts; Commodities Accounts; Deposit Accounts

I. Pledged Equity Interests

(a) Pledged Stock

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest		Precent Pledged
SafeNet, Inc.	Vector Stealth Holdings II, L.L.C.	1	100/100%		100%
SafeNet-Mexico, Inc.	SafeNet, Inc.	n/a	n/a/100%		100%
Mykotronx, Inc.	SafeNet, Inc.	n/a	1,000 shares/100%		100%
MediaSentry, Inc.	SafeNet, Inc.	n/a	1,000 shares/100%		100
Artemco Acquisition Corporation	SafeNet, Inc.	n/a	1,000 shares/100%		100%
RNBO Corporation	SafeNet, Inc.	n/a	200 shares/100%		100%
SafeNet Canada Inc.	SafeNet, Inc.	C-2 C-3	65 shares/65 35 shares/35	% %	65%
Rainbow Technologies Limited	SafeNet, Inc.	3 4	65 shares/65 35 shares/35	% %	65%
Cylink International Corporation	SafeNet, Inc.	002 003	325 shares/65 175 shares/35	% %	65%
SafeNet B.V.	Pijnenburg Securealink, Inc.	n/a	650 shares/65 350 shares/35	% %	65%

(b) Pledged LLC Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged
353 Patent LLC	SafeNet, Inc.	n/a	n/a/100%	100%

Seguirdad Informatica SafeNet, S. de RL de CV	SafeNet, Inc. and RNBO Corporation	n/a	n/a/100%	65%

(c) Pledged Partnership Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Security Agreement Schedules (Second Lien)

5

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledge
Rainbow Technologies C.I. L.P.	SafeNet, Inc. and RNBO Corporation	n/a	n/a/100%	65%.

(d) Pledged Trust Interests

None.

II. Pledged Debt

None.

III. Securities Accounts

OWNER	TYPE OF ACCOUNT	BANK OR INTERMEDIARY	ACCOUNT NUMBERS
SafeNet, Inc.	Money Market - operating acct sweep	Citibank	17632645
SafeNet, Inc.	Options exercise acct	Merrill Lynch	811 07C96
SafeNet, Inc.	Investments	Merrill Lynch	813-07C61
SafeNet, Inc.	Investments	Merrill Lynch	813-07D11
SafeNet, Inc.	Investments	Merrill Lynch	813-07C23
SafeNet, Inc.	Investments	Merrill Lynch	813-07D06
SafeNet, Inc.	Money market sweep for acct Wachovia 2079900096376	Wachovia	400006470-00
SafeNet, Inc.	401K Forfeitures	Merrill Lynch	ZZFORFEITURE, MR

IV. Commodities Accounts

None.

V. Deposit Accounts

OWNER	TYPE OF ACCOUNT	BANK OR INTERMEDIARY	ACCOUNT NUMBERS
SafeNet, Inc.	Checking, Main operating acct	Citibank	17632637
SafeNet, Inc.	Controlled Disbursement (A/P checks) portion of Operations acct - G/L balance reflects o/s checks on main operating acct	Citibank	38671782

Security Agreement Schedules (Second Lien)

6

SafeNet, Inc.	old MediaSentry operating acct - activity is mainly a few small monthly capital lease ACH debits, sometimes deposits from customers who continue to use this acct	Citibank	383750668
SafeNet, Inc.	Health Insurance Claims -$0 acct - acct funded by main operating accts as claims are debited	Citibank	17962759
SafeNet, Inc.	Restricted Cash - Roslyn Escrow	Citibank	17905519
SafeNet, Inc.	RNBO Switzerland cash	Citibank	17963225
SafeNet, Inc.	old RNBO operating -mainly used for sweep with Myko now	Wells Fargo	4828784322
SafeNet, Inc.	zero balance acct swpt into Well Fargo acct 4828784322	Wells Fargo	4660028085
SafeNet, Inc.	zero balance acct swpt into Well Fargo acct 4828784322	Wells Fargo	4660028499
SafeNet, Inc.	Old operating acct - some customers continue to use this acct	Wachovia	2079900096376
SafeNet, Inc.	CD - restricted cash for Cylink leases	Silicon Valley Bank	8800057697
SafeNet, Inc.	Sect 125 Health - not being used yet	Bank of America	0039-2260-0909
SafeNet, Inc.	New Operating Acct - not being used yet	Bank of America	4426237013
SafeNet, Inc.	New payroll acct - not being used yet	Bank of America	4426264837
SafeNet, Inc.	New A/P acct - not being used yet	Bank of America	4426264840

(B) – Asset Acquisitions

Company/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction
SafeNet, Inc.	SafeNet, Inc. acquired substantially all of the assets used in connection, and liabilities associated, with the toolkin, IPVia Secure Network and VPN client businesses of SSH Communications Security Corp. (Finland), SSH Communications Security, Inc. (U.S.) and SSH Communications K.K.	October 14, 2003.

Security Agreement Schedules (Second Lien)

7

Schedule 4.6 – Description of Letters of Credit

None.

Security Agreement Schedules (Second Lien)

8

Schedule 4.7 – Intellectual Property - Exceptions

(A) Trademarks

United States Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK
SafeNet, Inc.	2484721	SAFENET and Design
SafeNet, Inc.	2529900	SOFTREMOTE
SafeNet, Inc.	2484541	SAFENET
SafeNet, Inc.	1630703	IRE
SafeNet, Inc.	1633845	INFORMATION RESOURCE ENGINEERING, INC.
SafeNet, Inc.	1633044	SYSTEM A.25
SafeNet, Inc.	2952945	ULTRAPRO
SafeNet, Inc.	2855564	QUICKSEC
SafeNet, Inc.	2776020	IPSEC EXPRESS
SafeNet, Inc.	2662245	NETSWIFT
Spectria (transferring to SafeNet, Inc.)	2628090	SPECTRIA
SafeNet, Inc.	2725485	SENTINELLM
SafeNet, Inc.	1873716	SENTINEL
SafeNet, Inc.	2593122	IKEY
SafeNet, Inc.	2503213	IKEY
SafeNet, Inc.	2516153	IKEY
SafeNet, Inc.	2711774	ULTIMATE TRUST
SafeNet, Inc.	2369180	LUNA
SafeNet, Inc.	2240060	SAFENET
SafeNet, Inc.	1752276	SENTINEL
SafeNet, Inc.	2852115	ESECURITY FOR EBUSINESS
SafeNet, Inc.	2838868	MEDIASENTRY

United States Applications:

OWNER	APPLICATION NUMBER	TRADEMARK
SafeNet, Inc.	76/281568	I KEY (Stylized) (Key shaped I)
SafeNet, Inc.	76/283937	SAFENET and Design
SafeNet, Inc.	91167981	SAFENET, INC. (Opposer/us) v. SAFENET CONSULTING, INC. (Applicant/them) Mark: BLOCK and Design Serial No. 76/123874 Opp No. 91167981

Security Agreement Schedules (Second Lien)

9

Other Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK
Rainbow Technologies, Inc.	1927887	Argentina	CRYPTOSWIFT
Rainbow Technologies, Inc.	1964994	Argentina	SENTINEL
Rainbow Technologies, Inc.	1888393	Argentina	IKEY
Rainbow Technologies, Inc.	885180	Australia	IKEY
Rainbow Technologies, Inc.	856997	Australia	SENTINEL SOFTWARE PROTECTION and Design
SafeNet, Inc.	997362	Australia	SAFENET
SafeNet, Inc.	997360	Australia	SAFENET and Design
Rainbow Technologies, Inc.	811177	Australia	SENTINEL
Rainbow Technologies, Inc.	878306	Australia	CRYPTOSWIFT
Rainbow Technologies, Inc.	823644	Australia	CRYPTO SWIFT and Design
Rainbow Technologies, Inc.	907089	Australia	NETSWIFT
Rainbow Technologies, Inc.	525864	Benelux	SENTINEL
Datakey, Inc.	443240	Benelux	DATAKEY (Stylized)
Rainbow Technologies, Inc.	822466651	Brazil	IKEY
Rainbow Tecnologia em Informanca Ltda	818176008	Brazil	SENTINELA
Rainbow Tecnologia em Informanca Ltda	816328234	Brazil	SENTINEL A-PC
SafeNet. Inc.	TMA669710	Canada	SAFENET
Rainbow Technologies, Inc.	604826	Canada	ULTIMATE TRUST
Rainbow Technologies, Inc.	499211	Canada	LUNA
Rainbow Technologies, Inc.	531628	Canada	LUNA KEY CLONING
Datakey, Inc.	TMA361822	Canada	DATAKEY (Stylized)
Datakey, Inc.	TMA277343	Canada	DATAKEY and Design
Rainbow Technologies, Inc.	606745	Chile	IKEY
Rainbow Technologies, Inc.	1489843	China P.R.	EKEY
Rainbow Technologies, Inc.	1497830	China P.R.	I KEY and Design (Encircled i”)”
Rainbow Technologies, Inc.	1210903	China P.R.	SENTINEL
Rainbow Technologies, Inc.	1915793	China P.R.	IKEY
Rainbow Technologies, Inc.	1916272	China P.R.	CRYPTOSWIFT
Rainbow Technologies, Inc.	1210902	China P.R.	SENTINEL
Rainbow Technologies, Inc.	856932	China P.R.	SENTINEL
Rainbow Technologies, Inc.	1590449	China P.R.	CRYPTOSWIFT
SafeNet China	1133258	China P.R.	DOG
SafeNet China	748981	China P.R.	DOG (Chinese characters)
SafeNet China	1742832	China P.R.	DRM
SafeNet China	850668	China P.R.	MICRODOG (Stylized)
SafeNet China	850691	China P.R.	MICRODOG (Chinese characters)
SafeNet China	4216948	China P.R.	SAFENET (Chinese characters)
SafeNet China	1594416	China P.R.	SENTINELEXPRESS (Stylized)

Security Agreement Schedules (Second Lien)

10

PRC Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

SafeNet China	1590449	CryptoSwift

SafeNet China	1133258	Dog

SafeNet China	748981	Dog

SafeNet China	1742832	DRM

Rainbow Technologies Inc.	1497830	iKey

SafeNet China	850668	MicroDog

SafeNet China	850691	MicroDog

SafeNet China	1594416	SentinelExpress

SafeNet China	1590450	SentinelLM

SafeNet China .	3274551	Softiger

SafeNet China	3274553	Softiger

Other Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK
SafeNet, Inc.	826450148	Brazil	SAFENET
SafeNet, Inc.	826450164	Brazil	SAFENET and Design
Rainbow Technologies, Inc.	tba	Brazil	RAINBOW TECHNOLOGIES (Plaintiff/us) v. RICHLAND EQUIPMENT, INC. (Applicant/them) Mark: SENTINELL Appln. No. 824767420
Rainbow Technologies, Inc.	823287840	Brazil	SENTINEL
SafeNet, Inc.	1212862	Canada	SAFENET and Design
SafeNet, Inc.	4058455	China P.R.	SAFENET
SafeNet, Inc.	4058454	China P.R.	SAFENET and Design
SafeNet, Inc.	2532992	European Community	SAFENET and Design
Rainbow Technologies, Inc.	1248603	India	NETSWIFT
Rainbow Technologies, Inc.	1042679	India	IKEY (Stylized)
SafeNet, Inc.	1276104	India	SAFENET and Design
Rainbow Technologies, Inc.	1248602	India	CRYPTOSWIFT
SafeNet, Inc.	2005-76692	Japan	SAFENET
SafeNet, Inc.	2005-76693	Japan	SAFENET and Design

11
Security Agreement Schedules (Second Lien)

(B) – Trademark Licenses

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	TRADEMARK
Rainbow Technologies, Inc.	TOPPAN INSATSU K.K.	3056661	IKEY (Katakana)

(C) – Patents

United States Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION
SafeNet, Inc.	METHOD AND SYSTEM FOR TIME SYNCHRONIZATION	7023816
SafeNet, Inc.	BIOMETRICALLY SECURED MEMORY IC	6973565
SafeNet, Inc.	HIGH SPEED DATA STREAM PATTERN RECOGNITION	6856981
SafeNet, Inc.	ACCESS CONTROL SYSTEM AND METHOD USING HIERARCHICAL ARRANGEMENT OF SECURITY DEVICES	5996077
SafeNet, Inc.	APPARATUS AND METHOD FOR IMPLEMENTING IPSEC TRANSFORMS WITHIN AN INTEGRATED CIRCUIT	6708273
SafeNet, Inc.	METHOD OF COMMUNICATING SECURELY BETWEEN AN APPLICATION PROGRAM AND A SECURE KERNEL	6453415
SafeNet, Inc.	CRYPTOGRAPHIC KEY MANAGEMENT SCHEME	6959086
SafeNet, Inc.	METHOD OF IMPLEMENTING A KEY RECOVERY SYSTEM	6654465
SafeNet, Inc.	METHOD FOR EXPANDING SECURE KERNEL PROGRAM MEMORY	6397331
SafeNet, Inc.	KERNEL MODE PROTECTION	6282657
SafeNet, Inc.	INTELLIGENT PORTABLE INTERACTIVE PERSONAL DATA SYSTEM	1311054
SafeNet, Inc.	KERNEL MODE PROTECTION	6631472
SafeNet, Inc.	INTELLIGENT PORTABLE INTERACTIVE PERSONAL DATA SYSTEM	4868376
SafeNet, Inc.	POCKET ENCRYPTING AND AUTHENTICATING COMMUNICATIONS DEVICE	5778071
SafeNet, Inc.	POCKET ENCRYPTING AND AUTHENTICATING COMMUNICATIONS DEVICE	5878142
SafeNet, Inc.	EXTENDING CRYPTOGRAPHIC SERVICES TO THE KERNEL SPACE OF A COMPUTER OPERATING SYSTEM	6412069
SafeNet, Inc.	CRYPTOGRAPHIC CO-PROCESSOR	6704871

12
Security Agreement Schedules (Second Lien)

SafeNet, Inc.	SYSTEM FOR SECURELY STORING AND READING ENCRYPTED DATA ON A DATA MEDIUM USING A TRANSPONDER	6005940
SafeNet, Inc.	METHOD AND SYSTEM FOR SECURE DISTRIBUTION OF PROTECTED DATA USING ELLIPTIC CURVE SYSTEMS	5737424
SafeNet, Inc.	COMPUTATIONALLY EFFICIENT MODULAR MULTIPLICATION METHOD AND APPARATUS	6434585
SafeNet, Inc.	SECURE COMPUTER COMMUNICATION METHOD AND SYSTEM	5638444
SafeNet, Inc.	METHOD FOR INTERCEPTING NETWORK PACKETS IN A COMPUTING DEVICE	6678734
SafeNet, Inc.	METHOD AND ARRANGEMENT FOR SECURE TUNNELING OF DATA BETWEEN VIRTUAL ROUTERS	6438612
SafeNet, Inc.	PUBLIC KEY STERILIZATION	5796833
SafeNet, Inc.	MODULO ARITHMETIC PROCESSOR CHIP	5210710
SafeNet, Inc.	INTEGER ENCRYPTOR	4972474
SafeNet, Inc.	MODULO ARITHMETIC PROCESSOR CHIP	4891781
SafeNet, Inc.	BIT DENSITY CONTROLLER	4967389
SafeNet, Inc.	BIT DENSITY CONTROLLER	4771400
SafeNet, Inc.	NON-WIRE CONTACT DEVICE APPLICATION FOR CRYPTOGRAPHIC MODULE INTERFACES	6971021
SafeNet, Inc.	GENERATOR CIRCUIT FOR GENERATING LARGE NUMBERS	7054894
SafeNet, Inc.	LICENSE MANAGEMENT SYSTEM AND METHOD FOR COMMUTER LICENSING	6968384
SafeNet, Inc.	INTEGRATED USB CONNECTOR FOR PERSONAL TOKEN	6848045
SafeNet, Inc.	USB HUB KEYPAD	7111324
SafeNet, Inc.	HIGH SPEED MONTGOMERY VALUE CALCULATION	6240436
SafeNet, Inc.	HIGH SPEED MODULAR EXPONENTIATOR	6282290
SafeNet, Inc.	SECURITY MODULE SYSTEM, APPARATUS AND PROCESS	7054162
SafeNet, Inc.	SYSTEM AND METHOD FOR HIGHLY SECURE DATA COMMUNICATIONS	7076651
SafeNet, Inc.	COMPACT TRANSPARENT DONGLE DEVICE	6128741
Inventors (transferring to SafeNet, Inc.)	APPARATUS AND METHOD FOR PREVENTING THEFT OF COMPUTER DEVICES	5892906
SafeNet, Inc.	SYSTEM AND METHOD FOR SELECTING A SERVER IN A MULTIPLE SERVER LICENSE MANAGEMENT SYSTEM	6842896

13
Security Agreement Schedules (Second Lien)

SafeNet, Inc.	POCKET ENCRYPTING AND AUTHENTICATING COMMUNICATIONS DEVICE	5546463
SafeNet, Inc.	CRYPTOGRAPHIC KEY MANAGEMENT SCHEME	6307936
SafeNet, Inc.	LICENSE MANAGEMENT SYSTEM AND METHOD WITH MULTIPLE LICENSE SERVERS	7035918
SafeNet, Inc.	USB-COMPLIANT PERSONAL KEY	6671808
SafeNet, Inc.	DATA TRANSFER DEVICE, TRANSACTION SYSTEM AND METHOD FOR EXCHANGING CONTROL AND I/O DATA WITH A DATA PROCESSING SYSTEM.	6941404
SafeNet, Inc.	DIGITAL TRUE RANDOM NUMBER GENERATOR CIRCUIT	6807553
SafeNet, Inc.	KEY GENERATION PERFORMANCE IMPROVEMENT	2003-0108193A1
SafeNet, Inc.	METHOD FOR PREVENTING COPYING OF DIGITAL VIDEO DISKS	6167136
SafeNet, Inc.	PACKET PROCESSOR	6983366
SafeNet, Inc.	METHOD AND APPARATUS FOR PROTECTING COMPUTER SOFTWARE UTILIZING CODED FILTER NETWORK IN CONJUNCTION WITH AN ACTIVE CODED HARDWARE DEVICE	4932054
SafeNet, Inc.	LICENSE MANAGEMENT SYSTEM USING DAEMONS AND ALIASING	6021438
SafeNet, Inc.	METHOD OF SOFTWARE PROTECTION USING A RANDOM CODE GENERATOR	6463538
SafeNet, Inc.	SOFTWARE PROTECTION DEVICE AND METHOD	6523119
SafeNet, Inc.	SOFTWARE PROTECTION DEVICE AND METHOD	7024564
SafeNet, Inc.	METHOD OF METERING AND PROTECTING COMPUTER SOFTWARE	5826011
SafeNet, Inc.	METHOD OF PROTECTING COMPUTER SOFTWARE FROM UNAUTHORIZED EXECUTION USING MULTIPLE KEYS	5222133
SafeNet, Inc.	METHOD OF PROTECTING COMPUTER SOFTWARE FROM UNAUTHORIZED EXECUTION USING MULTIPLE KEYS	5222133
SafeNet, Inc.	METHOD AND APPARATUS FOR PROTECTING MULTIPLE COPIES OF COMPUTER SOFTWARE FROM UNAUTHORIZED USE	5081676
SafeNet, Inc.	METHOD OF IMPLEMENTING A KEY RECOVERY SYSTEM	6278782

United States Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION
SafeNet, Inc.	60/648713	WIRELESS NOTIFICATION OF A PHYSICAL SPACE FOR AUTOMATIC WIRELESS DEVICE RECONFIGURATION
SafeNet, Inc.	10/265127	TAMPER DETECTION AND SECURE POWER FAILURE RECOVERY CIRCUIT
SafeNet, Inc.	10/888082	ADMINISTRATIVE SYSTEM FOR SMART CARD TECHNOLOGY
SafeNet, Inc.	60/705204	ENHANCING NETWORK SECURITY BY DETECTING OPEN PROXY
SafeNet, Inc.	11/338690	BINDING A PROTECTED APPLICATION PROGRAM TO SHELL CODE
SafeNet, Inc.	11/366529	ELLIPTIC CURVE CRYPTOSYSTEM OPTIMIZATION USING TWO PHASE KEY GENERATION
SafeNet, Inc.	11/593170	SYSTEM, METHOD, AND COMPUTER SECURITY DEVICE HAVING VIRTUAL MEMORY CELLS

14
Security Agreement Schedules (Second Lien)

SafeNet, Inc.	11/319552	METHOD AND SYSTEM FOR PROVIDING GRACE LICENSING TO DISCONNECTED NETWORK LICENSE USERS

SafeNet, Inc.	11/290463	N-TIER LICENSE DISTRIBUTION

SafeNet, Inc.	11/519027	HOUSING FOR PORTABLE COMPUTER DEVICE AND METHOD OF MAKING SAME

SafeNet, Inc.	11/363543	SYNCHRONIZED-DOWNLOAD VERSION MANAGER (S-DVM)

SafeNet, Inc.	60/854089	USAGE OF HARDWARE SECURITY MODULES IN CRYPTOGRAPHY

SafeNet, Inc.	11/640485	LOCKING CHANGING HARD DISK CONTENT TO A HAREWARE TOKEN

SafeNet, Inc.	10/350540	PROCESSING DATA ACROSS PACKET BOUNDARIES

SafeNet, Inc.	10/664270	BOOT-UP AND HARD DRIVE PROTECTION USING A USB-COMPLIANT TOKEN

SafeNet, Inc.	10/701029	SECURE AUTHENTICATION USING HARDWARE TOKEN AND COMPUTER FINGERPRINT

SafeNet, Inc.	11/040201	METHOD AND APPARATUS FOR PROVIDING SECURE COMMUNICATIONS BETWEEN A COMPUTER AND A SMART CARD CHIP

SafeNet, Inc.	09/449159	USB-COMPLIANT PERSONAL KEY WITH INTEGRAL INPUT AND OUTPUT DEVICES

SafeNet, Inc.	10/104790	SECURITY SYSTEM FOR A DATA COMMUNICATIONS NETWORK

SafeNet, Inc.	10/035604	METHOD FOR MANAGING COMPILED FILTER CODE

SafeNet, Inc.	10/773595	SYSTEM AND METHOD FOR DETERMINING THE START OF A MATCH OF A REGULAR EXPRESSION

SafeNet, Inc.	10/359839	FAST HARDWARE PROCESSING OF REGULAR EXPRESSIONS CONTAINING SUB-EXPRESSIONS

SafeNet, Inc.	09/648720	LICENSE MANAGEMENT SYSTEM AND METHOD WITH LICENSE BALANCING

SafeNet, Inc.	10/611358	TRANSMISSION OF BROADCAST PACKETS IN SECURE COMMUNICATION CONNECTIONS BETWEEN COMPUTERS

SafeNet, Inc.	10/020299	APPLICATION GATEWAY SYSTEM, AND METHOD FOR MAINTAINING SECURITY IN A PACKET-SWITCHED INFORMATION NETWORK

SafeNet, Inc.	10/402734	METHOD FOR PREPARING A DECISION TREE FOR PACKET PROCESSING

SafeNet, Inc.	09/594456	USB-COMPLIANT PERSONAL KEY USING A SMARTCARD PROCESSOR AND A SMARTCARD READER EMULATOR

SafeNet, Inc.	09/920919	METHOD AND SYSTEM FOR SECURE DISTRIBUTION AND UTILIZATION OF DATA OVER A NETWORK

SafeNet, Inc.	60/733255	HARDWARE APPARATUS TO PREVENT SOFTWARE PIRACY

SafeNet, Inc.	60/637947	VIRTUAL-CELL

SafeNet, Inc.	60/709814	N-TIER LICENSE DISTRIBUTION

SafeNet, Inc.	60/637732	CHALLENGED READ

SafeNet, Inc.	09/875977	METHOD AND DEVICE FOR MAKING INFORMATION CONTENTS OF A VOLATILE SEMICONDUCTOR MEMORY IRRETRIEVABLE

SafeNet, Inc.	10/704999	DRIVERLESS USB SECURITY TOKEN

SafeNet, Inc.	10/827086	BENDING USB TOKEN

SafeNet, Inc.	10/872354	METHOD AND APPARATUS FOR AUTHENTICATING TO A REMOTE SERVER.

SafeNet, Inc.	10/217592	METHOD OF GENERATING OF DFA STATE MACHINE THAT GROUPS TRANSITIONS INTO CLASSES IN ORDER TO CONSERVE MEMORY.

SafeNet, Inc.	09/899472	SECURE IR COMMUNICATION BETWEEN A KEYPAD AND A TOKEN

SafeNet, Inc.	10/289042	TOKEN FOR STORING INSTALLATION SOFTWARE AND DRIVERS

15
Security Agreement Schedules (Second Lien)

SafeNet, Inc.	10/298701	SOFTWARE PROTECTION METHOD UTILIZING HIDDEN APPLICATION CODE IN A PROTECTION DYNAMIC LINK LIBRARY OBJECT

SafeNet, Inc.	09/795747	METHOD AND SYSTEM FOR PROVIDING IMPROVED SECURITY FOR THE TRANSFER OF ROOT KEYS

SafeNet, Inc.	09/932408	METHOD AND SYSTEM FOR MAINTAINING SECURE SEMICONDUCTOR DEVICE AREAS

SafeNet, Inc.	60/640186	PROVIDING GRACE LICENSING TO DISCONNECTED NETWORK LICENSE USERS

SafeNet, Inc.	10/782038	METHOD AND APPARATUS FOR SOFTWARE PROTECTION VIA MULTIPLE-ROUTE EXECUTION

SafeNet, Inc.	09/919960	METHOD AND SYSTEM PROVIDING IMPROVED SECURITY FOR THE TRANSFER OF ROOT KEYS

SafeNet, Inc.	09/919958	METHOD AND SYSTEM FOR SECURELY TIMESTAMPING DIGITAL DATA

Other Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION
Chrysalis-it, Inc.	1282263	EP	METHOD AND SYSTEM FOR SECURELY TIMESTAMPING DIGITAL DATA

Smart Card International, Inc.	112943	KR	INTELLIGENT PORTABLE INTERACTIVE PERSONAL DATA SYSTEM

Information Resource Engineering, Inc.	726397	AU	POCKET ENCRYPTING AND AUTHENTICATING COMMUNICATIONS DEVICE

Information Resource Engineering, Inc.	2263991	CA	POCKET ENCRYPTING AND AUTHENTICATING COMMUNICATIONS DEVICE

Software Security, Inc.	636962	EP	METHOD OF SOFTWARE DISTRIBUTION PROTECTION

Software Security, Inc.	636962	DE	METHOD OF SOFTWARE DISTRIBUTION PROTECTION

Software Security, Inc.	636962	FR	METHOD OF SOFTWARE DISTRIBUTION PROTECTION

Software Security, Inc.	636962	GB	METHOD OF SOFTWARE DISTRIBUTION PROTECTION

SSH Communications Security Corp.	113927	FI	METHOD FOR INTERCEPTING NETWORK PACKETS IN A COMPUTING DEVICE

Rainbow Technologies, Inc.	947914	DE	COMPUTATIONALLY EFFICIENT MODULAR MULTIPLICATION METHOD AND APPARATUS

Rainbow Technologies, Inc.	947914	FR	COMPUTATIONALLY EFFICIENT MODULAR MULTIPLICATION METHOD AND APPARATUS

Rainbow Technologies, Inc.	947914	NL	COMPUTATIONALLY EFFICIENT MODULAR MULTIPLICATION METHOD AND APPARATUS

Rainbow Technologies, Inc.	947914	GB	COMPUTATIONALLY EFFICIENT MODULAR MULTIPLICATION METHOD AND APPARATUS

SSH Communications Security Corp.	139415	IL	METHOD FOR INTERCEPTING NETWORK PACKETS IN A COMPUTING DEVICE

16
Security Agreement Schedules (Second Lien)

Rainbow Technologies, Inc.	947915	GB	HIGH SPEED MONTGOMERY VALUE CALCULATION

Rainbow Technologies, Inc.	947915	CH	HIGH SPEED MONTGOMERY VALUE CALCULATION

Rainbow Technologies, Inc.	947915	NL	HIGH SPEED MONTGOMERY VALUE CALCULATION

Rainbow Technologies, Inc.	947915	DE	HIGH SPEED MONTGOMERY VALUE CALCULATION

Rainbow Technologies, Inc.	947915	FR	HIGH SPEED MONTGOMERY VALUE CALCULATION

Rainbow Technologies, Inc.	947915	BE	HIGH SPEED MONTGOMERY VALUE CALCULATION

Rainbow Technologies, Inc.	947915	EP	HIGH SPEED MONTGOMERY VALUE CALCULATION

Rainbow Technologies, Inc.	940743	GB	COMPACT TRANSPARENT DONGLE DEVICE

Rainbow Technologies, Inc.	940743	FR	COMPACT TRANSPARENT DONGLE DEVICE

Rainbow Technologies, Inc.	940743	NL	COMPACT TRANSPARENT DONGLE DEVICE

Rainbow Technologies, Inc.	940743	EP	COMPACT TRANSPARENT DONGLE DEVICE

Not Yet Available	128507	IL	POCKET ENCRYPTING AND AUTHENTICATING COMMUNICATIONS DEVICE

Rainbow Technologies, Inc.	947914	EP	COMPUTATIONALLY EFFICIENT MODULAR MULTIPLICATION METHOD AND APPARATUS

SSH Communications Security Corp.	113127	FI	TRANSMISSION OF BROADCAST PACKETS IN SECURE COMMUNICATION CONNECTIONS BETWEEN COMPUTERS

Rainbow Technologies, Inc.	1132800	EP	NON-WIRE CONTACT DEVICE APPLICATION FOR CRYPTOGRAPHIC MODULE INTERFACES

Chrysalis-Its Inc.	1282263	GB	METHOD AND SYSTEM FOR SECURELY TIMESTAMPING DIGITAL DATA

Rainbow Technologies, Inc.	1132800	FI	NON-WIRE CONTACT DEVICE APPLICATION FOR CRYPTOGRAPHIC MODULE INTERFACES

Rainbow Technologies, Inc.	1132800	GB	NON-WIRE CONTACT DEVICE APPLICATION FOR CRYPTOGRAPHIC MODULE INTERFACES

Rainbow Technologies, Inc.	1132800	FR	NON-WIRE CONTACT DEVICE APPLICATION FOR CRYPTOGRAPHIC MODULE INTERFACES

Rainbow Technologies, Inc.	1132800	DE	NON-WIRE CONTACT DEVICE APPLICATION FOR CRYPTOGRAPHIC MODULE INTERFACES

Rainbow Technologies, Inc.	1132800	NL	NON-WIRE CONTACT DEVICE APPLICATION FOR CRYPTOGRAPHIC MODULE INTERFACES

Other Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION
SafeNet, BV.	PCT/US2007/01800	WO	BINDING A PROTECTED APPLICATION PROGRAM TO SHELL CODE

Information Resource Engineering, Inc.	2303297	CA	CRYPTOGRAPHIC CO-PROCESSOR

17
Security Agreement Schedules (Second Lien)

Information Resource Engineering, Inc.	98953170	EP	CRYPTOGRAPHIC CO-PROCESSOR

Information Resource Engineering, Inc.	97939368	EP	POCKET ENCRYPTING AND AUTHENTICATING COMMUNICATIONS DEVICE

Rainbow Technologies, Inc.	904302.7	EP	USB-COMPLIANT PERSONAL KEY WITH INTEGRAL INPUT AND OUTPUT DEVICES

Rainbow Technologies, Inc.	2000-594004	JP	USB-COMPLAINT PERSONAL KEY WITH INTEGRAL INPUT AND OUTPUT DEVICES

SSH Communications Security Corp.	2325652	CA	METHOD FOR INTERCEPTING NETWORK PACKETS IN A COMPUTING DEVICE

SSH Communications Security Corp.	10054923	DE	METHOD FOR INTERCEPTING NETWORK PACKETS IN A COMPUTING DEVICE

SafeNet, Inc.	PCT/US04/003622	WO	SYSTEM AND METHOD FOR DETERMINING THE START OF A MATCH OF REGULAR EXPRESSIONS

SSH Communications Security Corp.	2785456	EP	APPLICATION GATEWAY SYSTEM, AND METHOD FOR MAINTAINING SECURITY IN A PACKET-SWITCHED INFORMATION NETWORK

Pijnenburg Securealink BV.	1204992	EP	DATA TRANSFER DEVICE, TRANSACTION SYSTEM AND METHOD FOR EXCHANGING CONTROL AND I/O DATE WITH A DATA PROCESSING SYSTEM

Rainbow Technologies, Inc.	H11-057412	JP	COMPACT TRANSPARENT DONGLE DEVICE

Rainbow Technologies, Inc.	1274482	EP	HIGH SPEED DATA STREAM PATTERN RECOGNITION

Raqia Networks Inc.	2798085	EP	METHOD OF GENERATING A DFA STATE MACHINE THAT GROUPS TRANSITIONS INTO CLASSES IN ORDER TO CONSERVE MEMORY.

Chrysalis-Its, Inc.	1128921	EP	METHOD AND SYSTEM FOR TIME SYNCHRONIZATION

Chrysalis-Its, Inc.	2078190	EP	IMPROVED SECURITY FOR THE TRANSFER OF ROOT KEYS

(D) – Patent Licenses

None.

(E) – Copyrights

None.

(F) – Copyright Licenses

18
Security Agreement Schedules (Second Lien)

(G) – Trade Secrets

None.

(H) – Trade Secret Licenses

None.

(I) – Other Intellectual Property – Related Agreements

1.	Preferred Supplier Agreement by and between Society for Worldwide Interbank Financial Telecommunication SCRL and SafeNet, Inc., dated March 24, 2005 and Amendment No. 2 on October 3, 2006.

2.	License Agreement by and between Senetas Security Pty Ltd and SafeNet, Inc., dated March 31, 2005

3.	Rights Agreement by and between Senetas Security Pty Ltd and SafeNet, Inc., dated April 19, 2005

4.	Purchase Agreement by and between Cisco Systems, Inc. and SafeNet, Inc., dated June 1, 2005

5.	Joint Development and Licensing Agreement, dated March 16, 2001, by and between L-3 and Cylink Corporation

6.	Agreements for the acquisitions of Eracom Technologies AG, MediaSentry, Inc., DMDsecure B.V., Datakey Corporation, Rainbow Technologies, Inc., the OEM Products Group of SSH Communications, the assets of Raqia Networks, Inc., and Cylink Corporation

7.	ASIC Agreement by and between IRE Secure Solutions, Inc. and Analog Devices, Inc., dated as of January 31, 2007

8.	ASIC Design and Purchase Agreement by and between ASIC Business Group of Arrow Electronics and SafeNet, Inc., dated as of April 4, 2003

9.	Development and License Agreement by and between Samsung Electronics Co., Ltd and SafeNet, Inc., dated as of March 29, 2006

10.	License Agreement by and between Philips Electronics Nederland B.V. and SafeNet, Inc., dated as of April 1,2005

19
Security Agreement Schedules (Second Lien)

11.	License and Software Distribution Agreement by and between Toshiba Information Systems (Japan) Corporation and Rainbow Technologies, Inc., dated as of March 31, 2003

12.	Catalyst Manufacturing Services Agreement by and between Catalyst Manufacturing Services and SafeNet, Inc., dated as of February 12, 2004

13.	Luna Worldwide Preferred Reseller Agreement by and between Chrysalis-ITS Incorporated and Entrust Technologies Limited, dated as of October 1,2000, Amendment No. 1 to Chrysalis-Entrust Luna Worldwide Preferred Reseller Agreement, dated as of September 28, 2001 and Amendment No. 2 to Chrysalis-Entrust Luna Worldwide Preferred Reseller Agreement, dated as of March 6, 2003

14.	Distribution Agreement by and between Rainbow Technologies, Inc. and Entrust, Inc., dated as of October 3, 2003 and Amendment No. 1 to Rainbow-Entrust Distribution Agreement, dated as of December 23, 2003

15.	Luna Worldwide Preferred Partner Agreement by and between Chrysalis-ITS Incorporated and Macnina Inc., dated as of March 16, 2001 and Amendment No. 1 to the Chrysalis-Macnina Luna Worldwide Preferred Partner Agreement, dated as of March 25, 2002, Amendment No. 2 to the Chrysalis-Macnina Luna Worldwide Preferred Partner Agreement, dated as of March 19, 2003, Amendment No. 3 to the Chrysalis-Macnina Luna Worldwide Preferred Partner Agreement, dated as of June 30, 2003, and Amendment No. 4 to the Chrysalis-Macnina Luna Worldwide Preferred Partner Agreement, dated as of September 25, 2003

16.	Cylink Strategic Account Master Purchase Agreement by and between UBS and Cylink Corporation, dated as of January 3, 2000

17.	Reseller Agreement by and between HMK Computer GmbH and Secucom BV, dated as of January 29, 2003

18.	Hyperion Software License and Services Agreement by and between Hyperion Solutions Corporation and SafeNet, Inc., dated as of February 7, 2007

19.	ONYX Software License Agreement by and between ONYX Software Corporation and Rainbow Technologies, dated as of December 22, 1998

20.	Software and Services Agreement by and between Aston Group and SafeNet, Inc., dated as of December 31, 2002

21.	Reseller Agreement by and between Nextcode Co. Ltd. and SafeNet Asia Limited, dated as of May 1, 2006

22.	Development and License Agreement by and between Cisco Systems, Inc. and SafeNet, Inc., dated as of September 30, 2005

20
Security Agreement Schedules (Second Lien)

Schedule 4.8 – Commercial Tort Claims

None.

21
Security Agreement Schedules (Second Lien)

ANNEX I

TO SECOND LIEN SECURITY AGREEMENT

JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [            ], [        ], is delivered by [NAME OF ADDITIONAL GRANTOR] a [                                        ] (the “Additional Grantor”) pursuant to the Second Lien Security Agreement, dated as of April 12, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Security Agreement”), among Stealth Acquisition Corp., a Delaware corporation, as Company and a Grantor, Vector Stealth Holdings II, L.L.C., a Delaware limited liability company, as Holdings and a Grantor, the other Grantors named therein, as Grantors, and Deutsche Bank Trust Company Americas, as the Collateral Agent. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Second Lien Security Agreement.

RECITALS:

WHEREAS, Company, Holdings, and certain of its Affiliates (other than the Additional Grantor) have entered into the Second Lien Security Agreement in favor of the Collateral Agent for the benefit of the Secured Parties;

WHEREAS, the agreements, documents and instruments related to the Secured Obligations secured by the Second Lien Security Agreement require the Additional Grantor to become a party to the Second Lien Security Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Joinder Agreement in order to become a party to the Second Lien Security Agreement;

NOW, THEREFORE, IT IS AGREED:

Section 1. Security Agreement. By executing and delivering this Joinder Agreement, the Additional Grantor, as provided in Section 5.3 of the Second Lien Security Agreement, hereby becomes a party to the Second Lien Security Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. Attached hereto is a Pledge Supplement with the information with respect to the Additional Grantor required under Article 4 of the Second Lien Security Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Article 4 of the Second Lien Security Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made by such Additional Grantor on and as of such date.

Section 2 Grant of Security Interest. The Additional Grantor hereby grants to the Collateral Agent a security interest in, all of the property of such Additional Grantor, including, without limitation, the property described in Section 2.1 of the Second Lien Security Agreement, in each case, wherever located and now owned or at any time hereafter acquired by such Additional Grantor or in which such Additional Grantor now has or at any time in the future may acquire any right, title or interest (collectively, and together with the Collateral under the Second Lien Security Agreement, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations, subject to the exclusions and limitations described in Section 2.2 of the Second Lien Security Agreement.

Annex I-1

Section 3. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4. Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

[SIGNATURE PAGE FOLLOWS]

Annex I-2

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex I-3

EXHIBIT A

TO SECOND LIEN SECURITY AGREEMENT

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated as of [                 ], [    ], is delivered by [NAME OF GRANTOR] a [                    ] (the “Grantor”) pursuant to the Second Lien Security Agreement, dated as of April 12, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Security Agreement”), among Stealth Acquisition Corp., a Delaware corporation, as Company and a Grantor, Vector Stealth Holdings II, L.L.C., a Delaware limited liability company, as Holdings and a Grantor, the other Grantors named therein, as Grantors, and Deutsche Bank Trust Company Americas, as the Collateral Agent. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Second Lien Security Agreement.

The Grantor hereby confirms the grant of security interest to the Collateral Agent set forth in Section 2.1 of the Second Lien Security Agreement. The Grantor represents and warrants that the attached supplements to Schedules accurately and completely set forth all additional information required pursuant to the Second Lien Security Agreement and hereby agrees that such supplements to Schedules shall constitute part of the Schedules to the Second Lien Security Agreement.

IN WITNESS WHEREOF, the Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF GRANTOR]

By:
Name:
Title:

[NOTE: Grantor to attach each of the Schedules to the Second Lien Security Agreement necessary to reflect any changes to such Schedules.]

Exhibit A-1

EXHIBIT B

TO SECOND LIEN SECURITY AGREEMENT

UNCERTIFICATED SECURITIES CONTROL AGREEMENT

This Uncertificated Securities Control Agreement dated as of [                 ], [    ] among Stealth Acquisition Corp., a Delaware corporation (which on the Closing Date will be merged with and into SafeNet, Inc., a Delaware corporation) (“Company”), Deutsche Bank Trust Company Americas, as collateral agent for the Secured Parties, (together with its successors and assigns in such capacity, the “Collateral Agent”) and                     , a              corporation (the “Issuer”). Capitalized terms used but not defined herein shall have the meaning assigned in the Second Lien Security Agreement, dated as of April 12, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Second Lien Security Agreement”), among Company, the other Grantors party thereto and the Collateral Agent. All references herein to the “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

Section 1. Registered Ownership of Shares. The Issuer hereby confirms and agrees that as of the date hereof Company is the registered owner of                      [shares of the Issuer’s common stock/membership interests/partnership interests] (the “Pledged Shares”) and the Issuer shall not change the registered owner of the Pledged Shares without the prior written consent of the Collateral Agent; provided, that prior to the Company having been notified in writing by [            ] in its capacity as collateral agent (together with its successors and assigns in such capacity, the “First Lien Collateral Agent”) under the First Lien Security Agreement that the Discharge of First Lien Obligations has occurred, no consent of the Collateral Agent shall be required in connection with any change in the registered owner of the Pledged Shares pursuant to instructions from the First Lien Collateral Agent.

Section 2. Instructions.

(a) If at any time the Issuer shall receive instructions originated by the Collateral Agent relating to the Pledged Shares, the Issuer shall comply with such instructions without further consent by Company or any other person.

(b) Notwithstanding any other provision of this agreement to the contrary, Company and the Collateral Agent agree that until such time as they have been notified in writing by the First Lien Collateral Agent that the Collateral Agent is permitted to exercise remedies against the Pledged Shares in accordance with the terms of the Intercreditor Agreement, the Collateral Agent shall not issue, and Company shall not comply with, any instruction originated by the Collateral Agent in respect of the Pledged Shares, except with the consent of the First Lien Collateral Agent. It is understood and agreed that the First Lien Collateral Agent is a third party beneficiary of this Section 2(b) and that the provisions of this Section 2(b) may not be amended, modified, supplemented or repealed without the express written consent of the First Lien Collateral Agent.

Section 3. Additional Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Collateral Agent:

(a) It has not entered into, and until the termination of this agreement will not enter into, any agreement with any other person (other than the First Lien Collateral Agent) relating the Pledged Shares pursuant to which it has agreed to comply with instructions issued by such other person; and

Exhibit B-1

(b) It has not entered into, and until the termination of this agreement will not enter into, any agreement with Company or the Collateral Agent purporting to limit or condition the obligation of the Issuer to comply with Instructions as set forth in Section 2 hereof.

(c) Except for the claims and interest of the Collateral Agent, the First Lien Collateral Agent and of Company in the Pledged Shares, the Issuer does not know of any claim to, or interest in, the Pledged Shares. If any person (other than the First Lien Collateral Agent) asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Pledged Shares, the Issuer will promptly notify the Collateral Agent and Company thereof.

(d) This Uncertificated Securities Control Agreement is the valid and legally binding obligation of the Issuer.

Section 4. Choice of Law. This Agreement shall be governed by the laws of the State of New York without regard to conflict of law principles thereof.

Section 5. Conflict with Other Agreements. In the event of any conflict between this Agreement (or any portion thereof) and any other agreement now existing or hereafter entered into, the terms of this Agreement shall prevail. Notwithstanding the foregoing or anything else herein to the contrary, the provisions of this agreement and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this agreement, the terms of the Intercreditor Agreement shall govern and control. No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

Section 6. Voting Rights. Until such time as the Collateral Agent shall otherwise instruct the Issuer in writing, Company shall have the right to vote the Pledged Shares.

Section 7. Successors; Assignment. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective corporate successors or heirs and personal representatives who obtain such rights solely by operation of law. The Collateral Agent may assign its rights hereunder only with the express written consent of the Issuer and by sending written notice of such assignment to Company.

Section 8. Indemnification of Issuer. Company and the Collateral Agent hereby agree that (a) the Issuer is released from any and all liabilities to Company and the Collateral Agent arising from the terms of this Agreement and the compliance of the Issuer with the terms hereof, except to the extent that such liabilities arise from the Issuer’s negligence or willful misconduct and (b) Company, its successors and assigns shall at all times indemnify and save harmless the Issuer from and against any and all claims, actions and suits of others arising out of the terms of this Agreement or the compliance of the Issuer with the terms hereof, except to the extent that such arises from the Issuer’s negligence or willful misconduct, and from and against any and all liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising by reason of the same, until the termination of this Agreement.

Section 9. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and electronic confirmation of error free receipt is received or two (2) days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth below.

Exhibit B-2

Company:	SafeNet, Inc.
4690 Millennium Drive
Belcamp, Maryland 21017
Attention: Kevin Hicks, Esq.
Telephone: (443) 283-4046
Facsimile: (443) 283-4046

Collateral Agent:	60 Wall Street
M.S. NYC60-0208
New York, NY 10005
Attention: Paul O’Leary, Leveraged Loan Portfolio
Telephone: (212) 250-6133
Facsimile: (212) 797-5690

With copy to:

100 Plaza One, 8th Floor
Jersey City, New Jersey 07311
Attention: Jonathan Cohen, GTO- Investment
Banking Operations
Telephone: (201) 593-2326
Facsimile: (201) 593-2314

Issuer:	[INSERT ADDRESS]
Attention:
Telecopier:

Any party may change its address for notices in the manner set forth above.

Section 10. Termination. The obligations of the Issuer to the Collateral Agent pursuant to this Control Agreement shall continue in effect until the security interests of the Collateral Agent in the Pledged Shares have been terminated pursuant to the terms of the Second Lien Security Agreement and the Collateral Agent has notified the Issuer of such termination in writing. The Collateral Agent agrees to provide Notice of Termination in substantially the form of Exhibit A hereto to the Issuer upon the request of Company on or after the termination of the Collateral Agent’s security interest in the Pledged Shares pursuant to the terms of the Second Lien Security Agreement. The termination of this Control Agreement shall not terminate the Pledged Shares or alter the obligations of the Issuer to Company pursuant to any other agreement with respect to the Pledged Shares.

Section 11. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

Exhibit B-3

SAFENET, INC.

By:
Name:
Title:

[NAME OF ISSUER]

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit B-4

EXHIBIT A

TO UNCERTIFIED SECURITIES CONTROL AGREEMENT

[Letterhead of Collateral Agent]

[Date]

[Name and Address of Issuer]

Attention:

Re: Termination of Control Agreement

You are hereby notified that the Uncertificated Securities Control Agreement between you, [Company] and the undersigned (a copy of which is attached) is terminated and you have no further obligations to the undersigned pursuant to such Agreement. Notwithstanding any previous instructions to you, you are hereby instructed to accept all future directions with respect to Pledged Shares (as defined in the Uncertificated Control Agreement) from [Company]. This notice terminates any obligations you may have to the undersigned with respect to the Pledged Shares, however nothing contained in this notice shall alter any obligations which you may otherwise owe to [Company] pursuant to any other agreement.

You are instructed to deliver a copy of this notice by facsimile transmission to [insert name of Company].

Very truly yours,

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT XIV

INTERCREDITOR AGREEMENT

EXECUTION VERSION

INTERCREDITOR AGREEMENT

dated as of

April 12, 2007,

between

DEUTSCHE BANK TRUST COMPANY AMERICAS

as First Lien Collateral Agent

and

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Second Lien Collateral Agent

Under Credit Agreements for

SAFENET, INC.,

as Borrower

THIS IS THE INTERCREDITOR AGREEMENT REFERRED TO IN (A) THE FIRST LIEN SECURITY AGREEMENT OF EVEN DATE HEREWITH AMONG SAFENET, INC., VECTOR STEALTH HOLDINGS II, L.L.C., CERTAIN SUBSIDIARIES OF SAFENET, INC. AND DEUTSCHE BANK TRUST COMPANY AMERICAS, AS FIRST LIEN COLLATERAL AGENT, (B) THE SECOND LIEN SECURITY AGREEMENT OF EVEN DATE HEREWITH AMONG SAFENET, INC., VECTOR STEALTH HOLDINGS II, L.L.C., CERTAIN SUBSIDIARIES OF SAFENET, INC. AND DEUTSCHE BANK TRUST COMPANY AMERICAS, AS SECOND LIEN COLLATERAL AGENT AND (C) THE OTHER SECURITY DOCUMENTS REFERRED TO IN THE CREDIT AGREEMENTS REFERRED TO HEREIN.

847467

XIV-1

TABLE OF CONTENTS

		Page

ARTICLE I

Definitions

SECTION 1.01	Certain Defined Terms	2
SECTION 1.02	Other Defined Terms	2
SECTION 1.03	Terms Generally	8

ARTICLE II

Lien Priorities

SECTION 2.01	Relative Priorities	8
SECTION 2.02	Prohibition on Contesting Liens	8
SECTION 2.03	No New Liens	9
SECTION 2.04	Similar Liens and Agreements	9

ARTICLE III

Enforcement of Rights; Matters Relating to Collateral

SECTION 3.01	Exercise of Rights and Remedies	10
SECTION 3.02	No Interference; Standstill Period	11
SECTION 3.03	Rights as Unsecured Creditors	13
SECTION 3.04	Automatic Release of Second Priority Liens	13
SECTION 3.05	Insurance and Condemnation Awards	14

ARTICLE IV

Payments
SECTION 4.01	Application of Proceeds	15
SECTION 4.02	Payment Over	15

ARTICLE V

Bailment and Sub-Agency for Perfection of Certain Security Interests

ARTICLE VI

	Insolvency or Liquidation Proceedings

SECTION 6.01	Finance and Sale Matters	17

-i-

-ii-

		Page

SECTION 10.11	Headings	27
SECTION 10.12	Counterparts	27
SECTION 10.13	Provisions Solely to Define Relative Rights	27
SECTION 10.14	Control Agent	28

-iii-

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT dated as of April 12, 2007 (as amended or modified from time to time, this “Agreement”), between DEUTSCHE BANK TRUST COMPANY AMERICAS (“Deutsche Bank”), as collateral agent for the First Lien Lenders (as defined below) (in such capacity, the “First Lien Collateral Agent”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, as collateral agent for the Second Lien Lenders (as defined below) (in such capacity, the “Second Lien Collateral Agent”).

PRELIMINARY STATEMENT

Reference is made to (a) the First Lien Credit Agreement dated as of April 12, 2007 (as amended, restated, supplemented, Refinanced or otherwise modified from time to time, the “First Lien Credit Agreement”), among SafeNet, Inc. (“Borrower”), Vector Stealth Holdings II, L.C.C. (“Holdings”), the lenders from time to time party thereto (the “First Lien Lenders”), Deutsche Bank, as administrative agent for the First Lien Lenders (in such capacity, the “First Lien Administrative Agent”) and First Lien Collateral Agent, (b) the Second Lien Credit Agreement dated as of April 12, 2007 (as amended, restated, supplemented Refinanced or otherwise modified from time to time, the “Second Lien Credit Agreement” and together with the First Lien Credit Agreement, the “Credit Agreements”), among Borrower, Holdings, the lenders from time to time party thereto (the “Second Lien Lenders”), Deutsche Bank, as administrative agent for the Second Lien Lenders (in such capacity, the “Second Lien Administrative Agent”) and Second Lien Collateral Agent, (c) the First Lien Security Agreement dated as of April 12, 2007 (the “First Lien Security Agreement”), among Borrower, Holdings, the subsidiaries of Borrower from time to time party thereto and First Lien Collateral Agent, (d) the Second Lien Security Agreement dated as of April 12, 2007 (the “Second Lien Security Agreement”), among Borrower, Holdings the subsidiaries of Borrower from time to time party thereto and Second Lien Collateral Agent and (e) the other Collateral Documents referred to in the Credit Agreements.

RECITALS

A. The First Lien Lenders have agreed to make loans and certain other extensions of credit to the Borrower pursuant to the First Lien Credit Agreement, upon, among other terms and conditions, the condition that the First Lien Obligations (such term and each other capitalized term used but not defined in these recitals having the meaning given it in Article I) shall be secured by first priority Liens on, and security interests in, the Collateral.

B. The Second Lien Lenders have agreed to make loans to the Borrower pursuant to the Second Lien Credit Agreement, upon, among other terms and conditions, the condition that the Second Lien Obligations shall be secured by second priority Liens on, and security interests in, the Collateral.

C. The Credit Agreements require, among other things, that the parties thereto set forth in this Agreement, among other things, their respective rights, obligations and remedies with respect to the Collateral.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the First Lien Credit Agreement and the Second Lien Credit Agreement.

SECTION 1.02 Other Defined Terms. As used in the Agreement, the following terms shall have the meanings specified below:

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereinafter in effect, or any successor statute.

“Bankruptcy Law” shall mean the Bankruptcy Code and any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“Borrower” shall have the meaning assigned to such term in the preamble to this Agreement.

“Cap Amount” means at any time, the maximum principal or face amount of Indebtedness permitted to be outstanding under the First Lien Credit Agreement at such time under Section 7.1(viii) of the Second Lien Credit Agreement.

“Collateral” shall mean, collectively, the First Lien Collateral and the Second Lien Collateral.

“Collateral Agents” shall mean the First Lien Collateral Agent and the Second Lien Collateral Agent.

“Comparable Second Lien Security Document” shall mean, in relation to any Collateral subject to any Lien created under any First Lien Security Document, the Second Lien Security Document that creates a Lien on the same Collateral, granted by the same Grantor.

“Credit Agreements” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Deutsche Bank” shall have the meaning assigned to such term in the preamble to this Agreement.

“DIP Financing” shall have the meaning assigned to such term in Section 6.01(a).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 6.01(a).

“Discharge of First Lien Obligations” shall mean, subject to Sections 7.02 and 7.04, (a) payment in full in cash of the principal of and interest (including interest accruing during the pendency of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the First Lien Loan Documents, (b) payment in full in cash of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid, (c) cancellation of or the entry into arrangements reasonably satisfactory to the First Lien Administrative Agent and any Issuing Lender (as such term is defined in the First Lien Credit Agreement) with respect to, all letters of credit issued and outstanding under the First Lien Credit Agreement and (d) termination or expiration of all commitments to lend and all obligations to issue letters of credit under the First Lien Credit Agreement; provided that the Discharge of First Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other First Lien Obligations that constitute an exchange or replacement for or a Refinancing of such Obligations or First Lien Obligations. Upon the satisfaction of the conditions set forth in clauses (a) through (d), the First Lien Administrative Agent agrees to promptly deliver to the Second Lien Administrative Agent written notice of the same.

“Disposition” shall mean any sale, lease, exchange, transfer or other disposition. “Dispose” shall have a correlative meaning.

“First Lien Administrative Agent” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“First Lien Agents” shall means the “Agents,” as defined in the First Lien Credit Agreement.

“First Lien Collateral” shall mean all “Collateral”, as defined in the First Lien Security Agreement, and any other assets of Holdings, the Borrower or any Subsidiaries now or at any time hereafter subject to Liens securing any First Lien Obligations.

“First Lien Collateral Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“First Lien Credit Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“First Lien Lenders” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“First Lien Loan Documents” shall mean the “Loan Documents”, as defined in the First Lien Credit Agreement.

“First Lien Loans” shall mean the “Loans,” as defined in the First Lien Credit Agreement.

“First Lien Obligations” means (a) obligations of the Borrower and the other Grantors from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the First Lien Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise; provided that the principal amount of the outstanding First Lien Loans and the aggregate face amount of undrawn letters of credit outstanding and reimbursement obligations in respect of letters of credit that have been drawn, together with any Refinancing thereof permitted by Section 7.02, shall not exceed the Cap Amount, (ii) each payment required to be made by the Borrower and the other Grantors under the First Lien Credit Agreement in respect of any letter of credit issued under the First Lien Credit Agreement, when and as due, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Grantors under the First Lien Credit Agreement and the other First Lien Loan Documents and under any Hedge Agreement entered into with any First Lien Swap Counterparty, and (b) the due and punctual performance of all covenants, agreements obligations and liabilities of the Borrower and the other Grantors under or pursuant to the First Lien Credit Agreement and the other First Lien Loan Documents.

“First Lien Refinancing Notice” shall have the meaning assigned to such term in Section 7.02(a).

“First Lien Release” shall have the meaning assigned to such term in Section 3.04(a).

“First Lien Requisite Lenders” shall mean the “Requisite Lenders”, as defined in the First Lien Credit Agreement.

“First Lien Secured Parties” shall mean, at any time, (a) the First Lien Administrative Agent, the First Lien Collateral Agent, each of the First Lien Agent, the First Lien Lenders and each First Lien Swap Counterparty, (b) each other person to whom any of the First Lien Obligations is owed and (c) the successors and assigns of each of the foregoing.

“First Lien Security Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“First Lien Security Documents” shall mean the “Collateral Documents”, as defined in the First Lien Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted to secure any First Lien Obligations or under which rights or remedies with respect to any such Lien are governed.

“First Lien Swap Counterparty” shall mean “Swap Counterparty”, as determined in the First Lien Credit Agreement.

“First Priority Liens” shall mean all Liens on the First Lien Collateral to secure the First Lien Obligations, whether created under the First Lien Security Documents or acquired by possession, statute, operation of law, subrogation or otherwise.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a person that is a corporation, partnership, trust or limited liability company.

“Grantors” shall mean the Borrower and each Guarantor that shall have created or purported to create any First Priority Lien or Second Priority Lien on all or any part of its assets to secure any First Lien Obligations or any Second Lien Obligations.

“Guarantors” shall mean, collectively. Holdings and each Subsidiary (other than Borrower) of the Borrower that has guaranteed, or that may from time to time hereafter guarantee, the First Lien Obligations or the Second Lien Obligations.

“Indebtedness” shall mean and includes all obligations that constitute “Indebtedness”, as defined in the First Lien Credit Agreement or the Second Lien Credit Agreement, as applicable.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Grantor, (b) any voluntary or involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Grantor or for a substantial part of the property or assets of any Grantor, (c) any voluntary or involuntary winding-up or liquidation of any Grantor, or (d) a general assignment for the benefit of creditors by any Grantor.

“Lien” means any lien, mortgage, pledge, assignment (only for the purposes of creating a security interest), security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan Documents” shall mean the First Lien Loan Documents and the Second Lien Loan Documents.

“New First Lien Collateral Agent” shall have the meaning assigned to such term in Section 7.02(a).

“New First Lien Loan Documents” shall have the meaning assigned to such term in Section 7.02(a).

“New First Lien Obligations” shall have the meaning assigned to such term in Section 7.02(a).

“Pledged or Controlled Collateral” shall have the meaning assigned to such term in Article V.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, restructure or replace or to issue other Indebtedness in exchange or replacement for, such Indebtedness, in whole or in part, “Refinanced” and “Refinancing” shall have correlative meanings.

“Second Lien Administrative Agent” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Second Lien Collateral” shall mean all “Collateral”, as defined in the Second Lien Security Agreement, and any other assets of Holdings, the Borrower or any Subsidiary now or at any time hereafter subject to Liens securing any Second Lien Obligations.

“Second Lien Collateral Agent” shall have the meaning assigned to such, term in the preamble to this Agreement.

“Second Lien Credit Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Second Lien Lenders” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Second Lien Loan Documents” shall mean the “Loan Documents”, as defined in the Second Lien Credit Agreement.

“Second Lien Loans” means “Loans” under and as defined in the Second Lien Credit Agreement.

“Second Lien Mortgages” shall mean, collectively, each mortgage, deed of trust, leasehold mortgage, assignment of leases and rents, modifications and any other agreement, document or instrument pursuant to which any Lien on real property is granted to secure any Second Lien Obligations or under which rights or remedies with respect to any such Lien are governed.

“Second Lien Obligations” means (a) obligations of the Borrower and the other Grantors from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Second Lien Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower and the other Grantors under the Second Lien Credit Agreement and the other Second Lien Loan Documents and (b) the, due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Grantors under or pursuant to the Second Lien Credit Agreement and the other Second Lien Loan Documents.

“Second Lien Permitted Actions” shall have the meaning assigned to such term in Section 3.01(a).

“Second Lien Release” shall have the meaning assigned to such term in Section 3.04(a).

“Second Lien Requisite Lenders” shall mean the “Requisite Lenders”, as defined in the Second Lien Credit Agreement.

“Second Lien Secured Parties” shall mean, at any time, (a) the Second Lien Lenders, (b) the Second Lien Administrative Agent, (c) the Second Lien Collateral Agent, (d) each other person to whom any of the Second Lien Obligations (including indemnification obligations) is owed and (e) the successors and assigns of each of the foregoing.

“Second Lien Security Agreement” shall have the meaning assigned to such term in the preliminary statement of this Agreement.

“Second Lien Security Documents” shall mean the “Collateral Documents”, as defined in the Second Lien Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted to secure any Second Lien Obligations or under which rights or remedies with respect to any such Lien are governed.

“Second Priority Liens” shall mean all Liens on the Second Lien Collateral to secure the Second Lien Obligations, whether created under the Second Lien Security Documents or acquired by possession, statute, operation of law, subrogation or otherwise.

“Secured Parties” shall mean the First Lien Secured Parties and the Second Lien Secured Parties.

“Security Documents” shall mean the First Lien Security Documents and the Second Lien Security Documents.

“Standstill Period” shall have the meaning assigned to such term in Section 3.02(a).

“subsidiary,” with respect to any person, means any corporation, partnership, trust, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that person or one or more of the other subsidiaries of that person or a combination thereof.

“Subsidiary” shall mean any subsidiary of Holdings or the Borrower.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, refinanced or otherwise modified in accordance with this Agreement, (b) any reference herein (i) to any person shall be construed to include such person’s successors and assigns and (ii) to Borrower or any other Grantor shall be construed to include Borrower or such Grantor as debtor and debtor-in-possession and any receiver or trustee for Borrower or such Grantor, as the case may be, in any Insolvency or Liquidation Proceeding, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles or Sections shall be construed to refer to Articles or Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

Lien Priorities

SECTION 2.01 Relative Priorities. Notwithstanding the date, manner or order of grant, attachment or perfection of any First Priority Lien or any Second Priority Lien, and notwithstanding any provision of the UCC or any other applicable law or the provisions of any Security Document or any other Loan Document or any other circumstance whatsoever, the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties hereby agrees that, so long as the Discharge of First Lien Obligations has not occurred, (i) any First Priority Lien now or hereafter held by or for the benefit of any First Lien Secured Party shall be senior in right, priority, operation, effect and all other respects to any and all Second Priority Liens, and (ii) any Second Priority Lien now or hereafter held by or for the benefit of any Second Lien Secured Party shall be junior and subordinate in right, priority, operation, effect and all other respects to any and all First Priority Liens as described hereunder. So long as the Discharge of the First Lien Obligations has not occurred, the First Priority Liens shall be and remain senior in right, priority, operation, effect and all other respects as described hereunder to any Second Priority Liens for all purposes, whether or not any First Priority Liens are subordinated in any respect to any other Lien securing any other obligation of the Borrower, any other Grantor or any other person.

SECTION 2.02 Prohibition on Contesting Liens. Each of the First Lien Collateral Agent, for itself and on behalf of the other First Lien Secured Parties, and the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that it will not, and hereby waives any right to, contest or support any other person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity or enforceability of any First Priority Lien or any Second Priority Lien, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Collateral Agent or any other First Lien Secured Party, or the Second Lien Collateral Agent or any other Second Lien Secured Party to enforce this Agreement.

SECTION 2.03 No New Liens. The parties hereto agree that none of the Grantors shall, or shall permit any of its subsidiaries to, so long as the Discharge of First Lien Obligations has not occurred, (i) grant or permit any additional Liens on any asset to secure any Second Lien Obligations unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the First Lien Obligations or (ii) grant or permit any additional Liens on any asset to secure any First Lien Obligations unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Second Lien Obligations. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to the First Lien Collateral Agent or the other First Lien Secured Parties, or the Second Lien Collateral Agent or the other Second Lien Secured Parties, the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees (i) that any amounts received by or distributed to any Second Lien Secured Party, pursuant to or as a result of any Lien granted in contravention of this Section shall be subject to Section 4.02, (ii) if the Second Lien Collateral Agent or any Second Lien Secured Party acquires any Lien on any assets of the Borrower or any Grantor which assets are not also subject to the Lien of the First Lien Collateral Agent under the First Lien Security Documents, then without the need for any further action or consent of any other Person, the Second Lien Collateral Agent shall be deemed to hold and have held such Lien for the benefit of the First Lien Collateral Agent as security of the First Lien Obligations, in each case subject to the lien subordination provisions set forth in this Agreement.

SECTION 2.04 Similar Liens and Agreements. The parties hereto acknowledge and agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical. In furtherance, of the foregoing, the parties hereto agree:

(a) to cooperate in good faith in order to determine, upon any reasonable request by the First Lien Collateral Agent or the Second Lien Collateral Agent, the specific assets included in the First Lien Collateral and the Second Lien Collateral, the steps taken to perfect the First Priority Liens and the Second Priority Liens thereon, and the identity of the respective parties obligated under the First Lien Loan Documents and the Second Lien Loan Documents; and

(b) that the documents, agreements and instruments creating or evidencing the First Lien Collateral and the First Priority Liens shall be in all material respects in the same form as the documents, agreements and instruments creating or evidencing the Second Lien Collateral and the Second Priority Liens, in each case, other than with respect to the first priority and second priority nature of the Liens created of evidenced thereunder, the obligations secured thereby, the identity of the Secured Parties that are parties thereto or secured thereby and other matters contemplated by this Agreement.

ARTICLE III

Enforcement of Rights; Matters Relating to Collateral

SECTION 3.01 Exercise of Rights and Remedies.

(a) So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced, the First Lien Collateral Agent and the other First Lien Secured Parties shall have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Collateral (including making determinations regarding the release, Disposition or restrictions with respect to the Collateral), or to commence or seek to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding), in each case, without any consultation with or the consent of the Second Lien Collateral Agent or any other Second Lien Secured Party; provided that, notwithstanding the foregoing, (i) in any Insolvency or Liquidation Proceeding, the Second Lien Collateral Agent may file a proof of claim or statement of interest with respect to the Second Lien Obligations and the Second Lien Secured Parties may vote such claims to the extent not inconsistent with the terms of this Agreement; (ii) the Second Lien Collateral Agent may take any action to perfect, preserve or protect the validity and enforceability of the Second Priority Liens, provided that no such action is, or could reasonably be expected to be, (A) adverse to the First Priority Liens or the rights of the First Lien Collateral Agent or any other First Lien Secured Party to exercise remedies in respect thereof or (B) otherwise inconsistent with the terms of this Agreement, including the automatic release of Second Priority Liens provided in Section 3.04; (iii) the Second Lien Secured Parties may file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Secured Parties, including any claims secured by the Collateral or otherwise make any agreements or file any motions pertaining to the Second Lien Obligations, in each case, to the extent not inconsistent with the terms of this Agreement; (iv) the Second Lien Secured Parties may exercise rights and remedies as unsecured creditors, as provided in Section 3.03; (v) each of the Second Lien Collateral Agent and any Second Lien Secured Party may vote on a plan of reorganization; (vi) each of the Second Lien Lenders may accelerate the Second Lien Obligations pursuant to the terms of the Second Lien Loan Documents; and (vii) subject to Section 3.02(a) and Section 4.02, the Second Lien Collateral Agent and the other Second Lien Secured Parties may enforce any of their rights and exercise any of their remedies with respect to the Collateral after the termination of the Standstill Period (the actions of the Second Lien Secured Parties described in this proviso being referred to herein as the “Second Lien Permitted Actions”).

Except for the Second Lien Permitted Actions, unless and until the Discharge of First Lien Obligations has occurred, the sole right of the Second Lien Collateral Agent and the other Second Lien Secured Parties with respect to the Collateral shall be to receive a share of the proceeds of the Collateral, if any, after the Discharge of First Lien Obligations has occurred and in accordance with the Second Lien Loan Documents and applicable law.

(b) Subject to the limitations set forth herein, including Section 3.01 (a) above, in exercising rights and remedies with respect to the Collateral, the First Lien Collateral Agent and the other First Lien Secured Parties may enforce the provisions of the First Lien Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to Dispose of Collateral upon foreclosure, to incur expenses in connection with any such Disposition and to exercise all the rights and remedies of a secured creditor under the Uniform Commercial Code, the Bankruptcy Code or any other Bankruptcy Law. The First Lien Collateral Agent agrees to provide at least five days’ prior written notice to the Second Lien Collateral Agent of its intention to foreclose upon or Dispose of any Collateral.

(c) The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Lien Security Document or any other Second Lien Loan Document shall be deemed to restrict in any way the rights and remedies of the First Lien Collateral Agent or the other First Lien Secured Parties with respect to the Collateral as set forth in this Agreement and the other First Lien Loan Documents.

(d) Notwithstanding anything in this Agreement to the contrary, following the acceleration of the Indebtedness then outstanding under the First Lien Credit Agreement (prompt notice of which shall be given by the First Lien Administrative Agent to the Second Lien Administrative Agent), the Second Lien Secured Parties may, at their sole expense and effort, upon notice to the Borrower and the First Lien Collateral Agent, require the First Lien Secured Parties to transfer and assign to the Second Lien Secured Parties, without warranty or representation or recourse, all (but not less than all) of the First Lien Obligations; provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, and (y) the Second Lien Secured Parties shall have paid to the First Lien Collateral Agent, for the account of the First Lien Secured Parties, in immediately available funds, an amount equal to 100% of the principal of such Indebtedness plus any premium plus all accrued and unpaid interest thereon plus all accrued and unpaid fees plus all the other First Lien Obligations then outstanding (which shall include, with respect to the aggregate face amount of the letters of credit outstanding under the First Lien Credit Agreement, an amount in cash equal to 105% thereof). In order to effectuate the foregoing, the First Lien Collateral Agent shall calculate, upon the written request of the Second Lien Collateral Agent from time to time, the amount in cash that would be necessary to purchase the First Lien Obligations.

SECTION 3.02 No Interference; Standstill Period. The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that, whether or not any Insolvency or Liquidation Proceeding has been commenced, the Second Lien Secured Parties:

(i) will not, so long as the Discharge of First Lien Obligations has not occurred, (A) enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff) with respect to any Collateral (including the enforcement of any right under any account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement to which the Second Lien Collateral Agent or any other

Second Lien Secured Party is a party) or (B) commence or join with any person (other than the First Lien Collateral Agent) in commencing, or petition for or vote in favor of any resolution for, any action or proceeding with respect to such rights or remedies (including any foreclosure action); provided, however, that the Second Lien Collateral Agent may enforce or exercise any or all such rights and remedies, or commence, join with any person in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, after a period of 120 days has elapsed since the date on which the Second Lien Collateral Agent has delivered to the First Lien Collateral Agent written notice of the acceleration of the Indebtedness then outstanding under the Second Lien Credit Agreement (the “Standstill Period”); provided further, however, that notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall the Second Lien Collateral Agent or any other Second Lien Secured Party enforce or exercise any rights or remedies with respect to any Collateral, or commence, join with any person in commencing, or petition for or vote in favor of any resolution for, any such action or proceeding, if the First Lien Collateral Agent or any other First Lien Secured Party shall have commenced, and shall be diligently pursuing, in good faith and in accordance with applicable law, the enforcement or exercise of any rights or remedies with respect to all or a material portion of the Collateral or any such action or proceeding (prompt written notice thereof to be given to the Second Lien Collateral Agent by the First Lien Collateral Agent); provided, further that if the Second Lien Collateral Agent or any Second Lien Secured Party exercises any rights or remedies with respect to the Collateral in accordance with clause (i)(x) of the first sentence of this paragraph and thereafter the First Lien Collateral Agent or First Lien Secured Parties commence (or attempt to commence or given notice of their intent to commence) diligently pursuing the exercise of any of their rights or remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any insolvency or Liquidation Proceeding), the Standstill Period shall recommence and the Second Lien Collateral Agent and the Second Lien Secured Parties shall rescind any such rights or remedies already exercised with respect to the Collateral;

(ii) will not contest, protest or object to any foreclosure action or proceeding brought by the First Lien Collateral Agent or any other First Lien Secured Party, or any other enforcement or exercise by any First Lien Secured Party of any rights or remedies relating to the Collateral under the First Lien Loan Documents or otherwise, so long as Second Priority Liens attach to the proceeds thereof subject to the relative priorities set forth in Section 2.01;

(iii) subject to the Second Lien Secured Parties’ rights under clause (i) above, will not object to the forbearance by the First Lien Collateral Agent or any other First Lien Secured Parties from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to the Collateral;

(iv) will not, so long as the Discharge of First Lien Obligations has not occurred and except for Second Lien Permitted Actions, take or receive any Collateral, or any proceeds thereof or payment with respect thereto, in connection with the exercise of any right or enforcement of any remedy (including any right of setoff) with respect to any Collateral or in connection with any insurance policy award under a policy of insurance relating to Collateral or any condemnation award (or deed in lieu of condemnation) relating to Collateral;

(v) will not, except for Second Lien Permitted Actions; take any action that would, or could reasonably be expected to, hinder, in any manner, any exercise of remedies under the First Lien Loan Documents, including any Disposition of any Collateral, whether by foreclosure or otherwise;

(vi) will not object to the manner in which the First Lien Collateral Agent or any other First Lien Secured Party may seek to enforce or collect the First Lien Obligations or the First Priority Liens, regardless of whether any action or failure to act by or on behalf of the First Lien Collateral Agent or any other First Lien Secured Party is, or could be, adverse to the interests of the Second Lien Secured Parties, and will not assert, and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Collateral or any similar rights a junior secured creditor may have under applicable law; and

(vii) will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any First Lien Obligation or any First Lien Security Document, including this Agreement, or the validity or enforceability of the priorities, rights or obligations established by this Agreement.

SECTION 3.03 Rights as Unsecured Creditors. Subject only to the limitations set forth in this Article III and in Article VI, the Second Lien Collateral Agent and the other Second Lien Secured Parties may, in accordance, with the terms of the Second Lien Loan Documents and applicable law, enforce rights and exercise remedies against the Borrower and any Guarantor as unsecured creditors. Nothing in this Agreement shall prohibit the receipt by the Second Lien Collateral Agent or any other Second Lien Secured Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Lien Loan Documents, so long as such receipt is not the direct or indirect result of the enforcement or exercise by the Second Lien Collateral Agent or any other Second Lien Secured Party of rights or remedies as a secured creditor (including any right of setoff) or enforcement in contravention of this Agreement of any Second Priority Lien.

SECTION 3.04 Automatic Release of Second Priority Liens.

(a) If, in connection with (i) any Disposition of any Collateral permitted under the terms of the First Lien Loan Documents and the Second Lien Loan Documents, (ii) the enforcement or exercise of any rights or remedies with respect to the Collateral, including any Disposition of Collateral, or (iii) any agreement between the First Lien Collateral Agent and the Borrower or any other Grantor to release the First Lien Collateral Agent’s Lien on any portion of the Collateral or to release any Loan Party from its obligations under its guaranty of the First Lien Obligations; the First Lien Collateral Agent, for itself and on behalf of the other First Lien Secured Parties, releases any of the First Priority Liens or releases any Loan Party from its obligations under its guaranty of the First Lien Obligations, (in each case, a “First Lien Release”) then, subject to Section 3.04(b), the Second Priority Liens on such Collateral and the obligations of such Loan Party under its guaranty of the Second Lien Obligations, shall be automatically, unconditionally and simultaneously released (the “Second Lien Release”), and each of the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties shall promptly execute and deliver to the First Lien Collateral Agent and the relevant Grantor such termination statements, releases and other documents as the First Lien Collateral Agent or the relevant Grantor may reasonably request to effectively confirm such First Lien Release; provided, however, that the Second Lien Release shall not occur without the consent of the Second Lien Collateral Agent in the case of a release under clause (iii) above, if such release (assuming such release was in connection with a Disposition) is prohibited by any provision of the Second Lien Credit Agreement.

(b) Until the Discharge of First Lien Obligations occurs, each of the Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Secured Party, hereby appoints the First Lien Collateral Agent, and any officer or agent of the First Lien Collateral Agent, with full power of substitution, as the attorney-in-fact of each Second Lien Secured Party, for the purpose of carrying out the provisions of this Section 3.04 and taking any action and executing any instrument that the First Lien Collateral Agent may deem necessary or advisable to accomplish the purposes of this Section 3.04 (including any endorsements or other instruments of transfer or release), which appointment is irrevocable and coupled with an interest.

(c) To the extent that the First Lien Collateral Agent or the First Lenders (i) have released any Lien on Collateral and such Liens are later reinstated or (ii) obtain any new Liens from any Grantor, then the Second Lien Collateral Agent on behalf of itself and the Second Lien Secured Parties, shall be granted a Lien on any such Collateral, subject to the lien subordination provisions of this Agreement.

SECTION 3.05 Insurance and Condemnation Awards. So long as the Discharge of First Lien Obligations has not occurred, the First Lien Collateral Agent and the other First Lien Secured Parties shall have the exclusive right after the occurrence and during the continuance of an Event of Default, subject to the rights of the Grantors under the First Lien Loan Documents, to settle and adjust claims in respect of Collateral under policies of insurance covering Collateral and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Collateral. After the Discharge of the First Lien Obligations has occurred and so long as the Discharge of Second Lien Obligations has not occurred, the Second Lien Collateral Agent and the other Second Lien Secured Parties shall have the exclusive right after the occurrence and during the continuance of an Event of Default, subject to the rights of the Grantors under the Second Lien Loan Documents, to settle and adjust claims in respect of Collateral under policies of insurance covering Collateral and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation, in respect of the Collateral. After the occurrence and during the continuance of an Event of Default, all proceeds of any such policy and any such award, or any payments with respect to a deed in lieu of condemnation, shall (a) first, prior to the Discharge of First Lien Obligations and subject to the rights of the Grantors under the First Lien Loan Documents, be paid to the First Lien Collateral Agent for the benefit of First Lien Secured Parties pursuant to the terms of the First

Lien Loan Documents, (b) second, after the Discharge of First Lien Obligations has occurred, but prior to the Discharge of the Second Lien Obligations and subject to the rights of the Grantors under the Second Lien Loan Documents, be paid to the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties pursuant to the terms of the Second Lien Loan Documents, and (c) third, if no Second Lien Obligations are outstanding, be paid to the owner of the subject property, such other person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations has occurred, if the Second Lien Collateral Agent or any other Second Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment, it shall transfer and pay over such proceeds to the First Lien Collateral Agent in accordance with Section 4.02.

ARTICLE IV

Payments

SECTION 4.01 Application of Proceeds. So long as the Discharge of First Lien Obligations has not occurred, any Collateral or proceeds thereof received by the First Lien Collateral Agent in connection with any Disposition of, or collection on, such Collateral upon the enforcement or exercise of any right or remedy (including any right of setoff) shall be applied by the First Lien Collateral Agent to the First Lien Obligations in such order as is specified in the First Lien Credit Agreement. Upon the Discharge of First Lien Obligations, the First Lien Collateral Agent shall deliver to the Second Lien Collateral Agent any remaining Collateral and any proceeds thereof then held by it in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Second Lien Collateral Agent to the Second Lien Obligations in such order as is specified in the Second Lien Credit Agreement.

SECTION 4.02 Payment Over. So long as the Discharge of First Lien Obligations has not occurred, any Collateral, or any proceeds thereof or payment with respect thereto (together with assets or proceeds subject to Liens referred to in the final sentence of Section 2.03), received by the Second Lien Collateral Agent or any other Second Lien Secured Party in connection with any Disposition of, or collection on, such Collateral upon the enforcement or the exercise of any right or remedy (including any right of setoff) with respect to the Collateral, or in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), in contravention of Section 4.01 or otherwise not expressly permitted by the terms of this Agreement shall be segregated and held in trust and forthwith transferred or paid over to the First Lien Collateral Agent for the benefit of the First Lien Secured Parties in the same form as received, together with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Lien Obligations occurs, each of the Second Lien Collateral Agent, for itself and on behalf of each other Second Lien Secured Party, hereby appoints the First Lien Collateral Agent, and any officer or agent of the First Lien Collateral Agent, with full power of substitution, the attorney-in-fact of each Second Lien Secured Party, for the purpose of carrying out the provisions of this Section 4.02 and taking any action and executing any instrument that the First Lien Collateral Agent may deem necessary or advisable to accomplish the purposes of this Section 4.02, which appointment is irrevocable and coupled with an interest.

ARTICLE V

Bailment and Sub-Agency for Perfection of Certain Security Interests

(a) The First Lien Collateral Agent agrees that if it shall at any time hold a First Priority Lien on any Collateral that can be perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the First Lien Collateral Agent, or of agents or bailees of the First Lien Collateral Agent (such Collateral being referred to herein as the “Pledged or Controlled Collateral”), the First Lien Collateral Agent shall, solely for the purpose of perfecting the Second Priority Liens granted under the Second Lien Loan Documents and subject to the terms and conditions of this Article V, also hold such Pledged or Controlled Collateral for the benefit of the Second Lien Collateral Agent and Second Lien Secured Parties including for the benefit of the Second Lien Collateral Agent for purposes of Section 9-313 and 8-301 of the Uniform Commercial Code.

(b) So long as the Discharge of First Lien Obligations has not occurred, the First Lien Collateral Agent shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of this Agreement and the other First Lien Loan Documents as if the Second Priority Liens did not exist The obligations and responsibilities of each of the First Lien Collateral Agent to the Second Lien Collateral Agent and the other Second Lien Secured Parties under this Article V shall be limited solely to holding or controlling the Pledged or Controlled Collateral as gratuitous bailee in accordance with this Article V. Without limiting the foregoing, the First Lien Collateral Agent shall have no obligation or responsibility to ensure that any Pledged or Controlled Collateral is genuine or owned by any of the Grantors. The First Lien Collateral Agent acting pursuant to this Article V shall not, by reason of this Agreement, any other Security Document or any other document, have a fiduciary relationship in respect of any other First Lien Secured Party, the Second Lien Collateral Agent or any other Second Lien Secured Party.

(c) Upon the Discharge of the First Lien Obligations, the First Lien Collateral Agent shall transfer the possession and control of the Pledged or Controlled Collateral, together with any necessary endorsements but without recourse or warranty, (i) if the Second Lien Obligations are outstanding at such time, to the Second Lien Collateral Agent, or (ii) if no Second Lien Obligations are outstanding at such time, to the applicable Grantor, in each case so as to allow such person to obtain possession and control of such Pledged or Controlled Collateral. In connection with any transfer under clause (i) of the immediately preceding sentence, the First Lien Collateral Agent agrees to take all actions in its power as shall be reasonably requested by the Second Lien Collateral Agent to permit the Second Lien Collateral Agent to obtain, for the benefit of the Second Lien Secured Parties, a first priority security interest in the Pledged or Controlled Collateral.

ARTICLE VI

Insolvency or Liquidation Proceedings

SECTION 6.01 Finance and Sale Matters.

(a) Until the Discharge of First Lien Obligations has occurred, the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that, in the event of any Insolvency or Liquidation Proceeding, the Second Lien Secured Parties:

(i) will not oppose or object to the use of any Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, unless the First Lien Secured Parties, or a representative authorized by the First Lien Secured Parties, shall oppose or object to such use of cash collateral;

(ii) will not oppose or object to any post-petition financing, whether provided by the First Lien Secured Parties or any other person, under Section 364 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law (a “DIP Financing”), or the Liens securing any DIP Financing (“DIP Financing Liens”), unless (a) the sum of (I) the maximum amount of Indebtedness that may be outstanding from time to time in connection with such DIP Financing and (ii) the aggregate amount of Indebtedness constituting principal of loans under the First Lien Credit Agreement and the other First Lien Loan Documents and the aggregate face amount of letters of credit outstanding and reimbursement obligations in respect of letters of credit under the First Lien Credit Agreement and the other First Lien Loan Documents would exceed the sum of (x) the Cap Amount and (y) $10.0 million, or (b) the First Lien Secured Parties, or a representative authorized by the First Lien Secured Parties, shall then oppose or object to any such permitted DIP Financing or such DIP Financing Liens, and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the First Priority Liens, the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, will subordinate the Second Priority Liens to the First Priority Liens and the DIP Financing Liens on the terms of this Agreement; provided that the foregoing shall not prevent the Second Lien Secured Parties proposing any other DIP Financing to any Grantors or to a court of competent jurisdiction;

(iii) except to the extent permitted by paragraph (b) of this Section 6.01, in connection with the use of cash collateral as described in clause (i) above or a DIP Financing, will not request adequate protection or any other relief in connection with such use of cash collateral, DIP Financing or DIP Financing Liens; and

(iv) will not oppose or object to any Disposition of any Collateral free and clear of the Second Priority Liens, or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, if the First Lien Secured Parties, or a representative authorized by the First Lien Secured Parties, shall consent to such Disposition so long as the interests of the Second Lien Claimholders in the Collateral (and any post-petition assets subject to adequate protection liens, if any, in favor of the Second Lien Collateral Agent) attach to the proceeds thereof, subject to the terms of this Agreement.

(b) The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that no Second Lien Secured Party shall contest, or support any other person in contesting, (A) any request by the First Lien Collateral Agent or any other

First Lien Secured Party for adequate protection or (B) any objection, based on a claim of a lack of adequate protection, by the First Lien Collateral Agent or any other First Lien Secured Party to any motion, relief action or proceeding. Notwithstanding the immediately preceding sentence, if, in connection with any DIP Financing or use of cash collateral, (A) any First Lien Secured Party is granted adequate protection in the form of additional collateral, each of the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the First Priority Liens and DIP Financing Liens on the same basis as the other Second Priority Liens are subordinated to the First Priority Liens under this Agreement or (B) any Second Lien Secured Party is granted adequate protection in the form of additional collateral, the First Lien Collateral Agent shall, for itself and on behalf of the other First Lien Secured Parties, be granted adequate protection in the form of a Second Lien as security for the First Lien Obligations and for such DIP Financing in such additional Collateral and the Second Lien Secured Party will subordinate their Lien to that of the First Lien Secured Party.

SECTION 6.02 Relief from the Automatic Stay. The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties agrees that, so long as the Discharge of First Lien Obligations has not occurred, no Second Lien Secured Party shall, without the prior written consent of the First Lien Collateral Agent, seek or request relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any part of the Collateral, any proceeds thereof or any Second Priority Lien.

SECTION 6.03 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the First Lien Obligations and the Second Lien Obligations, then, to the extent the debt obligations distributed on account of the First Lien Obligations and the Second Lien Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

SECTION 6.04 Post-Petition Interest.

(a) The First Lien Collateral Agent, for itself and on behalf of the other First Lien Secured Parties, agrees that no First Lien Secured Party shall oppose or seek to challenge any claim by the Second Lien Collateral Agent or any other Second Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Second Priority Liens (it being understood and agreed that such value shall be determined taking into account the First Priority Liens on the Collateral unless such claim is for cash payments of interest during the pendency of any Insolvency or Liquidation Proceeding).

(b) The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that no Second Lien Secured Party shall oppose or seek to challenge any claim by the First Lien Collateral Agent or any other First Lien Secured Party for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the First Priority Liens (it being understood and agreed that such value shall be determined without regard to the existence of the Second Priority Liens on the Collateral).

SECTION 6.05 Certain Waivers by the Second Lien Secured Parties. The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, waives any claim any Second Lien Secured Party may hereafter have against any First Lien Secured Party arising out of (a) the election by any First Lien Secured Party of the application of Section 1111 (b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, or (b) subject to Section 6.01, any cash collateral or financing arrangement, or any grant of a security interest in the Collateral, in any Insolvency or Liquidation Proceeding.

SECTION 6.06 Nature of Obligations; Post-Petition Interest. The Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties, hereby acknowledges and agrees that (i) the Second Lien Secured Parties’ claims against the Grantors in respect of the Collateral constitute junior claims separate and apart (and of a different class) from the senior claims of the First Lien Secured Parties against the Grantors in respect of the Collateral, (ii) the First Lien Obligations include all interest that accrues after the commencement of any Insolvency or liquidation Proceeding of any Grantor at the rate provided for in the applicable Loan Documents governing the same; whether or not a claim for post-petition interest is allowed or allowable in any such Insolvency or Liquidation Proceeding and (iii) this Agreement constitutes a “subordination agreement” under Section 510 of the Bankruptcy Code. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims against the Grantors in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior claims), then the Second Lien Collateral Agent, on behalf of the Second lien Secured Parties, hereby acknowledges and agrees that all distributions pursuant to Section 4.01 or otherwise shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Collateral Agent on behalf of the Second Lien Secured Parties), the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest at the relevant contract rate (even though such claims may or may not be allowed in whole or in part in the respective Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties, with the Second Lien Collateral Agent, on behalf of the Second Lien Secured Parties, hereby acknowledging and agreeing to turn over to the holders of the First Lien Obligations all amounts otherwise received or receivable by them to the extent needed to effectuate the intent of this sentence even if such turnover of amounts has the effect of reducing the amount of the claim of the Second Lien Secured Parties).

ARTICLE VII

Other Agreements

SECTION 7.01 Matters Relating to Loan Documents.

(a) The First Lien Loan Documents may be amended, amended and restated, supplemented or otherwise modified in accordance with their terms, and the Indebtedness under the First Lien Credit Agreement may be Refinanced, in each case, without the consent of any Second Lien Secured Party; provided, however, that, without the consent of the Second Lien Requisite Lenders, no such amendment, supplement, modification or Refinancing shall (i) contravene any provision of this Agreement, (ii) result in the aggregate principal amount of Indebtedness and undrawn commitments and the aggregate face amount of outstanding letters of credit under the First Lien Loan Documents (as so amended, supplemented, modified or Refinanced) exceeding the Cap Amount, or (iii) extend the scheduled maturity date of the Indebtedness under the First Lien Credit Agreement or any Refinancing thereof beyond the scheduled maturity of the Indebtedness under the Second Lien Credit Agreement and provided further that, in the case of any Refinancing, the holders of the Indebtedness resulting from such Refinancing, or a duly authorized agent on their behalf agree in writing to be bound by the terms of this Agreement.

(b) Without the prior written consent of the First Lien Requisite Lenders, no Second Lien Loan Document may be Refinanced, amended, supplemented or otherwise modified, or entered into, to the extent such Refinancing, amendment, supplement or modification, or the terms of such new Second Lien Loan Document, would violate subsection 7.10B of the First Lien Credit Agreement as in effect on the date hereof and as amended in any manner not materially adverse to the Second Lien Secured Parties.

(c) The Borrower and the Second Lien Collateral Agent agree that the Second Lien Credit Agreement and each Second Lien Security Document shall contain the applicable provisions set forth on Annex I hereto, or similar provisions approved by the First Lien Collateral Agent. The Borrower and the Second Lien Collateral Agent further agree that each Second Lien Mortgage covering any Collateral shall contain such other language as the First Lien Collateral Agent may reasonably request to reflect the subordination of such Second Lien. Mortgage to the First Lien Security Document covering such Collateral pursuant to this Agreement.

(d) In the event that the First Lien Collateral Agent or the other First Lien Secured Parties and the relevant Grantor enter into any amendment, amendment and restatement, supplement, modification, waiver or consent in respect of any of the First Lien Security Documents (other than this Agreement), then such amendment, amendment and restatement, supplement, modification, waiver or consent shall apply automatically to any comparable provisions of the applicable Comparable Second Lien Security Document without the consent of any Second Lien Secured Party and without any action by the Second Lien Collateral Agent, the Borrower or any other Grantor; provided, that (i) no such amendment, modification, waiver or consent shall (A) remove assets subject to the Second Priority Liens or release any such Liens, except to the extent that such release is permitted or required by Section 3.04 and provided that there is a concurrent release of the corresponding First Priority Liens, (B) amend, modify or otherwise affect the rights or duties of the Second lien Collateral Agent without its prior written consent or (C) permit Liens on the Collateral (other than DIP Financing Liens otherwise permitted by this Agreement) which are not permitted under the terms of the Second Lien Loan Documents and (ii) notice of such amendment, amendment and restatement, supplement, modification, waiver or consent shall have been given to the Second Lien Collateral Agent no later than the tenth Business Day following the effective date of such amendment, amendment and restatement, supplement, modification, waiver or consent.

SECTION 7.02 Effect of Refinancing of Indebtedness under First Lien Loan Documents. If, substantially contemporaneously with the Discharge of First Lien Obligations, the Borrower Refinances Indebtedness outstanding under the First Lien Loan Documents and provided that (i) such Refinancing is permitted hereby and (ii) the Borrower gives to the Second Lien Collateral Agent, no later than 30 days after such Refinancing, written notice (the “First Lien Refinancing Notice”) electing the application of the provisions of this Section 7.02 to such Refinancing Indebtedness, then (A) such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, (B) such Refinancing Indebtedness and all other obligations under the loan documents evidencing such Indebtedness (the “New First Lien Obligations”) shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, (C) the credit agreement and the other loan documents evidencing such Refinancing Indebtedness (the “New First Lien Loan Documents”) shall automatically be treated as the First Lien Credit Agreement and the First Lien Loan Documents and, in the case of New First Lien Loan Documents that are security documents, as the First Lien Security Documents for all purposes of this Agreement and (D) the collateral agent under the New First Lien Loan Documents (the “New First Lien Collateral Agent”) shall be deemed to be the First Lien Collateral Agent for all purposes of this Agreement Upon receipt of a First Lien Refinancing Notice, which notice shall include the identity of the New First Lien Collateral Agent, the Second Lien Collateral Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the Borrower or such New First Lien Collateral Agent may reasonably request in order to provide to the New First Lien Collateral Agent the rights and powers contemplated hereby, in each case consistent in all material respects with the terms of this Agreement. The Borrower shall cause the agreement, document or instrument pursuant to which the New First Lien Collateral Agent is appointed to provide that the New First Lien Collateral Agent agrees to be bound by the terms of this Agreement. In furtherance of Section 2.03, if the New First Lien Obligations are secured by assets of the Grantors that do not also secure the Second Lien Obligations, the applicable Grantors shall promptly grant a Second Priority Lien on such assets to secure the Second Lien Obligations.

SECTION 7.03 No Waiver by First Lien Secured Parties. Other than with respect to the Second Lien Permitted Actions, nothing contained herein shall prohibit or in any way limit the First Lien Collateral Agent or any other First Lien Secured Party from opposing, challenging or objecting to, in any Insolvency or Liquidation Proceeding or otherwise, any action taken, or any claim made, by the Second Lien Collateral Agent or any other Second Lien Secured Party, including any request by the Second Lien Collateral Agent or any other Second Lien Secured Party, for adequate protection or any exercise by the Second Lien Collateral Agent or any other Second Lien Secured Party, of any of its rights and remedies under the Second Lien Loan Documents.

SECTION 7.04 Reinstatement. If, in any Insolvency or Liquidation Proceeding or otherwise, all or part of any payment with respect to the First Lien Obligations previously made shall be rescinded for any reason whatsoever, then the First Lien Obligations shall be reinstated

to the extent of the amount so rescinded and, if theretofore terminated, this Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the Lien priorities and the relative rights and obligations of the First Lien Secured Parties and the Second Lien Secured Parties provided for herein.

SECTION 7.05 Further Assurances. Each of the First Lien Collateral Agent, for itself and on behalf of the other First Lien Secured Parties, the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, and each Grantor party hereto, for itself and on behalf of its subsidiaries, agrees that it will execute, or will cause to be executed, any and all further documents, agreements and instruments, and take all such further actions, as may be required under any applicable law, or which the First Lien Collateral Agent or the Second Lien Collateral Agent may reasonably request, to effectuate the terms of this Agreement, including the relative Lien priorities provided for herein. In the event that any person becomes a Guarantor after the date hereof, the Grantors party hereto shall cause such Guarantor to become a party hereto and execute and deliver to Collateral Agents a counterpart of this Agreement.

ARTICLE VIII

Representations and Warranties

SECTION 8.01 Representations and Warranties of Each Party. Each Collateral Agent represents and warrants to the other parties, hereto as follows:

(a) Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(b) This Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable in accordance with its terms except as maybe limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(c) The execution, delivery and performance by such party of this Agreement (i) do not require any consent or approval of, registration or filing with or any other action by any governmental authority and (ii) will not violate any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such party or any order of any governmental authority or any provision of any indenture, agreement or other instrument binding upon such party.

SECTION 8.02 Representations and Warranties of Each Collateral Agent. Each Collateral Agent represents and warrants to the other parties hereto that it has been authorized by the Lenders under and as defined in the First Lien Credit Agreement or the Second Lien Credit Agreement as applicable, to enter into this Agreement.

ARTICLE IX

No Reliance; No Liability; Obligations Absolute

SECTION 9.01 No Reliance; Information. Each Collateral Agent, for itself and on behalf of the respective other Secured Parties, acknowledges that (a) the respective Secured Parties have, independently and without reliance upon, (i) in the case of the First Lien Secured Parties, any Second Lien Secured Party and (ii) in the case of the Second lien Secured Parties, any First Lien Secured Party, and based on such documents and information as they have deemed appropriate, made their own credit analysis and decision to enter into the Loan Documents to which they are party and (h) the respective Secured Parties, will, independently and without reliance upon, (i) in the case of the First Lien Secured Parties, any Second Lien Secured Party and (ii) in the case of the Second Lien Secured Parties, any First Lien Secured Party, and based on such documents and information as they shall from time, to time deem appropriate, continue to make their own credit decision in taking or not taking any action under this Agreement or any other Loan Document to which they are party. Each of the First Lien Secured Parties and the Second Lien Secured Parties shall have no duty to disclose to any other Secured Party, any information relating to Holdings, the Borrower or any of the Subsidiaries, or any other circumstance bearing upon the risk of nonpayment of any of the Obligations, that is known or becomes known to any of them or any of their Affiliates. In the event any First Lien Secured Party or any Second Lien Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other Secured Party, it shall be under no obligation (i) to make, and shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of the information so provided, (ii) to provide any additional information or to provide any such information on any subsequent occasion or (iii) to undertake any investigation.

SECTION 9.02 No Warranties or Liability.

(a) The First Lien Collateral Agent, for itself and on behalf of the other First Lien Secured Parties acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, the Second Lien Collateral Agent nor any other Second Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, acknowledges and agrees that, except for the representations and warranties set forth in Article VIII, the First lien Collateral Agent nor any other First Lien Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.

(b) The Second Lien Collateral Agent and the other Second Lien Secured Parties shall have no express or implied duty to the First Lien Collateral Agent or any other First Lien Secured Party, and each of the First Lien Collateral Agent and the other First Lien Secured Parties shall have no express or implied duty to the Second Lien Collateral Agent or any other

Second Lien Secured Party, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of a default or an event of default under any First Lien Loan Document and any Second Lien Loan Document (other than, in each case, this Agreement), regardless of any knowledge thereof which they may have or be charged with.

(c) The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that no First Lien Secured Party shall have any liability to the Second Lien Collateral Agent or any other Second Lien Secured Party, and hereby waives any claim against any First Lien Secured Party, arising out of any and all actions which the First Lien Collateral Agent or the other First Lien Secured Parties may take or permit or omit to take with respect to (i) the First Lien Loan Documents (other than this Agreement), (ii) the collection of the First Lien Obligations or (iii) the maintenance of, the preservation of, the foreclosure upon or the Disposition of any Collateral.

SECTION 9.03 Obligations Absolute. The Lien priorities provided for herein and the respective rights, interests, agreements and obligations hereunder of the First Lien Collateral Agent and the other First Lien Secured Parties, and the Second Lien Collateral Agent and the other Second Lien Secured Parties, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Loan Document;

(b) any change in the time, place or manner of payment of, or in any other term of (including, subject to the limitations set forth in Section 7.01, the Refinancing of), all or any portion of the First Lien Obligations and the Second Lien Obligations, it being specifically acknowledged that a portion of the First Lien Obligations consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time maybe increased or reduced and subsequently reborrowed;

(c) any change in the time, place or manner of payment of, or, subject to the limitations set forth in Section 7.01(a), in any other term of, all or any portion of the First Lien Obligations or Second Lien Obligations;

(d) any amendment, waiver or other modification, whether by course of conduct or otherwise, of any Loan Document;

(e) the securing of any First Lien Obligations or Second Lien Obligations with any additional collateral or Guarantees, or any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral or any release of any Guarantee securing any First Lien Obligations or Second Lien Obligations; or

(f) any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Borrower or any other loan party in respect of the First Lien Obligations or the Second Lien Obligations or this Agreement, or any of the Second Lien Secured Parties in respect of this Agreement.

ARTICLE X

Miscellaneous

SECTION 10.01 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or by nationally recognized overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower or any other Grantor, to it at SafeNet, Inc., 4690 Millennium Drive, Belcamp, Maryland 21017, Attention: Kevin Hicks, Esq. (443) 283-4046 (Fax No.: (443) 283-4046);

(b) if to the First Lien Collateral Agent or Second Lien Collateral Agent, to Deutsche Bank Trust Company Americas at 60 Wall Street, 45th Floor, New York, NY 10005, Attention: Carin Keegan (Fax No.: (212) 250-2308).

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or by nationally recognized overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01. As agreed to among the Borrower and any Collateral Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 10.02 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the other Loan Documents, the provisions of this Agreement shall control.

SECTION 10.03 Effectiveness; Survival. This Agreement shall become effective when executed and delivered by the parties hereto. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby waives, as applicable, any and all rights the Second Lien Secured Parties may now or hereafter have under applicable law to revoke this Agreement or any of the provisions of this Agreement.

SECTION 10.04 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.05 Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights Or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.05, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the First Lien Collateral Agent and the Second Lien Collateral Agent; provided that no such agreement shall materially and adversely affect the rights and obligations of any Loan Party under this Agreement without the written consent of the Borrower.

SECTION 10.06 Subrogation. The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby waives any rights of subrogation it or they may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred.

SECTION 10.07 Applicable Law; Jurisdiction; Consent to Service of Process.

(a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.08 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.08.

SECTION 10.09 Parties in Interest. This provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties and Second Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement. No other person shall have or be entitled to assert rights or benefits hereunder.

SECTION 10.10 Specific Performance. Each Collateral Agent may demand specific performance of this Agreement and, on behalf of itself and the respective other Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action which may be brought by the respective Secured Parties.

SECTION 10.11 Headings. Article and Section headings used herein and the Table of Contents hereto are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 10.13 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights among the First Lien Secured Parties and the Second Lien Secured Parties. None of the Borrower, any other Grantor, any Guarantor or any other creditor thereof shall have any rights or obligations, except as expressly provided in this Agreement, hereunder. Nothing in this Agreement is intended to or shall impair the obligations of the Borrower or any other Grantor or any Guarantor, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 10.14 Control Agent.

(a) The Borrower and each Subsidiary Guarantor hereby grants to the Control Agent, for the benefit of the First Lien Secured Parties and the Second Lien Secured Parties, a security interest in all of their respective Deposit Accounts and all proceeds thereof now owned or at any time hereafter acquired by the Borrower or such Subsidiary Guarantor or in which the Borrower or such Subsidiary Guarantor now has or at any time in the future may acquire any right, title or interest, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all First Lien Obligations and Second Lien Obligations.

(b) The First Lien Collateral Agent, on behalf of each of the First Lien Secured Parties, hereby appoints Deutsche Bank Trust Company Americas as the agent (the “Control Agent”) for the First Lien Collateral Agent for the benefit of each of the First Lien Secured Parties (and also acknowledges that the Control Agent will act for the benefit of each of the Second Lien Secured Parties) for purposes of obtaining and perfecting any Lien on any Deposit Accounts of Company and the Subsidiary Guarantors. The Second Lien Collateral Agent, on behalf of each of the Second Lien Secured Parties, hereby appoints Deutsche Bank Trust Company Americas as the Control Agent for the Second Lien Collateral Agent for the benefit of each of the Second Lien Secured Parties (and also acknowledges that the Control Agent will act as agent for the benefit of each of the First Lien Secured Parties) for purposes of obtaining and perfecting any Lien on any Deposit Accounts of Company and the Subsidiary Guarantors. The Control Agent hereby accepts such appointment.

If at any time, Deutsche Bank Trust Company Americas ceases to act as First Lien Collateral Agent in accordance with Section 9.5 of the First Lien Credit Agreement, the successor First Lien Collateral Agent appointed thereunder shall be appointed successor Control Agent hereunder, provided that, upon the Discharge of the First Lien Obligations, the First Lien Collateral Agent shall provide notice to any depository bank party to a Control Agreement of its resignation as Control Agent and so long as the Discharge of the Second Lien Obligations has not occurred, shall appoint Second Lien Collateral Agent as successor Control Agent under each such Control Agreement, and from and after such Discharge of the First Lien Obligations, the Second Lien Collateral Agent shall be Control Agent hereunder. Notwithstanding the foregoing, (i) any resigning Control Agent shall continue to be Control Agent under any Control Agreement until a successor Control Agent executes a counterpart or equivalent thereof to such Control Agreement accepting such appointment, and (ii) no Control Agent shall deliver any notice terminating any Control Agreement until each of the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations has occurred.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the day and year first above written.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as First Lien Collateral Agent

By:	/s/ Carin Keegan
	Name:	Carin Keegan
	Title:	Vice President

By:	/s/ Paul O’Leary
	Name:	Paul O’Leary
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Second Lien Collateral Agent

By:	/s/ Carin Keegan
	Name:	Carin Keegan
	Title:	Vice President

By:	/s/ Paul O’Leary
	Name:	Paul O’Leary
	Title:	Vice President

[Intercreditor Agreement]

CONSENT OF GRANTORS

Each of the undersigned Grantors has read the foregoing Agreement and consents thereto. Each of the undersigned Grantors agrees not to take any action that would be contrary to the provisions of the foregoing Agreement, and agrees that, except as otherwise provided therein, no First Lien Secured Party or Second Lien Secured Party shall have any liability to any Grantor solely for acting in accordance with the provisions of the foregoing Agreement and the First Lien Credit Agreement, the Second Lien Credit Agreement and other collateral, security, loan and credit documents referred to therein. Each Grantor understands that the foregoing Agreement is for the sole benefit of the First Lien Secured Parties and the Second Lien Secured Parties and their respective successors and assigns, and that such Grantor is not an intended beneficiary or third party beneficiary thereof except to the extent otherwise expressly provided therein.

Without limitation to the foregoing, each Grantor agrees to take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Lien Collateral Agent or the Second Lien Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

For the purposes hereof, the address of (i) the Borrower shall be as set forth below the Borrower’s name on the signature pages hereto and (ii) each other Grantor shall be care of the Borrower at such address.

(signature page follows)

STEALTH ACQUISITION CORP., as Borrower

By:	/s/ Alexander Slusky
	Name:	Alexander Slusky
	Title:	Chief Executive Officer

VECTOR STEALTH HOLDINGS II, L.L.C.

By:	/s/ Alexander Slusky
	Name:	Alexander Slusky
	Title:	Chief Executive Officer

[Intercreditor Agreement]

As of and upon effectiveness of the Merger, the undersigned hereby acknowledge and agree that all references herein to Grantors shall thereupon deemed to be references to the undersigned.

SAFENET, INC.

By:	/s/ John Frederick
	Name:	John Frederick
	Title:	Chief Financial Officer

Notice Address:

SafeNet Inc.
4690 Millenium Drive
Belcamp, Maryland 21017
Attention: Kevin Hicks, Esq.
Telephone: (443) 327-1262
Facsimile: (443) 283-4046

with a copy to:

RNBO CORPORATION

By:	/s/ Kevin Hicks, Esq.
	Name:	Kevin Hicks, Esq.
	Title:	Secretary

ARTEMCO ACQUISITION CORPORATION

By:	/s/ Kevin Hicks, Esq.
	Name:	Kevin Hicks, Esq.
	Title:	Secretary

[Intercreditor Agreement]

MYKOTRONIX, INC.

By:	/s/ John Frederick
	Name:	John Frederick
	Title:	Chief Financial Officer

SAFENET-MEXICO, INC.

By:	/s/ John Frederick
	Name:	John Frederick
	Title:	Chief Financial Officer

353 PATENT LLC

By:	/s/ John Frederick
	Name:	John Frederick
	Title:	Chief Financial Officer

MEDIASENTRY, INC.

By:	/s/ John Frederick
	Name:	John Frederick
	Title:	Chief Financial Officer

[Intercreditor Agreement]

ANNEX I

Provision for the Second Lien Credit Agreement

“Reference is made to the Intercreditor Agreement dated as of April 12, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Borrower, Deutsche Bank Trust Company Americas, as First Lien Collateral Agent (as defined therein), and Deutsche Bank Trust Company Americas, as Second Lien Collateral Agent (as defined therein). Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as Collateral Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the First Lien Credit Agreement to extend credit to the Borrower and such lenders are intended third party beneficiaries of such provisions.”

Provision for the Second Lien Security Documents

“Reference is made to the Intercreditor Agreement dated as of April 12, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Borrower, Deutsche Bank Trust Company Americas, as First Lien Collateral Agent (as defined therein), and Deutsche Bank Trust Company Americas, as Second Lien Collateral Agent (as defined therein). Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control.”

Annex I-1

EXHIBIT XV

LANDLORD ACCESS AGREEMENT

THIS LANDLORD’S ACCESS AGREEMENT (the “Agreement”) is made and entered into as of May 31, 2007 by and between MTW Lot 3, LLC, having an office at c/o Manekin LLC 8601 Robert Falton Drive, Columbia, MD 21046 (“Landlord”) and Deutsche Bank Trust Company Americas, having an office at 60 Wall Street, New York, New York as collateral agent under the first and second lien credit agreements (in such capacity, “Collateral Agent”) for the benefit of the Secured Parties (as hereinafter defined) under the Credit Agreement (as hereinafter defined).

R E C I T A L S :

A. Landlord is the record title holder and owner of the real property described in Schedule A attached hereto (the “Real Property”).

B. Landlord has leased all or a portion of the Real Property (the “Leased Premises”) to SafeNet, Inc. (“Lessee” or “Company”) pursuant to a certain lease agreement or agreements described in Schedule B attached hereto (collectively, and as amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”).

C. Lessee and the Collateral Agent, among others, are, in connection with the execution and delivery of this Agreement, entering into a first and second lien credit agreements, dated as of April 12, 2007, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have agreed to make certain loans to Company (collectively, the “Loans”).

D. As security for the payment and performance of Lessee’s Obligations under the Credit Agreement and the other documents evidencing and securing the Loans (collectively, the “Loan Documents”), Collateral Agent (for its benefit and the benefit of the Secured Parties) has or will acquire a security interest in and lien upon all of Lessee’s personal property, inventory, accounts, goods, machinery, equipment and furniture (together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing, collectively, the “Personal Property”).

E. Collateral Agent has requested that Landlord execute this Agreement as a condition precedent to the making of the Loans under the Credit Agreement.

A G R E E M E N T :

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents, warrants and agrees in favor of Collateral Agent, as follows:

1. Landlord certifies that (i) Landlord is the landlord under the Lease described in Schedule B attached hereto, (ii) the Lease is in full force and effect and has not been amended, modified or supplemented except as set forth in Schedule B hereto and (iii) Landlord has sent no notice of default to Lessee under the Lease respecting a default which has not been cured by Lessee.

XV-1

Landlord Access Agreement

2. Landlord agrees that the Personal Property is and will remain personal property and not fixtures. Landlord further agrees that Collateral Agent has the right to remove the Personal Property from the Leased Premises at any time in accordance with the terms of the Lease; provided that Collateral Agent shall repair any damage arising from such removal as determined by the Landlord in its reasonable discretion. Collateral Agent shall not be liable for any diminution in value of the Leased Premises caused by the absence of Personal Property actually removed or by the need to replace the Personal Property after such removal. Landlord acknowledges that Collateral Agent shall have no obligation to remove the Personal Property from the Leased Premises.

3. Landlord acknowledges and agrees that Lessee’s granting of a security interest in the Personal Property in favor of the Collateral Agent (for the benefit of the Secured Parties) shall not constitute a default under the Lease nor permit Landlord to terminate the Lease and Landlord hereby expressly consents to the granting of such security interest and agrees that such security interest shall be superior to any lien of the Landlord (statutory or otherwise) in the Personal Property.

4. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Landlord (including, without limitation, any successor owner of the Real Property) and Collateral Agent. Landlord will disclose the terms and conditions of this Agreement to any purchaser or successor to Landlord’s interest in the Leased Premises.

5. All notices to any party hereto under this Agreement shall be in writing and sent to such party at its respective address set forth above (or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 5) by certified mail, postage prepaid, return receipt requested or by overnight delivery service.

6. The provisions of this Agreement shall continue in effect until Landlord shall have received Collateral Agent’s written certification that the Loans have been paid in full and all of Company’s other Obligations under the Credit Agreement and the other Loan Documents have been satisfied.

7. THE INTERPRETATION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

IN WITNESS WHEREOF, Landlord and Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

MTWE LOT 3 LLC,
as Landlord

By:	/s/ Louis C. LaPenna
Louis C. LaPenna, Authorized Person

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent under the first lien credit agreement

By:	/s/ Paul O’Leary
	Name:	Paul O’Leary
	Title:	Vice President

By:	/s/ Evelyn Thierry
	Name:	Evelyn Thierry
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent under the second lien credit agreement

By:	/s/ Paul O’Leary
	Name:	Paul O’Leary
	Title:	Vice President

By:	/s/ Evelyn Thierry
	Name:	Evelyn Thierry
	Title:	Vice President

Schedule A

Description of Real Property

Schedule B

Leased Premises

FIRST AMENDMENT OF LEASE AGREEMENT

THIS FIRST AMENDMENT OF LEASE AGREEMENT (this “Amendment”) is made this 3 day of May, 2004, by and between MTWE LOT 3 LLC, a Maryland limited liability company (“Landlord”), successor-in-interest to Waters Edge Corporate Campus LLC, a Maryland limited liability company, and SAFENET, INC., a Delaware corporation (“Tenant”).

Explanatory Statement

A. Waters Edge Corporate Campus LLC, a Maryland limited liability company (“WECC”), and Tenant entered into an Agreement of Lease dated June 25, 2003 (the “Lease”), whereby Tenant leased from Landlord (i) that portion of the third (3rd) and fourth (4th) floors containing, in the aggregate, thirty-two thousand thirty-one (32,031) rentable square feet (“Premises A”), and (ii) that portion of the fourth (4th) floor containing eight thousand three hundred forty-one (8,341) rentable square feet (“Premises B”; Premises A and Premises B, with a combined rentable area of forty thousand three hundred seventy-two (40,372) rentable square feet, are hereinafter referred to collectively as, the “Original Leased Premises”) in the building known as Building 1 (the “Building”), a four-story office building located at 4690 Millennium Drive, Belcamp, Harford County, Maryland.

B. Landlord subsequently succeeded to all of WECC’s right, title, and interest under the Lease.

C. Landlord and Tenant desire to expand the area leased by Tenant to include an additional eight thousand two hundred thirty-seven (8,237) rentable square feet on the first (ls t) floor of the Building, and an additional five thousand eighty (5,080) rentable square feet on the second (2 nd) floor of the Building, and to modify and amend certain matters respecting the Original Leased Premises and the Lease on the terms set forth below.

D. Unless otherwise defined herein or unless the context requires a contrary meaning, all capitalized terms in this Amendment shall have the meanings ascribed to them in the Lease.

NOW, THEREFORE, in consideration of the Explanatory Statement, which is deemed a substantive part of this Amendment, the covenants of the parties herein and in the Lease and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Expansion Space. From and after the Expansion Space Commencement Date, as hereinafter defined, Landlord hereby agrees to and shall lease unto Tenant and Tenant hereby agrees to and shall rent from Landlord, for the balance of the Lease Term, in addition to the Original Leased Premises, that portion of the Building containing (i) eight thousand two hundred thirty-seven (8,237) rentable square feet on the first (1s t) floor of the Building (“Premises C”), and (ii) five thousand eighty (5,080) rentable square feet on the second (2nd) floor of the Building (“Premises D”; Premises C and Premises D, with a combined rentable area of thirteen thousand three hundred seventeen (13,317) rentable square feet, are hereinafter referred to collectively as, the “Expansion Space”), as outlined in red on Exhibit “A” attached hereto and incorporated herein.

2. Construction of Expansion Space. Landlord shall cause its contractor, Manekin, LLC, to finish the Expansion Space in accordance with plans and specifications (the “Expansion Space Plans and Specifications”) to be prepared by the Architect based on a preliminary space plan (the “Space Plan”) to be prepared by the Architect or Landlord’s space planner (the “Space Planner”). Within five (5) business days after Tenant’s receipt from Landlord of the draft Space Plan, Tenant shall approve the same, or shall provide Landlord with its required revisions. If Tenant requires revisions to the draft Space Plan, and such revisions are approved by Landlord, then the Architect or the Space Planner, as applicable, shall incorporate such revisions. Upon Landlord’s and Tenant’s approval of the Space Plan, the same shall be attached hereto as Exhibit “B-1” and made a part hereof. Within five (5) business days after Tenant’s receipt from Landlord of the draft Expansion Space Plans and Specifications, Tenant shall approve the same, or shall provide Landlord with its required revisions. If Tenant requires revisions to the draft Expansion Space Plans and Specifications, and such revisions are approved by Landlord, then the Architect shall incorporate such revisions. Upon Landlord’s and Tenant’s approval of the Expansion Space Plans and Specifications, the same shall be attached hereto as Exhibit “B-2” and made a part hereof. Landlord will pay up to Two Hundred Sixty-Six Thousand Three Hundred Forty Dollars ($266,340.00) ($20.00 p.s.f. of Expansion Space) (“Landlord’s Contribution”) toward the cost of finishing of the Expansion Space. All charges and expenses incurred for work and material respecting the finishing of the Expansion Space (including the cost of space planning and architectural fees) which are in excess of Landlord’s Contribution (“Tenant’s Contribution”) shall be deemed “Additional Rent” and shall be paid by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor. The itemized charges comprising the total cost for work and material respecting the finishing of the Expansion Space (including the cost of space planning and architectural fees), and the portions thereof attributable to Landlord’s Contribution and Tenant’s Contribution (other than those charges payable by Tenant which are attributable to change orders), are set forth on the Charge Sheet (the “Charge Sheet”), which, when prepared by Landlord, shall be attached hereto and incorporated by reference herein as Exhibit “C”. All charges and expenses incurred in connection with any change orders from the Expansion Space Plans and Specifications will be paid by Tenant upon Landlord’s substantial completion of the work called for by such change order; provided, however, that Landlord shall have the right to refuse to implement any change order that, in Landlord’s opinion, would delay the Expansion Space Commencement Date, unless Tenant agrees, at the time it requests the change order, that the Expansion Space Commencement Date shall occur on the date Landlord’s work to be performed pursuant to Section 2 would have been substantially completed had Tenant not made the change order.

3. Expansion Space Commencement Date. The Expansion Space Commencement Date shall be the date on which the work to be performed pursuant to Section 2 above is substantially completed except for items of work and adjustment of equipment and fixtures that can be completed after the Expansion Space is occupied without causing substantial interference with Tenant’s use of the Expansion Space (i.e., “punchlist” items) as reasonably determined by the Architect using its reasonable independent professional judgment, and all necessary governmental approvals permitting Tenant’s use and occupancy of the Expansion Space have been issued, which date the parties expect will be on or about August 1, 2004 (the “Anticipated

Expansion Space Delivery Date”). In the event that the Expansion Space Commencement Date fails to occur by the Anticipated Expansion Space Delivery Date by reason of construction delays or otherwise, then this Amendment shall nevertheless continue in full force and effect, and Tenant shall have no right to rescind, cancel or terminate the same if possession is given within one hundred twenty (120) days thereafter (which period shall be extended for delays resulting from matters beyond Landlord’s reasonable control). In the event that Landlord is unable to deliver the Expansion Space to Tenant on the Anticipated Expansion Space Delivery Date, Tenant agrees that in no event shall Landlord be liable for damages, if any, sustained by Tenant as a result of Landlord’s failure to deliver possession by such date. On the Expansion Space Commencement Date or such later date as Landlord may request, Tenant shall promptly enter into a supplementary written agreement (the “Expansion Space Commencement Agreement”), in substantially the form attached as Exhibit “D”, thereby specifying the date as of which the Expansion Space Commencement Date occurs.

The parties acknowledge and agree that the Anticipated Expansion Space Delivery Date is based on (a) Tenant meeting each and every of the following deadlines (the “Tenant Deadlines”): (i) execution of this Amendment by April 23, 2004; (ii) approval of the Space Plan by May 7, 2004; and (iii) approval of the Plans and Specifications by May 28, 2004, and (b) Landlord meeting each and every of the following deadlines (the “Landlord Deadlines”): (i) delivery of the proposed Space Plan to Tenant within eleven (11) calendar days after Tenant’s execution of this Amendment; and (ii) delivery of the proposed Plans and Specifications to Tenant with eighteen (18) calendar days after Tenant’s approval of the Space Plan. In the event of Tenant’s failure to meet any of the Tenant Deadlines, the Anticipated Expansion Space Delivery Date shall be postponed for the period of the delay. The Anticipated Expansion Space Delivery Date shall additionally be postponed for the period of any other delay caused by Tenant, or Tenant’s contractors, agents and/or employees. In the event that the Anticipated Expansion Space Delivery Date is so postponed, then, for all purposes of this Amendment, the Anticipated Expansion Space Delivery Date shall refer to the Anticipated Expansion Space Delivery Date, as postponed. In the event that the Expansion Space Commencement Date fails to occur by August 1, 2004, due to the failure of Tenant, or its agents, contractors or employees, to meet any of the Tenant Deadlines, or any other delay caused by Tenant, or Tenant’s contractors, agents and/or employees then, notwithstanding any language in the Lease, as amended by this Amendment, to the contrary, August 1, 2004, shall be deemed to be the Expansion Space Commencement Date, but Tenant shall have no right to occupy the Expansion Space until Landlord’s work to be performed pursuant to Section 2 above is “substantially completed” as set forth above; provided, however, that if (x) any such failure of Tenant to meet any of the Tenant Deadlines was caused by Landlord’s failure to meet any of the Landlord Deadlines, or (y) if the Expansion Space Commencement Date otherwise fails to occur due to any delay caused in part by Tenant, or Tenant’s contractors, agents and/or employees, and in part by Landlord, or Landlord’s contractors, agents and/or employees, then the date of August 1, 2004, shall be postponed for the period of such delay which is attributable solely to delay caused by Landlord, or Landlord’s contractors, agents and/or employees.

4. Leased Premises. From and after the Expansion Space Commencement Date, all references to the square footage of the Leased Premises set forth in the Lease shall be deleted and in place thereof shall be inserted the number of fifty-three thousand six hundred eighty-nine (53,689), so that the Leased Premises shall comprise the Original Leased Premises and the Expansion Space.

5. Basic Annual Rent and Rent Adjustments.

(a) From and after the Expansion Space Commencement Date, the rent schedule set forth in Section 5 of the Lease shall be deleted and replaced by the following new rent schedule:

Lease Year (or portion thereof)	Basic Annual Rent	Monthly Installment	Per Square Foot	Square Footage
Expansion Space Commencement Date - Premises C Closing Date (defined below)	$416,403.00	$34,700.25	$13.00	32,031
Date immediately succeeding the Premises C Closing Date - 12/31/04	$524,836.00	$43,736.33	$13.00	40,372
1/1/05 - 12/31/05	$540,581.08	$45,048.42	$13.39	40,372
1/1/06 - 12/31/06	$556,729.88	$46,394.16	$13.79	40,372
1/1/07 - 12/31/07	$573,282.40	$47,773.53	$14.20	40,372
1/1/08 - 12/31/08	$590,642.36	$49,220.20	$14.63	40,372
1/1/09 - 12/31/09	$608,406.04	$50,700.50	$15.07	40,372
1/1/10 - 12/31/10	$626,573.44	$52,214.45	$15.52	40,372
1/1/11 - 12/31/11	$645,548.28	$53,795.69	$15.99	40,372
1/1/12 - 12/31/12	$664,926.84	$55,410.57	$16.47	40,372
1/1/13 - 12/31/13	$684,709.12	$57,059.09	$16.96	40,372

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

(b) Commencing on the sixtieth (60th) day following the Expansion Space Commencement Date (the “Expansion Space Rent Commencement Date”), it being understood and agreed that Tenant will have and enjoy the Expansion Space from the Expansion Space Commencement Date until the Expansion Space Rent Commencement Date (the “Expansion Space Free Rent Period”) without the obligation to pay Basic Annual Rent with respect to the Expansion Space only, in addition to the Basic Annual Rent set forth in Section 5 of the Lease, Tenant shall pay Basic Annual Rent, with respect to the Expansion Space, in accordance with the schedule set forth below:

Lease Year (or portion thereof)	Basic Annual Rent	Monthly Installment	Per Square Foot
Expansion Space Rent Commencement Date - 12/31/04	$197,357.94	$16,446.50	$14.82
1/1/05 - 12/31/05	$197,357.94	$16,446.50	$14.82
1/1/06 - 12/31/06	$197,357.94	$16,446.50	$14.82
1/1/07 - 12/31/07	$197,357.94	$16,446.50	$14.82
1/1/08 - 12/31/08	$197,357.94	$16,446.50	$14.82
1/1/09 - 12/31/09	$203,350.59	$16,945.88	$15.27
1/1/10 - 12/31/10	$209,476.41	$17,456.37	$15.73
1/1/11 - 12/31/11	$215,735.40	$17,977.95	$16.20
1/1/12 - 12/31/12	$222,260.73	$18,521.73	$16.69
1/1/13 - 12/31/13	$228,919.23	$19,076.60	$17.19

Basic Annual Rent with respect to the Expansion Space shall be payable in equal monthly installments as set forth above, without any deductions or set-offs, and without demand, in advance on the first (1st) day of each and every month for which payment is due (e.g., April’s rent is due on or before April 1) and otherwise in the manner set forth in the Lease. Although Tenant has been given the Expansion Space free of the obligation to pay Basic Annual Rent with respect thereto during the Expansion Space Free Rent Period, Tenant shall otherwise observe, perform and obey all other obligations on its part to observe, perform and obey during such Expansion Space Free Rent Period, including by way of example, the payment of all sums deemed Additional Rent. If the Expansion Space Rent Commencement Date occurs on a day other than the first day of a month, then on the Expansion Space Rent Commencement Date, Tenant will pay a pro-rated monthly installment of Basic Annual Rent with respect to the Expansion Space and of the various amounts set forth in Paragraph 5.2. for the fractional part of such month.

7. Rent Adjustments. From and after the Expansion Space Commencement Date, the Lease shall be amended as follows:

(a) Section 5.1.(b) shall be deleted in its entirety and replaced by the following new Section 5.1.(b):

(b) “Rentable Area of Premises A” shall be deemed to be thirty-two thousand thirty-one (32,031) square feet. “Rentable Area of Premises B” shall be deemed to be eight thousand three hundred forty-one (8,341) square feet. “Rentable Area of Premises C” shall be deemed to be eight thousand two hundred thirty-seven (8,237) square feet. “Rentable Area of Premises D” shall be deemed to be five thousand eighty (5,080) square feet. Accordingly, the “Rentable Area of the Leased Premises” shall be deemed to be fifty-three thousand six hundred eighty-nine (53,689) square feet. Thus, for purposes of various adjustments hereinafter referred to, Tenant’s pro rata portion shall be sixty-seven and twenty-six hundredths percent (67.26%) (53,689/79,825) (“Tenant’s Portion”).

(b) In Section 5.1(g), the last two (2) sentences thereof shall be deleted in their entirety.

(c) From and after the Expansion Space Commencement Date, in lieu of the amounts set forth in subsections 5.2(a) and 5.2(b), Tenant shall pay to Landlord, as Additional Rent:

(i) Twenty Thousand Seven Hundred Fifty-Nine Dollars and Seventy-Five Cents ($20,759.75) per month as one-twelfth of Tenant’s Portion of estimated Building Expenses (calculated on the basis of $4.64 multiplied by 53,689 square feet); and

(ii) One Thousand Two Hundred Ninety-Seven Dollars and Forty-Eight Cents ($1,297.48) per month as one-twelfth of Tenant’s Portion of estimated Taxes (calculated on the basis of $0.29 multiplied by 53,689 square feet).

8. Summary. The following is a list of the various payments and monthly installments of Basic Annual Rent and additional rent due under the Lease as of the Expansion Space Rent Commencement Date with respect to the entire Leased Premises. Some of these amounts will change during the Lease Term.

	Monthly Installments	Per Square Foot
Basic Annual Rent with respect to the Original Leased Premises (provided the Premises C Closing Date has occurred)	$43,736.33	$13.00
Basic Annual Rent with respect to the Expansion Space	$16,446.50	$14.82
Building Expenses (estimated)	$20,759.75	$4.64
Taxes (estimated)	$1,297.48	$0.29
TOTAL	$82,240.06

9. Security Deposit. Tenant, contemporaneously with Tenant’s execution of this Amendment, shall deposit with Landlord the sum of Sixteen Thousand Four Hundred Forty-Six Dollars and Fifty Cents ($16,446.50), to be held by Landlord as an additional security deposit (the “Additional Deposit”) together with, and as a part of, the Deposit, so that the total Deposit held by Landlord under the Lease shall be $62,840.66. Landlord’s receipt of the Additional Deposit shall be confirmed by Landlord in the Expansion Space Commencement Agreement, and the Additional Deposit shall not be deemed to have been paid by Tenant unless and until Landlord’s receipt thereof is so confirmed.

10. Directory Listings and Suite Plaque. On or about the Expansion Space Commencement Date, Landlord shall, at Landlord’s expense, (i) revise the directories in the Building’s lobby, and (ii) provide one (1) standard suite plaque next to the entrance to Premises C and Premises D. Such directory listings and plaques will bear the name of the Tenant as it appears in the Lease, unless an alternative name is supplied in writing prior to the Expansion Space Commencement Date to and approved by Landlord. Listings requiring more than one line of script on the directory or the plaque may, at Landlord’s sole discretion, be provided to Tenant at additional cost.

11. Right of First Offer. From and after the date hereof, Rider No. 1 to the Lease shall be amended by deleting Section B.(2) thereof in its entirety, and replacing it with the following new Section B.(2):

(2) The lease by Tenant of the First Offer Space, if any, shall commence on the date set forth in Landlord’s Offer (the “First Offer Space Commencement Date”) and shall terminate either (i) on the fifth (5th) anniversary of such date, or (ii) on the date Tenant’s lease of the original Leased Premises terminates, whichever later occurs, under and subject to the terms of this Lease, except to the extent modified by Landlord’s Offer, with the same force and effect as though this Lease had originally provided for the rental of the Leased Premises and the First Offer Space, except that, unless otherwise provided in the Offer, the Basic Annual Rent applicable to the First Offer Space shall be adjusted during any renewal term in accordance with the provisions of Rider No. 2 below. In the event that Landlord’s Offer is for a term that is longer than five (5) years, then Landlord’s Offer shall be modified accordingly to reflect a term equal to the longer of (i) and (ii) immediately above.

12. Parking. Landlord agrees that, in addition to the Designated Parking Spaces provided for under Section 48 of the Lease, upon the payment of Basic Annual Rent and additional rent provided herein and the performance by Tenant of all the covenants, agreements and provisions of the Lease, as amended by this Amendment, on Tenant’s part to be kept and performed, (i) Landlord shall designate as reserved for Tenant’s visitors, with such signage or other markings to be determined by Landlord, the cost of which shall be deducted from Landlord’s Contribution, four (4) parking spaces (the “Visitor Spaces”) in the approximately the location shown on Exhibit “E” attached hereto and made a part hereof, and (ii) Tenant and its employees shall, throughout the Lease Term, he permitted, on a first come, first served, unreserved basis in common with other users of the Development, to park in those parking areas indicated on Exhibit A-l to the Lease, which shall include 4.2 parking spaces per 1,000 square feet of Rentable Area of the Expansion Space (including the Visitor Spaces); provided, however, that Landlord shall have no responsibility or obligation whatsoever with respect to the enforcement of Tenant’s right to any such parking spaces, including the Visitor Spaces, and shall have no liability whatsoever liability to Tenant for the temporary unavailability of such parking spaces, including the Visitor Spaces, for any reason outside of Landlord’s direct control. Notwithstanding the foregoing, Landlord agrees, upon notice from Tenant that the Visitor Spaces are being used by persons not authorized by Tenant, to use its reasonable efforts to cause the Visitor Spaces to be made available for Tenant’s use.

13. Authority. Tenant represents and warrants to Landlord that Tenant is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and qualified to transact business and in good standing in the State of Maryland; that the Lease and this Amendment were approved by all necessary parties, were validly executed by all necessary officers of Tenant, and are and remain binding upon and enforceable against Tenant in accordance with their terms.

14. Broker. Tenant represents that Tenant has dealt directly with only Manekin, LLC as the broker in connection with this Amendment and that, insofar as Tenant knows, no other broker negotiated this Amendment or is entitled to any commission in connection with it.

15. Successors and Assigns. The terms, covenants, conditions, and agreements contained in this Amendment shall bind and inure to the benefit of Landlord and Tenant, and their respective successors and permitted assigns.

16. Governing Law. This Amendment is made in the State of Maryland and shall be governed by and construed in all respects in accordance with the laws of the State of Maryland.

17. Effect of Agreement. From and after the date hereof, the Lease shall be amended and in full force and effect in such respects as are set forth in this Amendment, and all other provisions, terms, conditions and riders of and to the Lease shall in all respects remain as set forth in the Lease, in full force and effect and applicable to the Expansion Space.

18. Acknowledgement of Sublease.

(a) Tenant hereby acknowledges that Premises C is currently owned by Cromwell III, L.L.C. (“Cromwell”) and that Landlord intends to obtain possession of Premises C pursuant to a lease agreement (the “Premises C Lease”) to be entered into by and between Cromwell, as landlord, and Landlord, as tenant, so that Landlord’s lease of Premises C to Tenant is in fact a sublease. In the event that the Premises C Lease is not entered into by and between Landlord and Cromwell on or before May 28, 2004, then this Amendment, as it relates to Premises C, shall be cancelled as of such date and neither Landlord nor Tenant will have any further liability to the other under this Amendment with respect to Premises C, except that Tenant shall be refunded the portion of the Additional Deposit paid by Tenant to Landlord hereunder attributable to Premises

C. Tenant and Landlord further acknowledge that Landlord and Cromwell are in the process of a sale (the “Sale”) of Premises C and the remainder of the first floor of the Building by Cromwell to Landlord. Landlord represents to Tenant that Landlord intends to complete such Sale, subject, however, to Landlord’s and Cromwell’s agreement upon the terms of, and entering into, a definitive agreement (the “Sale Agreement”) regarding the terms of the Sale. The date on which the Sale shall close (the “Premises C Closing Date”) is anticipated by Landlord to be on or about October 1, 2004.

(b) Tenant and Landlord hereby agree that (i) with respect to Premises C, the Lease is subject in all respects to the Premises C Lease, and (ii) in the event that the Sale is not consummated on or before November 1, 2004, Tenant’s sublease of Premises C by Landlord to Tenant, shall automatically, without further action on the part of any party, be deemed a direct lease between Cromwell, as landlord, and Tenant, as tenant, upon the terms and conditions set forth in the Lease, as amended by this Amendment, as the same may be applicable to Premises C; provided, however, that in such event Tenant shall promptly execute such further appropriate document(s) as Cromwell and/or Landlord may require in order to effectuate the intent of this Section 18.

(c) Landlord shall use its reasonable efforts to cause Cromwell to (i) execute the Premises C Lease, whereby Cromwell shall agree, in the event the Sale is not consummated for any reason, to be bound by the terms of the Lease, as amended by this Amendment, and (ii) execute the Sale Agreement, both on or before May 28, 2004. In the event that Landlord and Cromwell do not execute the Sale Agreement on or before May 28, 2004, then, provided Tenant is not in default of its obligations hereunder, Tenant shall have the option of canceling this Amendment, at Tenant’s option either in its entirety or only as this Amendment relates to Premises C, by giving its written notice of cancellation to Landlord within five (5) business days after May 28, 2004, in which event this Amendment will be cancelled (either in its entirety or only as this Amendment relates to Premises C, as determined by Tenant) as of the date of such written notice, and neither Landlord nor Tenant will have any further liability to the other under this Amendment if cancelled in its entirety, or with respect to Premises C, if cancelled with respect to Premises C only, except that Tenant shall be refunded the Additional Deposit paid by Tenant to Landlord hereunder, or portion thereof attributable to Premises C, as the case may be. Tenant agrees that in no event shall Landlord be liable for damages, if any, sustained by Tenant as a result of Landlord’s failure to cause Cromwell to enter into either the Premises C Lease or Sale Agreement.

(d) Landlord hereby agrees in the event that the Sale is not consummated on or before November 1, 2004, Landlord shall cooperate with Cromwell and Tenant in all reasonable respects in order to effectuate the intent of this Section 18, including, by way of example, by remitting to Cromwell such portion of the Deposit as may be attributable to Premises C.

19. Right of First Offer to Purchase.

A. (1) Provided that the Sale is consummated as contemplated by Section 18 above, if at anytime during the term of the Lease, Landlord shall desire to sell any of the condominium units owned by Landlord in the Building (collectively, the “First Offer Space”), Tenant shall have the right of first offer (the “First Offer Right”), to purchase the First Offer Space for the same purchase price (the “Purchase Price”), and other terms and conditions, as are set forth in a notice from Landlord to Tenant (“Landlord’s Offer”), such Landlord’s Offer to reflect then current market value of the First Offer Space, in Landlord’s reasonable judgment.

(2) Tenant’s exercise of its First Offer Right shall be effective only upon written notification by Tenant to Landlord of Tenant’s exercise of the First Offer Right (the “Notice”) and its acceptance of the terms set forth in Landlord’s Offer. Such notification must be given to Landlord before the close of business on the fifth (5th) full business day after Tenant’s receipt of Landlord’s Offer (provided, however, that in no event shall Tenant’s First Offer Right apply to (i) a sale of the First Offer Space, or ownership interest therein, together with any other property, or ownership interest in property, of Landlord, or that of any parent, subsidiary, affiliate, principal, or member of Landlord, (ii) any sale or other transfer of the First Offer Space, or ownership interest therein, in connection with any internal reorganization or other such transaction resulting in the transfer of the First Offer Space, or ownership interest therein, from Landlord to a parent, subsidiary, affiliate, principal, or member of Landlord, or between any such parties, or (iii) any sale of the First Offer Space, or ownership interest therein, arising out of a foreclosure, bankruptcy, judicial decree, or other such similar circumstance). Landlord’s Offer shall set forth the terms of such third party offer or which Landlord is willing to accept. Time is of the essence with respect to Tenant’s exercise of its rights under this Section 19, and Tenant acknowledges that Landlord requires strict adherence to the requirement that the Notice be timely made and in writing.

(3) In the event Tenant fails to so notify Landlord within said five (5) business day period, Landlord shall be free to offer said First Offer Space to a third party on any terms whatsoever, and this First Offer Right shall be null and void and of no further force and effect.

(4) In the event that the First Offer Right is exercised by Tenant, as promptly as is practicable after its giving of the Notice, Tenant shall order title and arrange for closing. Closing (the “Closing”) on Tenant’s purchase of the First Offer Space shall be held as close to the date of the Notice as is reasonable under the circumstances. Prior to the date of Closing, Landlord shall bear the risk of loss from condemnation, fire or other casualty but subject, nevertheless, to the terms of the Lease, as amended by this Amendment. At the Closing, Tenant shall pay to Landlord the total purchase price, in cash. All costs and expenses of transfer, preparation of deeds, title search, title insurance and all other costs associated with the purchase and sale of the First Offer Space and/or incident to the Closing, shall be paid for by Tenant to the end that the Purchase Price shall be totally net to Landlord.

(5) Landlord agrees to convey marketable title to the First Offer Space (including the easements and rights appurtenant thereto), by special warranty deed, free and clear of all monetary liens, subject, however, to all other matters of record with respect to the First Offer Space, and any liens or encumbrances created by Tenant during the term of this Lease. Such title shall be deemed marketable if insurable at standard rates by a recognized title insurance company licensed to do business in the State of Maryland. If Landlord cannot convey title as aforesaid, Landlord shall utilize its reasonable efforts to cure such title defects within a reasonable period of time not to exceed one hundred eighty (180) days. Should the Landlord be unable, using its reasonable efforts, to cure such title defects within such one hundred eighty (180) day period, then

Tenant may, by written notice to Landlord, elect to (i) waive said title defects and proceed to Closing, or (ii) terminate this First Offer Right. In the event that Tenant elects to terminate this First Offer Right as aforesaid, Landlord shall have no further liability to Tenant for such unremedied title defects.

(6) Upon the completion of the purchase under this First Offer Right but not prior thereto (whether or not any delay in the completion of or the failure to complete such purchase shall be the fault of Landlord), this Lease and all obligations hereunder (including the obligation to pay Rent) shall terminate with respect to the Leased Premises, except with respect to obligations and liabilities of Tenant, actual or contingent, under this Lease which arose on or prior to such date of purchase, all of which obligations and liabilities shall survive such purchase.

(7) If Tenant fails or refuses to purchase or pay for the First Offer Space in accordance with, and by the time required by this Section 19, then, Tenant shall have no further rights whatsoever under this Section 19, and the First Offer Right shall be terminated, null and void. In addition to the rights and remedies available to Landlord at law or in equity, Landlord shall have the right to enforce specific performance of Tenant’s obligations to purchase and pay for the First Offer Space in accordance with this Rider.

(8) This First Offer Right is personal to Tenant and shall not be separated from the Lease or transferred by Tenant independently of the leasehold interest without the prior written consent of Landlord, which consent of Landlord will be given solely within the discretion of Landlord.

B. Notwithstanding any other provision of this Section 19, the following provisions shall apply to the First Offer Right and to Tenant’s purchase, if any, of the First Offer Space:

(1) Tenant shall not be entitled to exercise the rights accorded to Tenant in this Section 19, unless on the date Tenant gives Landlord its Notice and on the date of Closing, Tenant is in possession of the Leased Premises and Tenant is not in default of this Lease.

(2) The First Offer Space shall be delivered to Tenant in “AS IS” condition, unless otherwise set forth in Landlord’s Offer.

(3) Exercise of this First Offer Right shall not cause the Lease, as amended by this Amendment, to terminate.

[SIGNATURES APPEAR ON THE NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed and sealed this First Amendment of Lease Agreement as of the day and year first above written.

LANDLORD:

WITNESS/ATTEST:	MTWE LOT 3 LLC

	By:	/s/ Richard Alter		(SEAL)
		Name:	Richard Alter
Authorized Person

TENANT:

WITNESS/ATTEST:	SAFENET, INC.

	By:	/s/ AA Caputo		(SEAL)
		Name:	AA Caputo
		Title:	CEO

[ACKNOWLEDGEMENTS APPEAR ON THE NEXT PAGE]

STATE OF MARYLAND, CITY/COUNTY OF Baltimore, TO WIT:

I HEREBY CERTIFY that on this 3rd day of May, 2004, before me, the subscriber, a Notary Public of the State of Maryland, in and for the City/County aforesaid, personally appeared Richard Alter, who acknowledged himself/herself to be the Authorized Person of MTWE LOT 3 LLC, Landlord, and he acknowledged the foregoing First Amendment of Lease Agreement to be the act and deed of said limited liability company.

WITNESS my hand and Notarial Seal.

My Commission Expires: MY COMMISSION EXPIRES 10/22/2005

[Illegible]
Notary Public

STATE OF MARYLAND, CITY/COUNTY OF Baltimore, TO WIT:

I HEREBY CERTIFY that on this 30th day of April, 2004, before me, the subscriber, a Notary Public of the State and City/County aforesaid, personally appeared Anthony Caputo, the CEO of SAFENET, INC., Tenant, and he acknowledged the foregoing First Amendment of Lease Agreement to be the act and deed of said body corporate.

WITNESS my hand and Notarial Seal.

My Commission Expires: 9/8/04

Jill Smith
Notary Public

EXHIBIT A

Expansion Space

EXHIBIT B-1

Space Plan for Expansion Space

EXHIBIT B-2

Plans and Specifications for Expansion Space

EXHIBIT C

Charge Sheet

EXHIBIT D

Expansion Space Commencement Agreement

THIS EXPANSION SPACE COMMENCEMENT AGREEMENT, made this              day of             , 2004, by and between MTWE LOT 3 LLC, a Maryland limited liability company, successor-in-interest to Waters Edge Corporate Campus LLC, a Maryland limited liability company (“Landlord”), and SAFENET, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have entered into that certain First Amendment of Lease Agreement dated             , 2004 (the “Amendment”), for certain expansion space located at 4690 Millennium Drive, Belcamp, Harford County, Maryland (the “Expansion Space”); and

WHEREAS, Landlord and Tenant wish to set forth their agreements as to certain matters, all as more particularly set forth below.

NOW, THEREFORE, in consideration of the Leased Premises as described in the Agreement and the covenants set forth therein, Landlord and Tenant agree as follows:

1. Tenant hereby accepts the Expansion Space as being in the condition required under the Amendment.

2. The “Expansion Space Commencement Date” for all purposes of the Amendment is             , 200    .

3. The initial Lease Term with respect to the Original Leased Premises and Expansion Space shall expire on             , 20    .

4. An Additional Deposit was received from Tenant by Landlord in the amount of $16,446.50.

5. [Other provisions, if applicable.]

EXHIBIT E

Visitor Spaces

SECOND AMENDMENT OF LEASE AGREEMENT

THIS SECOND AMENDMENT OF LEASE AGREEMENT (this “Amendment’) is made this 1 day of October, 2004, by and between MTWE LOT 3 LLC, a Maryland limited liability company (“Landlord”), and SAFENET, INC., a Delaware corporation (“Tenant”).

Explanatory Statement

A. Waters Edge Corporate Campus LLC, a Maryland limited liability company (“WECC”), and Tenant entered into an Agreement of Lease dated June 25, 2003 (the “Original Lease”), whereby Tenant leased from Landlord (i) that portion of the third (3rd) and fourth (4th) floors containing, in the aggregate, thirty-two thousand thirty-one (32,031) rentable square feet (“Premises A”), and (ii) that portion of the fourth (4th) floor containing eight thousand three hundred forty-one (8,341) rentable square feet (“Premises B”; Premises A and Premises B, with a combined rentable area of forty thousand three hundred seventy-two (40,372) rentable square feet, are hereinafter referred to collectively as, the “Original Leased Premises”) in the building known as Building 1 (the “Building”), a four-story office building located at 4690 Millennium Drive, Belcamp, Harford County, Maryland.

B. Landlord subsequently succeeded to all of WECC’s right, title, and interest under the Lease.

C. Landlord and Tenant subsequently entered into a First Amendment of Lease dated May 3, 2004 (the “First Amendment”), pursuant to which, among other things, (i) the Original Leased Premises were expanded to include an additional eight thousand two hundred thirty-seven (8,237) rentable square feet on the first (1st) floor of the Building (referred to in the First Amendment as “Premises C”) and an additional five thousand eighty (5,080) rentable square feet on the second (2nd) floor of the Building (referred to in the First Amendment as “Premises B”) (collectively, the “First Expansion Space”), and (ii) certain other matters respecting the Original Leased Premises and the Original Lease were modified, all on the terms and conditions more fully set forth therein.

D. The Original Lease, as amended by the First Amendment, is hereinafter referred to as, the “Lease”.

E. Landlord and Tenant now desire to expand the area leased by Tenant, and to further amend the terms of the Lease as set forth below.

F. Unless otherwise defined herein or unless the context requires a contrary meaning, all capitalized terms in this Amendment shall have the meanings ascribed to them in the Lease.

NOW, THEREFORE, in consideration of the Explanatory Statement, which is deemed a substantive part of this Amendment, the covenants of the parties herein and in the Lease and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Second Expansion Space. From and after the Second Expansion Space Commencement Date, as hereinafter defined, Landlord hereby agrees to and shall lease unto Tenant and Tenant hereby agrees to and shall rent from Landlord, for the balance of the Lease Term, in addition to the Leased Premises, that portion of the Building containing seven thousand seven hundred twenty-five (7,725) rentable square feet on the first (1st) floor of the Building (hereinafter sometimes referred to as either “Premises E” or the “Second Expansion Space”), as outlined in red on Exhibit “A” attached hereto and incorporated herein.

2. Condition of Second Expansion Space. Landlord shall deliver the Second Expansion Space to Tenant on the Second Expansion Space Commencement Date in “AS-IS” condition.

3. Second Expansion Space Commencement Date. The “Second Expansion Space Commencement Date” shall be the date on which Landlord delivers possession of the Second Expansion Space to Tenant. It is anticipated by the parties that the “Second Expansion Space Commencement Date” shall occur on or about the same date as the Exchange Closing Date, defined below. In the event that the Second Expansion Space Commencement Date fails to occur on the Exchange Closing Date for any reason, then this Amendment shall nevertheless continue in full force and effect, and Tenant shall have no right to rescind, cancel or terminate the same if possession is given within ninety (90) days thereafter (which period shall be extended for delays resulting from matters beyond Landlord’s reasonable control). In the event that Landlord is unable to deliver the Second Expansion Space to Tenant on the Exchange Closing Date, or within such additional 90-day period, Tenant agrees that in no event shall Landlord be liable for damages, if any, sustained by Tenant as a result of Landlord’s failure to deliver possession by such date. On the Second Expansion Space Commencement Date or such later date as Landlord may request, Tenant shall promptly enter into a supplementary written agreement (the “Second Expansion Space Commencement Agreement”), in substantially the form attached as Exhibit “B”, thereby specifying the date as of which the Second Expansion Space Commencement Date occurs.

4. Leased Premises. From and after the Second Expansion Space Commencement Date, all references to the square footage of the Leased Premises set forth in the Lease shall be deleted and in place thereof shall be inserted the number of sixty-one thousand four hundred fourteen (61, 414), so that the Leased Premises shall comprise the Original Leased Premises, the First Expansion Space, and the Second Expansion Space.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

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5. Basic Annual Rent.

(a) From and after the date hereof, the Lease shall be amended as follows:

(i) The rent chart set forth in subsection 5(a) of the First Amendment shall be deleted in its entirety and replaced by the following new rent chart:

Lease Year (or portion thereof)	Basic Annual Rent	Monthly Installment	Per Square Foot	Square Footage
Expansion Space Commencement Date – Exchange Closing Date	$416,403.00	$34,700.25	$13.00	32,031
Date immediately succeeding the Exchange Closing Date – 12/31/05	$540,581.08	$45,048.42	$13.39	40,372
1/1/06 – 12/31/06	$556,729.88	$46,394.16	$13.79	40,372
1/1/07 – 12/31/07	$573,282.40	$47,773.53	$14.20	40,372
1/1/08 – 12/31/08	$590,642.36	$49,220.20	$14.63	40,372
1/1/09 – 12/31/09	$608,406.04	$50,700.50	$15.07	40,372
1/1/10 – 12/31/10	$626,573.44	$52,241.45	$15.52	40,372
1/1/11 – 12/31/11	$645,548.28	$53,795.69	$15.99	40,372
1/1/12 – 12/31/12	$664,926.84	$55,410.57	$16.47	40,372
1/1/13 – 12/31/13	$684,709.12	$57,059.09	$16.96	40,372

(ii) The chart set forth is Section 8 of the First Amendment, summarizing the various payments and monthly installments of Basic Annual Rent and additional rent due under the Lease as of the Expansion Space Rent Commencement Date, shall be deleted in its entirety and replaced by the following new chart:

	Monthly Installments	Per Square Foot	Square Footage
Basic Annual Rent with respect to the Original Leased Premises (provided the Exchange Closing Date has not yet occurred)	$34,700.25	$13.00	32,031
Basic Annual Rent with respect to the Expansion Space	$16,446.50	$14.82	13,317
Building Expenses (estimated)	$20,759.75	$4.64	53,689
Taxes (estimated)	$1,297.48	$0.29	53,689
TOTAL	$73,203.98

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(b) Commencing on the Second Expansion Space Commencement Date, in addition to the Basic Annual Rent to be paid by Tenant with respect to the Original Leased Premises and First Expansion Space, Tenant shall pay Basic Annual Rent, with respect to the Second Expansion Space, in accordance with the schedule set forth below:

Lease Year (or portion thereof)	Basic Annual Rent	Monthly Installment	Per Square Foot	Square Footage
Second Expansion Space Commencement Date – 12/31/05	$114,484.50	$9,540.38	$14.82	7,725
1/1/06 – 12/31/06	$114,484.50	$9,540.38	$14.82	7,725
1/1/07 – 12/31/07	$114,484.50	$9,540.38	$14.82	7,725
1/1/08 – 12/31/08	$114,484.50	$9,540.38	$14.82	7,725
1/1/09 – 12/31/09	$117,960.75	$9,830.06	$15.27	7,725
1/1/10 – 12/31/10	$121,514.25	$10,126.89	$15.73	7,725
1/1/11 – 12/31/11	$125,145.00	$10,428.75	$16.20	7,725
1/1/12 – 12/31/12	$128,930.25	$10,744.19	$16.69	7,725
1/1/13 – 12/31/13	$132,792.75	$11,066.06	$17.19	7,725

Basic Annual Rent with respect to the Second Expansion Space shall be payable in equal monthly installments as set forth above, without any deductions or set-off’s, and without demand, in advance on the first (1st) day of each and every month for which payment is due (e.g., April’s rent is due on or before April 1) and otherwise in the manner set forth in the Lease (except that no free rent shall apply to the Second Expansion Space).

6. Rent Adjustments. From and after the Second Expansion Space Commencement Date, the Lease shall be amended as follows:

(a) Section 5.1.( b) shall be deleted in its entirety and replaced by the following new Section 5.l.(b):

(b) “Rentable Area of Premises A” shall be deemed to be thirty-two thousand thirty-one (32,031) square feet. “Rentable Area of Premises B” shall be deemed to be eight thousand three hundred forty-one (8,341) square feet. “Rentable Area of Premises C” shall be deemed to be eight thousand two hundred thirty-seven (8,237) square feet. “Rentable Area of Premises D” shall be deemed to be five thousand eighty (5,080) square feet. “Rentable Area of Premises F” shall be deemed to be thousand seven hundred twenty-five (7,725) square feet square feet. Accordingly, the “Rentable Area of the Leased Premises” shall be deemed to be sixty-one thousand four hundred fourteen (61,414) square feet. Thus, for purposes of various adjustments hereinafter referred to, Tenant’s pro rata portion shall be seventy-six and ninety-four hundredths percent (76.94%) (61,414/79,825) (“Tenant’s Portion”).

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(b) From and after the Second Expansion Space Commencement Date, in lieu of the amounts set forth in subsections 5.2(a) and 5.2(b), Tenant shall pay to Landlord, as Additional Rent:

(i) Twenty-Three Thousand Seven Hundred Forty-Six Dollars and Seventy-Five Cents ($23,746.75) per month as one-twelfth of Tenant’s Portion of estimated Building Expenses (calculated on the basis of $4.64 multiplied by 61,414 square feet); and

(ii) One Thousand Four Hundred Eighty-Four Dollars and Seventeen Cents ($1,484.17) per month as one-twelfth of Tenant’s Portion of estimated Taxes (calculated on the basis of $0.29 multiplied by 61,414 square feet).

7. Summary. The following is a list of the various payments and monthly installments of Basic Annual Rent and additional rent due under the Lease as of the Second Expansion Space Rent Commencement Date with respect to the entire Leased Premises. Some of these amounts will change during the Lease Term.

	Monthly Installments	Per Square Foot	Square Footage
Basic Annual Rent with respect to the Original Leased Premises (provided the Exchange Closing Date has occurred)	$45,048.42	$13.39	40,372 (Premises A&B)
Basic Annual Rent with respect to the First Expansion Space	$16,446.50	$14.82	13,317 (Premises C&D)
Basic Annual Rent with respect to the Second Expansion Space	$9,540.38	$14.82	7,725 (Premises E)
Building Expenses (estimated)	$23,746.75	$4.64	61,414
Taxes (estimated)	$1,484.17	$0.29	61,414
TOTAL	$96,266.22

9. Security Deposit. Tenant, contemporaneously with Tenant’s execution of this Amendment, shall deposit with Landlord the sum of Nine Thousand Five Hundred Forty Dollars and Thirty-Eight Cents ($9,540.38), to be held by Landlord as an additional security deposit (the “Second Additional Deposit”) together with, and as a part of, the Deposit, so that the total Deposit held by Landlord under the Lease shall be $72,381.04. Landlord’s receipt of the Second Additional Deposit shall be confirmed by Landlord in the Second Expansion Space Commencement Agreement, and the Second Additional Deposit shall not be deemed to have been paid by Tenant unless and until Landlord’s receipt thereof is so confirmed.

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10. Additional Rent Adjustment.

(a) The parties acknowledge that Landlord, at Tenant’s request, in order to accommodate Tenant’s expansion needs within the Building, is in the process of acquiring the real property known as Condominium Unit 100 in the Building (in which Premises C and E are located) from 1020 Cromwell III, L.L.C. (“Cromwell”). The parties further acknowledge that as a direct result of such acquisition, Landlord will incur substantial costs, of which Tenant has agreed to reimburse Landlord the amount of Six Hundred Twenty Thousand Dollars ($620,000.00) through the payment of additional rent.

(b) Accordingly, Landlord and Tenant hereby agree that Tenant, in consideration of Landlord’s acquisition of said Unit 100, shall reimburse Landlord for said $620,000.00 (the “Reimbursement Amount”) in additional costs. Such reimbursement shall be made by Tenant to Landlord in consecutive equal monthly installments, in an amount equal to the quotient of (i) $620,000.00, divided by (ii) the number of full calendar months remaining in the Lease Term as of the Exchange Closing Date (e.g., if 100 months remain as of the Exchange Closing Date, the monthly payment amount shall be $6,200.00). Such monthly installments shall be deemed Additional Rent, and shall be due and payable to Landlord commencing on the first (1st) day of the first (1st) full calendar month following the Exchange Closing Date and thereafter, on the first day of each and every month for the balance of the Lease Term, which amounts shall be paid to Landlord at the same time and in the same manner as monthly installments of Basic Annual Rent. If the Lease is terminated for any reason prior to the expiration of the Lease Term, then any unpaid balance of the Reimbursement Amount shall be immediately due and payable by Tenant to Landlord.

11. Future Rent Reduction.

(a) Landlord anticipates that the State of Maryland (the “State”) and/or Harford County, Maryland (the “County”) (or certain agencies thereof) will provide Landlord with a grant (the “Grant”), of up to One Hundred Fifty Thousand Dollars ($150,000.00), in consideration of, among other things, certain improvements made, or to be made, by Landlord, or its affiliate, to U.S. Route 40.

(b) Landlord hereby agrees that upon Landlord’s receipt from the State and/or County of the Grant, the monthly installments of Basic Annual Rent to be paid by Tenant pursuant to Section 5 of the Lease shall, from and after the later of (x) the Exchange Closing Date, or (y) the date of the Grant, be reduced (the “Reduction”) by the quotient of (i) $150,000, divided by (ii) the number of full calendar months remaining in the Lease Term as of the Exchange Closing Date (or date of the Grant, if later) (e.g., if the Grant is $150,000, and 100 months remain in the Lease Term, the Reduction shall be $1,500 per month). Promptly upon Landlord’s receipt of the Grant, Landlord shall notify Tenant, and the parties shall enter into a supplementary agreement setting forth Tenant’s Basic Annual Rent for the remainder of the Lease Term after application of the Reduction.

(c) Landlord hereby agrees that it will use its reasonable efforts to obtain the Grant.

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12. Acknowledgement of Sublease.

(a) Section 18 of the First Amendment is hereby deleted in its entirety.

(b) Tenant hereby acknowledges that both Premises C and Premises E are currently owned by Cromwell, and that Landlord intends to obtain possession of Premises C, prior to the Exchange Closing Date, pursuant to a lease agreement (the “Premises C Lease”) to be entered into by and between Cromwell, as landlord, and Landlord, as tenant, so that Landlord’s lease of Premises C to Tenant prior to the Exchange Closing Date is in fact a sublease. Tenant and Landlord further acknowledge that Landlord and Cromwell are in the process of effectuating a transaction (the “Exchange”) whereby, among other things, Premises C and Premises E are to acquired by Landlord from Cromwell. Landlord represents to Tenant that Landlord intends to complete such Exchange, subject, however, to Landlord’s and Cromwell’s agreement upon the terms of, and entering into, a definitive agreement (the “Exchange Agreement”) regarding the terms of the Exchange. The date on which the Exchange shall close (the “Exchange Closing Date”) is anticipated by Landlord to be on or about February 28, 2005.

(c) Tenant and Landlord hereby agree that (i) with respect to Premises C, the Lease is subject in all respects to the Premises C Lease, and (ii) in the event that the Exchange is not consummated on or before April 30, 2005, Tenant’s sublease of Premises C from Landlord shall automatically, without further action on the part of any party, be deemed a direct lease between Cromwell, as landlord, and Tenant, as tenant, upon the terms and conditions set forth in the Lease, as amended by this Amendment, as the same may be applicable to Premises C; provided, however, that in such event Tenant shall promptly execute such further appropriate document(s) as Cromwell and/or Landlord may require in order to effectuate the intent of this Section 12.

(d) Landlord shall use its reasonable efforts to cause Cromwell to (i) execute the Premises C Lease, whereby Cromwell shall agree, in the event the Exchange is not consummated for any reason, to be bound by the terms of the Lease, as amended by this Amendment, and (ii) execute the Exchange Agreement, both on or before June 15, 2004. In the event that Landlord and Cromwell do not execute the Exchange Agreement on or before June 15, 2004, then, provided Tenant is not in default of its obligations hereunder, Tenant shall have the option of canceling this Amendment, at Tenant’s option, either in its entirety or solely as this Amendment relates to Premises C and Premises E, by giving its written notice of cancellation to Landlord within five (5) business days after June 15, 2004, in which event this Amendment will be cancelled (either in its entirety or solely as this Amendment relates to Premises C and Premises E, as determined by Tenant) as of the date of such written notice, and neither Landlord nor Tenant will have any further liability to the other under this Amendment if cancelled in its

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entirety, or with respect to Premises C and Premises E, if cancelled with respect to Premises C and Premises E only, except that Tenant shall be refunded the Additional Deposit paid by Tenant to Landlord under the First Amendment and the Second Additional Deposit paid by Tenant to Landlord hereunder, or portions thereof attributable to Premises C and Premises E, as the case may be. Tenant agrees that in no event shall Landlord be liable for damages, if any, sustained by Tenant as a result of Landlord’s failure to cause Cromwell to enter into either the Premises C Lease or Exchange Agreement.

(e) Landlord hereby agrees in the event that the Exchange is not consummated on or before April 30, 2005, Landlord shall cooperate with Cromwell and Tenant in all reasonable respects in order to effectuate the intent of this Section 18, including, by way of example, by remitting to Cromwell such portion of the Deposit as may be attributable to Premises C.

13. Authority. Tenant represents and warrants to Landlord that Tenant is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and qualified to transact business and in good standing in the State of Maryland; that the Lease and this Amendment were approved by all necessary parties, were validly executed by all necessary officers of Tenant, and are and remain binding upon and enforceable against Tenant in accordance with their terms.

14. Broker. Tenant represents that Tenant has dealt directly with only Manekin, LLC as the broker in connection with this Amendment and that, insofar as Tenant knows, no other broker negotiated this Amendment or is entitled to any commission in connection with it.

15. Successors and Assigns. The terms, covenants, conditions, and agreements contained in this Amendment shall bind and inure to the benefit of Landlord and Tenant, and their respective successors and permitted assigns.

16. Governing Law. This Amendment is made in the State of Maryland and shall be governed by and construed in all respects in accordance with the laws of the State of Maryland.

17. Effect of Agreement. From and after the date hereof, the Lease shall be amended and in full force and effect in such respects as are set forth in this Amendment, and all other provisions, terms, conditions and riders of and to the Lease shall in all respects remain as set forth in the Lease, in full force and effect, and applicable to the Second Expansion Space.

[SIGNATURES APPEAR ON THE NEXT PAGE]

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IN WITNESS WHEREOF, Landlord and Tenant have respectively signed and sealed this Second Amendment of Lease Agreement as of the day and year first above written.

LANDLORD:

WITNESS/ATTEST:	MTWE LOT 3 LLC

	By:	/s/ R. Colfax Schnorf, Jr.	(SEAL)
Name: R. Colfax Schnorf, Jr.
Authorized Person

TENANT:

WITNESS/ATTEST:	SAFENET, INC.

/s/ Jill Smith	By:	/s/ Anthony A Caputo	(SEAL)
Name: Anthony A Caputo
Title: CEO

[ACKNOWLEDGMENTS APPEAR ON THE NEXT PAGE]

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STATE OF MARYLAND, CITY/COUNTY OF                                         , TO WIT:

I HEREBY CERTIFY that on this              day of                             , 2004, before me, the subscriber, a Notary Public of the State of Maryland, in and for the City/County aforesaid, personally appeared                                                          , who acknowledged herself to be the Authorized Person of MTWE LOT 3 LLC, Landlord, and he acknowledged the foregoing Second Amendment of Lease Agreement to be the act and deed of said limited liability company.

WITNESS my hand and Notarial Seal.

My Commission Expires:

Notary Public

STATE OF MARYLAND, CITY/COUNTY OF                                         , TO WIT:

I HEREBY CERTIFY that on this 15th day of June, 2004, before me, the subscriber, a Notary Public of the State and City/County aforesaid, personally appeared ANTHONY CAPUTO, the CEO of SAFENET, INC., Tenant, and he acknowledged the foregoing Second Amendment of Lease Agreement to be the act and deed of said body corporate.

WITNESS my hand and Notarial Seal.

My Commission Expires: 9/8/04

/s/ Jill Smith
Notary Public

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EXHIBIT A

Second Expansion Space

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EXHIBIT B

Second Expansion Space Commencement Agreement

THIS SECOND EXPANSION SPACE COMMENCEMENT AGREEMENT, made this              day of                     , 2005, by and between MTWE LOT 3 LLC, a Maryland limited liability company, successor-in-interest to Waters Edge Corporate Campus LLC, a Maryland limited liability company (“Landlord”), and SAFENET, INC., Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have entered into that certain Second Amendment of Lease Agreement dated                             , 2004 (the “Amendment”), for certain expansion space located at 4690 Millennium Drive, Belcamp, Harford County, Maryland (the “Expansion Space”); and

WHEREAS, Landlord and Tenant wish to set forth their agreements as to certain matters, all as more particularly set forth below.

NOW, THEREFORE, in consideration of the Leased Premises as described in the Agreement and the covenants set forth therein, Landlord and Tenant agree as follows:

1. The “Second Expansion Space Commencement Date” for all purposes of the Amendment is                     , 200    .

2. A Second Additional Deposit was received from Tenant by Landlord in the amount of $9,540.38.

3. [Other provisions, if applicable.]

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THIRD AMENDMENT OF LEASE AGREEMENT

THIS THIRD AMENDMENT OF LEASE AGREEMENT (this “Amendment”) is made this 28th day of October, 2004, by and between MTWE LOT 3 LLC, a Maryland limited liability company (“Landlord”), and SAFENET, INC., a Delaware corporation (“Tenant”).

Explanatory Statement

A. Waters Edge Corporate Campus LLC, a Maryland limited liability company (“WECC”), and Tenant entered into an Agreement of Lease dated June 25, 2003 (the “Original Lease”), whereby Tenant leased from Landlord (i) that portion of the third (3rd) and fourth (4th) floors containing, in the aggregate, thirty-two thousand thirty-one (32,031) rentable square feet (“Premises A”), and (ii) that portion of the fourth (4th) floor containing eight thousand three hundred forty-one (8,341) rentable square feet (“Premises B”; Premises A and Premises B, with a combined rentable area of forty thousand three hundred seventy-two (40,372) rentable square feet, are hereinafter referred to collectively as, the “Original Leased Premises”) in the building known as Building I (the “Building”), a four-story office building located at 4690 Millennium Drive, Belcamp, Harford County, Maryland.

B. Landlord subsequently succeeded to all of WECC’s right, title, and interest under the Original Lease.

C. Landlord and Tenant subsequently entered into a First Amendment of Lease dated May 3, 2004 (the “First Amendment”), pursuant to which, among other things, (i) the Original Leased Premises were expanded to include an additional eight thousand two hundred thirty-seven (8,237) rentable square feet on the first (1st) floor of the Building (referred to in the First Amendment as “Premises C”) and an additional five thousand eighty (5,080) rentable square feet on the second (2nd) floor of the Building (referred to in the First Amendment as “Premises D”) (collectively, the “First Expansion Space”), and (ii) certain other matters respecting the Original Leased Premises, and the Original Lease were modified, all on the terms and conditions more fully set forth therein.

D. Landlord and Tenant subsequently entered into a Second Amendment of Lease dated October 1, 2004 (the “Second Amendment”), pursuant to which, among other things, (i) the Original Leased Premises, as expanded by the First Expansion Space, was further expanded to include an additional seven thousand seven hundred twenty-five (7,725) rentable square feet on the first (1st) floor of the Building (referred to in the Second Amendment as “Premises E” or the “Second Expansion Space”) and (ii) certain other matters respecting the Original Leased Premises, as expanded by the First Expansion Space, and the Original Lease, as amended by the First Amendment, were modified, all on the terms and conditions more fully set forth therein.

E. The Original Lease, as amended by the First Amendment and the Second Amendment, is hereinafter referred to as, the “Lease”.

F. The Original Leased Premises, as expanded by the First Expansion Space and the Second Expansion Space, is hereinafter referred to as the “Leased Premises”.

G. Landlord and Tenant now desire to further expand the area leased by Tenant, and to further amend the terms of the Lease as set forth below.

H. Unless otherwise defined herein or unless the context requires a contrary meaning, all capitalized terms in this Amendment shall have the meanings ascribed to them in the Lease.

NOW, THEREFORE, in consideration of the Explanatory Statement, which is deemed a substantive part of this Amendment, the covenants of the parties herein and in the Lease and other good and valuable consideration, the receipt and adequacy of which arc hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Third Expansion Space. From and after the Third Expansion Space Commencement Date, as hereinafter defined, Landlord hereby agrees to and shall lease unto Tenant and Tenant hereby agrees to and shall rent from Landlord, for the balance of the Lease Term, in addition to the Leased Premises, that portion of the Building containing one thousand four hundred sixteen (1,416) rentable square feet on the first (1st) floor of the Building (hereinafter sometimes referred to as either “Premises F” or the “Third Expansion Space”), as outlined in red on Exhibit “A” attached hereto and incorporated herein.

2. Construction of Third Expansion Space. Landlord shall cause its contractor, Manekin, LLC, to finish the Third Expansion Space in accordance with plans and specifications (the “Third Expansion Space Plans and Specifications”) to be prepared by the Architect based on the space plan (the “Third Expansion Space Plan”) attached hereto as Exhibit “B-1” and incorporated herein. Within five (5) business days after Tenant’s receipt from Landlord of the draft Third Expansion Space Plans and Specifications, Tenant shall approve the same, or shall provide Landlord with its required revisions. If Tenant requires revisions to the draft Third Expansion Space Plans and Specifications, and such revisions are approved by Landlord, then the Architect shall incorporate such revisions. Upon Landlord’s and Tenant’s approval of the Third Expansion Space Plans and Specifications, the same shall be attached hereto as Exhibit “B-2” and made a part hereof. Landlord will pay up to Twenty-Eight Thousand Three Hundred Twenty Dollars ($28,320.00) ($20.00 p.s.f. of Third Expansion Space) (“Landlord’s Third Expansion Space Contribution”) toward the cost of finishing of the Third Expansion Space. All charges and expenses incurred for work and material respecting the finishing of the Third Expansion Space (including the cost of space planning and architectural fees) which are in excess of Landlord’s Third Expansion Space Contribution (“Tenant’s Third Expansion Space Contribution”) shall be deemed “Additional Rent” and shall be paid by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor. The itemized charges comprising the total cost for work and material respecting the finishing of the Third Expansion Space (including the cost of space planning and architectural fees), and the portions thereof attributable to Landlord’s Third Expansion Space Contribution and Tenant’s Third Expansion Space Contribution (other than those charges payable by Tenant which are attributable to change orders), are set forth on the Charge Sheet (the “Charge Sheet”), which, when prepared by Landlord, shall be attached hereto and incorporated by reference

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herein as Exhibit “C”. All charges and expenses incurred in connection with any change orders from the Third Expansion Space Plans and Specifications will be paid by Tenant upon Landlord’s substantial completion of the work called for by such change order; provided, however, that Landlord shall have the right to refuse to implement any change order that, in Landlord’s opinion, would delay the Third Expansion Space Commencement Date, unless Tenant agrees, at the time it requests the change order, that the Third Expansion Space Commencement Date shall occur on the date Landlord’s work to be performed pursuant to this Section 2 would have been substantially completed had Tenant not made the change order.

3. Third Expansion Space Commencement Date. The “Third Expansion Space Commencement Date” shall be the date on which the work to be performed by Landlord (or its contractor) pursuant to Section 2 above is substantially completed except for items of work and adjustment of equipment and fixtures that can be completed after the Third Expansion Space is occupied without causing substantial interference with Tenant’s use of the Third Expansion Space (i.e., “punchlist” items), as reasonably determined by the Architect using its reasonable independent professional judgment, and all necessary governmental approvals permitting Tenant’s use and occupancy of the Third Expansion Space have been issued. It is anticipated by the parties that the Third Expansion Space Commencement Date shall occur on or about January 15, 2005 (the “Anticipated Third Expansion Space Delivery Date”). In the event that the Third Expansion Space Commencement Date fails to occur on the Anticipated Third Expansion Space Delivery Date, for any reason, then this Amendment shall nevertheless continue in full force and effect, and Tenant shall have no right to rescind, cancel or terminate the same if possession is given within ninety (90) days thereafter (which period shall be extended for delays resulting from matters beyond Landlord’s reasonable control). In the event that Landlord is unable to deliver the Third Expansion Space to Tenant on the Anticipated Third Expansion Space Delivery Date, or within such additional 90-day period, Tenant agrees that in no event shall Landlord be liable for damages, if any, sustained by Tenant as a result of Landlord’s failure to deliver possession by such date. On the Third Expansion Space Commencement Date or such later date as Landlord may request, Tenant shall promptly enter into a supplementary written agreement (the “Third Expansion Space Commencement Agreement”), in substantially the form attached as Exhibit “D”, thereby specifying the date as of which the Third Expansion Space Commencement Date occurs.

The parties acknowledge and agree that the Anticipated Third Expansion Space Delivery Date is based on (a) Tenant meeting each and every of the following deadlines (the “Tenant Deadlines”): (i) execution of this Amendment by November 1, 2004; and (ii) approval of the Third Expansion Space Plans and Specifications by November 20, 2004, and (b) Landlord meeting the following deadline (the “Landlord Deadlines”): (i) delivery of the proposed Third Expansion Space Plans and Specifications to Tenant by November 15, 2004. In the event of Tenant’s failure to meet any of the Tenant Deadlines, the Anticipated Third Expansion Space Delivery Date shall be postponed for the period of the delay. The Anticipated Third Expansion Space Delivery Date shall additionally be postponed for the period of any other delay caused by Tenant, or Tenant’s contractors, agents and/or employees. In the event that the Anticipated Third Expansion Space Delivery Date is so postponed, then, for all purposes of this Amendment, the Anticipated Third Expansion Space Delivery Date shall refer to the Anticipated Third Expansion

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Space Delivery Date, as postponed. In the event that the Third Expansion Space Commencement Date fails to occur by January 15, 2005, due to the failure of Tenant, or its agents, contractors or employees, to meet any of the Tenant Deadlines, or any other delay caused by Tenant, or Tenant’s contractors, agents and/or employees, then, notwithstanding any language in the Lease, as amended by this Amendment, to the contrary, January 1, 2005, shall be deemed to be the Third Expansion Space Commencement Date, but Tenant shall have no right to occupy the Third Expansion Space until Landlord’s work to be performed pursuant to Section 2 above is “substantially completed” as set forth above; provided, however, that if (x) any such failure of Tenant to meet any of the Tenant Deadlines was caused by Landlord’s failure to meet any of the Landlord Deadlines, or (y) if the Third Expansion Space Commencement Date otherwise fails to occur due to any delay caused in part by Tenant, or Tenant’s contractors, agents and/or employees, and in part by Landlord, or Landlord’s contractors, agents and/or employees, then the date of January 15, 2005, shall be postponed for the period of such delay which is attributable solely to delay caused by Landlord, or Landlord’s contractors, agents and/or employees.

4. Leased Premises. From and after the Third Expansion Space Commencement Date, all references to the square footage of the Leased Premises set forth in the Lease shall be deleted and in place thereof shall be inserted the number of sixty-two thousand eight hundred thirty (62,830), so that the Leased Premises shall comprise the Original Leased Premises, the First Expansion Space, the Second Expansion Space, and the Third Expansion Space.

5. Basic Annual Rent. Commencing on the Third Expansion Space Commencement Date, in addition to the Basic Annual Rent to be paid by Tenant with respect to the Original Leased Premises, the First Expansion Space, and the Second Expansion Space, Tenant shall pay Basic Annual Rent, with respect to the Third Expansion Space, in accordance with the schedule set forth below:

Lease Year (or portion thereof)	Basic Annual Rent	Monthly Installment	Per Square Foot	Square Footage
Third Expansion Space Commencement Date – 12/31/05	$20,985.12	$1,748.76	$14.82	1,416
1/1/06 – 12/31/06	$20,985.12	$1,748.76	$14.82	1,416
1/1/07 – 12/31/07	$20,985.12	$1,748.76	$14.82	1,416
1/1/08 – 12/31/08	$20,985.12	$1,748.76	$14.82	1,416
1/1/09 – 12/31/09	$21,622.32	$1,801.86	$15.27	1,416
1/1/10 – 12/31/10	$22,273.68	$1,856.14	$15.73	1,416
1/1/11 – 12/31/11	$22,939.20	$1,911.60	$16.20	1,416
1/1/12 – 12/31/12	$23,633.04	$1,969.42	$16.69	1,416
1/1/13 – 12/31/13	$24,341.04	$2,028.42	$17.19	1,416

Basic Annual Rent with respect to the Third Expansion Space shall be payable in equal monthly installments as set forth above, without any deductions or set-offs, and without demand, in advance on the first (1st) day of each and every month for which payment is due (e.g., April’s rent is due on or before April 1) and otherwise in the manner set forth in the Lease (except that no free rent shall apply to the Third Expansion Space).

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6. Rent Adjustments. From and after the Third Expansion Space Commencement Date, the Lease shall be amended as follows:

(a) Section 5.1.(b) shall be deleted in its entirety and replaced by the following new Section 5.l.(b):

(b) “Rentable Area of Premises A” shall be deemed to be thirty-two thousand thirty-one (32,031) square feet. “Rentable Area of Premises B” shall be deemed to be eight thousand three hundred forty-one (8,341) square feet. “Rentable Area of Premises C” shall be deemed to be eight thousand two hundred thirty-seven (8,237) square feet. “Rentable Area of Premises D” shall be deemed to be five thousand eighty (5,080) square feet. “Rentable Area of Premises E” shall be deemed to be seven thousand seven hundred twenty-five (7,725) square feet. “Rentable Area of Premises F” shall be deemed to be one thousand four hundred sixteen (1,416) square feet. Accordingly, the “Rentable Area of the Leased Premises” shall be deemed to be sixty-two thousand eight hundred thirty (62,830) square feet. Thus, for purposes of the various adjustments hereinafter referred to, Tenant’s pro rata portion shall be seventy-eight and seventy-one hundredths percent (78.71%) (62,830/79,825) (“Tenant’s Portion”).

(b) From and after the Third Expansion Space Commencement Date, in lieu of the amounts set forth in subsections 5.2(a) and 5.2(b), Tenant shall pay to Landlord, as Additional Rent:

(i) Twenty-Four Thousand Two Hundred Ninety-Four Dollars and Twenty-Seven Cents ($24,294.27) per month as one-twelfth of Tenant’s Portion of estimated Building Expenses (calculated on the basis of $4.64 multiplied by 62,830 square feet); and

(ii) One Thousand Five Hundred Eighteen Dollars and Thirty-Nine Cents ($1,518.39) per month as one-twelfth of Tenant’s Portion of estimated Taxes (calculated on the basis of $0.29 multiplied by 62,830 square feet).

7. Summary. The following is a list of the various payments and monthly installments of Basic Annual Rent and additional rent due under the Lease as of the Third Expansion Space Rent Commencement Date with respect to the entire Leased Premises. Some of these amounts will change during the Lease Term.

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	Monthly Installments	Per Square Foot	Square Footage
Basic Annual Rent with respect to the Original Leased Premises (provided the Exchange Closing Date has occurred)	$45,048.42	$13.39	40,372 (Premises A&B)
Basic Annual Rent with respect to the First Expansion Space	$16,446.50	$14.82	13,317 (Premises C&D)
Basic Annual Rent with respect to the Second Expansion Space	$9,540.38	$14.82	7,725 (Premises E)
Basic Annual Rent with respect to the Third Expansion Space	$1,748.76	$14.82	1,416 (Premises F)
Building Expenses (estimated)	$24,294.27	$4.64	62,830
Taxes (estimated)	$1,518.39	$0.29	62,830
TOTAL	$98,596.72

9. Security Deposit. Tenant, contemporaneously with Tenant’s execution of this Amendment, shall deposit with Landlord the sum of One Thousand Seven Hundred Forty-Eight Dollars and Seventy-Six Cents ($1,748.76), to be held by Landlord as an additional security deposit (the “Third Additional Deposit”) together with, and as a part of, the Deposit, so that the total Deposit held by Landlord under the Lease shall be $74,129.80. Landlord’s receipt of the Third Additional Deposit shall be confirmed by Landlord in the Third Expansion Space Commencement Agreement, and the Third Additional Deposit shall not be deemed to have been paid by Tenant unless and until Landlord’s receipt thereof is so confirmed.

10. Acknowledgement of Sublease.

(a) Tenant hereby acknowledges that Premises F is currently owned by Cromwell, and that Landlord intends to obtain possession of Premises F, prior to Third Expansion Space Commencement Date, pursuant to an amendment to the Premises C Lease, so that Landlord’s lease of Premises F to Tenant prior to the Exchange Closing Date is in fact a sublease.

(b) Tenant and Landlord hereby agree that (i) with respect to Premises F, the Lease is subject in all respects to the Premises F Lease, and (ii) in the event that the Exchange is not consummated on or before April 30, 2005, Tenant’s sublease of Premises F from Landlord shall automatically, without further action on the part of any party, be deemed a direct lease between Cromwell, as landlord, and Tenant, as tenant, upon the terms and conditions set forth in the Lease, as amended by this Amendment, as the same may be applicable to Premises F; provided, however, that in such event Tenant shall promptly execute such further appropriate document(s) as Cromwell and/or Landlord may require in order to effectuate the intent of this Section 10.

(c) Landlord shall use its reasonable efforts to cause Cromwell to execute the aforementioned amendment to the Premises C Lease. In the event that Landlord and Cromwell do not execute such amendment on or before January 1, 2005, then, provided Tenant is not in default of its obligations hereunder, Tenant shall have the option of canceling this Amendment

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by giving its written notice of cancellation to Landlord within five (5) business days after January 1, 2005, in which event this Amendment will be cancelled as of the date of such written notice, and neither Landlord nor Tenant will have any further liability to the other under this Amendment, except that Tenant shall be refunded the Third Additional Deposit paid by Tenant to Landlord hereunder. Tenant agrees that in no event shall Landlord be liable for damages, if any, sustained by Tenant as a result of Landlord’s failure to cause Cromwell to enter into such amendment to the Premises C Lease.

(d) Landlord hereby agrees in the event that the Exchange is not consummated on or before April 30, 2005, Landlord shall cooperate with Cromwell and Tenant in all reasonable respects in order to effectuate the intent of this Section 10, including, by way of example, by remitting to Cromwell such portion of the Deposit as may be attributable to Premises F.

11. Authority. Tenant represents and warrants to Landlord that Tenant is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and qualified to transact business and in good standing in the State of Maryland; that the Lease and this Amendment were approved by all necessary parties, were validly executed by all necessary officers of Tenant, and are and remain binding upon and enforceable against Tenant in accordance with their terms.

12. Broker. Tenant represents that Tenant has dealt directly with only Manekin, LLC as the broker in connection with this Amendment and that, insofar as Tenant knows, no other broker negotiated this Amendment or is entitled to any commission in connection with it.

13. Successors and Assigns. The terms, covenants, conditions, and agreements contained in this Amendment shall bind and inure to the benefit of Landlord and Tenant, and their respective successors and permitted assigns.

14. Governing Law. This Amendment is made in the State of Maryland and shall be governed by and construed in all respects in accordance with the laws of the State of Maryland.

15. Effect of Agreement. From and after the date hereof, the Lease shall be amended and in full force and effect in such respects as are set forth in this Amendment, and all other provisions, terms, conditions and riders of and to the Lease shall in all respects remain as set forth in the Lease, in full force and effect, and applicable to the Third Expansion Space.

16. Miscellaneous. From and after the date hereof, Section 24(c) of the Lease shall be deleted in its entirety.

[SIGNATURES APPEAR ON THE NEXT PAGE]

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IN WITNESS WHEREOF, Landlord and Tenant have respectively signed and sealed this Third Amendment of Lease Agreement as of the day and year first above written.

LANDLORD:

WITNESS/ATTEST:	MTWE LOT 3 LLC

/s/ [Illegible]	By:	/s/ R. Colfax Schorf, Jr.	(SEAL)
		Name:	R. Colfax Schorf, Jr.
Authorized Person

TENANT:

WITNESS/ATTEST:	SAFENET, INC.

	By:	/s/ ANTHONY CAPUTO	(SEAL)
		Name:	ANTHONY CAPUTO
		Title:	CEO

[ACKNOWLEDGEMENTS APPEAR ON THE NEXT PAGE]

8

STATE OF MARYLAND, CITY/COUNTY OF Baltimore, TO WIT:

I HEREBY CERTIFY that on this 9th day of November, 2004, before me, the subscriber, a Notary Public of the State of Maryland, in and for the City/County aforesaid, personally appeared R. Colfax Schorf, Jr., who acknowledged herself to be the Authorized Person of MTWE LOT 3 LLC, Landlord, and he acknowledged the foregoing Third Amendment of Lease Agreement to be the act and deed of said limited liability company.

WITNESS my hand and Notarial Seal.

My Commission Expires:

/s/ M. P. Grimmel
Notary Public

STATE OF MARYLAND, CITY/COUNTY OF BALTIMORE, TO WIT:

I HEREBY CERTIFY that on this 1st day of November, 2004, before me, the subscriber, a Notary Public of the State and City/County aforesaid, personally appeared ANTHONY CAPUTO, the CEO of SAFENET, INC., Tenant, and he acknowledged the foregoing Third Amendment of Lease Agreement to be the act and deed of said body corporate.

WITNESS my hand and Notarial Seal.

My Commission Expires: 9/1/08

/s/ Jill Smith
Notary Public

9

EXHIBIT A

Third Expansion Space

10

EXHIBIT B-1

Space Plan for Third Expansion Space

11

EXHIBIT B-2

Plans and Specifications for Third Expansion Space

12

EXHIBIT C

Charge Sheet

13

EXHIBIT D

Third Expansion Space Commencement Agreement

THIS THIRD EXPANSION SPACE COMMENCEMENT AGREEMENT, made this          day of                     , 2005, by and between MTWE LOT 3 LLC, a Maryland limited liability company, successor-in-interest to Waters Edge Corporate Campus LLC, a Maryland limited liability company (“Landlord”), and SAFENET, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant have entered into that certain Third Amendment of Lease Agreement dated                     , 2004 (the “Amendment”), for certain expansion space located at 4690 Millennium Drive, Belcamp, Harford County, Maryland (the “Expansion Space”); and

WHEREAS, Landlord and Tenant wish to set forth their agreements as to certain matters, all as more particularly set forth below.

NOW, THEREFORE, in consideration of the Leased Premises as described in the Agreement and the covenants set forth therein, Landlord and Tenant agree as follows:

1. The “Third Expansion Space Commencement Date” for all purposes of the Amendment is                     , 200  .

2. A Third Additional Deposit was received from Tenant by Landlord in the amount of $1,748.76.

3. [Other provisions, if applicable.]

14

EXHIBIT XVI

VECTOR EQUITY COMMITMENT LETTER

April 12, 2007

CONFIDENTIAL

To:	Deutsche Bank Trust Company Americas,

as First Lien Administrative Agent on behalf of Lenders

Deutsche Bank Trust Company Americas,

as Second Lien Administrative Agent on behalf of Lenders

Vector Stealth Holdings II, L.L.C.

Re:	Equity Commitment

Ladies and Gentlemen:

Reference is made to (i) that certain First Lien Credit Agreement dated as of April 12, 2007 (the “First Lien Credit Agreement”) by and among Stealth Acquisition Corp., a Delaware corporation (“Merger Sub” and, prior to the Merger, “Company”), to be merged with and into SafeNet, Inc., a Delaware corporation (prior to the Merger, “Target” and, after the Merger, “Company”), Vector Stealth Holdings II, L.L.C., a Delaware limited liability company (“Holdings”), the lenders party thereto (“Lenders”), and Deutsche Bank Trust Company Americas, as administrative agent for Lenders (in such capacity, “ First Lien Administrative Agent”), and (ii) that certain Second Lien Credit Agreement dated as of April 12, 2007 (the “Second Lien Credit Agreement” and, together with the First Lien Credit Agreement, the Credit Agreements) by and among Company, Holdings, Lenders, and Deutsche Bank Trust Company Americas, as administrative agent for Lenders (in such capacity, “Second Lien Administrative Agent” and, together with First Lien Administrative Agent, “Administrative Agents”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Credit Agreements. It is a condition precedent to the Credit Agreements that Vector Capital (“Sponsor”) execute and deliver to each Administrative Agent an agreement pursuant to which Sponsor shall be required from time to time to make certain cash common equity contributions to Holdings in exchange for equity securities of Holdings (which Holdings shall in turn contribute to Company as a cash contribution to capital).

This letter confirms the commitment of the undersigned to make cash common equity contributions to Holdings in exchange for equity securities of Holdings (which Holdings shall in turn contribute to Company as a Specific Equity Issuance or Specified Equity Issuances) in an amount (not to exceed $25.0 million in the aggregate) equal to (x) the amount of any uninsured liabilities paid or payable by Company after the Closing Date in respect of any litigation or investigation relating to the treatment of options issued by Target or any restatement of Target’s financial statements in connection therewith, to the extent such uninsured liabilities exceed $10.0 million in the aggregate and after giving effect to the payment of such liabilities Company has (or would have) less than $25.0 million of cash on hand less (y) the aggregate amount of any equity contributions previously made pursuant to the foregoing clause (x) (and without duplication of the amount of any additional equity contribution made pursuant to the foregoing clause (x)) (the “Commitment”).

XVI-1

April 12, 2007

The undersigned shall not, under any circumstances, be obligated to contribute to Holdings more than the Commitment. The undersigned’s obligation to fund the Commitment is subject to funding the Loans to be made on the Closing Date pursuant to the Credit Agreements.

The undersigned’s obligation to fund the Commitment will terminate automatically and immediately upon the earliest to occur of (a) termination of the Credit Agreements, (b) Administrative Agents agreeing to terminate this letter, (c) the payment in full of any amounts owing pursuant to the Credit Agreements and (d) so long as no new litigation or investigation has been commenced since the settlement, dismissal or other termination of all litigation or investigations relating to the treatment of options issued by Target or any restatement of Target’s financial statements in connection therewith, the first anniversary of the date on which all such litigation or investigations have been settled, dismissed or otherwise terminated.

The undersigned’s obligation to fund the Commitment may not be assigned, except as permitted in this paragraph. The undersigned may assign all or a portion of its obligations to fund the Commitment to the undersigned’s affiliates or affiliated funds; provided, however that, except to the extent otherwise agreed to by Administrative Agents, any such assignment shall not relieve the undersigned of its obligations under this letter.

This letter shall be binding solely on, and inure solely to the benefit of, the undersigned and each Administrative Agent (on behalf of Lenders) and its successors and permitted assigns, and nothing set forth in this letter shall be construed to confer upon or give to any person other than the undersigned and each Administrative Agent (on behalf of Lenders) and its successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause any party to enforce, the Commitment or any provisions of this letter. Notwithstanding anything in this Agreement to the contrary, this letter may only be directly enforced by each Administrative Agent (on behalf of Lenders), and no Lender other than each Administrative Agent (on behalf of Lenders) shall have any right to directly enforce this Agreement against the undersigned. The creditors of any Lender shall have no right to enforce this letter or to cause either Administrative Agent to enforce this letter.

Notwithstanding anything that may be expressed or implied in this letter, each Administrative Agent (on behalf of Lenders), by its acceptance of the benefits of this equity commitment, covenants, agrees and acknowledges that no person other than the undersigned and its successors and permitted assigns shall have any obligation hereunder and that, notwithstanding that the undersigned or any of its successors or permitted assigns may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, agent, affiliate, employee, general or limited partner, member, manager or stockholder of the undersigned or any of its successors or permitted assigns or any former, current or future director, officer, agent, affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director,

April 12, 2007

officer, agent, affiliate, employee, general or limited partner, member, manager or stockholder of the undersigned or any former, current or future director, officer, agent, affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing, as such, for any obligations of the undersigned or any of its successors or permitted assigns under this letter or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligation or their creation.

This letter may be executed in counterparts. THIS LETTER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING TO THIS LETTER, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8 OF THE CREDIT AGREEMENTS;

(IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH PARTY IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI) AGREES THAT THE PROVISIONS OF THIS PARAGRAPH RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

April 12, 2007

The undersigned represents and warrants that: (i) the undersigned has the requisite power, capacity and authority to execute and deliver this letter agreement and to fulfill and perform its obligations hereunder; (ii) this letter agreement has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned enforceable by the addressees against the undersigned in accordance with its terms; (iii) the execution, delivery and performance of this letter agreement by the undersigned has been duly and validly authorized and approved by all necessary corporate, limited partnership or similar action by such party; (iv) the undersigned has available, unrestricted cash (or the unrestricted right (subject only to the giving of any required notices) to obtain from its investors the funds necessary) sufficient to pay and perform in full its obligations under this letter agreement; and (v) all funds necessary for the undersigned to fulfill its obligations under this letter agreement shall be available to the undersigned for so long as this letter agreement shall remain in effect.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

Sincerely,

VECTOR CAPITAL PARTNERS III, L.P.

By:	Vector Capital Partners, III, L.L.C.
Its General Partner

By:	/s/ Alexander R. Slusky
Name:	Alexander R. Slusky
Title:	Managing Member

[Signature page to Equity Commitment Letter]

Accepted and Agreed to as of the date first above written.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as First Lien Administrative Agent

By:	/s/ Evelyn Thierry
	Name:	Evelyn Thierry
	Title:	Vice President

By:	/s/ Omayra Laucella
	Name:	Omayra Laucella
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Second Lien Administrative Agent

By:	/s/ Evelyn Thierry
	Name:	Evelyn Thierry
	Title:	Vice President

By:	/s/ Omayra Laucella
	Name:	Omayra Laucella
	Title:	Vice President

[Signature page to Equity Commitment Letter]

Schedule A – Existing Indebtedness to be Repaid

None.

1
Credit Agreement Schedules

Schedule B – Transaction Costs

Credit Facility Fee	480,000
1st Lien Fee	4,750,000
2nd Lien Fee	2,380,000
Transaction ML Fee	7,930,000
Deutsche Bank Advisory Fee	1,250,000
Credit Suisse Fairness Opinion Fee	1,000,000
Wachtell Fee	4,000,000
Single Trigger Payment	3,000,000
PwC Tax Advisory Fee	110,000
KPMG Advisory Fee	280,000
O’Melveny Fee	1,500,000
Australian Payable	0
D&O Run-off	2,000,000
Vector Reimbursable Expenses	410,000
Vector Fee	12,000,000
Additional Non-Vector Fee	1,000,000
Tender Advisory Fee	500,000
Working Capital Requirements	2,000,000
Additional Advisors Out-of-Pocket Expenses	250,000

Total Delta from Expenses	44,830,000

2
Credit Agreement Schedules

Schedule 2.1 – Loan Commitments

[Deutsche Bank to provide.]

3
Credit Agreement Schedules

Schedule 5.1 – Organizational Chart; Subsidiaries of Company; Inactive Subsidiaries

Organizational Chart:

See attached.

Subsidiaries of Company:

Current Legal Entities Owned	Record Owner	Ownership Interest
SafeNet, Inc.	Vector Stealth Holdings II, L.L.C.	100%
353 Patent LLC	SafeNet, Inc.	100%
SafeNet-Mexico, Inc.	SafeNet, Inc.	100%
MediaSentry, Inc.	SafeNet, Inc.	100%
Mykotronx, Inc.	SafeNet, Inc.	100%
Artemco Acquisition Corporation	SafeNet, Inc.	100%
Pijnenburg Securealink USA, Inc.	Pijnenburg Securealink, Inc.	100%
Pijnenburg Securealink, Inc.	SafeNet, Inc.	100%
RNBO Corporation	SafeNet, Inc.	100%
SafeNet B.V.	Pijnenburg Securealink, Inc.	100%
SFNT Finland Oy	SafeNet B.V.	100%
SafeNet Pte. Ltd.	SafeNet Asia Limited	100%
SafeNet Canada Inc.	SafeNet, Inc.	100%
Seguirdad Informatica SafeNet, S. de RL de CV	SafeNet, Inc. and RNBO Corporation	100%
Cylink International Corporation	SafeNet, Inc.	100%
SafeNet Japan KK	Cylink International Corporation	100%
Rainbow Technologies Limited	SafeNet, Inc.	100%
Rainbow Technologies C.I. L.P.	SafeNet, Inc. and RNBO Corporation	100%
SafeNet Asia Limited	Rainbow Technologies C.I. L.P.	100%
SafeNet Switzerland GmbH	Rainbow Technologies C.I. L.P.	100%
SafeNet Technologies BV	SafeNet Switzerland GmbH	100%
Nihon SafeNet KK	Cylink International Corporation, C.I.	100%
SafeNet Asia Ltd. (Taiwan Branch)	SafeNet Asia Ltd.	100%
SafeNet (BVI) Co., Ltd.	SafeNet Technologies BV	100%
SafeNet China Ltd.	SafeNet Technologies BV	100%
SFNT Technologies GmbH	SafeNet Technologies BV	100%
SafeNet India Ltd.	SafeNet Technologies BV	100%
SafeNet Info Tech Pvt Ltd.	SafeNet Technologies BV	100%
SafeNet Brasil Ltda.	SafeNet Technologies BV	100%
SafeNet Technologies SARL, France	SafeNet Technologies BV	100%
DMDSecure.com BV	SafeNet Technologies BV	100%
SafeNet BVI Ltd. (Taiwan Branch)	SafeNet (BVI) Co., Ltd.	100%
SafeNet Technologies Australia Pty Ltd.	SafeNet Technologies BV	100%
SafeNet Australia Pty Ltd.	SFNT Technologies GmbH	100%
SafeNet Italy Srl	SFNT Technologies GmbH	100%
SafeNet Technologies Switzerland AG	SFNT Technologies GmbH	100%

4
Credit Agreement Schedules

Inactive Subsidiaries

Current Legal Entities Owned	Record Owner	Ownership Interest
Pijnenburg Securealink USA, Inc.	Pijnenburg Securealink, Inc.	100%
Pijnenburg Securealink, Inc.	SafeNet, Inc.	100%

Subsidiaries of Inactive Subsidiaries

Current Legal Entities Owned	Record Owner	Ownership Interest
SafeNet B.V.	Pijnenburg Securealink, Inc.	100%
SFNT Finland Oy	SafeNet B.V.	100%

5
Credit Agreement Schedules

Schedule 5.3 – Financial Condition

Company will not file its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006 or its Annual Report on Form 10-K for the year ended December 31, 2006 until Company’s review of its accounting for stock option grants and certain other items (as disclosed on Forms 8-K dated September 28, 2006 and January 9, 2007) and the investigation by the special committee are complete. Company intends to file its restated and delinquent financial statements on Form 10-K as soon as practicable after the completion of Company’s review and the special committee’s investigation. Company expects to restate its annual and interim financial statements for the fiscal years ended December 31, 2005, December 31, 2004, December 31, 2003, December 31, 2002, December 31, 2001 and December 31, 2000 as well as for the period through March 31, 2006.

Company has concluded that certain option grants made between 2000 and 2005, including grants to directors, officers and employees, were or likely were accounted for using incorrect measurement dates under applicable accounting rules in effect at the time, and that material non-cash stock-based compensation expenses related to these option grants will have to be recorded. As a result, Company, in consultation with Ernst & Young LLP, its independent registered public accounting firm, has determined that Company’s annual and interim financial statements and the related Reports of Independent Registered Public Accounting Firm on these financial statements for the periods from 2000 through March 31, 2006 should no longer be relied upon, and that management’s report and the Report of Independent Registered Public Accounting Firm on Company’s internal controls over financial reporting as of December 31, 2004 and 2005 should no longer be relied upon.

Company is performing a rigorous review of the previously issued financial statements in connection with preparing, reviewing and ultimately certifying restated financial statements. In the course of this review, on January 3, 2007 Company identified additional adjustments to previously issued financial statements for 2004, 2005 and the first quarter of 2006 pertaining to revenue recognition. In certain cases where revenue is deferred, cost of sales may also require adjustment. Company has not yet quantified the impact on pretax earnings of these adjustments.

Company determined that as of December 31, 2005, Company had a material weakness in its internal controls, related to the depth of its finance staffing. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The material weakness pertains to insufficient staffing and technical expertise in Company’s accounting and financial reporting functions. The inadequate level of staffing and technical expertise results in certain accounting processes and controls around the financial statement close and financial reporting processes, the processes for accounting for non-routine transactions and judgmental reserves, as well as certain controls over transaction processing, not being performed correctly, or on a timely basis. As a result of this weakness, material adjustments were identified related to accounting for revenue and costs on certain long-term contracts, restructuring accruals for the exit of operating leases, and the provision for income taxes, as well as various adjustments in other areas that were not as material, either individually or in the aggregate.

6
Credit Agreement Schedules

In addition, Company has not filed the pro forma information on Form 8-K/A called for by Regulation S-X concerning the acquisition of Eracom.

7
Credit Agreement Schedules

Schedule 5.5B – Real Property

Fee interests in real property:

None.

Leasehold interests in real property:

Entity of Record	Common Name and Address	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Purpose/Use
Eracom Technologies USA, Ltd.	1098 Melody Lane, Suite 301, Roseville, CA	Leased	Owens Mortgage Investment Fund	Sales

MediaSentry, Inc.	Headquarters Plaza North, Morristown, NJ	Leased	Nomura / Mort Sec Roc / Jersey Assoc	Sales

SafeNet, Inc.	100 Conifer Hill Drive, Danvers, MA	Leased	Conifer Hill Assoc	Development

SafeNet, Inc.	525 Washington Blvd, Jersey City, NJ	Leased	Newport Tower Co. LLC	Sales

SafeNet, Inc.	1655 North Fort Meyer Drive, Arlington, VA	Leased	Park Place / Lerner	Sales

SafeNet, Inc.	2001 & 2051 Killebrew Drive, Bloomington MN	Subleased	BLN Office Park	Subleased to third party

SafeNet, Inc.	25 Winchester, Warrentown, VA	Leased	G E Borst	Sales

MediaSentry, Inc.	2600 West Olive Avenue, Burbank, CA	Leased	Regent Business	Sales

Mykotronx, Inc.	3033 N 4th Avenue, Phoenix, AZ	Leased	Camelhead Square	Development

MediaSentry, Inc.	3100 Research Blvd, Kettering, OH	Leased	Time Equities	Development

Cylink Corporation	3131-3151 Jay Street, Santa Clara, CA	Sublet	Lincoln / Orchard/Jay	Subleased to third party

Mykotronx, Inc.	357 Van Ness Way 23,30,90, Torrance, CA	Leased	Surf Management	Development / Mykotronx, Inc. Business Activities

Mykotronx, Inc.	357 Van Ness Way 200, Torrance, CA	Leased	Surf Management	Development / Mykotronx, Inc. Business Activities

Mykotronx, Inc.	357 Van Ness Way 140, Torrance, CA	Leased	Surf Management	Development / Mykotronx, Inc. Business Activities

8
Credit Agreement Schedules

Entity of Record	Common Name and Address	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Purpose/Use
Mykotronx, Inc.	359 Van Ness Way 160,180, Torrance, CA	Leased	Surf Management	Development / Mykotronx, Inc. Business Activities

Mykotronx, Inc.	371 Van Ness Way 200, Torrance, CA	Leased	Surf Management	Development / Mykotronx, Inc. Business Activities

Mykotronx, Inc.	385 Van Ness Avenue 100, Torrance, CA	Leased	Surf Management	Development / Mykotronx, Inc. Business Activities

SafeNet, Inc.	4690 Millennium Drive, Belcamp, MD	Leased	Manekin LLC	Headquarter / Development / Operations

SafeNet, Inc.	6 Venture, Orange County, CA	Leased	Spectrum	Order Admin./Customer Support

SafeNet, Inc.	951 Aviation Parkway, Morrisville, NC	Leased	Southport Business Park	Development

Mykotronx, Inc.	9841 Broken Land Parkway, Columbia, MD	Leased	Trammell Crow	Sales

SafeNet, Inc.	999 Corporate Blvd, Lithicum, MD	Leased	A&N	Sales

9
Credit Agreement Schedules

Schedule 5.5C – Intellectual Property

1.	Litigation with L-3: On May 7, 2006, Company and its subsidiary, Mykotronx, Inc. (“Mykotronx”), filed suit against L-3 Communications Corporation (“L-3”) for declaratory judgment in the Circuit Court for Harford County, Maryland. L-3 has alleged in written and oral communications with Company that one or more products marketed and sold by Company or by Mykotronx, including Mykotronx’s DOD, violate exclusive licensing and noncompetition provisions of the Joint Development and Licensing Agreement, dated March 16, 2001 (the “Agreement”) signed by L-3 and Cylink Corporation (“Cylink”). Cylink was acquired by SafeNet in 2003, and subsequently merged into SafeNet. SafeNet’s suit seeks, among other things, a decision by the court that confirms that no exclusive licensing obligations have been violated, that as a matter of contract, obligations undertaken by Cylink do not bind the activities of SafeNet or Mykotronx unrelated to the technology that is the subject of the Agreement, and further that, to the extent any noncompetition provision in the Agreement is interpreted to prohibit competition in any product market generally, such provision is unenforceable under applicable law. L-3 had also filed suit in New York and such case was dismissed on venue grounds; an appeal by L-3 is pending. The Maryland court has taken a motion to dismiss under advisement.

2.	Acacia Technologies Group alleged that Company requires a license under U.S. Patent Nos. 5,537,590 and 5,701,400.

3.	Disputes relating to the Kinetech Patents: including 1) Sony Pictures’ request that Company obtain a license under the Kinetech Patents or acknowledge that the products Company offers to Sony do not infringe the Kinetech Patent, 2) contacts by the Motion Picture Association of America (MPAA) regarding U.S. Patent Nos. 5,978,791, 6,415,280 and 6,928,442 (each owned by Kinetach, Inc.), 3) the Altnet lawsuit in 2004 re: patent infringement of the patents owned by Kinetech, and 4) Altnet’s November 2006 license discussions with the Company.

4.	Macrovision’s claims that Company’s SentinelLM product line (e.g., SentinelLM, versions 7.1, 7.3 and 8) infringes U.S. Patent No. 5,390,297.

5.	Robert Blandford sued the National Security Agency (NSA) claiming that Fortezza cards used by the NSA, which are manufactured by Rainbow Technologies, Inc., infringe claim 14 of U.S. Patent No. 5,189,700.

6.	Aladdin Knowledge Systems Ltd. alleged that Company requires a license under U.S. Patent Nos. 6,554,621, 6,748,541 and 6,763,399.

7.	Loudeye Corp. alleged that MediaSentry requires a license under U.S. Patent No. 6,732,180.

8.	Passlogix, Inc. alleged that Company requires a license under U.S. Patent Nos. 6,327,659 and 6,332,192.

9.	TimeCertain, LLC alleged that Company, due to its acquisition of Eracom Technologies, requires a license under U.S. Patent Nos. 6,792,536, 6,895,507, 6,898,709 and 6,948,069.

10.

Company and Ericsson had limited discussions with regards to Company’s Sentinel RMS product when Company was engaged in development activities with Ericsson as a partner. Company and Ericsson were unable to come to an agreement regarding a technology that was

10
Credit Agreement Schedules

not part of Company’s standard product, and Company has reserved the right to market the technology. There is no claim of infringement here because Company is not using technology in Sentinel RMS and is presently not planning to do so. Both Ericsson and Company have filed patent applications for the technology.

11.	The following trademarks are in dispute:

Mark	Country	Company	Status	Appl. No.
SAFENET, INC. (Opposer/us) v. SAFENET CONSULTING, INC. (Applicant/them) Mark: BLOCK and Design Serial No. 76/123874 Opp No. 91167981	United States	SafeNet, Inc.	Opposition	91167981

RAINBOW TECHNOLOGIES (Plaintiff/us) v. RICHLAND EQUIPMENT, INC. (Applicant/them) Mark: SENTINELL Appln. No. 824767420	Brazil	Rainbow Technologies, Inc.	Opposition	tba

Additionally, there has been correspondence concerning the trademark dispute described above between Company and SafeNet Consulting, Inc. (USPTO Opposition No. 91167981 (SafeNet, Inc. v. SafeNet Consulting, Inc.)/U.S. Application No. 76/123,874).

11
Credit Agreement Schedules

Schedule 5.6 – Litigation

Schedule 5.3 is hereby incorporated by reference.

Schedule 5.5C is hereby incorporated by reference.

(a) Proceedings

Subpoena & Informal Inquiry

On May 18, 2006, Company announced it had received a subpoena from the office of the United States Attorney for the Southern District of New York relating to Company’s granting of stock options and that it had received an informal inquiry from the Securities and Exchange Commission requesting information relating to stock option grants to directors and officers of Company, as well as information relating to certain accounting policies and practices. Company is actively engaged in responding to these requests and is cooperating with both offices.

Company has received notice from a former officer of certain potential indemnification claims under Company’s director and officer liability insurance policy relating to the Securities and Exchange Commission inquiry described above.

Shareholder Litigation

On and after May 23, 2006, individuals claiming to be shareholders of Company filed multiple derivative complaints in the Circuit Court for Harford County, Maryland, against current and former officers and directors of Company, as well as Company as a nominal defendant. The complaints allege, among other things, state law claims for breach of fiduciary duty and unjust enrichment arising from alleged backdating of stock option grants. On and after June 6, 2006, individuals claiming to be shareholders of Company filed multiple derivative complaints in the United States District Court for the District of Maryland and the United States District Court for the Southern District of New York, purportedly on behalf of Company, against the current directors and certain current and former officers of Company, as well as Company as a nominal defendant. The complaints allege, among other things, claims for breach of fiduciary duties and unjust enrichment and claims under Section 304 of the Sarbanes-Oxley Act of 2002 arising from alleged backdating of stock option grants and alleged dissemination of misleading and inaccurate information through public statements, including filings with the Securities and Exchange Commission. The Board of Directors directed a special committee of the board to investigate these allegations. This special committee retained independent counsel and other advisers to assist in the investigation. On March 28, 2007, Company entered into settlement agreements and releases with two of the defendants in the derivative actions, Anthony Caputo and Carole Argo. The settlement agreements will become effective as of the date of approval by the courts presiding over the derivative actions, or, if the approval of such courts is not required, the date on which such approval is no longer required.

12
Credit Agreement Schedules

On and after August 1, 2006, individuals claiming to be shareholders of Company filed multiple securities class actions in the United States District Court for the Southern District of New York against Company and certain of its current and former officers and directors. The complaints allege, among other things, claims arising from alleged dissemination of misleading and inaccurate information through public statements.

The following is a list of the stock option-related litigation:

1.	Golde v. Safenet, Inc., et al., 06 CV 6194 (Southern District of New York), filed August 15, 2006 (securities action).

2.	Police & Fire Retirement System of the City of Detroit v SafeNet, Inc., et al., 06 CV 5797 (SDNY), filed on August 1, 2006 (securities action).

3.	Berger v. Caputo, et al., 06 CV 6115 (SDNY), filed August 11, 2006 (derivative action).

4.	Businger v. Caputo, et al. 1:06-cv-01408-BEL (District of Maryland), filed June 6, 2006 (derivative action).

5.	Drescher v. Caputo, et al. 1:06-cv-01435-BEL (District of Maryland), filed June 8, 2006 (derivative action).

6.	Kessler v. Caputo, et al. 12-C-06-1412 (Circuit Court for Hartford County, Maryland), filed May 30, 2006 (derivative action).

7.	Mackenzie v. Caputo, et al. 12-C-06-1358 (Circuit Court for Hartford County, Maryland), filed May 23, 2006 (derivative action).

In addition, Company has also received a letter from a law firm, allegedly on behalf of an unidentified shareholder, demanding that the Board of Directors recover short swing profits alleged to be made by officers and directors in alleged violations of

Section 16(b) of the Securities Exchange Act of 1934, as amended. The special committee also will investigate these allegations.

Transaction-Related Litigation

Subsequent to the announcement of the Merger Agreement, on March 7, 2007, Globis Capital Partners, LP filed a complaint (the “Globis Complaint”) captioned Globis Capital Partners, LP v. Safenet, Inc. et al., Case No. 2772-N, in the Court of Chancery of the State of Delaware. The Globis Complaint purports to bring claims as a class action on behalf of shareholders of the Company, excluding the defendants and their affiliates, and names as defendants the Company, its directors, Vector Capital, Holdings and Merger Sub. The Globis Complaint alleges that the director defendants breached their fiduciary duties in connection with the Company’s entry into the Merger Agreement, and seeks relief including, among other things, preliminary and permanent injunctions prohibiting consummation of the Tender Offer and the Merger, granting rescissory damages if appropriate, and an accounting for damages and profits.

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Credit Agreement Schedules

On March 14, 2007, the plaintiff in the Globis action filed an amended complaint adding allegations that the Statement contained material omissions and is misleading. Also on March 14, 2007, the plaintiff in the Globis action filed a motion for expedited proceedings. The Court granted the motion for expedited proceedings and entered a scheduling order on March 20, 2007. On April 2, 2007, the Company entered into a memorandum of understanding (“MOU”) settling the action based on certain disclosures by the Company. The settlement is subject to, among other things, court approval. Pursuant to the MOU, counsel for Globis withdrew its motion for preliminary injunction on April 3, 2007.

On March 8, 2007, Joseph Caterello filed a complaint (the “Caterello Complaint”) captioned Joseph Caterello v. Walter W. Straub et al., Case No. 12-C-07-708, in the Circuit Court for Harford County, Maryland. The Caterello Complaint alleges that the plaintiff has brought the action as a class action on behalf of all owners of Shares, and names as defendants the directors of the Company. The Caterello Complaint alleges that the director defendants, among other things, breached their fiduciary duties in connection with the Company’s entry into the Merger Agreement, and seeks relief including, among other things, enjoining the commencement of the Tender Offer and rescission. On March 8, Plaintiff Caterello moved for a temporary restraining order enjoining the defendants from proceeding with the Tender Offer. Plaintiffs’ counsel appeared before the Court and have informed defendants’ counsel that the motion was denied.

On March 12, 2007, the plaintiff in the Caterello action amended his complaint to add additional defendants, including the Company, and to assert derivative causes of action relating to certain stock options granted by the Company in the period from 2000 through 2005. Also on March 12, 2007, the plaintiff in the Caterello action again applied for a temporary restraining order and moved for expedited discovery. On March 13, 2007, the court denied the Caterello plaintiff’s second application for a temporary restraining order.

On March 9, 2007, Charles Miller filed a complaint (the “Miller Complaint”) captioned Charles Miller v. SafeNet, Inc. et al., Case No. 12-C-07-731, in the Circuit Court for Harford County, Maryland. The Miller Complaint alleges that the plaintiff has brought the action as a class action on behalf of all owners of shares, and names as defendants the Company and the directors of the Company. The Miller Complaint alleges that the director defendants, among other things, breached their fiduciary duties in connection with the Company’s entry into the Merger Agreement, and seeks relief including, among other things, enjoining the commencement of the Tender Offer and rescission.

Tax proceedings

Company has not yet determined the Tax consequences, if any, that may result from matters relating to Company’s stock option practices.

On October 12, 2006, Company received a corporate income Tax audit notice from the IRS for the years ending December 31, 2004, and December 31, 2005. This audit is related to Company’s stock option granting practices. Company is cooperating with the IRS in connection with the audit.

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Credit Agreement Schedules

On February 27, 2007, Company extended the Federal statute of limitations for assessing additional Taxes related to FICA and income Tax withholding provisions for the calendar year 2003. In addition, Company will be subject to a payroll Tax audit of the calendar years 2004 and forward. This audit is related to Company’s stock option granting practice. Company is cooperating with the IRS in connection with the audit.

On February 28, 2007, Company notified the IRS pursuant to IRS Notice 2007-18 of its intention to participate in the “Compliance Resolution Program for Employees Other than Corporate Insiders for Additional 2006 Taxes Arising Under IRC Sec 409A due to the Exercise of Stock Rights.”

On February 21, 2006, SafeNet received oral notification of a request to schedule an audit of the sales Tax returns of Rainbow Technologies, Inc. (a former wholly owned subsidiary merged into SafeNet, Inc. on December 31, 2005) for years ending December 31, 2004 and December 31, 2005. The oral notification indicated that SafeNet will receive a letter requesting such audit, anticipated to begin in May 2007.

A subsidiary of Company, SARL SafeNet France, a French company, is currently under an income Tax examination by the French authorities for the calendar years 2002 to 2005. This audit is related to transfer pricing and deductibility of certain severance and redundancy costs paid in 2005. Company is cooperating with the authorities in connection with the audit.

A subsidiary of Company, SFNT Finland Oy, a Finnish company, is currently under an income Tax examination by Finland Tax authorities for the calendar years 2003 and 2004. This audit is primarily related to transfer pricing issues. Company is cooperating with the authorities in connection with the audit.

Other proceedings

Litigation with Liquidating Trustee of Global Crossing Estate: SafeNet has been sued by the Global Crossing Estate Representative, for itself and as the Liquidating Trustee of the Global Crossing Liquidating Trust in the U.S. Bankruptcy Court for the Southern District of New York, Case No. 02-40188 (REG), Adversary Proceeding No. 04-01939. The complaint alleges that Cylink, a former subsidiary of SafeNet, received a preferential payment in the amount of $252,373.00 that is allegedly recoverable pursuant to Section 547 of the Bankruptcy Code. SafeNet denies these allegations. The Estate Representative has filed a motion seeking leave to amend the complaint to add an additional count alleging that the $252,373.00 payment was a fraudulent transfer that is allegedly recoverable pursuant to Section 548 of the Bankruptcy Code. SafeNet has filed an opposition to the motion for leave to amend the complaint and a hearing has been scheduled for February 14, 2007. The Court has not yet entered an order, but the judge has ruled that he will allow the Trustee to file the amended complaint with the addition of the fraudulent transfer count.

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Credit Agreement Schedules

In October 2006, the Australian Government Department of Industry Tourism and Resources (“AusIndustry”) informed SafeNet Australia Pty Ltd (formerly Eracom Technologies Australia Pty Ltd) that it would not grant consent to the change of control in connection with the Company’s Eracom acquisition. The change of control consent was required in connection with agreements between Eracom and AusIndustry concerning two research and development projects: GRA01638 (a security module and intelligent cryptographic adaptor for PCs and associated software and hardware peripherals for high end security of global e-commerce by way of public key infrastructures) and GRA02870 (a system to secure transactions that take place within the network of an organization at an application layer, through complimentary but quite different devices, at the central site and branch level). The AusIndustry Research and Development Board (the “Board”) refused to give consent on the grounds that it had resulted in a material reduction of the agreed national benefits arising from the projects. The Board indicated it was prepared to offer a mutual termination of the GRA01638 and GRA02870 agreements with no further grant payments to be paid, and all grant funds already paid under the GRA02870 agreement, being the sum of $2,737,792, be repaid with interest. The Board reserved all its rights to terminate for breach and require repayment if mutual agreement was not reached. Company will repay the amounts.

Company is in the process of resolving with the Motion Picture Association of America a dispute concerning deliverables under the Forensic Services Agreement Between SafeNet and MPAA dated September 1, 2006. Company believes it can expeditiously cure the alleged breach.

Company is in the process of disputing an invoice with a vendor as described in the letter from SafeNet, Inc. to NASO Technologies Corporation re: Mykotronx P.O. 25648 and 25785; DS-3 Module Chassis Development, dated as of November 28, 2006.

(b) Violations of law

Corporate existence

The following companies are not in good standing:

1. Pijnenberg Securelink, Inc. of Delaware has not paid its corporate Taxes of $90,884.58. The filing of corrected annual reports showing reduced number of shares (from approximately 60M to 1 thousand) or by calculating Taxes on the basis of par value should reduce this amount significantly (i.e., likely by approximately 90%).

2. IRE Secure Solutions, Inc. is dissolved in Delaware but has open foreign corporation tax issues in Massachusetts.

Internal controls and procedures

1.	In June 2005, a lawyer resigned from employment from Company for what she called professional and ethical reasons, relating to the negotiation of a contract. The Audit Committee was notified, and the Audit Committee asked Venable LLP to conduct an investigation. Venable’s investigation did not find any impropriety, and the Audit Committee took no further action.

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2.	In April 2006, two accounting employees made statements to the interim CFO regarding disagreements with accounting conclusions of the prior CFO. The Audit Committee was notified, and the Audit Committee asked Venable LLP to conduct an investigation. Venable’s investigation did not find any impropriety, and the Audit Committee took no further action.

3.	Company is evaluating the impact of matters relating to the Restatement and Related Matters on Company’s internal controls over financial reporting and disclosure controls and procedures. Company expects that there will be a material weakness and significant deficiencies for 2006 relating to the Restatement and Related Matters, including Company’s practices for granting, documenting, recording and measuring stock options, and perhaps relating to other items. In addition, the material weakness in 2005 referred to in paragraph 4, below, is expected to exist in 2006 as well.

4.	Company determined that as of December 31, 2005, Company had a material weakness in its internal controls, related to the depth of its finance staffing. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The material weakness pertains to insufficient staffing and technical expertise in Company’s accounting and financial reporting functions. The inadequate level of staffing and technical expertise results in certain accounting processes and controls around the financial statement close and financial reporting processes, the processes for accounting for non-routine transactions and judgmental reserves, as well as certain controls over transaction processing, not being performed correctly, or on a timely basis. As a result of this weakness, material adjustments were identified related to accounting for revenue and costs on certain long-term contracts, restructuring accruals for the exit of operating leases, and the provision for income taxes, as well as various adjustments in other areas that were not as material, either individually or in the aggregate. These adjustments resulted in the restatement of Company’s previously issued financial statements for the three and six month periods ended June 30, 2005, as well as for the three and nine month periods ended September 30, 2005.

5.	Regarding disclosures to Company’s outside auditors and Company’s audit committee, Company is in the midst of a thorough evaluation of its historical and current accounting practices, internal controls over financial reporting, disclosure controls and procedures, including reviewing the conduct of management and other employees with a significant role in Company’s internal control over financial reporting with respect to the Restatement and Related Matters. That evaluation is not yet complete. Once Company completes that evaluation, Company will share with its outside auditors and audit committee its conclusions and findings as is required by the Sarbanes-Oxley Act.

Compliance with law/permits

The U.S. Department of Labor (Office of Federal Contract Compliance Programs) has planned a compliance review of Company as set forth in the correspondence from the U.S. Department of Labor (Office of Federal Contract Compliance Programs), dated February 12, 2007, regarding a compliance review of SafeNet, Inc. under Executive Order 11246, as amended,

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Credit Agreement Schedules

Section 503 of the Rehabilitation Act of 1973, as amended, and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, 38 U.S.C. 4212, and their implementing regulations at 41 CFR Chapter 60.

Employee benefits plans

An Annual Report (Form 5500 Series) was not filed in 2004 for the Rainbow Technologies, Inc. Stock Option Plan. The plan administrator has been asked to prepare the 2004 Form 5500. The 2004 Form 5500 is also needed for the 2005 Form 5500 to be prepared, audited and filed. Once completed, Company will file the required information pursuant to the delinquent filers program.

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Schedule 5.11E – Multiemployer Plans; Withdrawal Liability

None.

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Credit Agreement Schedules

Schedule 5.19 – Insurance

Coverage	Policy Term	Policy Number	Insurance Carrier
Property	12/15/06 - 12/15/07	TE09002301	St. Paul Fire & Marine Insurance Company

Business Automobile	12/15/06 - 12/15/07	TE09002301	St. Paul Fire & Marine Insurance Company

General Liability	12/15/06 - 12/15/07	TE09002301	St. Paul Fire & Marine Insurance Company

Workers Compensation	12/15/06 - 12/15/07	HACR-UB8466C65- 3-06	Travelers Casualty and Surety Company

Umbrella Liability	12/15/06 - 12/15/07	TE09002301	St. Paul Fire & Marine Insurance Company

Foreign Package	12/15/06 - 12/15/07	TE09002372	St. Paul Fire & Marine Insurance Company

Fiduciary	3/12/07 - 3/12/08	6803-8243	Chubb/Federal

Crime	3/12/07 - 3/12/08	6803-8243	Chubb/Federal

EPLI	3/12/07 - 3/12/08	009669719	AIG/National Union

K&R	3/12/07 - 3/12/08	6803-8244	Chubb/Federal

Technology E&O	12/15/06 - 12/15/07	V15F9H06PNPT	Beazley

Employee Benefit Liability	12/15/06 - 12/15/07	TE09002301	St. Paul Fire & Marine Insurance Company

D&O Primary	3/31/07 - 3/31/08	007133244	AIG/National Union

Excess D&O	3/31/07 - 3/31/08	24-MGU-07-A14276	HCC

Excess D&O	3/31/07 - 3/31/08	007133261	AIG/National Union

Side A DIC	3/31/07 - 3/31/08	ELU097259-07	XL

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Credit Agreement Schedules

Schedule 7.1 – Certain Existing Indebtedness

Intercompany indebtedness:

See attached.

Letters of credit:

L/C No.	L/C Issuer	Expiry Date	Amount	Beneficiary
SVBSFIS1922	Silicon Valley Bank	8/31/2009	$667,623.60	LaSalle Bank, N.A.

Capital leases:

Vendor	Lease Number
Adan Technologies	n/a
Citicorp Leasing, Inc.	019-0185237-000
Citicorp Leasing, Inc.	010-0103970-001
Citicorp Leasing, Inc.	010-0103970-002
Citicorp Leasing, Inc.	010-0103970-003
Citicorp Leasing, Inc.	010-0103970-004
Citicorp Leasing, Inc.	010-0103970-005
Dell Financial Services, Inc.	001-6793761-003
Dell Financial Services, Inc.	001-6793761-004
Dell Financial Services, Inc.	001-6793761-006
Dell Financial Services, Inc.	001-6793761-008
Dell Financial Services, Inc.	001-6793761-009
Dell Financial Services, Inc.	001-6793761-010
Dell Financial Services, Inc.	001-6793761-011
Herman Miller Capital	200120834

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Schedule 7.2 – Certain Existing Liens

Debtor	Jurisdiction	Type of filing found	Secured Party	Collateral	Original File Date	Original File Number	Amdt. File Date	Amdt. File Number
Datakey, Inc.	Minnesota SOS	UCC-1	United Leasing, Inc.	Leased Equipment	02/26/2004	200410733733

MediaSentry, Inc.	Georgia, Barrow County	UCC-1	Citicorp Leasing, Inc.	Leased Equipment	02/09/2005	007-2005-002020

MediaSentry, Inc.	Georgia, Barrow County	UCC-1	Citicorp Leasing, Inc.	Leased Equipment	04/08/2005	007-2005-005343

MediaSentry, Inc.	Georgia, Barrow County	UCC-1	Citicorp Leasing, Inc.	Leased Equipment	05/05/2005	007-2005-006801

MediaSentry, Inc.	Georgia, Barrow County	UCC-1	Citicorp Leasing, Inc.	Leased Equipment	06/09/2005	007-2005-008679

MediaSentry, Inc.	Georgia, Barrow County	UCC-1	Citicorp Leasing, Inc.	Leased Equipment	06/28/2005	007-2005-009647

SafeNet Inc.	Delaware SOS	UCC-1	IOS Capital	Leased Equipment	01/22/2004	40391971

SafeNet Inc.	Delaware SOS	UCC-1	IOS Capital	Leased Equipment	01/22/2004	40392128

SafeNet, Inc.	Delaware SOS	UCC-1	TRS-RenTelco	Leased Equipment	08/16/2004	42334953

SafeNet Inc.	Delaware SOS	UCC-1	IOS Capital	Leased Equipment	02/17/2005	50642224

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Credit Agreement Schedules

Schedule 7.3 – Certain Existing Investments

Eucalyptus Ventures	Limited partnership interest in Israeli venture. As of 12/31/2006, $334,635 of the original investment remains outstanding.

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Credit Agreement Schedules

Schedule 7.8 – Transactions with Affiliates

1.	The Operating Agreement dated as of the Closing Date, between Vector Capital Partners III, L.L.C., Vector Capital III, L.P. and certain other investors.

2.	Employment Agreement between the Company and Walter Straub dated October 17, 2006.

3.	Employment Agreement between the Company and Chris Fedde dated October 17, 2006.

4.	Employment Agreement between the Company and John Frederick dated October 17, 2006 and as amended February 28, 2007.

5.	Employment Agreement between the Company and Prakash Panjwani dated October 17, 2006.

6.	Employment Agreement between the Company and Philip Saunders dated October 17, 2006.

7.	Employment Agreement between the Company and Shelley A. Harrison dated January 1, 2006, as amended, November 16, 2006 and as further amended as of March 4, 2007.

8.	Change-in-Control Agreement between the Company and Kevin Hicks dated June 6, 2006.

9.	Severance Agreement between Mykotronx, Inc. and James Summers dated September 14, 2006.

10.	Severance Agreement between the Company and Andy Solterbeck dated October 27, 2006.

11.	Agreement between Anthony A. Caputo and the Company, dated as of October 17, 2006.

12.	Agreement between Carole Argo and the Company, dated as of October 17, 2006.

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Credit Agreement Schedules